    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 26, 2003


                                                     REGISTRATION NO. 333-103169
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------


                                AMENDMENT NO. 4

                                       TO

                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                     VOLUME SERVICES AMERICA HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)

              DELAWARE                               5812                              13-3870167
          (Jurisdiction of               (Primary Standard Industrial               (I.R.S. Employer
   incorporation or organization)        Classification Code Number)             Identification Number)

                             201 EAST BROAD STREET
                       SPARTANBURG, SOUTH CAROLINA 29306
                                 (864) 598-8600
         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                           JANET L. STEINMAYER, ESQ.
                                GENERAL COUNSEL
                     VOLUME SERVICES AMERICA HOLDINGS, INC.
                            300 FIRST STAMFORD PLACE
                          STAMFORD, CONNECTICUT 06902
                                 (203) 975-5900
               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)
                             ---------------------
                                   COPIES TO:

                 RISE B. NORMAN, ESQ.                                DAVID J. GOLDSCHMIDT, ESQ.
            SIMPSON THACHER & BARTLETT LLP                    SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                 425 LEXINGTON AVENUE                                    FOUR TIMES SQUARE
               NEW YORK, NEW YORK 10017                               NEW YORK, NEW YORK 10036
                    (212) 455-2000                                         (212) 735-3000

                             ---------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the registration statement becomes effective.
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] -------------------------
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] -------------------------
    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] -------------------------
    If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box. [ ]
                             ---------------------
                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------
                                                               PROPOSED MAXIMUM
                   TITLE OF EACH CLASS OF                         AGGREGATE            AMOUNT OF
                SECURITIES TO BE REGISTERED                   OFFERING PRICE(1)     REGISTRATION FEE
------------------------------------------------------------------------------------------------------
Income Deposit Securities (IDSs)(2).........................
------------------------------------------------------------
Shares of Common Stock, par value $0.01 per share(3)........     $275,000,000          $25,300(4)
------------------------------------------------------------
  % Subordinated Notes(5)...................................
------------------------------------------------------------
Subsidiary Guarantees of   % Subordinated Notes(6)..........
------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2) The IDSs represent         shares of the common stock and $        aggregate
    principal amount of   % subordinated notes of Volume Services America
    Holdings, Inc. ("VSAH"). Includes         IDSs subject to the underwriters'
    over-allotment option.
(3) Includes       shares of VSAH's common stock subject to the underwriters'
    over-allotment option.
(4) Previously paid.

(5) Includes $      million aggregate principal amount of VSAH's   %
    subordinated notes subject to the underwriters' over-allotment option and an indeterminate principal amount of notes of the same series as the subordinated notes, which will be received by holders of subordinated notes in the future on one or more occasions in the event of a subsequent issuance of IDSs, upon an automatic exchange of portions of the subordinated notes for identical portions of such additional notes.

(6) Pursuant to Rule 457(n) under the Securities Act of 1933, no separate fee for the guarantees is payable.
                             ---------------------
    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   TABLE OF ADDITIONAL REGISTRANT GUARANTORS


                                     STATE OR OTHER                            ADDRESS INCLUDING ZIP CODE,
     EXACT NAME OF REGISTRANT       JURISDICTION OF                          TELEPHONE NUMBER INCLUDING AREA
      GUARANTOR AS SPECIFIED        INCORPORATION OR     I.R.S. EMPLOYER     CODE, OF REGISTRANT GUARANTOR'S
          IN ITS CHARTER              ORGANIZATION    IDENTIFICATION NUMBER    PRINCIPAL EXECUTIVE OFFICES
     ------------------------       ----------------  ---------------------  -------------------------------
   Events Center Catering, Inc.         Wyoming            57-1007720             201 East Broad Street
                                                                                  Spartanburg, SC 29306
                                                                                     (864) 598-8600
   Service America Concessions          Maryland           06-1182149             201 East Broad Street
           Corporation                                                            Spartanburg, SC 29306
                                                                                     (864) 598-8600
   Service America Corporation          Delaware           13-1939453             201 East Broad Street
                                                                                  Spartanburg, SC 29306
                                                                                     (864) 598-8600
  Service America Corporation of       Wisconsin           39-1655756             201 East Broad Street
            Wisconsin                                                             Spartanburg, SC 29306
                                                                                     (864) 598-8600
  Service America of Texas, Inc.         Texas             76-0261618             201 East Broad Street
                                                                                  Spartanburg, SC 29306
                                                                                     (864) 598-8600
        Servo-Kansas, Inc.               Kansas            06-1238400             201 East Broad Street
                                                                                  Spartanburg, SC 29306
                                                                                     (864) 598-8600
        SVM of Texas, Inc.               Texas             75-1913406             201 East Broad Street
                                                                                  Spartanburg, SC 29306
                                                                                     (864) 598-8600
      Volume Services, Inc.             Delaware           36-2786575             201 East Broad Street
                                                                                  Spartanburg, SC 29306
                                                                                     (864) 598-8600
      Volume Services, Inc.              Kansas            57-0973901             201 East Broad Street
                                                                                  Spartanburg, SC 29306
                                                                                     (864) 598-8600
  Volume Services America, Inc.         Delaware           57-0969174             201 East Broad Street
                                                                                  Spartanburg, SC 29306
                                                                                     (864) 598-8600

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS DECLARED EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                  SUBJECT TO COMPLETION, DATED AUGUST   , 2003


PROSPECTUS

                        INCOME DEPOSIT SECURITIES (IDSs)

                     VOLUME SERVICES AMERICA HOLDINGS, INC.
                             ---------------------
     We are selling           IDSs representing           shares of our common
stock and $          million aggregate principal amount of our
%      subordinated notes. Each IDS initially represents:

     - one share of our common stock; and

     - $          aggregate principal amount of our %      subordinated notes.

     The ratio of common stock to principal amount of subordinated notes represented by an IDS is subject to change in the event of a stock split, recombination or reclassification of our common stock.

     Holders of IDSs will have the right to separate the IDSs into the shares of our common stock and subordinated notes represented thereby at any time after the earlier of 180 days from the date of this prospectus or the occurrence of a change of control. Similarly, any holder of shares of our common stock and subordinated notes may, at any time, combine the applicable number of shares of common stock and principal amount of subordinated notes to form IDSs. Separation of all of the IDSs will occur automatically upon the occurrence of any redemption of the subordinated notes or upon maturity of the subordinated notes.


     Our subordinated notes mature on           , 2013, subject to our right to
extend their maturity for two additional successive five-year terms under specified circumstances. Under specified circumstances, we will be required to defer interest payments on our subordinated notes. Interest payments will not be deferred for more than 24 months in the aggregate or at any time after the
earlier of           , 2008 or the termination of our new credit facility. If we extend the maturity of our notes, under specified circumstances we will also be required to defer interest payments on our notes for not more than 10 months
during each of (i) the extension between           , 2013 and           , 2018,
and (ii) the extension between           , 2018 and           , 2023. Deferred
interest on our subordinated notes will bear interest at an annual rate equal to the stated rate of interest on the notes.


     This is the initial public offering of our IDSs, common stock and subordinated notes. We anticipate that the public offering price will be between
$       and $               per IDS.

     We have applied to list our IDSs on the American Stock Exchange under the trading symbol "CVP" and on the Toronto Stock Exchange under the trading symbol
"       ." We have applied to list our shares of common stock on the Toronto
Stock Exchange under the symbol "CVP." We do not intend to apply to list our shares of common stock on any other exchange or our subordinated notes on any exchange.


     INVESTING IN OUR IDSS, AND THE SHARES OF OUR COMMON STOCK AND SUBORDINATED NOTES REPRESENTED THEREBY, INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 21.


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------

                                                              PER IDS     TOTAL
                                                              --------   --------
Public offering price(1)....................................  $          $
Underwriting discount.......................................  $          $
Proceeds to Volume Services America Holdings, Inc. (before
  expenses).................................................  $          $

---------------

(1) The offering price in Canada is payable in Canadian dollars and is the approximate equivalent of the U.S. dollar offering price based on the noon buying rate on the date of this prospectus as quoted by the Federal Reserve Bank of New York.

     We have granted the underwriters an option to purchase up to additional IDSs to cover over-allotments.

     The underwriters expect to deliver the IDSs in book-entry form only through the facilities of The Depository Trust Company to purchasers on or about
          , 2003.
                             ---------------------
CIBC WORLD MARKETS

          , 2003

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
Summary.....................................................    1
Risk Factors................................................   21
Cautionary Statement Regarding Forward-Looking Statements...   36
Use of Proceeds.............................................   37
Dividend Policy.............................................   38
Capitalization..............................................   39
Dilution....................................................   40
Selected Historical Financial Information...................   41
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   47
Business....................................................   59
Management..................................................   74
Principal Stockholders......................................   83
Related Party Transactions..................................   85
Description of Certain Indebtedness.........................   89
Description of IDSs.........................................   91
Description of Capital Stock................................   95
Description of Subordinated Notes...........................   99
Shares Eligible for Future Sale.............................  138
Material U.S. Federal Income Tax Consequences...............  139
Certain ERISA Considerations................................  148
Underwriting................................................  150
Legal Matters...............................................  153
Experts.....................................................  153
Where You Can Find More Information.........................  153
Index to Consolidated Financial Statements..................  F-1

                                    SUMMARY

     The following is a summary of the principal features of this offering of IDSs and should be read together with the more detailed information and financial data and statements contained elsewhere in this prospectus.


     Throughout this prospectus, we refer to Volume Services America Holdings, Inc., a Delaware corporation, as "VSAH," and, together with its consolidated operations, as "we," "our" and "us," unless otherwise indicated. Any reference to "VSA" refers to our wholly owned subsidiary, Volume Services America, Inc., a Delaware corporation, and its consolidated operations, unless otherwise indicated. We are a holding company and have no direct operations. Our principal asset is the capital stock of VSA which will be pledged to the creditors under the new credit facility, as described more fully below. On February 11, 2003, we announced that we changed our tradename for our operating subsidiaries, Volume Services, Inc. and Service America Corporation, from Volume Services America to Centerplate.


                                  OUR COMPANY

OVERVIEW

     We are a leading provider of food and beverage concessions, catering and merchandise services for sports facilities, convention centers and other entertainment facilities throughout the United States. Based on the number of facilities served, we are one of the largest providers of food and beverage services to a variety of recreational facilities in the United States and are:

     - the second largest provider to National Football League, or NFL, facilities (10 teams);

     - the third largest provider to Major League Baseball, or MLB, facilities (7 teams (6 teams after the completion of the 2003 season));

     - the largest provider to minor league baseball and spring training facilities (27 teams); and

     - one of the largest providers to major convention centers (those with greater than approximately 300,000 square feet of exhibition space) (10 centers).

     We have a large diversified client base. As of December 31, 2002, we served 129 facilities, with an average length of client relationship of over 15 years. Some of our major accounts by client category include:

     - Yankee Stadium in New York City;

     - the Louisiana Superdome, home of the New Orleans Saints;

     - the Seattle Mariners' Safeco Field;

     - the National Trade Centre in Toronto, Canada's largest exhibit hall;

     - the Vancouver Convention & Exhibition Centre; and

     - the Los Angeles Zoo.


     Our contracts are typically long-term and exclusive. From 1999 through 2002, contracts came up for renewal that generated, on average, approximately 14.8% of our net sales for each year. During this period, we retained contracts up for renewal that generated, on average, approximately 85.3% of our net sales for each year, which together with the contracts that did not come up for renewal resulted in us retaining contracts that generated, on average, approximately 97.8% of our net sales for each year.


OUR STRENGTHS

     A Leading Market Position. Based on the number of facilities served, we are one of the largest providers of food and beverage services to a variety of sports facilities and to major convention centers in the United States.


     Diversified Client Base. As of December 31, 2002, we provided services to 66 sports facilities, 31 convention centers and 32 other entertainment facilities, representing approximately 65.9%, 21.8% and 12.3%, respectively, of our net sales for fiscal 2002.

     Exclusive, Long-Term Service Contracts. We typically provide services at our clients' facilities pursuant to long-term contracts that grant us the exclusive right to provide certain food and beverage products and services and, under some contracts, merchandise products and other services within the facility.

     High Quality, Full Service Capabilities. We believe that our expertise in catering and concession sales, coupled with our reputation for high-quality food and beverage products and services, provide a competitive advantage when we bid for contracts.

     Experienced Management Team. We believe that the considerable experience of our senior management and facility general managers in the recreational food service industry, which refers to the portion of the food service industry in which we do business, is of particular value in enabling us to evaluate the risks and benefits associated with potential new contracts, contract structures, product innovations and markets.

STRATEGIC DIRECTION AND GROWTH OPPORTUNITIES

     Our industry position and experience have enabled us to effectively evaluate and select opportunities for growth. Our strategy is to increase net sales with existing clients, obtain new clients and expand into related markets. We intend to accomplish these goals by:

     Further Penetrating the Mid-Size Account Market. We believe that the most promising area of future growth for us is in the mid-size account market -- sporting and other recreational facilities, arenas, civic centers, convention centers and amphitheatres in medium- to small-cities. We believe that we have the opportunity to expand our presence in this market, and we plan to focus our sales efforts there.

     Extending Our Suite and Club-Level Seat Catering Services. We believe that we are capable of providing the quality and service levels that our clients expect for their suites and club-level seats at sports and other entertainment facilities. We are actively seeking to be awarded the suite and club-level service contracts for the facilities at which we provide concession services and for prospective clients.

     Building the Facilities Management Business. We believe that we can offer efficiencies to our clients by providing food and beverage services and facilities management services in the same facility. We intend to build on our experience in facilities management and our expertise in operating and managing food and beverage concession services in order to more effectively bid on new facility management accounts.

     Offering a Variety of Branded Products to Our Clients. We are pursuing a strategy of offering a variety of high-quality, well-recognized branded products to our clients, which involves working with prospective branded food and beverage companies in order to make targeted use of branded products to increase customer sales.

                              NEW CREDIT FACILITY


     Concurrently with the closing of this offering, VSA will enter into a new senior secured credit facility with a syndicate of financial institutions, including CIBC World Markets Corp., as lead arranger and sole bookrunner. In this document, we refer to this credit facility as the "new credit facility." We expect that the new credit facility will be comprised of a revolving credit facility in a total principal amount of up to $50 million and a term facility consisting of senior secured notes in an aggregate principal amount of $ million. We currently expect that the new credit facility will permit us to pay interest and dividends to IDS holders. However, the new credit facility will contain significant restrictions on our ability to make interest and dividend payments to IDS holders and on our subsidiaries' ability to make dividend and interest payments to us. We expect that the revolving credit facility will have a 3-year maturity and the term facility will have a 5-year maturity. See "Description of Certain Indebtedness -- New Credit Facility."


                     TENDER OFFER AND CONSENT SOLICITATION


     Concurrently with this offering, VSA will commence a tender offer and consent solicitation with respect to all of its outstanding 11 1/4% senior
subordinated notes due 2009 for aggregate consideration of $     million. As of
July 1, 2003, $100 million of VSA's senior subordinated notes were outstanding. The closing of this offering is conditioned upon the receipt of the tender and consent of at least a majority in aggregate principal amount of VSA's senior subordinated notes outstanding. Holders of VSA's senior subordinated notes that provide consents are obligated to tender their notes in the offer, and holders of VSA's senior subordinated notes that tender their notes are obligated to provide consents. Upon obtaining the minimum required consents in the tender offer and consent solicitation, VSA and the trustee of the senior subordinated notes will enter into a supplemental indenture that will delete all of the material restrictive covenants contained in the indenture governing the senior subordinated notes. The consummation of the tender offer and consent solicitation is conditioned upon the closing of this offering. The tender offer and consent solicitation will be consummated on the terms described above. VSA will use a portion of the net proceeds from this offering and borrowings under the new credit facility to pay for its senior subordinated notes accepted for purchase in the tender offer and consent solicitation.


                         OUR EXISTING EQUITY INVESTORS


     BCP Volume L.P., BCP Offshore Volume L.P. and VSI Management Direct, L.P., affiliates of The Blackstone Group L.P., which we refer to as "Blackstone" in this prospectus, and Recreational Services L.L.C., an affiliate of General Electric Capital Corporation, which we refer to as "GE Capital" in this prospectus, are the owners of all our outstanding common stock prior to this offering. In this prospectus, we refer to these four owners as the "existing equity investors." As discussed below, our existing equity investors will be
selling      shares of their common stock to us for $          , which we will
purchase with a portion of the proceeds of this offering, or      shares of
their common stock for $          if the over-allotment option is exercised in
full. If the underwriters do not exercise their over-allotment option in full, upon any subsequent sale of common stock by the existing equity investors, we will automatically exchange a portion of the common stock that is sold with the purchasers of such common stock for our subordinated notes at an exchange rate
of $       principal amount of subordinated notes for each share. The effect of this automatic exchange is that subsequent purchasers from our existing equity investors will have the correct components, comprised of the shares of common stock purchased from the sellers and the subordinated notes we issue in the exchange, to represent integral numbers of IDSs. If the underwriters exercise their over-allotment option in full, the existing equity investors will retain no interest in us.


                                USE OF PROCEEDS

     We estimate that we will receive net proceeds from this offering of
approximately $     million after deducting underwriting discounts and
commissions and other estimated offering expenses payable by us. We will use:

     - $     million of net proceeds from this offering and borrowings under the
       new credit facility to repurchase      shares of our common stock from
       the existing equity investors;

     - $     million of net proceeds from this offering to make a capital contribution to VSA. VSA will use those funds and borrowings under the new credit facility to repay all outstanding borrowings under its existing credit facility and purchase VSA's senior subordinated notes that are validly tendered and not withdrawn in the tender offer and consent solicitation;

     - $1 million of net proceeds from this offering to pay certain members of our senior management contingent bonuses described under "Management -- Annual Bonus Plan;" and

     - $1 million of net proceeds from this offering to pay Lawrence E. Honig, our chief executive officer, the payment to which he is entitled under the terms of his employment agreement with us. Mr. Honig will use the after-tax proceeds from this payment to purchase IDSs in this offering in an amount equal to approximately $570,000.

     If the underwriters exercise their over-allotment option in full, we will use all of the net proceeds we receive from the sale of additional IDSs under
the over-allotment option ($     million) to repurchase the existing equity
investors' remaining interest in us.

                   OUR CAPITAL STRUCTURE AFTER THIS OFFERING

     The following chart reflects our capital structure immediately after this offering:

                           (CAPITAL STRUCTURE CHART)


[CORPORATE STRUCTURE CHART SHOWING:



(1) the existing equity investors owning           shares of common stock of
    VSAH, representing a    % ownership interest in VSAH; cross-reference to
    footnote (1) on this page of the prospectus;



(2) management owning           IDSs, representing a           % ownership
    interest in VSAH; cross-reference to footnote (2) on this page of the prospectus;



(3) the public owning IDSs (          shares of common stock and $
    aggregate principal amount of subordinated notes), representing a   %
    ownership interest in VSAH; cross-reference to footnote (3) on this page of the prospectus;



(4) VSAH owning 100% of Volume Services America, Inc. ("VSA"); cross-reference to footnote (4) on this page of the prospectus;



(5) the bank syndicate extending the new credit facility to VSA; cross-reference to footnote (5) on this page of the prospectus; and



(6) VSA owning 100% of each of Volume Services, Inc. ("VSI") and Service America Corporation ("Service America").]


---------------


(1) Upon any subsequent sale of common stock by the existing equity investors, we will automatically exchange a portion of the common stock that is sold with the purchasers of such common stock for subordinated notes at an
    exchange rate of $      principal amount of subordinated notes for each
    share of common stock. The effect of this automatic exchange is that subsequent purchasers from our existing equity investors will have the correct components, comprised of the shares of common stock purchased from the sellers and the subordinated notes we issue in the exchange, to represent integral numbers of IDSs. If the underwriters exercise their over-allotment option in full, the existing equity investors will retain no interest in us.



(2) As discussed below under "-- Management's Equity Ownership," our named executive officers will be acquiring IDSs in connection with this offering. The combined percentage ownership reflected on this chart does not include any indirect ownership interests that these three officers have in us through the existing equity investors.



(3) The subordinated notes will be fully and unconditionally guaranteed, on an unsecured subordinated basis, by each of our direct and indirect U.S. wholly owned subsidiaries. See "Description of Subordinated Notes -- Guarantees."



(4) VSAH will guarantee on a senior secured basis the new credit facility and pledge all outstanding shares of VSA's common stock to the creditors under the new credit facility. See "Description of Certain Indebtedness -- New Credit Facility -- Collateral."



(5) Immediately following the offering approximately $     million of borrowings
    will be outstanding under the new credit facility.

                         MANAGEMENT'S EQUITY OWNERSHIP


     Lawrence E. Honig, our chief executive officer, will receive a payment from us of $1 million upon the closing of this offering under the terms of his employment agreement with us. Mr. Honig will use his after-tax proceeds from this payment to purchase IDSs in this offering in an amount equal to approximately $570,000. Kenneth Frick, our executive vice president and chief financial officer, and Janet Steinmayer, our executive vice president, general counsel and secretary, own interests in some of the existing equity investors
and will receive cash distributions of approximately $          and $          ,
respectively, upon our purchase of these existing equity investors' shares of common stock. Mr. Frick and Ms. Steinmayer will use their after-tax proceeds (and in the case of Ms. Steinmayer, after-loan repayment proceeds) from these distributions to purchase IDSs in this offering in an amount equal to
approximately $          and $          , respectively. See "Related Party
Transactions -- Management Ownership and Transactions with Management."


                           OUR CORPORATE INFORMATION

     Our principal executive office is located at 201 East Broad Street, Spartanburg, South Carolina 29306, and our telephone number is (864) 598-8600. Our internet address is www.centerplate.com. www.centerplate.com is a textual reference only, meaning that the information contained on the website is not part of this prospectus and is not incorporated in this prospectus by reference.

                                  THE OFFERING

SUMMARY OF THE IDSS

  WHAT ARE IDSS?

     We are offering           IDSs. We anticipate that the initial public
offering price will be between $     and $     per IDS.

     Each IDS initially represents:

     - one share of our common stock; and

     - $          aggregate principal amount of our   % subordinated notes.

     The ratio of common stock to principal amount of subordinated notes represented by an IDS is subject to change in the event of a stock split, recombination or reclassification of our common stock. For example, if we elect to effect a two-for-one stock split, from and after the effective date of the stock split, each IDS will represent two shares of common stock and the same principal amount of subordinated notes as it previously represented. Likewise, if we effect a recombination or reclassification of our common stock, each IDS will thereafter represent the appropriate number of shares of common stock on a recombined or reclassified basis, as applicable, and the same principal amount of subordinated notes as it previously represented.

  WHAT PAYMENTS CAN I EXPECT TO RECEIVE AS A HOLDER OF IDSS?

     Assuming we make our scheduled interest payments and assuming we pay dividends in the amount contemplated by the dividend policy described below, you
will receive in the aggregate approximately $     per year per IDS in dividends
and interest. We expect to make interest and dividend payments on or about the 15th day of each month to holders of record on the 1st day of each month.


     You will be entitled to receive monthly interest payments at an annual rate
of   % of the aggregate principal amount of subordinated notes represented by
your IDSs or approximately $     per IDS per year, subject to our obligation,
under specified circumstances, to defer interest payments on our subordinated notes for no more than 24 months in the aggregate and no later than the earlier
of           , 2008 or the termination of the new credit facility. If we extend the maturity of our notes, under specified circumstances we will also be required to defer interest payments on our notes for not more than 10 months
during each of (i) the extension between           , 2013 and           , 2018,
and (ii) the extension between           , 2018 and           , 2023.


     You will also receive monthly dividends on the shares of our common stock represented by your IDSs, if and to the extent dividends are declared by our board of directors and permitted by applicable law and the terms of the new credit facility, the indenture governing our subordinated notes and any other then outstanding indebtedness of ours. Specifically, the new credit facility and the subordinated notes indenture both contain restrictions on our ability to declare and pay dividends on our common stock. Upon the closing of this offering, our board of directors is expected to adopt a dividend policy which contemplates that, subject to applicable law and the terms of our then existing
indebtedness, initial annual dividends will be approximately $     per share of
our common stock. However, our board of directors may, in its discretion, modify or repeal this dividend policy. We cannot assure you that we will pay dividends at this level in the future or at all.

  WILL MY RIGHTS AS A HOLDER OF IDSS BE ANY DIFFERENT THAN THE RIGHTS OF A BENEFICIAL OWNER OF SEPARATELY HELD COMMON STOCK AND SUBORDINATED NOTES?

     No. As a holder of IDSs you are the beneficial owner of the common stock and subordinated notes represented by your IDSs. As such, through your broker or other financial institution and DTC, you will have exactly the same rights, privileges and preferences, including voting rights, rights to receive distributions, rights and preferences in the event of a default under the indenture governing our subordinated notes, ranking upon bankruptcy and rights to receive communications and notices as a beneficial owner of separately held common stock and subordinated notes, as applicable, would have through its broker or other financial institution and DTC.

  WILL THE IDSS BE LISTED ON AN EXCHANGE?

     Yes. We have applied to list the IDSs on the American Stock Exchange under the trading symbol "CVP" and on the Toronto Stock Exchange under the trading
symbol "       ."

  WILL THE SHARES OF OUR COMMON STOCK AND SUBORDINATED NOTES REPRESENTED BY THE IDSS BE LISTED ON AN EXCHANGE?

     We have applied to list the shares of our common stock represented by the IDSs on the Toronto Stock Exchange under the trading symbol "CVP." We do not anticipate that our common stock will be listed on any other exchange or that our subordinated notes will be listed on any exchange. We currently do not expect an active trading market for our common stock or subordinated notes to develop. The shares of common stock and subordinated notes offered hereby will be freely tradable without restriction or further registration under the Securities Act, unless they are purchased by "affiliates" as that term is defined in Rule 144 under the Securities Act of 1933.

  IN WHAT FORM WILL IDSS AND THE SHARES OF OUR COMMON STOCK AND SUBORDINATED NOTES REPRESENTED BY THE IDSS BE ISSUED?

     The IDSs and the shares of our common stock and subordinated notes represented by the IDSs will be issued in book-entry form only. This means that you will not be a registered holder of IDSs or the securities represented by the IDSs, and you will not receive a certificate for your IDSs or the securities represented by your IDSs. You must rely on your broker or other financial institution that will maintain your book-entry position to receive the benefits and exercise the rights of a holder of IDSs.

  CAN I SEPARATE MY IDSS INTO SHARES OF COMMON STOCK AND SUBORDINATED NOTES OR RECOMBINE SHARES OF COMMON STOCK AND SUBORDINATED NOTES TO FORM IDSS?

     Yes. Holders of IDSs may, at any time after the earlier of 180 days from the date of original issuance or the occurrence of a change of control, through their broker or other financial institution, separate the IDSs into the shares of our common stock and subordinated notes represented thereby. Any holder of shares of our common stock and subordinated notes may, at any time, through their broker or other financial institution, combine the applicable number of shares of common stock and principal amount of subordinated notes to form IDSs.

  WILL MY IDSS AUTOMATICALLY SEPARATE INTO SHARES OF COMMON STOCK AND SUBORDINATED NOTES UPON THE OCCURRENCE OF CERTAIN EVENTS?

     Yes. Separation of all of the IDSs will occur automatically upon the occurrence of any redemption, whether in whole or in part, of the subordinated notes or upon the maturity of the subordinated notes.

  WHAT WILL BE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE IDSS?

     The U.S. federal income tax consequences of the purchase, ownership and disposition of IDSs in this offering are unclear. We believe the purchase of IDSs in this offering should be treated as the purchase of shares of our common stock and subordinated notes and, by purchasing IDSs, you will agree to such treatment. You must allocate the purchase price of the IDSs between those shares of common stock and subordinated notes in proportion to their respective initial fair market values, which will establish your initial tax basis. The value attributed to the shares of common stock and subordinated notes represented by the IDSs will be established based on the fair market value of such shares of common stock and subordinated notes. Assuming an estimated initial public
offering price of $     per IDS (the midpoint of the range set forth on the
cover page of this prospectus), we expect to report the initial fair market
value of each share of common stock as $     and the initial fair market value
of each $     aggregate
principal amount of our subordinated notes as $     and, by purchasing IDSs, you
will agree to such allocation.

     The subordinated notes should be treated as debt for U.S. federal income tax purposes. If the subordinated notes were treated as equity rather than debt for U.S. federal income tax purposes, then the stated interest on the subordinated notes could be treated as a dividend, and interest on the subordinated notes would not be deductible by us for U.S. federal income tax purposes, which could significantly reduce our future cash flow. In addition, payments on the subordinated notes to foreign holders would be subject to U.S. federal withholding taxes at rates of up to 30%. Payments to foreign holders would not be grossed-up on account of any such taxes.

     The U.S. federal income tax consequences to you of the subsequent issuance of subordinated notes with original issue discount upon a subsequent offering by us of IDSs or upon the issuance of subordinated notes following an automatic exchange with purchasers of our common stock from the existing equity investors are unclear. The indenture governing the subordinated notes will provide that, in the event there is a subsequent issuance of subordinated notes with original issue discount that are otherwise identical (other than issuance date) in all material respects to the subordinated notes represented by the IDSs, each holder of IDSs or separately held subordinated notes, as the case may be, agrees that a portion of such holder's subordinated notes will be exchanged for a portion of the subordinated notes acquired by the holders of such subsequently issued subordinated notes. Consequently, immediately following such subsequent issuance, each holder of subsequently issued subordinated notes, held either as part of IDSs or separately, and each holder of existing subordinated notes, held either as part of IDSs or separately, will own an inseparable unit composed of a proportionate percentage of both the old subordinated notes and the newly issued subordinated notes with original issue discount. The aggregate principal amount of subordinated notes owned by each holder will not change as a result of such subsequent issuance and exchange. Because a subsequent issuance will affect the subordinated notes in the same manner, regardless of whether these subordinated notes are held as part of IDSs or separately, the combination of subordinated notes and shares of common stock to form IDSs, or the separation of IDSs, should not affect your tax treatment.

     We intend to take the position that any subsequent issuance of subordinated notes with original issue discount will not result in a taxable exchange of your subordinated notes for U.S. federal income tax purposes. However, we cannot assure you that the Internal Revenue Service will not assert that such issuance of subordinated notes with original issue discount should, regardless of whether you hold your subordinated notes as part of IDSs or separately, be treated as a taxable exchange of a portion of your subordinated notes for a portion of the subordinated notes subsequently issued. In such case, however, you would not be expected to realize any gain on the deemed exchange, and any loss realized would be disallowed. Your initial tax basis in the subordinated notes deemed to have been received in the exchange would be the fair market value of such subordinated notes on the date of the deemed exchange (adjusted to reflect any disallowed loss), and your holding period for such subordinated notes would begin on the day after the deemed exchange.

     Following any subsequent issuance of subordinated notes with original issue discount, we (and our agents) will report any original issue discount on the subsequently issued subordinated notes ratably among all holders of IDSs and separately held subordinated notes, and each holder of IDSs and separately held subordinated notes will, by purchasing IDSs, agree to report original issue discount in a manner consistent with this approach. However, we cannot assure you that the Internal Revenue Service will not assert that any original issue discount should be reported only to the persons that initially acquired such subsequently issued subordinated notes (and their transferees). In such case, the Internal Revenue Service might further assert that, unless a holder can establish that it is not a person that initially acquired such subsequently issued subordinated notes (or a transferee thereof), all of the subordinated notes held by such holder have original issue discount.

     Because there is no statutory, judicial or administrative authority directly addressing the tax treatment of the IDSs or instruments similar to the IDSs, we urge you to consult your own tax advisor concerning the tax consequences of an investment in the IDSs. For additional information, see "Material U.S. Federal Income Tax Consequences."

SUMMARY OF THE COMMON STOCK

Issuer........................   Volume Services America Holdings, Inc.

Shares of common stock
represented by IDSs...........             shares, or           shares if the
                                 underwriters' over-allotment option is
                                 exercised in full.

Shares of common stock to be
outstanding following the
offering......................             shares, or           shares if the
                                 underwriters' over-allotment option is
                                 exercised in full.

Voting rights.................   Each outstanding share of our common stock will
                                 carry one vote per share.

Dividends.....................   You will receive monthly dividends on the
                                 shares of our common stock if and to the extent
                                 dividends are declared by our board of
                                 directors and permitted by applicable law and
                                 the terms of our then outstanding indebtedness.
                                 Specifically, the new credit facility and the
                                 subordinated notes indenture both contain
                                 restrictions on our ability to declare and pay
                                 dividends on our common stock. Upon the closing
                                 of this offering, our board of directors is
                                 expected to adopt a dividend policy which
                                 contemplates that, subject to applicable law
                                 and the terms of our then existing
                                 indebtedness, initial annual dividends will be
                                 approximately $       per share of our common
                                 stock. However, our board of directors may, in its discretion, modify or repeal this dividend policy. We cannot assure that we will pay dividends at this level in the future or at all.

Dividend payment dates........   If declared and paid, dividends will be paid
                                 monthly on the 15th day of each month.

Listing.......................   We have applied to list our common stock on the
                                 Toronto Stock Exchange under the trading symbol
                                 "CVP." We do not anticipate that our common stock will be listed on any other exchange and we currently do not expect an active trading market for our common stock to develop. These securities will be freely tradable without restriction or further registration under the Securities Act, unless they are purchased by "affiliates" as that term is defined in Rule
                                 144 under the Securities Act of 1933.

SUMMARY OF THE SUBORDINATED NOTES

Issuer........................   Volume Services America Holdings, Inc.

Subordinated notes represented
by IDSs.......................   $     million aggregate principal amount of   %
                                 subordinated notes, or $     million aggregate
                                 principal amount if the underwriters'
                                 over-allotment option is exercised in full.

Interest rate.................     % per year.

Interest payment dates........   Interest will be paid monthly in arrears on the
                                 15th day of each month, commencing           ,
                                 2003.

Interest deferral.............   We will be required to defer interest payments
                                 on our subordinated notes pursuant to the indenture if our senior debt requires us to defer such interest.



                                 Our new credit facility requires that, subject to meeting certain financial tests and if we are not in default under our subordinated notes, we must defer interest payments on our subordinated notes.



                                 Interest payments will not be deferred for more than 24 months in the aggregate or at any time
                                 after the earlier of           , 2008 or the
                                 termination of the new credit facility. If we extend the maturity of our notes, we will also be required to defer interest payments on our notes if required to under any then outstanding senior indebtedness for not more than 10 months during each of (i) the extension between
                                           , 2013 and 2018, and (ii) the
                                 extension between           , 2018 and
                                           , 2023. Deferred interest on our
                                 subordinated notes will bear interest at an annual rate equal to the stated rate of interest on the notes. At the end of each interest deferral period, we must pay all deferred interest and any interest on deferred interest in full.


                                 In the event that interest payments on the subordinated notes are deferred, you would be required to include accrued interest in your income for U.S. federal income tax purposes even if you do not receive any cash interest payments.


Maturity date.................   The subordinated notes will mature on
                                           , 2013. We may extend the maturity of
                                 our subordinated notes for two additional successive five-year terms if the following conditions are satisfied:



                                 - during the twelve month period ending on the
                                   last day of the fiscal quarter ending at least 45 days before the end of the then-current term, our ratio of net debt to adjusted EBITDA under the indenture is less than 5.00 to 1.00;



                                 - we and our subsidiaries are not in bankruptcy
                                   or otherwise insolvent;



                                 - we are not in default under our subordinated
                                   notes or any of our other outstanding
                                   indebtedness; and



                                 - there are no overdue payments of interest on
                                   our subordinated notes or any of our other outstanding indebtedness.



Optional redemption...........   We may not redeem the subordinated notes at our
                                 option prior to           , 2008. After
                                           , 2008, we may redeem for cash all or
                                 part of the subordinated notes upon not less than 30 nor more than 60 days' notice by mail to the holders of subordinated notes, for a price equal to 100% of the principal amount of subordinated notes to be redeemed, plus a make-whole premium, plus any accrued but unpaid interest to but not including the redemption date. If we redeem any subordinated notes, there will be an automatic separation of IDSs.


Change of control.............   Upon the occurrence of a change of control, as
                                 defined under "Description of Subordinated
                                 Notes -- Change of Control," each
                                 holder of subordinated notes will have the right to require us to repurchase that holder's subordinated notes at a price equal to 101% of the principal amount of the subordinated notes being repurchased, plus any accrued but unpaid interest to but not including the repurchase date. In order to exercise that right, a holder must separate its IDSs into the shares of common stock and subordinated notes represented thereby and hold the subordinated notes separately.

Guarantees of subordinated
notes.........................   The subordinated notes will be fully and
                                 unconditionally guaranteed, on an unsecured subordinated basis, by each of our direct and indirect U.S. wholly owned subsidiaries existing on the issue date of the subordinated notes and all our future U.S. restricted subsidiaries that incur indebtedness or issue shares of preferred stock or certain capital stock that is redeemable at the option of the holder. The subordinated notes will not be guaranteed by certain of our subsidiaries which are either not wholly owned or are organized outside of the United States. The guarantees will be subordinated to the guarantees issued by the subsidiary guarantors under the new credit facility.

Subsequent issuances may
affect tax treatment..........   The indenture governing the subordinated notes
                                 will provide that in the event we issue
                                 additional subordinated notes having terms identical to the subordinated notes (except for the issuance date) in connection with the issuance by us of additional IDSs, each holder of IDSs or separately held subordinated notes, as the case may be, agrees that a portion of such holder's subordinated notes, whether held as part of IDSs or separately, will be exchanged for a portion of the subordinated notes acquired by the holders of such subsequently issued subordinated notes, and the records of any record holders of subordinated notes will be revised to reflect such exchanges. Consequently, following each such subsequent issuance and exchange, each holder of IDSs or separately held subordinated notes, as the case may be, will own subordinated notes of each separate issuance in the same proportion as each other holder. However, the aggregate principal amount of subordinated notes owned by each holder will not change as a result of such subsequent issuance and exchange. Any subsequent issuance of subordinated notes by us may affect the tax treatment of the IDSs and subordinated notes.
                                 See "Material U.S. Federal Income Tax
                                 Consequences -- Consequences to U.S.
                                 Holders -- Subordinated Notes -- Additional
                                 Issuances."

Ranking of subordinated notes
and guarantees................   The subordinated notes will be unsecured and
                                 subordinated in right of payment to all of VSAH's existing and future senior indebtedness, including its guarantee under the new credit facility. The subordinated notes will rank pari passu in right of payment with all of VSAH's indebtedness other than senior or secured indebtedness. VSAH is a holding company and derives all of its operating income and cash flow from its subsidiaries.

                                 The guarantees will be unsecured and will be subordinated in right of payment to all existing and future senior indebtedness of the subsidiary guarantors, including all borrowings of VSA and all guarantees of the other subsidiary guarantors under the new credit facility. The guarantees will rank pari passu with all other indebtedness of the subsidiary guarantors, including trade payables.


                                 The indenture governing the subordinated notes will permit VSAH and the subsidiary guarantors to incur additional indebtedness, including senior indebtedness, subject to specified limitations. On a pro forma basis as of or for the twelve months ended July 1, 2003:


                                 - VSAH would have had no senior or pari passu
                                   indebtedness outstanding except for its
                                   guarantee under the new credit facility, as described below;

                                 - VSA would have had $       million aggregate
                                   principal amount of senior secured
                                   indebtedness outstanding under the new credit facility, which would have been guaranteed on a senior secured basis by VSAH and the other subsidiary guarantors;

                                 - VSA and the other subsidiary guarantors would
                                   have had $     million aggregate principal
                                   amount of pari passu indebtedness
                                   outstanding, other than the guarantees of the subordinated notes; and


                                 - the non-guarantor subsidiaries would have had
                                   total liabilities, excluding liabilities owed to us, of $1.4 million, total assets of these subsidiaries would have accounted for 2.3% of our assets and these subsidiaries would have generated 5.4% of our net sales.


Restrictive covenants.........   The indenture governing the subordinated notes
                                 will contain covenants with respect to us and our restricted subsidiaries that will restrict:

                                 - the incurrence of additional indebtedness and
                                   the issuance of preferred stock and certain redeemable capital stock;

                                 - the payment of dividends on, and redemption
                                   of, capital stock;

                                 - a number of other restricted payments,
                                   including investments;

                                 - specified sales of assets;

                                 - specified transactions with affiliates;

                                 - the creation of a number of liens; and

                                 - consolidations, mergers and transfers of all
                                   or substantially all of our assets.

                                 The indenture will also prohibit certain restrictions on distributions from our restricted subsidiaries. However, there will be no restriction in the indenture on VSAH's incurring indebtedness in connection with the issuance of additional IDSs so long as the ratio of the aggregate principal amount of the additional subordinated notes to the number of the additional shares of common stock (or common stock outstanding on the date of the indenture which may be sold by our existing equity investors) will not exceed the equivalent ratio represented by the then existing IDSs. In addition, all the limitations and prohibitions described above are subject to a number of other important qualifications and exceptions described under "Description of Subordinated Notes -- Certain Covenants."


Listing.......................   We do not anticipate that our subordinated
                                 notes will be listed on any exchange.

                                  RISK FACTORS

     You should carefully consider the information under the heading "Risk Factors" and all other information in this prospectus before investing in the IDSs and the shares of our common stock and subordinated notes represented by the IDSs.

                   GENERAL INFORMATION ABOUT THIS PROSPECTUS

     Throughout this prospectus, unless otherwise noted, we have assumed:

     - no exercise of the underwriters' over-allotment option;

     - the purchase of 100% of VSA's senior subordinated notes in the tender offer and consent solicitation for aggregate consideration of $ million;

     - a   % annual interest rate on the subordinated notes, which is subject to change depending on market conditions; and

     - an initial public offering of $       , comprised of $      allocated to
       one share of common stock and $      allocated to one subordinated note.


     All per share information in this prospectus assumes a           -for-one
stock split which we will effect prior to the consummation of the offering contemplated by this prospectus.



     Our average length of client relationships is calculated based on continuous historical contract relationships with our existing clients, after weighting each relevant contract by the net sales it generated in fiscal 2002. For purposes of calculating our average length of client relationships, we count as continuous relationships those cases in which a sports team at a facility we serve moves to a new facility for which we obtain the relevant service contract. In addition, our contracts' average remaining life is based on the average period of time left to run before their scheduled expiration, after weighting each contract by the net sales it generated in fiscal 2002. We also present our contracts' simple average remaining life which is based on the average period of time left to run before scheduled expiration.



     In this prospectus, unless otherwise indicated, all references to dollars are to U.S. dollars, and all references to GAAP are to U.S. generally accepted accounting principles.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION


     The following table sets forth our summary consolidated financial information derived from our audited consolidated financial statements for each of the fiscal years ended December 29, 1998, December 28, 1999, January 2, 2001, January 1, 2002 and December 31, 2002, of which the financial statements for fiscal 2000, 2001 and 2002 are included elsewhere in this prospectus, and our unaudited consolidated financial statements for the twenty-six week periods ended July 2, 2002 and July 1, 2003, which are included elsewhere in this prospectus.



     The unaudited consolidated financial statements for the twenty-six week periods ended July 2, 2002 and July 1, 2003 include all adjustments, consisting of normal recurring adjustments, which, in our opinion, are necessary for a fair presentation of the financial position and results of operations for these periods. Operating results for the twenty-six week period ended July 1, 2003 are not necessarily indicative of the results that may be expected for the fifty-two week fiscal year ending December 30, 2003, primarily due to the seasonal nature of the business.



     The information in the table below is only a summary and should be read together with our audited consolidated financial statements for fiscal 2000, 2001 and 2002 and the related notes, our unaudited consolidated financial statements for the twenty-six week periods ended July 1, 2003 and July 2, 2002 and the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations," all as included elsewhere in this prospectus. The figures in the table below reflect rounding adjustments.



                                                                                                 TWENTY-SIX
                                                                                                 WEEKS ENDED
                                                                 FISCAL(1)                    -----------------
                                                -------------------------------------------   JULY 2,   JULY 1,
                                                1998(2)    1999     2000     2001     2002     2002      2003
                                                -------   ------   ------   ------   ------   -------   -------
                                                                 (IN MILLIONS, EXCEPT RATIOS)
STATEMENT OF OPERATIONS DATA:
Net sales.....................................  $283.4    $431.5   $522.5   $543.1   $577.2   $254.3    $269.6
Net income (loss)(3)..........................  $ (5.2)   $ (5.6)  $ (4.2)  $ (3.6)  $  4.5   $ (3.0)   $ (3.7)
CASH FLOW DATA:
Net cash provided by (used in) operating
  activities..................................  $  2.5    $ 16.1   $ 22.7   $ 24.7   $ 38.6   $ 40.1    $ 17.8
Net cash used in investing activities.........  $ (5.3)   $(25.4)  $(12.9)  $(29.3)  $(45.0)  $ 27.6    $ 15.2
Net cash provided by (used in) financing
  activities..................................  $  6.3    $ 12.8   $ (7.3)  $  5.0   $  1.7   $ (9.5)   $  2.1
OTHER DATA:
Maintenance capital expenditures(4)...........  $  4.6    $  4.9   $  8.3   $ 12.7   $ 31.2   $ 27.8    $  4.8
Growth capital expenditures(4)................    14.2      21.4      5.6     16.7     16.4     (0.2)     10.4
                                                ------    ------   ------   ------   ------   ------    ------
Aggregate capital expenditures(4).............  $ 18.8    $ 26.3   $ 13.9   $ 29.4   $ 47.6   $ 27.6    $ 15.2
Ratio of earnings to fixed charges(5).........      --        --       --       --      1.2       --        --
Deficiency in the coverage of earnings to
  fixed charges(5)............................  $ (2.2)   $ (6.1)  $ (5.5)  $ (4.0)  $   --   $ (3.5)   $ (4.4)



                                                                         JULY 1, 2003
                                                              ----------------------------------
                                                                                      PRO FORMA
                                                                                         AS
                                                              ACTUAL   ADJUSTMENTS   ADJUSTED(6)
                                                              ------   -----------   -----------
                                                                        (IN MILLIONS)
BALANCE SHEET DATA:
Total current assets........................................  $ 61.7
Total current liabilities...................................  $ 76.6
Working capital (deficiency)(7).............................  $(14.9)
Total assets................................................  $298.3
Long-term debt (including current portion)..................  $225.3
Total liabilities...........................................  $306.7


                                                          footnotes on next page

                                                                                                 TWENTY-SIX
                                                                                                 WEEKS ENDED
                                                                 FISCAL(1)                    -----------------
                                                -------------------------------------------   JULY 2,   JULY 1,
                                                1998(2)    1999     2000     2001     2002     2002      2003
                                                -------   ------   ------   ------   ------   -------   -------
                                                                         (IN MILLIONS)
EBITDA:
Net income (loss)(3)..........................  $ (5.2)   $ (5.6)  $ (4.2)  $ (3.6)  $  4.5    $(3.0)    $(3.7)
Cumulative effect of change in accounting
  principle, net of taxes(8)..................      --       0.2       --       --       --       --        --
Extraordinary loss on debt extinguishment, net
  of taxes(9).................................     1.5       0.9       --       --       --       --        --
                                                ------    ------   ------   ------   ------    -----     -----
Income (loss) before extraordinary item and
  cumulative effect of change in accounting
  principle...................................    (3.7)     (4.5)    (4.2)    (3.6)     4.5     (3.0)     (3.7)
Income tax provision (benefit)................     1.5      (1.5)    (1.3)    (0.4)    (0.2)    (0.5)     (0.8)
Income (loss) before income taxes.............    (2.2)     (6.1)    (5.5)    (4.0)     4.3     (3.5)     (4.4)
Adjustments:
  Interest expense............................    11.3      23.0     26.6     23.4     20.7     10.5      10.2
  Depreciation and amortization...............    18.2      26.8     26.3     24.5     26.2     12.3      13.4
                                                ------    ------   ------   ------   ------    -----     -----
EBITDA(10)....................................  $ 27.3    $ 43.7   $ 47.4   $ 43.9   $ 51.2    $19.3     $19.1
Unusual item included in EBITDA:
  Return of bankruptcy funds to Service
    America(11)...............................      --        --       --       --   $  1.4    $ 1.4        --


---------------

 (1) We have adopted a 52-53 week period ending on the Tuesday closest to December 31 as our fiscal year. The 1998, 1999, 2001 and 2002 fiscal years consisted of 52 weeks, and fiscal year 2000 consisted of 53 weeks.

 (2) We acquired Service America in 1998 and our results of operations for fiscal 1998 include the results of operations for Service America from the acquisition in August 1998.

 (3) In accordance with Statement of Financial Accounting Standards No. 142, or SFAS 142, effective January 2, 2002, we discontinued the amortization of goodwill and trademarks and identified intangible assets which we believe have indefinite lives. Adjusted net income (loss) to give effect to SFAS 142 would have been $(3.9) million for fiscal 1998, $(3.1) million for fiscal 1999, $(1.8) million for fiscal 2000 and $(1.1) million for fiscal 2001.


 (4) The sum of maintenance and growth capital expenditures equals the sum of contract rights acquired, net (purchase of contract rights) and the purchase of property and equipment, net for the relevant periods as displayed in the statement of cash flows, as follows:



                                                                                   TWENTY-SIX
                                                                                   WEEKS ENDED
                                                      FISCAL(1)                 -----------------
                                        -------------------------------------   JULY 2,   JULY 1,
                                        1998    1999    2000    2001    2002     2002      2003
                                        -----   -----   -----   -----   -----   -------   -------
                                                              (IN MILLIONS)
 Aggregate capital expenditures.......  $18.8   $26.3   $13.9   $29.4   $47.6    $27.6     $15.2
 Statement of cash flow data:
   Contract rights acquired, net
      (purchase of contract rights)...    6.2    15.9     7.5    21.3    37.7     22.8      10.5
   Purchase of property and equipment,
      net.............................   12.6    10.4     6.4     8.1     9.9      4.8       4.7
                                        -----   -----   -----   -----   -----    -----     -----
                                        $18.8   $26.3   $13.9   $29.4   $47.6    $27.6     $15.2
                                        =====   =====   =====   =====   =====    =====     =====



     Maintenance capital expenditures are capital expenditures made to secure renewals of our existing contracts and maintain these contracts following renewal. Growth capital expenditures are those made to secure new contracts and maintain these contracts during their initial term. Accordingly, footnotes continue on next page
     growth capital expenditures in any given year consist of up-front capital investments in new contracts and additional committed investments in existing contracts that have never previously been renewed. We believe that the identification and separation of maintenance and growth capital expenditures are important factors in evaluating our financial results.



 (5) For purposes of determining the ratio of earnings to fixed charges, earnings are defined as income (loss) before income taxes, extraordinary item and cumulative effect of change in accounting principle plus fixed charges. Fixed charges include interest expense on all indebtedness, amortization of deferred financing costs and one-third of rental expense on operating leases, representing that portion of rental expense deemed to be attributable to interest. Where earnings are inadequate to cover fixed charges, the deficiency is reported.



 (6) The pro forma as adjusted balance sheet data have been prepared assuming the closing of this offering, the tender of 100% of VSA's senior subordinated notes and completion of the bank refinancing, including payment of related fees and expenses. The pro forma as adjusted balance sheet data give effect to those transactions as if they had occurred on July 1, 2003.



 (7) Working capital represents total current assets less total current liabilities.



 (8) For fiscal 1999, we adopted the provisions of the American Institute of Certified Public Accountants Statement of Position 98-5, Reporting on the Costs of Start-up Activities, which requires that costs of start-up activities be expensed as incurred. As a result, we recorded a charge of $0.2 million reflecting the cumulative effect of a change in accounting principle, net of taxes.



 (9) For fiscal 1998, a $1.5 million extraordinary loss on debt extinguishment, net of taxes resulted from refinancing our secured credit facility; for fiscal 1999, a $0.9 million extraordinary loss on debt extinguishment resulted from the early retirement of a portion of the secured credit facility, net of taxes.



(10) EBITDA is not a measure in accordance with GAAP. EBITDA is not intended to represent cash flows from operations as determined by GAAP and should not be used as an alternative to income (loss) before taxes or net income as an indicator of operating performance or to cash flows as a measure of liquidity. We believe that EBITDA is an important measure of the cash returned on our investment in capital expenditures under our contracts.


     "Adjusted EBITDA," as defined in the indenture governing our subordinated notes, is determined as EBITDA, as adjusted for transaction related expenses, contract related losses, other non-cash charges, and the annual management fee paid to affiliates of Blackstone and GE Capital, less any non-cash credits. We present this discussion of Adjusted EBITDA because covenants in the indenture governing our subordinated notes contain ratios based on this measure. For example, our ability to incur additional debt and make restricted payments requires a ratio of Adjusted EBITDA to fixed charges of 2.0 to 1.0, except that we may incur certain debt and make certain restricted payments without regard to the ratio, including our ability to incur an unlimited amount of indebtedness in connection with the issuance of additional IDSs so long as the ratio of the aggregate principal amount of the additional subordinated notes to the number of the additional shares of our common stock will not exceed the equivalent ratio represented by the then existing IDSs.

                                                 footnotes continue on next page

     On a historical basis, we made the following adjustments to EBITDA to compute our Adjusted EBITDA:


                                                                               TWENTY-SIX
                                                                               WEEKS ENDED
                                                 FISCAL(1)                  -----------------
                                  ---------------------------------------   JULY 2,   JULY 1,
                                  1998(2)   1999    2000    2001    2002     2002      2003
                                  -------   -----   -----   -----   -----   -------   -------
                                                 (IN MILLIONS, EXCEPT RATIOS)
EBITDA..........................   $27.3    $43.7   $47.4   $43.9   $51.2    $19.3     $19.1
Adjustments:
  Transaction related
     expenses...................     3.1      1.5     1.1      --     0.6       --        --
  Contract related losses.......     1.4      1.4     2.5     4.8     0.7      0.7       0.6
  Non-cash compensation.........      --       --     0.3     0.1     0.6      0.2      (0.1)
  Management fees paid to
     affiliates of Blackstone
     and GE Capital.............     0.3      0.4     0.4     0.4     0.4      0.2       0.2
                                   -----    -----   -----   -----   -----    -----     -----
Adjusted EBITDA.................   $32.1    $47.1   $51.7   $49.2   $53.5     20.4      19.9
                                   =====    =====   =====   =====   =====    =====     =====
Unusual item included in EBITDA
  and Adjusted EBITDA:
  Return of bankruptcy funds to
     Service America (see note 7
     below).....................      --       --      --      --   $ 1.4    $ 1.4        --
Ratio of Adjusted EBITDA to
  fixed charges.................    2.98     2.19    2.06    2.24    2.77     2.08      2.10



     For an explanation of the adjustments to EBITDA to calculate Adjusted EBITDA, see Footnote (8) to "Selected Historical Financial Information."



     For purposes of calculating the ratio of Adjusted EBITDA to fixed charges, fixed charges includes interest expense (excluding amortization of deferred financing fees) plus capitalized interest, the earned discount or yield with respect to the sale of receivables and cash dividends on preferred stock. On a pro forma basis, for the twenty-six week period ended July 1, 2003, our ratio of Adjusted EBITDA to fixed charges under the indenture
     would have been      to 1.0.



(11) During fiscal 2002, Service America received approximately $1.4 million from funds previously set aside to satisfy creditors pursuant to a plan of reorganization approved in 1993.

                 INTEREST AND DIVIDEND PAYMENTS TO IDS HOLDERS


     The following table shows our funds available before capital expenditures and dividend payments for the twelve-month period ended July 1, 2003 on a pro forma as adjusted basis assuming the closing of this offering, the use of proceeds from this offering, the purchase of 100% of VSA's senior subordinated notes in the tender offer and consent solicitation for an aggregate
consideration of $     million and completion of the bank refinancing, including
payment of related fees and expenses. We have computed our funds available before capital expenditures and dividend payments based on our calculation of EBITDA and Adjusted EBITDA as defined in the indenture governing our subordinated notes. EBITDA and Adjusted EBITDA are not measures in accordance with GAAP and are fully described in "-- Summary Consolidated Financial Information." The information in the table below assumes that these transactions occurred on July 3, 2002 and reflects rounding adjustments.



                                                                          TWELVE MONTHS ENDED
                                                                             JULY 1, 2003
                                                                       -------------------------
                                                                                      PRO FORMA
                                                              ACTUAL   ADJUSTMENTS   AS ADJUSTED
                                                              ------   -----------   -----------
                                                                        (IN MILLIONS)
Net cash provided by operating activities...................  $16.3
Adjustments to reconcile net cash provided by operating
  activities
  to net income:
  Depreciation and amortization.............................  (27.3)
  Amortization of deferred financing costs..................   (1.4)
  Contract related losses...................................   (0.6)
  Non-cash compensation expense.............................   (0.3)
  Deferred tax change.......................................    0.3
  Gain (loss) on disposition of assets......................     --
  Other.....................................................   (0.4)
  Changes in assets and liabilities :
   (Decrease) increase in assets:
     Accounts and notes receivable..........................    0.9
     Inventories............................................    1.9
     Prepaid expenses.......................................    1.4
     Other assets...........................................    3.3
   (Increase) decrease in liabilities:
     Accounts payable.......................................   (0.3)
     Accrued salaries and vacations.........................    0.2
     Liabilities for self-insurance.........................   (1.1)
     Accrued commissions and royalties......................   12.3
     Other liabilities......................................   (1.2)
Net income..................................................  $ 3.9
Income tax benefit..........................................   (0.5)
Income before income taxes..................................    3.4
Additions:
  Interest expense on the existing credit facility and VSA's senior subordinated notes, including deferred financing
     costs..................................................   20.4
  Depreciation and amortization.............................   27.3
                                                              -----     --------      --------
EBITDA......................................................  $51.1
Additions:
  Transaction related expenses..............................  $ 0.6
  Contract related losses...................................    0.6
  Non-cash compensation.....................................    0.3
  Management fees paid to affiliates of Blackstone and GE
     Capital(1).............................................    0.4
                                                              -----     --------      --------

                                                                          TWELVE MONTHS ENDED
                                                                             JULY 1, 2003
                                                                       -------------------------
                                                                                      PRO FORMA
                                                              ACTUAL   ADJUSTMENTS   AS ADJUSTED
                                                              ------   -----------   -----------
                                                                        (IN MILLIONS)
Adjusted EBITDA as defined in the indenture governing our
  subordinated notes........................................  $53.0
Deductions from Adjusted EBITDA:
  Interest expense on new credit facility(2)................
  Interest expense on subordinated notes represented by
     IDSs...................................................
  Additional public company administrative expenses(3)......
  Income tax expense(4).....................................
     Funds available before capital expenditures and
       dividend payments....................................


---------------
(1) Management fees to Blackstone and GE Capital are paid quarterly in arrears. These fees will cease upon the closing of this offering.

(2) Assumes   % interest on $     million outstanding borrowings and a letter of
    credit fee on a portion of the revolving credit facility reserved for the letters of credit.

(3) Consist of Canadian audit fees, tax audit fees, director and officer liability insurance, expenses relating to the annual stockholders' meeting, printing expenses, investor relations expenses, additional filing fees, additional trustee fees, registrar and transfer agent fees, directors' fees, additional legal fees, listing fees and miscellaneous fees.

(4) Consists of additional federal and state taxes resulting from the capitalization of our company after this offering.


     Under the dividend policy our board of directors is expected to adopt upon the closing of this offering, we would have used the funds available before capital expenditures and dividend payments shown in the above table as follows:

Average maintenance capital expenditures (fiscal 1998-fiscal
  2002).....................................................  $
Dividends on shares of common stock.........................
                                                              -----
  Remaining funds...........................................  $
                                                              =====



     In the above table, we have used our average maintenance capital expenditures from fiscal 1998 to fiscal 2002 because our actual maintenance capital expenditures for fiscal 2002 of $31.2 million were unusually high due to the capital we used to renew several long-term contracts with some of our largest clients. Our maintenance capital expenditures for the twenty-six week period ended July 1, 2003 were $4.8 million and we expect total maintenance capital expenditures for the fiscal year ending December 30, 2003 to be $10.0 million. We have also assumed that we would have funded growth capital
expenditures of $          through borrowings under the revolving line of credit
of the new credit facility. During the twelve-month period ended July 1, 2003, we funded these growth capital expenditures through a combination of borrowings under the revolving line of credit of the existing credit facility and cash flows from operating activities.



     Based on the foregoing, aggregate payments to IDS holders during the twelve-month period ended July 1, 2003 would have been as follows:


                                                              AGGREGATE   PER IDS
                                                              ---------   -------
Interest on subordinated notes represented by IDSs(1).......    $          $
Dividends on shares of common stock represented by
  IDSs(2)...................................................
                                                                -----      ----
  Aggregate.................................................    $          $
                                                                =====      ====

---------------

(1) Under specified circumstances, we will be required to defer interest payments on our subordinated notes. Interest payments will not be deferred for more than 24 months in the aggregate or at any time after the earlier of
                , 2008 or the termination of our new credit facility. If we extend the maturity of our notes, under specified circumstances we will also be required to defer interest payments on our notes for not more than 10 months during each of (i) the extension between

    , 2013 and      , 2018, and (ii) the extension between           , 2018 and
              , 2023. Deferred interest on our subordinated notes will bear interest at an annual rate equal to the stated rate of interest on the notes. At the end of each interest deferral period, we must pay all deferred interest and any interest on deferred interest in full.


(2) Dividends are payable if and to the extent they are declared by our board of directors and permitted by applicable law and the terms of our then existing indebtedness.

                                  RISK FACTORS

     An investment in the IDSs and the shares of our common stock and our subordinated notes represented by the IDSs involves a number of risks. In addition to the other information contained in this prospectus, prospective investors should give careful consideration to the following factors.

RISKS RELATING TO OUR BUSINESS AND THE INDUSTRY

  IF ATTENDANCE OR THE NUMBER OF EVENTS HELD AT OUR CLIENTS' FACILITIES DECREASES, OUR NET SALES AND CASH FLOW MAY SIGNIFICANTLY DECLINE.

     A decline in the number of events held, the level of attendance at these events or the amount spent by each attendee at client facilities may cause a significant decline in our net sales and cash flow. We rely on our clients to schedule popular events at their facilities and to maximize attendance at these events. The level of attendance and number of events held at client facilities are affected by several factors, most of which are not within our control and are extremely difficult to predict, including the following:

     - maintenance and physical condition of the facility;

     - poor performance by the sports teams using the facility;

     - relocation or loss of a major sports team using a facility;

     - ticket prices;

     - changing consumer preferences for leisure time activities;

     - inclement weather;


     - power outages such as the regional blackout in August 2003;


     - scheduling of conventions, meetings and large catered events;

     - construction of attractive alternative arenas, stadiums, convention centers or other venues or facilities;

     - labor stoppages; and

     - weaker economic conditions.

     Labor stoppages in professional sports can cause a significant decline in our net sales and cash flow, especially in MLB which accounts for a significant portion of our net sales and a majority of our cash flow generated by contracts for sports facilities. For example, the labor stoppage which disrupted the 1995 MLB season caused a material decline in our net sales and cash flow. Had it not been averted, a MLB strike in the 2002 season would likely have had a similar negative effect on our financial performance for the period of the strike.

     Furthermore, weak economic conditions in North America have caused event sponsors and people attending events held at convention center facilities, including those at which we operate, to cancel, reduce or postpone their use of the facilities and/or have caused attendees at these facilities to reduce spending on discretionary purchases, such as the products which we sell. As a result, these weak economic conditions have adversely affected our net sales and cash flow.

  THE PRICING AND TERMINATION PROVISIONS OF OUR CONTRACTS MAY CONSTRAIN OUR ABILITY TO RECOVER COSTS AND TO MAKE A PROFIT ON OUR CONTRACTS.

     The amount of risk that we bear and our profit potential vary depending on the type of contract under which we provide our services. Under profit and loss and profit sharing contracts, which together account for substantially all our net sales and cash flow, we bear all of the expenses of providing our services and we bear all of the risk that net sales will be adequate to support our operations. In addition, some profit and loss and profit sharing contracts contain minimum guaranteed commissions or equivalent payments to the client, regardless of the level of net sales at the facility or whether a profit is generated. If net sales do not exceed costs under a contract, including guaranteed commissions, we will experience losses. Beginning in fiscal 2003, we expect that the profitability of our contract with our largest client will decline as a result of higher commission rates which we agreed to in connection with a renewal of the contract.


     Under many of our contracts, we are obliged to comply with the instructions of our clients in determining which products are sold at individual facilities, and most of our contracts limit our ability to raise prices on the food, beverages and merchandise sold within a particular facility without the client's consent. The refusal by clients to permit the sale of some products at their facilities, or the imposition by clients of maximum prices which are not economically feasible for us, could materially adversely affect our results of operations.

     In addition, some of our contracts contain provisions allowing our clients to terminate the contract without cause or with little or no notice, exclude specified events or products from the scope of the contract or modify the terms under which we may operate at specified events. If clients exercise these rights, our net sales may decline significantly and our results of operations could be adversely affected.

  WE HAVE A HISTORY OF LOSSES AND MAY EXPERIENCE LOSSES IN THE FUTURE.

     We have incurred significant losses in the past and we may incur losses in the future. We incurred net losses of:

     - $5.2 million in fiscal 1998;

     - $5.6 million in fiscal 1999;

     - $4.2 million in fiscal 2000; and

     - $3.6 million in fiscal 2001.

     We may not achieve profitability in the future or be able to generate cash flow sufficient to make distributions or meet our interest and principal payment obligations, including interest and dividend payments to IDS holders, and other capital needs such as working capital for future growth and capital expenditures.

  WE MAY NOT BE ABLE TO RECOVER OUR CAPITAL INVESTMENTS IN CLIENTS' FACILITIES, WHICH MAY SIGNIFICANTLY REDUCE OUR PROFITS OR CAUSE LOSSES.

     When we enter into a new contract or renew an existing contract, we are often required to pay substantial contract acquisition fees to the client or to make capital investments in our clients' facilities that can be substantial. If the contract is terminated early either by us or by the client or in the event that a client becomes insolvent or files for bankruptcy, we may not be able to recover our unamortized capital investment under that client's contract and will have to recognize an operating loss or reduction from operating profit equal to the unrecovered portion of our capitalized investment. This amount may be substantial, depending on the remaining term of the contract and the size of the capital investment. For example, for the year ended January 1, 2002, we recorded contract related losses of approximately $1.1 million for the write-down of property and equipment related to two of our clients which filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code and a receivable reserve of $2.3 million related to one of those clients.

  IF THE SPORTS TEAM TENANT OF A FACILITY WE SERVE RELOCATES OR THE OWNERSHIP OF A FACILITY WE SERVE CHANGES, WE MAY LOSE THE CONTRACT FOR THAT FACILITY.

     Some of our sports facility contracts do not contain any protection for us in the event that the sports team tenant of the facility moves to a new facility. Changes in the ownership of a facility that we serve, or of a sports team tenant of the facility, may make renewal of a contract less likely and may result in disputes concerning the terms under which we provide our services at the facility.

  IF WE WERE TO LOSE ANY OF OUR LARGEST CLIENTS, OUR RESULTS OF OPERATIONS COULD BE SIGNIFICANTLY HARMED.

     Our net sales would significantly decline if we lost any of our largest clients, representing a few key facilities. For fiscal 2002:

     - our largest client accounted for approximately 8.6% of our net sales;

     - our three largest clients together accounted for approximately 22.1% of our net sales;

     - our 10 largest clients together accounted for approximately 38.6% of our net sales; and

     - our 20 largest clients together accounted for approximately 52.2% of our net sales.

  A CONTRACTION OF MLB THAT ELIMINATES ANY OF THE TEAMS PLAYING IN ANY OF THE FACILITIES SERVED BY US WOULD LIKELY HAVE A MATERIAL ADVERSE EFFECT ON OUR RESULTS OF OPERATIONS.

     In November 2001, MLB announced plans for a "contraction" to eliminate three MLB teams beginning with the 2002 baseball season. No contraction occurred in the 2002 baseball season, and the contract between MLB and its players' union provides for no MLB team elimination by contraction through 2006. We do not have sufficient information to assess the likelihood that any specific team would be subject to contraction if a contraction were to occur. Press accounts at the time contraction of MLB was first announced in 2001 indicated that, among others, the Tampa Bay Devil Rays, the Minnesota Twins and the Montreal Expos were possible targets. We currently have contracts with the Tampa Bay Devil Rays and the Metrodome, home of the Minnesota Twins. If either or both of those teams were to be eliminated by contraction without due compensation to us, it could have a material adverse effect on us.

  WE MAY NOT HAVE SUFFICIENT FUNDS AVAILABLE TO MAKE CAPITAL INVESTMENTS IN CLIENTS' FACILITIES THAT ARE NECESSARY TO MAINTAIN THESE RELATIONSHIPS AND INCREASED CAPITAL INVESTMENTS OR COMMISSIONS TO RENEW SUCH RELATIONSHIPS MAY LOWER OUR OPERATING RESULTS FOR SUCH FACILITIES.


     When we renew an existing contract, we are often required to pay substantial contract acquisition fees to the client or to make substantial investments in our client's facility to help finance facility construction or renovation. The amount of these capital investments will vary, in some cases materially, from year to year depending on the number and significance of contracts up for renewal. For example, four of our 20 largest contracts will expire during the second half of 2003 and during 2004. In order to renew these contracts, we expect that we will have to make significant capital expenditures. If we do not have sufficient funds available to make attractive bids for new contracts or renew existing contracts, our business will decline and our ability to make payments on the IDSs will be weakened. Even with sufficient funding, any significantly higher up-front capital expenditures for renewing facility contracts could, over the course of those contracts, harm our results of operations as we incur greater amortization expenses. Also, any significantly higher commissions payable to our clients after renewing facility contracts, especially for our largest contracts, could, over the course of the contracts, lower our profitability. Such higher costs could have a material adverse effect on our results of operations.


  OUR HISTORICAL GROWTH RATES MAY NOT BE INDICATIVE OF FUTURE RESULTS, GIVEN OUR NEW CAPITAL STRUCTURE AND DIVIDEND POLICY AND OUR RELIANCE ON OTHER FINANCING SOURCES.

     Our business has experienced relatively rapid growth over the last several years, much of which has been financed from cash generated by our operations. In the past, we have reinvested a significant portion of our cash earnings in the growth of our business through bidding for new business, which often requires substantial up-front cash payments. Following this offering, a substantial portion of our cash earnings will be required to service our debt and maintain our existing client base. In addition, we currently intend to distribute a significant portion of any remaining cash earnings to our stockholders in the form of monthly dividends. Our ability to continue to expand our business will depend upon our future cash flow from operations after dividends and maintenance capital expenditures. Because more cash will be distributed to our holders of IDSs (or common stock and subordinated notes represented thereby) under our new capital structure, we will be more dependent upon our ability to borrow funds under our new credit facility and to obtain other third-party financing, including through the sale of IDSs or other securities, to fund our growth. We cannot assure you that such financing will be available to us on favorable terms or at all. Thus, we do not believe that we will be able to achieve the levels of growth we have experienced historically due to our new capital structure, our new dividend policy and our resultant reliance on third-party financing.

  IF LABOR OR OTHER OPERATING COSTS INCREASE, WE MAY NOT BE ABLE TO MAKE A CORRESPONDING INCREASE IN THE PRICES OF OUR PRODUCTS AND SERVICES AND OUR PROFITABILITY MAY DECLINE SIGNIFICANTLY.

     Most of our contracts require us to obtain our clients' consent before raising prices. As a result, we may not be able to offset any increases in our wage or other operating costs through price changes. Any factors which increase the wage rates that we have to pay in order to attract suitable employees, including any tightening of the labor supply in any of the markets where we operate, or any other factors that increase our operating costs, such as trends affecting insurance premiums, may materially adversely affect our profitability. In addition, our profitability could be materially adversely affected if we were faced with cost increases for food, beverages, wages and equipment due to general economic conditions, collective bargaining obligations, competitive conditions or any combination of these.

  WE COULD INCUR SIGNIFICANT LIABILITY FOR WITHDRAWING FROM MULTI-EMPLOYER PENSION PLANS.

     We operate at numerous facilities under collective bargaining agreements. Under some of these agreements, we are obligated to contribute to multi-employer pension plans. If any of our service contracts at these facilities were terminated or not renewed, and the applicable multi-employer pension plan at that time had unfunded vested benefits, we could be subject to withdrawal liability to the multi-employer plan. We have not determined the extent of our potential liability, if any, for any withdrawal in the future. We may be exposed to material withdrawal liability under these circumstances. In addition, we cannot predict with any certainty which, if any, groups of employees who are not currently represented by labor unions may seek union representation in the future, or the outcome of any re-negotiation of current collective bargaining agreements.

  WE MAY INCUR SIGNIFICANT LIABILITIES OR REPUTATIONAL HARM IF CLAIMS OF ILLNESS OR INJURY ASSOCIATED WITH OUR SERVICE OF FOOD AND BEVERAGE TO THE PUBLIC ARE BROUGHT AGAINST US.

     Claims of illness or injury relating to food quality or handling are common in the food service industry and from time to time, we are and may become in the future subject to claims relating to:

     - consumer product liability;

     - product tampering;

     - nutritional and health-related concerns; and

     - federal, state, provincial and local food controls.

     We may also be adversely affected by negative publicity resulting from the filing of food quality or handling claims at one or more of the facilities we serve. In addition, the level of product liability insurance coverage we currently maintain may not be adequate to cover these claims. Any losses that we may suffer from future liability claims, including the successful assertion against us of one or a series of large claims in excess of our insurance coverage, could materially adversely affect our results of operations. Furthermore, adverse publicity could negatively impact our ability to renew existing contracts or to obtain new clients.

  THE LOSS OF ANY OF OUR LIQUOR LICENSES OR PERMITS COULD ADVERSELY AFFECT OUR ABILITY TO CARRY OUT OUR BUSINESS.

     We hold liquor licenses at many facilities at which we provide services and are subject to licensing requirements with respect to the sale of alcoholic beverages in the states and provinces in which we serve such beverages. Failure to receive or retain, or the suspension of, liquor licenses or permits would interrupt or terminate our ability to serve alcoholic beverages at the applicable locations and, depending on the number of locations or specific facilities affected, could have a material adverse effect on our results of operations. Some of our contracts require us to pay liquidated damages during any period in which our liquor license for the relevant facility is suspended, and most contracts are subject to termination in the event that we lose our liquor license for the relevant facility. Additional regulation relating to liquor licenses may limit our activities in the future or significantly increase the cost of compliance.

  IF ONE OF OUR EMPLOYEES SELLS ALCOHOLIC BEVERAGES TO AN INTOXICATED OR MINOR PATRON, WE MAY BE LIABLE TO THIRD PARTIES FOR THE ACTS OF THE PATRON.

     We serve alcoholic beverages at many facilities and are subject to the "dram-shop" statutes of the jurisdictions in which we serve alcoholic beverages. "Dram-shop" statutes generally provide that serving alcohol to an intoxicated or minor patron is a violation of law.


     In most jurisdictions, if one of our employees sells alcoholic beverages to an intoxicated or minor patron, we may be liable to third parties for the acts of the patron. We cannot guarantee that those patrons will not be served or that we will not be subject to liability for their acts. Our liquor liability insurance coverage may not be adequate to cover any potential liability and insurance may not continue to be available on commercially acceptable terms or at all, or we may face increased deductibles on such insurance. Any increase in the number or size of "dram-shop" claims could have a material adverse effect on us through the costs of: defending against such claims; paying deductibles and increased insurance premium amounts; implementing improved training and heightened control procedures for our employees; and paying any damages or settlements on such claims.


  IF WE FAIL TO COMPLY WITH APPLICABLE GOVERNMENTAL REGULATIONS, WE MAY BECOME SUBJECT TO LAWSUITS AND OTHER LIABILITIES OR RESTRICTIONS ON OUR OPERATIONS WHICH COULD SIGNIFICANTLY REDUCE OUR NET SALES AND CASH FLOW AND UNDERMINE THE GROWTH OF OUR BUSINESS.

     Our operations are subject to various governmental regulations, including those governing:

     - the service of food and alcoholic beverages;

     - minimum wage regulations;

     - employment;

     - environmental protection; and

     - human health and safety.

In addition, our facilities and products are subject to periodic inspection by federal, state, provincial and local authorities.

     If we fail to comply with applicable laws and regulations, we could be subject to governmental and private civil remedies, including fines, damages, injunctions, recalls or seizures, as well as potential criminal sanctions. This could have a material adverse effect on our results of operations. We may not be in compliance with all applicable laws and regulations and we may not be able to comply with all future laws and regulations. Furthermore, additional federal or state legislation, or changes in regulatory implementation, may limit our activities in the future or significantly increase the cost of regulatory compliance.

  WE ARE SUBJECT TO LITIGATION, WHICH, IF DETERMINED ADVERSELY, COULD BE
  MATERIAL.

     We are, and may in the future be, subject to litigation which, if determined adversely to us, could have a material adverse effect on our business and financial condition. In May 2003 a purported class action was filed against us in California state court by a former employee at one of the California stadiums we serve alleging violations of local overtime wage, rest and meal period and related laws with respect to this employee and others purportedly similarly situated at any and all of the facilities we serve in

California. The purported class action seeks compensatory, special and punitive damages in unspecified amounts, penalties under the applicable local laws and injunctions against the alleged illegal acts. While our evaluation of the allegations continues, this case and any future cases which may be filed against us could materially adversely affect us if we lose such cases and have to pay substantial damages, or if we settle such cases. In addition, this case and any future cases may materially and adversely affect our operations by increasing our litigation costs and insurance premiums and diverting our attention and resources to address such actions.

  WE MAY BE SUBJECT TO SIGNIFICANT ENVIRONMENTAL LIABILITIES.

     Claims for environmental liabilities arising out of property contamination have been asserted against us from time to time, and in some cases such claims have been associated with businesses, including waste disposal and/or management businesses, related to entities we acquired and have been based on conduct that occurred prior to our acquisition of those entities. Recently, private corporations asserted a claim under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, or "CERCLA," against us for contribution to address past and future remediation costs at a site in Illinois. The site allegedly was used by, among others, a waste disposal business purportedly related to a predecessor for which we allegedly are responsible. In addition, the United States Environmental Protection Agency, asserting authority under CERCLA, recently issued a unilateral administrative order concerning the same Illinois site naming approximately 75 entities as respondents, including the plaintiffs in the CERCLA lawsuit against us and the waste disposal business for which the plaintiffs allege we are responsible. Because these claims are in their early stages, we cannot predict at this time whether we will eventually be held liable at this site or whether such liability will be material. Furthermore, additional environmental liabilities relating to any of our former operations or any entities we have acquired could be identified and give rise to claims against us involving significant losses.

  IF WE FAIL TO REMAIN COMPETITIVE WITHIN OUR INDUSTRY, WE WILL NOT BE ABLE TO MAINTAIN OUR CLIENTS OR OBTAIN NEW CLIENTS, WHICH WOULD MATERIALLY ADVERSELY AFFECT OUR FINANCIAL CONDITION, RESULTS OF OPERATIONS AND LIQUIDITY.

     The recreational food service industry is highly fragmented and competitive, with several national and international food service providers as well as a large number of smaller independent businesses serving discrete local and regional markets and competing in distinct areas. Those smaller companies that lack a full-service capability (because, for example, they cannot cater for luxury suites at stadiums and arenas) often bid for contracts in conjunction with one of the other national or international food service companies that can offer those services.

     We compete primarily based on the following factors:

     - the ability to make capital investments;

     - commission or management fee structures;

     - service innovation;

     - quality and breadth of products and services; and

     - reputation within the industry.

     Some of our competitors may be prepared to accept less favorable financial returns than we are when bidding for contracts. A number of our competitors also have substantially greater financial and other resources than we do and some of them may have higher retention rates than we do. Furthermore, the fact that we have relatively more debt than some of our competitors could place us at a competitive disadvantage. We also face competition from regional and local service contractors, some of which are better established than we are within a specific geographic region. Existing or potential clients may also elect to "self operate" their food services, eliminating the opportunity for us to compete for the account.

  AN OUTBREAK OR ESCALATION OF ANY INSURRECTION OR ARMED CONFLICT INVOLVING THE UNITED STATES OR ANY OTHER NATIONAL OR INTERNATIONAL CALAMITY COULD SIGNIFICANTLY HARM OUR BUSINESS.

     An outbreak or escalation of any insurrection or armed conflict involving the United States or any other national or international calamity could result in a decrease in attendance or the number of events at sports facilities, convention centers and other entertainment and recreational facilities, including our clients' facilities, which could result in a significant decline in our net sales and operating income. For example, the events of September 11, 2001 had a significant negative impact on the attendance at sports facilities and convention centers we serve. We estimate that the impact of September 11, 2001 reduced our consolidated net sales by approximately 2% and our operating income by approximately 8% in fiscal 2001 from the level we would have expected absent those conditions.

     The situation in Iraq and the national and global responses to terrorist attacks, many of which responses are still being formulated, including other recent military, diplomatic and financial responses, and any possible reprisals as a consequence of those actions, may materially adversely affect us in ways we cannot predict at this time.

  A TERRORIST ATTACK ON ANY FACILITY WHICH WE SERVE, PARTICULARLY LARGE SPORTS FACILITIES, COULD SIGNIFICANTLY HARM OUR BUSINESS, AND OUR CONTRACTS DO NOT PROVIDE FOR THE RECOVERY BY US OF OUR COSTS IN THE EVENT OF A TERRORIST ATTACK ON A FACILITY.

     A terrorist attack on any of the facilities which we serve, particularly large sports facilities, could result in a decrease in attendance or the number of events at these facilities generally, which could result in a significant decline in our net sales and operating income. These material adverse effects could be long-lived, which could curtail recovery of previously routine business in the affected facility or in other facilities which we serve. If a sufficient number or proportion of our facilities were affected, the result could materially adversely affect our ability to make interest or dividend payments with respect to the IDSs. While our contracts that require us to make payments of required minimum commission or royalties generally provide for the suspension of our obligations in the event of a facility being closed or a force majeure event, including as a result of a terrorist attack, none of our contracts specifically provides for the recovery by us of costs we have already incurred in the event of a terrorist attack on a facility.

  WE MAY NOT BE ABLE TO OBTAIN INSURANCE, OR OBTAIN INSURANCE ON COMMERCIALLY ACCEPTABLE TERMS, WHICH COULD RESULT IN A MATERIAL ADVERSE EFFECT ON OUR FINANCIAL CONDITION, RESULTS OF OPERATIONS OR LIQUIDITY.

     If we fail to obtain insurance on commercially acceptable terms or at all, we may become subject to significant liabilities which could cause a significant decline in our operating income. In addition, depending on the insurance available in the market, we could be in default under a number of our contracts which could cause those contracts to be terminated. Termination of those contracts could cause a significant decline in our net sales and our operating income.

     The events of September 11, 2001 have caused a significant increase in our insurance costs in connection with the recreational facilities where we provide services. In addition, there is a current trend toward higher rates in the insurance market. These costs may continue to increase significantly in the future.

RISKS RELATING TO THE IDSS AND THE SHARES OF COMMON STOCK AND SUBORDINATED NOTES REPRESENTED BY THE IDSS

  WE HAVE SUBSTANTIAL INDEBTEDNESS, WHICH COULD RESTRICT OUR ABILITY TO PAY INTEREST AND PRINCIPAL ON THE SUBORDINATED NOTES AND TO PAY DIVIDENDS WITH RESPECT TO SHARES OF OUR COMMON STOCK REPRESENTED BY THE IDSS.

     Our ability to make distributions, pay dividends or make other payments will be subject to applicable law and contractual restrictions contained in the instruments governing any indebtedness of ours and our subsidiaries, including the new credit facility which we guarantee on a senior secured basis. The degree to which we are leveraged on a consolidated basis could have important consequences to the holders of the IDSs, including:

     - our ability in the future to obtain additional financing for working capital, capital expenditures or acquisitions may be limited;

     - we may not be able to refinance our indebtedness on terms acceptable to us or at all;

     - a significant portion of our cash flow from operations is likely to be dedicated to the payment of the principal of and interest on our indebtedness, thereby reducing funds available for future operations, capital expenditures and/or dividends on our common stock; and


     - we may be more vulnerable to economic downturns and be limited in our ability to withstand competitive pressures.



     While our new credit facility will contain leverage and debt ratio maintenance covenants that will restrict our ability to incur debt as described under "Description of Certain Indebtedness -- New Credit Facility," the indenture governing the subordinated notes allows us to issue the following amounts of additional subordinated notes identical to the subordinated notes offered hereby (other than issuance date):



     - up to $   million aggregate principal amount of subordinated notes that we may issue in an automatic exchange with any purchasers of the common stock from our existing investors such that after all such sales and
       automatic exchanges, a maximum of           additional IDSs will be
       outstanding; and



     - an unlimited amount of subordinated notes so long as we issue new common stock in the appropriate proportionate amounts to represent additional IDSs.


  WE ARE SUBJECT TO RESTRICTIVE DEBT COVENANTS THAT LIMIT OUR BUSINESS FLEXIBILITY BY IMPOSING OPERATING AND FINANCIAL RESTRICTIONS ON OUR OPERATIONS.

     The agreements governing our indebtedness impose significant operating and financial restrictions on us. These restrictions prohibit or limit, among other things:

     - the incurrence of additional indebtedness and the issuance of preferred stock and certain redeemable capital stock;

     - the payment of dividends on, and purchase or redemption of, capital stock;

     - a number of other restricted payments, including investments;

     - specified sales of assets:

     - specified transactions with affiliates;

     - the creation of a number of liens; and

     - consolidations, mergers and transfers of all or substantially all of our assets.

     The terms of the new credit facility include other and more restrictive covenants and prohibit us from prepaying our other indebtedness, including the subordinated notes, while indebtedness under the new credit facility is outstanding. The new credit facility also requires us to maintain specified financial ratios and satisfy financial condition tests, including, without limitation, the following: a maximum net leverage ratio, a minimum fixed charge coverage ratio and a total debt to book capitalization ratio.

     Our ability to comply with the ratios or tests may be affected by events beyond our control, including prevailing economic, financial and industry conditions. A breach of any of these covenants, ratios or tests could result in a default under the new credit facility and/or the indenture. Certain events of default under the new credit facility would prohibit us from making payments on the subordinated notes, including payment of interest when due. In addition, upon the occurrence of an event of default under the new credit facility, the lenders could elect to declare all amounts outstanding under the new credit facility, together with accrued interest, to be immediately due and payable. If we were unable to repay those amounts, the lenders could proceed against the security granted to them to secure that indebtedness. If the lenders accelerate the payment of the indebtedness, our assets may not be sufficient to repay in full this indebtedness and our other indebtedness, including the subordinated notes.

  WE ARE A HOLDING COMPANY AND RELY ON DIVIDENDS, INTEREST AND OTHER PAYMENTS, ADVANCES AND TRANSFERS OF FUNDS FROM OUR SUBSIDIARIES TO MEET OUR DEBT SERVICE AND OTHER OBLIGATIONS.

     We are a holding company and conduct all of our operations through our subsidiaries and currently have no significant assets other than the capital stock of VSA, which will be pledged to the creditors under the new credit facility which we guarantee. As a result, we will rely on dividends and other payments or distributions from our subsidiaries to meet our debt service obligations and enable us to pay dividends. The ability of our subsidiaries to pay dividends or make other payments or distributions to us will depend on their respective operating results and may be restricted by, among other things, the laws of their jurisdiction of organization (which may limit the amount of funds available for the payment of dividends), agreements of those subsidiaries, the terms of the new credit facility and the covenants of any future outstanding indebtedness we or our subsidiaries incur.

  YOU MAY NOT RECEIVE THE LEVEL OF DIVIDENDS PROVIDED FOR IN THE DIVIDEND POLICY OUR BOARD OF DIRECTORS IS EXPECTED TO ADOPT UPON THE CLOSING OF THIS OFFERING OR ANY DIVIDENDS AT ALL.

     Our board of directors may, in its discretion, amend or repeal the dividend policy it is expected to adopt upon the closing of this offering. Our board of directors may decrease the level of dividends provided for in this dividend policy or entirely discontinue the payment of dividends. Future dividends with respect to shares of our capital stock, if any, will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions, business opportunities, provisions of applicable law and other factors that our board of directors may deem relevant. The new credit facility contains significant restrictions on our ability to make dividend payments.

     In addition, our after-tax income available for dividend and interest payments would be reduced if the subordinated notes were treated as equity rather than debt for U.S. federal income tax purposes. In that event, the stated interest on the subordinated notes could be treated as a dividend, and interest on the subordinated notes would not be deductible by us for U.S. federal income tax purposes. Our inability to deduct interest on the subordinated notes could materially increase our taxable income and, thus, our U.S. federal and applicable state income tax liability.

  YOU WILL BE IMMEDIATELY DILUTED BY $     PER SHARE OF COMMON STOCK IF YOU
  PURCHASE IDSS IN THIS OFFERING.


     If you purchase IDSs in this offering, you will experience an immediate
dilution of $     per share of common stock represented by the IDSs which
exceeds the entire price allocated to each share of common stock represented by the IDSs in this offering because there will be a net tangible book deficit for each share of common stock outstanding immediately after this offering. Our net tangible book deficiency as of July 1, 2003, after giving effect to this
offering, was approximately $  million, or $     per share of common stock.


  OUR INTEREST EXPENSE MAY INCREASE SIGNIFICANTLY AND COULD CAUSE OUR NET INCOME AND DISTRIBUTABLE CASH TO DECLINE SIGNIFICANTLY.

     The new credit facility will be subject to periodic renewal or must otherwise be refinanced. We may not be able to renew or refinance the new credit facility, or if renewed or refinanced, the renewal or refinancing may occur on less favorable terms. The new credit facility's revolving facility and 50% of its term facility are made available at a floating rate of interest. In the event of an increase in the base reference interest rates, our interest expense will increase and could have a material adverse effect on our ability to make cash dividend payments to our stockholders. Our ability to continue to expand our business will, to a large extent, be dependent upon our ability to borrow funds under our new credit facility and to obtain other third-party financing, including through the sale of IDSs or any sale of securities. We cannot assure you that such financing will be available to us on favorable terms or at all. We do not believe that we will experience the levels of growth we have achieved in the past.

  WE MAY NOT GENERATE SUFFICIENT FUNDS FROM OPERATIONS TO PAY OUR INDEBTEDNESS AT MATURITY OR UPON THE EXERCISE BY HOLDERS OF THEIR RIGHTS UPON A CHANGE OF CONTROL.

     A significant portion of our cash flow from operations will be dedicated to maintaining our client base and servicing our debt requirements. In addition, we currently expect to distribute a significant portion of any remaining cash earnings to our stockholders in the form of monthly dividends. Moreover, prior to the maturity of our subordinated notes, we will not be required to make any payments of principal on our subordinated notes. We may not generate sufficient funds from operations to repay the principal amount of our indebtedness at maturity or in case you exercise your right to require us to purchase your notes upon a change of control. We may therefore need to refinance our debt or raise additional capital. These alternatives may not be available to us when needed or on satisfactory terms due to prevailing market conditions, a decline in our business or restrictions contained in our senior debt obligations.

  BECAUSE WE WILL USE A SIGNIFICANT PORTION OF THE PROCEEDS OF THIS OFFERING TO PURCHASE SHARES OF COMMON STOCK FROM OUR EXISTING EQUITY INVESTORS, WE WILL HAVE ONLY THE REMAINING PORTION OF THE PROCEEDS OF THIS OFFERING TO REPAY OUR EXISTING DEBT AND FOR CORPORATE PURPOSES.

     We will use a significant portion of the net proceeds from this offering to purchase shares of common stock from our existing equity investors. The table set forth below details the aggregate net proceeds to us from this offering, the amount of the net proceeds that will be used to purchase shares of our common stock from our existing equity investors and the net proceeds remaining after such purchase, assuming no exercise of the over-allotment option and full exercise of the over-allotment option. The net proceeds remaining after the purchase do not give effect to the other uses of the net proceeds of this offering detailed in "Use of Proceeds."

                                                            AMOUNT OF NET
                                                         PROCEEDS TO PURCHASE
                                                             COMMON STOCK         NET PROCEEDS
                                        AGGREGATE NET       FROM EXISTING        REMAINING AFTER
                                        PROCEEDS TO US     EQUITY INVESTORS         PURCHASE
                                        --------------   --------------------   -----------------
No exercise of over-allotment
  option..............................     $                   $                    $
Full exercise of over-allotment
  option..............................     $                   $                    $

     As a result of these purchases from our existing equity investors, the amount of net proceeds available to us will be less than if we had not undertaken these purchases (but your voting and economic interest in us would be less without these purchases). Therefore, we will not have these funds available to us to repay our existing debt, and will therefore have to borrow more under our new credit facility to repay the existing credit facility than we would have had we not undertaken these purchases, or to fund our operations or to continue to expand our business.

  THE REALIZABLE VALUE OF OUR ASSETS UPON LIQUIDATION MAY BE INSUFFICIENT TO SATISFY CLAIMS.


     At July 1, 2003, our assets included intangible assets in the amount of $174.6 million, representing approximately 58.5% of our total consolidated assets and consisting primarily of contract rights. The value of these intangible assets will continue to depend significantly upon the success of our business as a going concern and the remaining terms of our contracts. Some of our larger contracts contain change of control provisions, which may diminish the realizable value of the contracts. As a result, in the event of a default on our subordinated notes or any bankruptcy or dissolution of our company, the realizable value of these assets may be substantially lower and may be insufficient to satisfy the claims of our creditors.

  DEFERRAL OF INTEREST PAYMENTS WOULD HAVE ADVERSE TAX CONSEQUENCES FOR YOU AND MAY ADVERSELY AFFECT THE TRADING PRICE OF THE SUBORDINATED NOTES.

     If interest payments on the subordinated notes are deferred, you will be required to recognize interest income for U.S. federal income tax purposes in respect of interest payments on the subordinated notes represented by the IDSs or the subordinated notes, as the case may be, held by you before you receive any cash payment of this interest. In addition, we will not pay you this cash if you sell the IDSs or the subordinated notes, as the case may be, before the end of any deferral period or before the record date relating to interest payments that are to be paid.

     If interest is deferred, the IDSs or the subordinated notes may trade at a price that does not fully reflect the value of accrued but unpaid interest on the subordinated notes. In addition, the requirement that we defer payments of interest on the subordinated notes under certain circumstances may mean that the market price for the IDSs or the subordinated notes may be more volatile than other securities that do not have this requirement.

  BECAUSE OF THE SUBORDINATED NATURE OF THE NOTES, HOLDERS OF OUR SUBORDINATED NOTES MAY NOT BE ENTITLED TO BE PAID IN FULL, IF AT ALL, IN A BANKRUPTCY, LIQUIDATION OR REORGANIZATION OR SIMILAR PROCEEDING.

     As a result of the subordinated nature of our notes and related guarantees, upon any distribution to our creditors or the creditors of the subsidiary guarantors in bankruptcy, liquidation or reorganization or similar proceeding relating to us or the subsidiary guarantors or our or their property, the holders of our senior indebtedness and senior indebtedness of the subsidiary guarantors will be entitled to be paid in full in cash before any payment may be made with respect to our subordinated notes or the subsidiary guarantees.

     In addition, neither a holder of our subordinated notes nor the trustee may commence any enforcement action relating to the subsidiary guarantees of our subordinated notes without the prior written consent of the holders of our senior indebtedness for a period of up to 179 days from the date of the occurrence of an event of default with respect to our subordinated notes.

     In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the subsidiary guarantors, holders of our subordinated notes will participate with all other holders of unsecured indebtedness of ours or the subsidiary guarantors similarly subordinated in the assets remaining after we and the subsidiary guarantors have paid all senior indebtedness. In any of these cases, we and the subsidiary guarantors may not have sufficient funds to pay all of our creditors, and holders of our subordinated notes may receive less, ratably, than the holders of senior indebtedness.


     On a pro forma basis as of July 1, 2003, our subordinated notes would have
ranked junior to $          million of outstanding senior indebtedness on a
consolidated basis, all of which would have been secured, and the subsidiary
guarantees would have ranked pari passu with approximately $     million of
outstanding indebtedness of ours and the subsidiary guarantors, including trade payables. In addition, as of July 1, 2003, on a pro forma basis, VSA would have
had the ability to borrow up to an additional amount of $          million under
the new credit facility, which would have been senior in right of payment to our subordinated notes.


  HOLDERS OF OUR SUBORDINATED NOTES WILL BE STRUCTURALLY SUBORDINATED TO THE DEBT OF OUR NON-GUARANTOR SUBSIDIARIES.

     Our present and future foreign subsidiaries and partially owned domestic subsidiaries will not be guarantors of our subordinated notes. As a result, no payments are required to be made to us from the assets of these subsidiaries.

     In the event of bankruptcy, liquidation or reorganization of any of the non-guarantor subsidiaries, holders of their indebtedness, including their trade creditors, would generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us for payment to you. As a result, our subordinated notes are effectively subordinated to the indebtedness of the non-guarantor subsidiaries.


     For fiscal 2002, our non-guarantor subsidiaries had net sales of $30.0 million, assets of $6.4 million and liabilities of $8.7 million.


  THE GUARANTEES OF THE SUBORDINATED NOTES BY OUR SUBSIDIARIES MAY NOT BE ENFORCEABLE.

     Under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debt of the guarantor, if, among other things, the guarantor, at the time that it assumed the guarantee:

     - issued the guarantee to delay, hinder or defraud present or future creditors; or

     - received less than reasonably equivalent value or fair consideration for issuing the guarantee and, at the time it issued the guarantee:

      - was insolvent or rendered insolvent by reason of issuing the guarantee and the application of the proceeds of the guarantee;

      - was engaged or about to engage in a business or a transaction for which the guarantor's remaining unencumbered assets constituted unreasonably small capital to carry on its business;

      - intended to incur, or believed that it would incur, debts beyond its ability to pay the debts as they mature; or

      - was a defendant in an action for money damages, or had a judgment for money damages docketed against it if, in either case, after final judgment, the judgment is unsatisfied.

     In addition, any payment by the guarantor under its guarantee could be voided and required to be returned to the guarantor or to a fund for the benefit of the creditors of the guarantor or the guarantee could be subordinated to other debt of the guarantor.

     The measures of insolvency for the purposes of fraudulent transfer laws vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a person would be considered insolvent if, at the time it incurred the debt:

     - the sum of its debts, including contingent liabilities, was greater than the fair saleable value of its assets;

     - the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

     - it could not pay its debts as they become due.

     We believe that immediately after the issuance of the subordinated notes and the guarantees, we and each of the guarantors will be solvent, will have sufficient capital to carry on our respective businesses and will be able to pay our respective debts as they mature. However, we cannot be sure as to what standard a court would apply in making these determinations or that a court would reach the same conclusions with regard to these issues. Regardless of the standard that the court uses, we cannot be sure that the issuance by the subsidiary guarantors of the subsidiary guarantees would not be voided or the subsidiary guarantees would not be subordinated to their other debt.

     The guarantee of our subordinated notes by any subsidiary guarantor could be subject to the claim that, since the guarantee was incurred for the benefit of VSAH, and only indirectly for the benefit of the subsidiary guarantor, the obligations of the subsidiary guarantor were incurred for less than fair consideration. If such a claim were successful a court could void the obligations of the subsidiary guarantor under the guarantee or subordinate these obligations to the subsidiary guarantor's other debt or take action detrimental to holders of the subordinated notes. If the guarantee of any subsidiary guarantor were voided, our subordinated notes would be effectively subordinated to the indebtedness of that subsidiary guarantor.

  SEASONALITY AND VARIABILITY OF OUR BUSINESSES MAY CAUSE VOLATILITY IN THE MARKET VALUE OF YOUR INVESTMENT AND MAY HINDER OUR ABILITY TO MAKE TIMELY DISTRIBUTIONS ON THE IDSS.

     Our business is seasonal in nature, and our net sales and operating results vary significantly from quarter to quarter. This variability results from several factors, including:

     - seasonality of sporting and other events;

     - unpredictability in the number, timing and type of new contracts;

     - timing of contract expirations and special events; and

     - level of attendance at facilities which we serve.

     Consequently, results of operations for any particular quarter may not be indicative of results of operations for future periods, which makes it difficult to forecast our results for an entire year. This variability may cause volatility in the market price of the IDSs.

     In addition, the seasonality and variability of our business means that at certain times of the year our cash receipts are significantly higher than at other times. Given that we are required to make equal monthly interest payments and expect to pay equal monthly dividends to IDS holders throughout the year, there is a risk that we will experience cash shortages, which could hinder our ability to make timely distributions to IDS holders.

  THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF IDSS ARE UNCLEAR.

     No statutory, judicial or administrative authority directly addresses the treatment of the IDSs or instruments similar to the IDSs for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of the purchase, ownership and disposition of IDSs are unclear. We intend to treat an IDS as a unit representing shares of common stock and a subordinated note. However, the Internal Revenue Service or the courts may take the position that the subordinated notes are equity, which could adversely affect the amount, timing and character of income, gain or loss in respect of your investment in IDSs, materially increase our taxable income and, thus, our U.S. federal and applicable state income tax liability, and, in the case of foreign holders, could subject such holders to withholding or estate taxes with regard to the subordinated notes in the same manner as they will be with regard to the common stock. Payments to foreign holders would not be grossed-up for any such taxes. For discussion of these tax related risks, see "Material U.S. Federal Income Tax Consequences."

  SUBSEQUENT ISSUANCES OF SUBORDINATED NOTES MAY ADVERSELY AFFECT YOUR TAX TREATMENT.

     The indenture governing our subordinated notes will provide that, in the event there is a subsequent issuance of subordinated notes with original issue discount that are otherwise identical (other than issuance date) to the subordinated notes represented by the IDSs, each holder of IDSs or separately held subordinated notes, as the case may be, agrees that a portion of such holder's subordinated notes will be exchanged for a portion of the subordinated notes acquired by the holders of such subsequently issued subordinated notes. Consequently, immediately following such subsequent issuance, each holder of subsequently issued subordinated notes, held either as part of IDSs or separately, and each holder of existing subordinated notes, held either as part of IDSs or separately, will own an inseparable unit composed of a proportionate percentage of both the old subordinated notes and the newly issued subordinated notes with original issue discount. Therefore, subsequent issuances of subordinated notes pursuant to an IDS offering by us or following an automatic exchange with purchasers of our common stock from the existing equity investors may adversely affect your tax treatment by increasing the original issue discount, if any, that you were previously accruing with respect to the subordinated notes represented by your IDSs. However, because a subsequent issuance will affect the subordinated notes in the same manner, regardless of whether these subordinated notes are held as part of IDSs or separately, the combination of subordinated notes and shares of common stock to form IDSs, or the separation of IDSs, should not affect your tax treatment. Because any newly issued subordinated notes may be issued with original issue discount in amounts different from the subordinated notes represented by the already existing IDSs, the Internal Revenue Service may assert that you have exchanged a portion of your subordinated notes, whether held as part of IDSs or separately, for the newly issued subordinated notes in a taxable exchange for U.S. federal income tax purposes. In such case, however, you would not be expected to realize any gain on the deemed exchange, and any loss realized would be disallowed. We intend to take the position that subsequent issuances will not result in a taxable exchange of your subordinated notes for U.S. federal income tax purposes.

     Following any subsequent issuance of subordinated notes with original issue discount, we (and our agents) will report any original issue discount on the subsequently issued notes ratably among all holders of IDSs and separately held subordinated notes, and each holder of IDSs and separately held subordinated notes will, by purchasing IDSs, agree to report original issue discount in a manner consistent with this approach. However, there can be no assurance that the Internal Revenue Service will not assert that any original issue discount should be reported only to the persons that initially acquired such subsequently issued notes (and their transferees). In such case, the Internal Revenue Service might further assert that, unless a holder can establish that it is not a person that initially acquired such subsequently issued subordinated notes (or a transferee thereof), all of the subordinated notes held by such holder have original issue discount. Any of these assertions by the Internal Revenue Service could create significant uncertainties in the pricing of IDSs and subordinated notes and could adversely affect the market for IDSs and subordinated notes.

     For a discussion of these tax related risks, see "Material U.S. Federal Income Tax Consequences."

  BEFORE THIS OFFERING, THERE HAS NOT BEEN A PUBLIC MARKET FOR OUR IDSS, SHARES OF OUR COMMON STOCK OR SUBORDINATED NOTES. THE PRICE OF THE IDSS MAY FLUCTUATE SUBSTANTIALLY, WHICH COULD NEGATIVELY AFFECT IDS HOLDERS.

     None of the IDSs, the shares of our common stock or subordinated notes has a public market history. In addition, there has not been an active market in the United States or in Canada for securities similar to the IDSs. We cannot assure you that an active trading market for the IDSs will develop in the future, and we currently do not expect that an active trading market for the shares of our common stock will develop until the subordinated notes are redeemed or mature. If the subordinated notes represented by your IDSs are redeemed or mature, the IDSs will automatically separate and you will then hold the shares of our common stock. We do not intend to list our subordinated notes on any securities exchange.

     The initial public offering price of the IDSs will be determined by negotiations among us, the existing equity investors and the representatives of the underwriters and may not be indicative of the market price of the IDSs after the offering. Factors such as quarterly variations in our financial results, announcements by us or others, developments affecting us, our clients and our suppliers, general interest rate levels and general market volatility could cause the market price of the IDSs to fluctuate significantly.

  FUTURE SALES OR THE POSSIBILITY OF FUTURE SALES OF A SUBSTANTIAL AMOUNT OF IDSS, SHARES OF OUR COMMON STOCK OR OUR SUBORDINATED NOTES MAY DEPRESS THE PRICE OF THE IDSS AND THE SHARES OF OUR COMMON STOCK AND OUR SUBORDINATED NOTES.

     Future sales or the availability for sale of substantial amounts of IDSs or shares of our common stock or a significant principal amount of our subordinated notes in the public market could adversely affect the prevailing market price of the IDSs and the shares of our common stock and our subordinated notes and could impair our ability to raise capital through future sales of our securities.

     Our existing equity investors will own      % of the outstanding shares of
our common stock if the underwriters do not exercise their over-allotment option in full. A portion of these shares of common stock will automatically be exchanged for subordinated notes upon sale by the existing equity investors, which, together with the remaining shares of common stock, could be sold as IDSs pursuant to an underwritten or other registered offering under a registration rights agreement with us. Such sales could cause a decline in the market price of the IDSs.

     We may issue shares of our common stock and subordinated notes, which may be in the form of IDSs, or other securities from time to time as consideration for future acquisitions and investments. In the event any such acquisition or investment is significant, the number of shares of our common stock and the aggregate principal amount of subordinated notes, which may be in the form of IDSs, or the number or aggregate principal amount, as the case may be, of other securities that we may issue may in turn be significant. In addition, we may also grant registration rights covering those IDSs, shares of our common stock, subordinated notes or other securities in connection with any such acquisitions and investments.

  OUR RESTATED CERTIFICATE OF INCORPORATION AND AMENDED AND RESTATED BY-LAWS AND SEVERAL OTHER FACTORS COULD LIMIT ANOTHER PARTY'S ABILITY TO ACQUIRE US AND DEPRIVE OUR INVESTORS OF THE OPPORTUNITY TO OBTAIN A TAKEOVER PREMIUM FOR THEIR SECURITIES.

     A number of provisions in our restated certificate of incorporation and amended and restated by-laws will make it difficult for another company to acquire us and for you to receive any related takeover premium for your securities. For example, our restated certificate of incorporation provides that stockholders generally may not act by written consent and only stockholders representing at least 25% in voting power may request that our board of directors call a special meeting. In addition, our ability to merge or consolidate with any other person or, directly or indirectly, sell all or substantially all our assets is subject to the approval of a supermajority of our directors. Our restated certificate of incorporation provides for a classified board of directors and authorizes the issuance of preferred stock without stockholder approval and upon such terms as the board of directors may determine. The rights of the holders of shares of our common stock will be subject to, and may be adversely affected by, the rights of holders of any class or series of preferred stock that may be issued in the future.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     Some of the statements under "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus may include forward-looking statements which reflect our current views with respect to future events and financial performance. Statements which include the words "expect," "intend," "plan," "believe," "project," "anticipate" and similar statements of a future or forward-looking nature identify forward-looking statements for purposes of the federal securities laws or otherwise.

     All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in these statements. We believe that these factors include the following:

     - our high degree of leverage and significant debt service obligations;

     - our history of net losses;

     - the risk of decreases in the level of attendance at events held at the facilities at which we provide our services and the level of spending on the services that we provide at those events;

     - the risk of labor stoppages affecting sports teams at whose facilities we provide our services;

     - the risk of sports facilities at which we provide services losing their sports team tenants;

     - the risk that we may not be able to retain existing clients or obtain new clients;

     - the highly competitive nature of the recreational food service industry;

     - any future changes in management;

     - the risk of weaker economic conditions within the United States;

     - the risk of events similar to those of September 11, 2001 or an outbreak or escalation of any insurrection or armed conflict involving the United States or any other national or international calamity;

     - the risk of increased litigation against us;

     - general risks associated with the food service industry;

     - any future changes in government regulation; and

     - any changes in local government policies and practices regarding facility construction, taxes and financing.

     We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

                                USE OF PROCEEDS

     We estimate that we will receive net proceeds from this offering of
approximately $     million after deducting underwriting discounts and
commissions and other estimated offering expenses payable by us. We will use:

     - $          million of net proceeds from this offering and borrowings
       under the new credit facility to repurchase   % of the shares of our
       common stock held by the existing equity investors before this offering;

     - $          million of net proceeds from this offering and borrowings
       under the new credit facility to make a capital contribution to VSA. VSA will use those funds to repay outstanding borrowings under the old credit facility and purchase VSA's senior subordinated notes that are validly tendered and not withdrawn in the tender offer and consent solicitation;

     - $1 million of the net proceeds from this offering to pay certain members of our senior management the contingent bonuses described under "Management -- Annual Bonus Plan;" and

     - $1 million of the net proceeds from this offering to pay Lawrence E. Honig, our chief executive officer, the payment to which he is entitled under the terms of his employment agreement with us. Mr. Honig will use the after-tax proceeds from this payment to purchase IDSs in this offering in an amount equal to approximately $570,000.

If the underwriters exercise their over-allotment option in full, we will use all the net proceeds we receive from the sale of additional IDSs under the
over-allotment option ($     ) to repurchase the existing equity investors'
remaining interest in us.


     Borrowings under the existing revolving credit facility bear interest at a variable rate, at our option, of either the U.S. Base Rate plus 200 points or LIBOR plus 300 points and become due and payable on December 3, 2004. Borrowings under the tranche B loan under the existing credit facility bear interest at a variable rate, at our option, of either the U.S. Base Rate plus 275 points or LIBOR plus 375 points and become due and payable on December 3, 2006. As of July 1, 2003, the borrowings under the existing revolving credit facility bore interest at a weighted average rate of 5.21% and the borrowings under the tranche B loan of the existing credit facility bore interest at a weighted average rate of 5.12%. VSA's senior subordinated notes bear interest at 11 1/4% per year and mature on March 1, 2009.


     The table below sets forth our estimate of the sources and uses of funds required to effect the transactions described above. The estimated sources and
uses are based on an assumed closing date of        .

SOURCES
-------                            (IN MILLIONS)
New credit facility:
  Term facility..................    $
  Revolving facility.............
IDSs offered hereby..............
Cash.............................
                                     --------
     Total sources of funds
       without exercise of the
       over-allotment option.....    $
                                     ========
IDSs offered hereby assuming
  exercise in full of the
  over-allotment option..........    $
                                     --------
     Total sources of funds
       assuming exercise of the
       over-allotment option in
       full......................    $
                                     ========

USES
----                               (IN MILLIONS)
Repurchase of common stock held
  by existing equity
  investors......................    $
Repayment of existing credit
  facility:
  Tranche B loan.................
  Revolving facility.............
Purchase of VSA senior
  subordinated notes in the
  tender offer and consent
  solicitation...................
Senior management contingent
  bonuses........................
Payment to chief executive
  officer pursuant to employment
  agreement
Fees and expenses................
                                     --------
     Total uses of funds without
       exercise of the
       over-allotment option.....    $
                                     ========
Additional proceeds to existing
  equity investors assuming
  exercise in full of the
  over-allotment option..........    $
                                     --------
     Total uses of funds assuming
       exercise of the
       over-allotment option in
       full......................    $
                                     ========

                                DIVIDEND POLICY

     Upon the closing of this offering, our board of directors is expected to adopt a dividend policy pursuant to which, in the event and to the extent we have any available cash for distribution to the holders of shares of our common stock as of the end of any calendar month, and subject to applicable law, as described below, and the terms of the new credit facility, the indenture governing our subordinated notes and any other then outstanding indebtedness of ours, our board of directors will declare cash dividends on our common stock
equal to $     per share, subject to adjustment. We will pay those dividends on or about the 15th day of the subsequent month.

     If we have any remaining cash after the payment of dividends as contemplated above, our board of directors will, in its sole discretion, decide to use that cash to fund growth capital expenditures or acquisitions, repay indebtedness, pay additional dividends or for general corporate purposes.

     The indenture governing our subordinated notes restricts our ability to declare and pay dividends on our common stock such that in the event our Adjusted EBITDA, as defined in the indenture, per share for the twelve-month period ended at the end of the month immediately prior to the month for which dividends are paid is:

     - higher than the fiscal 2002 level, the maximum aggregate amount of
       dividends per share we may pay for such month may not exceed $       by
       more than 1/12 of 90% of such difference per share;

     - lower than the fiscal 2002 level by more than 2%, but by a percentage less than or equal to 20%, the maximum aggregate amount of dividends per
       share we may pay for such month will not exceed $       minus 1/12 of the
       amount of such difference per share, excluding the initial 2%; and

     - lower than the fiscal 2002 level by more than 20%, no dividends will be payable for such month.


     The new credit facility restricts our ability to declare and pay dividends on our common stock if and for so long as we do not meet certain financial tests, or if either an event of default under the new credit facility has occurred and is continuing or the payment of interest on our subordinated notes has been suspended. In such cases, the new credit facility requires that 92% of the distributable cash, as defined in the new credit facility, that would have been available to fund dividends on our shares of common stock be applied to mandatory prepayments of certain borrowings under the new credit facility. See "Description of Certain Indebtedness -- New Credit Facility" for a complete description of this dividend restriction.


     Our board of directors may, in its discretion, amend or repeal this dividend policy. Our board of directors may decrease the level of dividends provided for in this dividend policy or discontinue entirely the payment of dividends.

     Future dividends with respect to shares of our capital stock, if any, will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions, provisions of applicable law and other factors that our board of directors may deem relevant. Under Delaware law, our board of directors may declare dividends only to the extent of our "surplus" (which is defined as total assets at fair market value minus total liabilities, minus statutory capital), or if there is no surplus, out of our net profits for the then current and/or immediately preceding fiscal years.

     We have not paid dividends in the past.

                                 CAPITALIZATION


     The following table sets forth our cash and cash equivalents and capitalization as of July 1, 2003:


     - on an actual basis; and

     - on a pro forma as adjusted basis as if this offering, including the use of proceeds from this offering, the repayment of all outstanding borrowings under VSA's existing credit facility and the tender offer and consent solicitation had occurred on that date and VSA had entered into the new credit facility on that date. For purposes of this presentation, we have assumed that 100% of VSA's senior subordinated notes are purchased in the tender offer and consent solicitation for an aggregate
       consideration of $     million.


                                                           AS OF JULY 1, 2003
                               --------------------------------------------------------------------------
                                                           PRO FORMA                      PRO FORMA AS
                                                          AS ADJUSTED                   ADJUSTED ASSUMING
                                                          ASSUMING NO                     FULL EXERCISE
                                                        EXERCISE OF THE                      OF THE
                                                        OVER-ALLOTMENT                   OVER-ALLOTMENT
                                ACTUAL    ADJUSTMENTS       OPTION        ADJUSTMENTS        OPTION
                               --------   -----------   ---------------   -----------   -----------------
                                                             (IN THOUSANDS)
Cash and cash equivalents....  $ 15,165                    $                                $
                               ========                    ========                         ========
Long-term debt, including
  current portion
  Current maturities of long-
    term debt................  $  1,150                    $                                $
  Existing credit facility...   124,175                          --                               --
  New credit facility........        --
  11 1/4% senior subordinated
    notes of VSA.............   100,000                          --                               --
    % subordinated notes.....        --
                               --------                    --------                         --------
         Total long-term
           debt..............   225,325
Stockholders' deficiency
  Common stock, $0.01 par
    value per share --
    authorized:      shares;
    issued:      shares;
    outstanding:     shares..        --                          --                               --
  Additional paid-in
    capital..................  $ 67,321
  Accumulated deficit........   (25,235)
  Accumulated other
    comprehensive gain.......       116
  Treasury stock(1)..........   (49,500)
  Loans to related parties...    (1,175)
                               --------                    --------                         --------
         Total stockholders'
           deficiency........    (8,473)
                               --------                    --------                         --------
           Total
            capitalization...  $216,852                    $                                $
                               ========                    ========                         ========


---------------

(1) The actual column represents      shares at cost.

                                    DILUTION

     Dilution is the amount by which the portion of the offering price paid by the purchasers of the IDSs to be sold in the offering that is allocated to our shares of common stock represented by the IDSs exceeds the net tangible book value or deficiency per share of our common stock after the offering. Net tangible book value or deficiency per share of our common stock is determined at any date by subtracting our total liabilities from the total book value of our tangible assets and dividing the difference by the number of shares of common stock deemed to be outstanding at that date.


     Our net tangible book deficiency as of July 1, 2003 was approximately
$     million, or $     per share of common stock. After giving effect to our
receipt and intended use of approximately $     million of estimated net
proceeds (after deducting estimated underwriting discounts and commissions and offering expenses) from our sale of IDSs in this offering, based on an assumed
initial public offering price of $          per IDS (the midpoint of the range
set forth on the cover page of this prospectus), our pro forma as adjusted net tangible book deficiency as of July 1, 2003 would have been approximately $
million, or $     per share of common stock. This represents an immediate
increase in net tangible book value of $     per share of our common stock to
existing stockholders and an immediate dilution of $     per share of our common
stock to new investors purchasing IDSs in this offering.


     The following table illustrates this substantial and immediate dilution to new investors:


                                                        PER SHARE OF COMMON STOCK ASSUMING FULL
                                                         EXERCISE OF THE OVER-ALLOTMENT OPTION
                                       PER SHARE OF      OR THE FULL AUTOMATIC EXCHANGE OF THE
                                       COMMON STOCK   SHARES HELD BY THE EXISTING EQUITY INVESTORS
                                       ------------   --------------------------------------------
Portion of the assumed initial public
  offering price of $         per IDS
  allocated to one share of common
  stock..............................    $                              $
  Net tangible book deficiency per
     share as of July 1, 2003........
  Increase per share attributable to
     cash payments made by investors
     in this offering................
                                         --------                       --------
  Decrease per share attributable to
     net increase in indebtedness....
Pro forma as adjusted net tangible
  book value after this offering.....    $                              $
                                         --------                       --------
Dilution in net tangible book value
  per share to new investors.........    $                              $
                                         ========                       ========



     The following table sets forth on a pro forma basis as of July 1, 2003:


     - the total number of shares of our common stock owned by the existing equity investors and to be owned by the new investors, as represented by the IDSs to be sold in this offering;

     - the total consideration paid by the existing equity investors and to be paid by the new investors purchasing IDSs in this offering; and

     - the average price per share of common stock paid by existing equity investors and to be paid by new investors purchasing IDSs in this offering:

                                      SHARES OF COMMON                           AVERAGE PRICE
                                       STOCK PURCHASED    TOTAL CONSIDERATION    PER SHARE OF
                                      -----------------   --------------------      COMMON
                                      NUMBER    PERCENT    AMOUNT     PERCENT        STOCK
                                      -------   -------   ---------   --------   -------------
Existing equity investors...........                  %   $                 %      $
New investors.......................
                                      -------    -----    --------     -----
          Total.....................             100.0%   $            100.0%
                                      =======    =====    ========     =====

                   SELECTED HISTORICAL FINANCIAL INFORMATION


     The following table sets forth our selected consolidated financial information derived from our audited consolidated financial statements for each of the fiscal years ended December 29, 1998, December 28, 1999, January 2, 2001, January 1, 2002 and December 31, 2002, of which the financial statements for fiscal 2000, 2001 and 2002 are included elsewhere in this prospectus, and our unaudited consolidated financial statements for the twenty-six week periods ended July 2, 2002 and July 1, 2003, which are included elsewhere in this prospectus.



     The unaudited consolidated financial statements for the twenty-six week periods ended July 2, 2002 and July 1, 2003 include all adjustments, consisting of normal recurring adjustments, which, in our opinion, are necessary for a fair presentation of the financial position and results of operations for these periods. Operating results for the twenty-six week period ended July 1, 2003 are not necessarily indicative of the results that may be expected for the fifty-two week fiscal year ending December 30, 2003, primarily due to the seasonal nature of the business.



     The information in the table below should be read together with our audited consolidated financial statements for fiscal 2000, 2001 and 2002 and the related notes, our unaudited consolidated financial statements for the twenty-six week period ended July 1, 2003 and July 2, 2002 and the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations," all as included elsewhere in this prospectus. The figures in the table below reflect rounding adjustments.



                                                                                                  TWENTY-SIX WEEKS ENDED
                                                        FISCAL(1)                                -------------------------
                            ------------------------------------------------------------------     JULY 2,       JULY 1,
                              1998(2)        1999          2000          2001          2002         2002          2003
                            -----------   -----------   -----------   -----------   ----------   -----------   -----------
                                                         (IN MILLIONS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
  DATA:
Net sales.................  $     283.4   $     431.5   $     522.5   $     543.1   $    577.2   $     254.3   $     269.6
Cost of sales.............        222.5         342.5         424.2         446.6        470.9         209.1         222.3
Selling, general and
  administrative..........         29.5          42.7          47.9          48.1         55.3          26.6          27.6
Depreciation and
  amortization............         18.2          26.8          26.3          24.5         26.2          12.3          13.4
Transaction related
  expenses................          3.1           1.5           1.1            --          0.6            --            --
Contract related losses...          1.4           1.4           2.5           4.8          0.7           0.7           0.6
                            -----------   -----------   -----------   -----------   ----------   -----------   -----------
Operating income..........          8.7          16.5          20.6          19.2         23.5           5.6           5.7
  Interest expense........         11.3          23.0          26.6          23.4         20.7          10.5          10.2
  Other income, net.......         (0.4)         (0.5)         (0.5)         (0.2)        (1.5)         (1.4)         (0.1)
                            -----------   -----------   -----------   -----------   ----------   -----------   -----------
Income (loss) before
  income taxes............         (2.2)         (6.1)         (5.5)         (4.0)         4.3          (3.5)         (4.4)
Income tax provision
  (benefit)...............          1.5          (1.5)         (1.3)         (0.4)        (0.2)         (0.5)         (0.8)
Income (loss) before
  extraordinary item and
  cumulative effect of
  change in accounting
  principle...............         (3.7)         (4.5)         (4.2)         (3.6)         4.5          (3.0)         (3.7)
Extraordinary loss on debt
  extinguishment, net of
  taxes(3)................         (1.5)         (0.9)           --            --           --            --            --
Cumulative effect of
  change in accounting
  principle, net of
  taxes(4)................           --          (0.2)           --            --           --            --            --
                            -----------   -----------   -----------   -----------   ----------   -----------   -----------

                                                                                                  TWENTY-SIX WEEKS ENDED
                                                        FISCAL(1)                                -------------------------
                            ------------------------------------------------------------------     JULY 2,       JULY 1,
                              1998(2)        1999          2000          2001          2002         2002          2003
                            -----------   -----------   -----------   -----------   ----------   -----------   -----------
                                                         (IN MILLIONS, EXCEPT PER SHARE DATA)
Net income (loss)(5)......         (5.2)         (5.6)         (4.2)         (3.6)         4.5          (3.0)         (3.7)
Other comprehensive
  loss -- foreign
  translation
  adjustment..............         (0.1)         (0.1)         (0.1)         (0.2)          --           0.2           0.6
                            -----------   -----------   -----------   -----------   ----------   -----------   -----------
Comprehensive income
  (loss)..................  $      (5.3)  $      (5.8)  $      (4.3)  $      (3.8)  $      4.5   $      (2.9)  $      (3.1)
                            ===========   ===========   ===========   ===========   ==========   ===========   ===========
PER SHARE DATA:
Income (loss) before
  extraordinary item and
  cumulative effect of
  change in accounting
  principle, net of taxes:
  Basic...................  $ (8,807.23)  $(12,220.03)  $(12,708.54)  $(10,844.55)  $13,541.17   $ (9,121.89)  $(11,055.21)
  Diluted.................  $ (8,807.23)  $(12,220.03)  $(12,708.54)  $(10,844.55)  $13,541.17   $ (9,121.89)  $(11,055.21)
Net income (loss) per
  share:
  Basic...................  $(12,340.32)  $(15,273.67)  $(12,708.54)  $(10,844.55)  $13,541.17   $ (9,121.89)  $(11,055.21)
  Diluted.................  $(12,340.32)  $(15,273.67)  $(12,708.54)  $(10,844.55)  $13,541.17   $ (9,121.89)  $(11,055.21)
CASH FLOW DATA:
Net cash provided by (used
  in) operating
  activities..............  $       2.5   $      16.1   $      22.7   $      24.7   $     38.6   $      40.1   $      17.8
Net cash used in investing
  activities..............  $      (5.3)  $     (25.4)  $     (12.9)  $     (29.3)  $    (45.0)  $      27.6   $      15.2
Net cash provided by (used
  in) financing
  activities..............  $       6.3   $      12.8   $      (7.3)  $       5.0   $      1.7   $      (9.5)  $       2.1
OTHER DATA:
Maintenance capital
  expenditures(5).........  $       4.6   $       4.9   $       8.3   $      12.7   $     31.2   $      27.8   $       4.8
Growth capital
  expenditures(5).........         14.2          21.4           5.6          16.7   $     16.4   $      (0.2)  $      10.4
                            -----------   -----------   -----------   -----------   ----------   -----------   -----------
Aggregate capital
  expenditures(5).........  $      18.8   $      26.3   $      13.9   $      29.4   $     47.6   $      27.6   $      15.2
Ratio of earnings to fixed
  charges(6)..............           --            --            --            --          1.2            --            --
Deficiency in the coverage
  of earnings to fixed
  charges(6)..............  $      (2.2)  $      (6.1)  $      (5.5)  $      (4.0)  $       --          (3.5)         (4.4)



                                DECEMBER 29,   DECEMBER 28,   JANUARY 2,   JANUARY 1,   DECEMBER 31,   JULY 2,    JULY 1,
                                    1998           1999          2001         2002          2002         2002       2003
                                ------------   ------------   ----------   ----------   ------------   --------   --------
                                                                      (IN MILLIONS)
BALANCE SHEET DATA:
Total assets..................     $269.5         $278.6        $265.7       $265.9        $280.2       $288.9     $298.3
Long-term debt (including
  current portion)............     $161.3         $224.0        $219.1       $224.6        $225.4       $211.0     $225.3

                                                                                                  TWENTY-SIX WEEKS ENDED
                                                        FISCAL(1)                                -------------------------
                            ------------------------------------------------------------------     JULY 2,       JULY 1,
                              1998(2)        1999          2000          2001          2002         2002          2003
                            -----------   -----------   -----------   -----------   ----------   -----------   -----------
                                                                    (IN MILLIONS)
EBITDA:
Net income (loss)(7)......  $      (5.2)  $      (5.6)  $      (4.2)  $      (3.6)  $      4.5   $      (3.0)  $      (3.7)
Cumulative effect of
  change in accounting
  principle, net of
  taxes(4)................           --           0.2            --            --           --            --            --
Extraordinary loss on debt
  extinguishment, net of
  taxes(3)................          1.5           0.9            --            --           --            --            --
                            -----------   -----------   -----------   -----------   ----------   -----------   -----------
Income (loss) before
  extraordinary item and
  cumulative effect of
  change in accounting
  principle...............         (3.7)         (4.5)         (4.2)         (3.6)         4.5          (3.0)         (3.7)
Income tax provision
  (benefit)...............          1.5          (1.5)         (1.3)         (0.4)        (0.2)         (0.5)         (0.8)
                            -----------   -----------   -----------   -----------   ----------   -----------   -----------
Income (loss) before
  income taxes............  $      (2.2)  $      (6.1)  $      (5.5)  $      (4.0)  $      4.3   $      (3.5)  $      (4.4)
Adjustments:
  Interest expense........         11.3          23.0          26.6          23.4         20.7          10.5          10.2
  Depreciation and
    amortization..........         18.2          26.8          26.3          24.5         26.2          12.3          13.4
                            -----------   -----------   -----------   -----------   ----------   -----------   -----------
EBITDA(8).................  $      27.3   $      43.7   $      47.4   $      43.9   $     51.2   $      19.3   $      19.1
Unusual item included in
  EBITDA:
  Return of bankruptcy
    funds to Service
    America(9)............           --            --            --            --          1.4   $       1.4            --


---------------

(1) We have adopted a 52-53 week period ending on the Tuesday closest to December 31 as our fiscal year. The 1998, 1999, 2001 and 2002 fiscal years consisted of 52 weeks, and the 2000 fiscal year consisted of 53 weeks.

(2) We acquired Service America in 1998 and our results of operations for fiscal 1998 include the results of operations for Service America from the date of the acquisition in August 1998.

(3) For fiscal 1998, a $1.5 million extraordinary loss on debt extinguishment, net of taxes resulted from refinancing our secured credit facility; for fiscal 1999, a $0.9 million extraordinary loss on debt extinguishment resulted from the early retirement of a portion of the secured credit facility, net of taxes.

(4) For fiscal 1999, we adopted the provisions of the American Institute of Certified Public Accountants Statement of Position 98-5, Reporting on the Costs of Start-up Activities, which requires that costs of start-up activities be expensed as incurred. As a result, we recorded a charge of $0.2 million reflecting the cumulative effect of a change in accounting principle, net of taxes.

(5) The sum of maintenance and growth capital expenditures equals the sum of contract rights acquired, net (purchase of contract rights) and the purchase of property and equipment, net for the relevant periods as displayed in the statement of cash flows, as follows:



                                                                                            TWENTY-SIX
                                                                                            WEEKS ENDED
                                                               FISCAL(1)                 -----------------
                                                 -------------------------------------   JULY 2,   JULY 1,
                                                 1998    1999    2000    2001    2002     2002      2003
                                                 -----   -----   -----   -----   -----   -------   -------
                                                                       (IN MILLIONS)
Aggregate capital expenditures.................  $18.8   $26.3   $13.9   $29.4   $47.6    $27.6     $15.2
Statement of cash flow data:
  Contract rights acquired, net (purchase of
    contract rights)...........................    6.2    15.9     7.5    21.3    37.7     22.8      10.5
  Purchase of property and equipment, net......   12.6    10.4     6.4     8.1     9.9      4.8       4.7
                                                 -----   -----   -----   -----   -----    -----     -----
                                                 $18.8   $26.3   $13.9   $29.4   $47.6    $27.6     $15.2
                                                 =====   =====   =====   =====   =====    =====     =====



    Maintenance capital expenditures are capital expenditures made to secure renewals of our existing contracts and maintain these contracts following renewal. Growth capital expenditures are those made to secure new contracts and maintain these contracts during their initial term. Accordingly, growth capital expenditures in any given year consist of up-front capital investments in new contracts and additional committed investments in existing contracts that have never previously been renewed. We believe that the identification and separation of maintenance and growth capital expenditures are important factors in evaluating our financial results. While we strive to maintain our present level of EBITDA by securing renewals of our existing contracts, we cannot assure you that we will maintain our present level of EBITDA since we cannot predict the future financial requirements of our clients. Contracts may be renewed at significantly different commission rates and, thus, levels of EBITDA, depending on the clients' financial requirements at the time of renewal. See "Management's Discussion and Analysis of Financial Condition and Results of
    Operations -- Liquidity and Capital Resources."



(6) For purposes of determining the ratio of earnings to fixed charges, earnings are defined as income (loss) before income taxes, extraordinary item and cumulative effect of change in accounting principle plus fixed charges. Fixed charges include interest expense on all indebtedness, amortization of deferred financing costs and one-third of rental expense on operating leases representing that portion of rental expense deemed to be attributable to interest. Where earnings are inadequate to cover fixed charges, the deficiency is reported.



(7) In accordance with Statement of Financial Accounting Standards No. 142, or SFAS 142, effective January 2, 2002, we discontinued the amortization of goodwill and trademarks and identified intangible assets which we believe have indefinite lives. Adjusted net income (loss) to give effect to SFAS 142 would have been $(3.9) million for fiscal 1998, $(3.1) million for fiscal 1999, $(1.8) million for fiscal 2000 and $(1.1) million for fiscal 2001.



(8) EBITDA is not a measure in accordance with GAAP. EBITDA is not intended to represent cash flows from operations as determined by GAAP and should not be used as an alternative to income (loss) before taxes or net income as an indicator of operating performance or to cash flows as a measure of liquidity. We believe that EBITDA is an important measure of the cash returned on our investment in capital expenditures under our contracts.


    "Adjusted EBITDA," as defined in the indenture governing our subordinated notes, is determined as EBITDA, as adjusted for transaction related expenses, contract related losses, other non-cash charges, and the annual management fee paid to affiliates of the existing equity investors, less any non-cash credits. We present this discussion of Adjusted EBITDA because covenants in the indenture governing our subordinated notes contain ratios based on this measure. For example, our ability to incur additional debt and make restricted payments requires a ratio of Adjusted EBITDA to fixed charges of 2.0 to 1.0, except that we may incur certain debt and make certain restricted payments without regard to the ratio, including our ability to incur an unlimited amount of indebtedness in connection with the issuance of additional IDSs so long as the ratio of the aggregate principal amount of the additional subordinated notes to the number of the additional shares of our common stock will not exceed the equivalent ratio represented by the then existing IDSs.

    On a historical basis, we made the following adjustments to EBITDA to compute Adjusted EBITDA:


                                                                                       TWENTY-SIX
                                                                                       WEEKS ENDED
                                                      FISCAL(1)                     -----------------
                                     --------------------------------------------   JULY 2,   JULY 1,
                                     1998(2)   1999    2000    2001       2002       2002      2003
                                     -------   -----   -----   -----   ----------   -------   -------
                                                              (IN MILLIONS)
EBITDA.............................   $27.3    $43.7   $47.4   $43.9     $51.2       $19.3     $19.1
Adjustments:
  Transaction related expenses.....     3.1      1.5     1.1      --       0.6          --        --
  Contract related losses..........     1.4      1.4     2.5     4.8       0.7         0.7       0.6
  Non-cash compensation............      --       --     0.3     0.1       0.6         0.2      (0.1)
  Management fees paid to
     affiliates of Blackstone and
     GE Capital....................     0.3      0.4     0.4     0.4       0.4         0.2       0.2
                                      -----    -----   -----   -----     -----       -----     -----
Adjusted EBITDA....................   $32.1    $47.1   $51.7   $49.2     $53.5       $20.4     $19.9
                                      =====    =====   =====   =====     =====       =====     =====
Unusual item included in EBITDA and
  Adjusted EBITDA:
  Return of bankruptcy funds to
     Service America (see note 7
     below)........................      --       --      --      --       1.4         1.4        --
Ratio of Adjusted EBITDA to fixed
  charges..........................    2.98     2.19    2.06    2.24      2.77        2.08      2.10


     Explanations of the adjustments are listed below:

     - Transaction related expenses include:

        - for fiscal 1998, $3.1 million of cash severance expenses paid to former employees and other expenses incurred in connection with the elimination of redundant personnel and office functions resulting from the business combination of Volume Services and Service America;

        - for fiscal 1999, $1.5 million of cash expenses related to the elimination of redundant office functions of the Service America corporate office in connection with the business combination of Volume Services and Service America;

        - for fiscal 2000, $1.1 million of cash non-recurring corporate costs consisting primarily of expenses incurred in connection with the analysis of a potential recapitalization and strategic investment opportunities; and

        - for fiscal 2002, $0.6 million of acquisition related cash costs relating primarily to expenses incurred in connection with the structuring and evaluation of financing and recapitalization strategies; and

     - Contract related losses include:

        - for fiscal 1998, $1.4 million of non-cash charges related to the write-down to net realizable value of a contract that was terminated;

        - for fiscal 1999, $1.4 million of non-cash charges related to the write-down of impaired assets for certain contracts where the estimated future cash flows from the contract were insufficient to cover the carrying cost of the related long-lived assets;

        - for fiscal 2000, $1.5 million of non-cash charges related to the write-down of impaired assets for certain contracts where the estimated future cash flows from the contract were insufficient to cover the carrying cost of the related long-lived assets, $0.7 million of non-cash charges related to the write-off of assets related to litigation settlement and a non-recurring $0.3 million cash expense in related legal fees;

        - for fiscal 2001, $4.8 million of non-cash charges related to the write-down of impaired assets for certain contracts where the estimated future cash flows from the contract were insufficient to cover the carrying cost of the related long-lived assets;

        - for fiscal 2002, $0.7 million of non-cash charges related to the write-down of impaired assets for a contract which was terminated; and


        - for the twenty-six weeks ended July 2, 2002 and July 1, 2003, non-cash charges of $0.7 million and $0.6 million, respectively, were incurred related to the write-down of impaired assets for certain terminated and/or assigned contracts.



     - Non-cash compensation expenses related to the revaluation of partnership units purchased by certain members of our management financed with nonrecourse loans include for fiscal 2000, 2001 and 2002, $0.3 million, $0.1 million and $0.6 million, respectively, and for the twenty-six week periods ended July 2, 2002 and July 1, 2003, $0.2 and ($0.1), respectively.



     - Management fees paid to affiliates of Blackstone and GE Capital include for fiscal 1998, 1999, 2000, 2001 and 2002, $0.3 million, $0.4 million,
       $0.4 million, $0.4 million and $0.4 million, respectively, and $0.2 million for each of the twenty-six week periods ended July 2, 2002 and July 1, 2003. The management fees are paid quarterly in arrears and will cease upon the closing of this offering.



    For purposes of calculating the ratio of Adjusted EBITDA to fixed charges, fixed charges includes interest expense (excluding amortization of deferred financing fees) plus capitalized interest, the earned discount or yield with respect to the sale of receivables and cash dividends on preferred stock. On a pro forma basis, for the twenty-six week period ended July 1, 2003, our ratio of Adjusted EBITDA to fixed charges under the indenture would have
    been      to 1.0.



(9) During fiscal 2002, Service America received approximately $1.4 million from funds previously set aside to satisfy creditors pursuant to a plan of reorganization approved in 1993.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

GENERAL

     Management's discussion and analysis is a review of our results of operations and our liquidity and capital resources. The following discussion should be read in conjunction with "Selected Historical Financial Information" and the financial statements, including the related notes, appearing elsewhere in this prospectus. The following data have been prepared in accordance with GAAP.

CRITICAL ACCOUNTING POLICIES

     The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the financial statement date and reported amounts of revenues and expenses, including amounts that are susceptible to change. Our critical accounting policies include accounting methods and estimates underlying such financial statement preparation, as well as judgments around uncertainties affecting the application of those policies. In applying critical accounting policies, materially different amounts or results could be reported under different conditions or using different assumptions. We believe that our critical accounting policies, involving significant estimates, uncertainties and susceptibility to change, include the following:


     - Recoverability of property and equipment, contract rights, cost in excess of net assets acquired (goodwill) and other intangible assets. As of July 1, 2003, net property and equipment of $54.8 million and net contract rights of $104.7 million were recorded. In accordance with Statement of Financial Accounting Standards (SFAS) No. 144, we evaluate long-lived assets with definite lives for possible impairment when an event occurs which would indicate that its carrying amount may not be recoverable. The impairment analysis is made at the contract level and evaluates the net property and equipment as well as the contract rights related to that contract. The undiscounted future cash flows are compared to the carrying value of the related long-lived assets. If the undiscounted future cash flows are lower than the carrying value, an impairment charge is recorded. The amount of the impairment charge is equal to the difference between the balance of the long-lived assets and the future discounted cash flows related to the assets (using a rate based on our incremental borrowing rate). As we base our estimates of undiscounted future cash flows on past operating performance, including anticipated labor and other cost increases, and prevailing market conditions, we cannot assure you that our estimates are achievable. Different conditions or assumptions, if significantly negative or unfavorable, could have a material adverse effect on the outcome of our evaluation and our financial condition or future results of operations. Events that would trigger an evaluation at the contract level include the loss of a tenant team, notice from the client indicating intent to terminate the contract, the bankruptcy of a client, discontinuation of a sports league or a significant increase in competition that could reduce the future profitability of the contract, among others. As of July 1, 2003, net goodwill of $46.5 million and other intangible assets (trademarks) of $17.0 million were recorded. In accordance with SFAS No. 142, on an annual basis, we test our indefinite-lived intangible assets (goodwill and trademarks) for impairment. Additionally, goodwill is tested between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. We have determined that the reporting unit is VSAH. In performing the annual goodwill assessment, we compare the fair value of VSAH to its carrying amount, including these indefinite-lived assets. If the fair value of VSAH exceeds the carrying amount, then it is determined that goodwill is not impaired. Should the carrying amount exceed the fair value, then we would need to perform the second step in the impairment test. Fair value for these tests is determined based upon a discounted cash flow model, using a rate based on our incremental borrowing rate. As we base our estimates of cash flows on past operating performance, including anticipated labor and other cost increases and prevailing market conditions, we cannot assure you that our estimates are achievable. Different conditions or assumptions, if significantly negative or unfavorable, could have a material adverse effect on the outcome of our evaluation and on our financial condition or future results of operations. In performing the annual trademark assessment, management compares the fair value of the intangible asset to its carrying value. Fair value is determined based on a discounted cash flow model, using a rate based on our incremental borrowing rate. If the carrying amount of the intangible asset exceeds its fair value, an impairment loss will be recognized for the excess amount. If the fair value is greater than the carrying amount, no further assessment is performed. We have performed our annual assessments of goodwill and trademarks on April 1, 2003 and determined that no impairment exists.


     - Insurance. We have a high deductible insurance program for general liability, auto liability and workers' compensation risk. We are required to estimate and accrue for the amount of losses that we expect to incur and will ultimately have to pay for under the deductible during the policy year. These amounts are recorded in cost of sales and selling, general and administrative expenses on the statement of operations and accrued liabilities and long-term liabilities on the balance sheet. Our estimates consider a number of factors, including historical experience and actuarial assessment of the liabilities for reported claims and claims incurred but not reported. While we use outside parties to assist us in making these estimates, it is difficult to provide assurance that the actual amounts may not be materially different than what we have recorded. In addition we are self-insured for employee medical benefits and related liabilities. Our liabilities are based on historical trends and claims filed and are estimated for claims incurred but not reported. While the liabilities represent management's best estimate, actual results could differ significantly from those estimates.

     - Deferred income taxes. We recognize deferred tax assets and liabilities based on the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities. Our primary deferred tax assets relate to net operating losses and credit carryovers. The realization of these deferred tax assets depends upon our ability to generate future income. If our results of operations are adversely affected, not all of our deferred tax assets, if any, may be realized.

SEASONALITY AND QUARTERLY RESULTS

     Our net sales and operating results have varied, and are expected to continue to vary, from quarter to quarter (a quarter is comprised of thirteen or fourteen weeks), as a result of factors which include:

     - seasonality of sporting and other events;

     - unpredictability in the number, timing and type of new contracts;

     - timing of contract expirations and special events; and

     - level of attendance at the facilities which we serve.

     Business at the principal types of facilities we serve is seasonal in nature. MLB and minor league baseball related sales are concentrated in the second and third quarters, the majority of NFL related activity occurs in the fourth quarter and convention centers and arenas generally host fewer events during the summer months. Results of operations for any particular quarter may not be indicative of results of operations for future periods.

     Set forth below are comparative net sales for the first and second quarters of fiscal 2003 and by quarter for fiscal 2002, 2001 and 2000, as well as operating income (loss) and net income (loss), on an actual and per share basis (in thousands, except per share data):



                                                                   2003
                                 -------------------------------------------------------------------------
                                                                BASIC AND
                                                            DILUTED OPERATING     NET        BASIC AND
                                              OPERATING       INCOME (LOSS)     INCOME    DILUTED EARNINGS
                                  SALES     INCOME (LOSS)       PER SHARE       (LOSS)    (LOSS) PER SHARE
                                 --------   -------------   -----------------   -------   ----------------
1st Quarter....................  $ 96,900      $(4,715)        $(14,201.81)     $(6,545)    $(19,713.79)
2nd Quarter....................  $172,733      $10,460         $ 31,506.02      $ 2,876     $  8,658.57


                                                                   2002
                                 -------------------------------------------------------------------------
                                                                BASIC AND
                                                            DILUTED OPERATING     NET        BASIC AND
                                              OPERATING       INCOME (LOSS)     INCOME    DILUTED EARNINGS
                                  SALES     INCOME (LOSS)       PER SHARE       (LOSS)    (LOSS) PER SHARE
                                 --------   -------------   -----------------   -------   ----------------
1st Quarter....................  $ 87,840      $(4,185)        $(12,605.42)     $(6,870)    $(20,691.49)
2nd Quarter....................  $166,421      $ 9,813         $ 29,557.23      $ 3,841     $ 11,569.60
3rd Quarter....................  $195,100      $15,892         $ 47,867.47      $ 9,783     $ 29,466.29
4th Quarter....................  $127,801      $ 1,975         $  5,948.80      $(2,258)    $ (6,803.23)

                                                                    2001
                                 --------------------------------------------------------------------------
                                                                BASIC AND
                                                            DILUTED OPERATING     NET         BASIC AND
                                              OPERATING       INCOME (LOSS)      INCOME    DILUTED EARNINGS
                                  SALES     INCOME (LOSS)       PER SHARE        (LOSS)    (LOSS) PER SHARE
                                 --------   -------------   -----------------   --------   ----------------
1st Quarter....................  $ 83,194      $(4,107)        $(12,370.48)     $(10,631)    $(32,021.07)
2nd Quarter....................  $157,646      $ 8,117         $ 24,448.80      $  2,155     $  6,487.58
3rd Quarter....................  $177,559      $13,862         $ 41,753.01      $  8,399     $ 25,298.59
4th Quarter....................  $124,714      $ 1,283         $  3,864.46      $ (3,523)    $(10,609.65)

                                                                   2000
                                 -------------------------------------------------------------------------
                                                                BASIC AND
                                              OPERATING     DILUTED OPERATING     NET        BASIC AND
                                               INCOME         INCOME (LOSS)     INCOME    DILUTED EARNINGS
                                  SALES        (LOSS)           PER SHARE       (LOSS)    (LOSS) PER SHARE
                                 --------   -------------   -----------------   -------   ----------------
1st Quarter....................  $ 80,120      $(1,164)        $ (3,506.02)     $(7,842)    $(23,620.48)
2nd Quarter....................  $143,637      $ 6,360         $ 19,156.63      $ 2,047     $  6,164.44
3rd Quarter....................  $188,289      $14,934         $ 44,981.93      $ 6,184     $ 16,628.44
4th Quarter....................  $110,487      $   454         $  1,367.47      $(4,608)    $(13,880.94)

RESULTS OF OPERATIONS


  TWENTY-SIX WEEKS ENDED JULY 1, 2003 COMPARED TO THE TWENTY-SIX WEEKS ENDED JULY 2, 2002



     Net Sales. Net sales of $269.6 million for the twenty-six weeks ended July 1, 2003 increased by $15.3 million (approximately 6%) from $254.3 million in the prior year period. The increase was primarily due to new accounts, which generated net sales of $16.6 million (approximately 6%) partially offset by expired and/or terminated accounts of $6.5 million. Additionally, NHL playoff activity and the addition of an NBA tenant team resulted in a $4.4 million increase in net sales at two facilities. Partially offsetting these improvements was a decline in MLB and minor league baseball related net sales of $4.4 million. This was primarily attributable to overall lower attendance due, in part, to unfavorable weather conditions in various parts of the United States, particularly the northeast. The remaining improvement in net sales was primarily due to increased volume at various facilities where we provide our services.

     Cost of Sales. Cost of sales of $222.3 million for the twenty-six weeks ended July 1, 2003 increased by $13.2 million from $209.1 million in the prior year period due primarily to the increase in sales volume. Cost of sales as a percentage of net sales increased by approximately 0.3% from the prior year period. The increase was due, in part, to higher commissions as a percentage of net sales. This resulted primarily from higher commission rates paid to our largest client in connection with the renewal of that client's contract and a change in the sales mix to client facilities with higher commission rates. These increases were partially offset by lower product and payroll costs resulting from efficiencies achieved at certain facilities at which we operate.



     Selling, General and Administrative Expenses. Selling, general and administrative expenses of $27.6 million in the twenty-six weeks ended July 1, 2003 declined approximately 0.3% as a percentage of net sales from the prior year period. The decrease was due, in part, to a payment of approximately $0.8 million received as reimbursement for assets that were previously written-off in connection with one of our clients that filed for Chapter 11 Bankruptcy during 2001. In addition, efficiencies achieved at certain operating facilities resulted in a decline of operating costs recorded in selling, general and administrative expenses. These improvements were partially offset by higher corporate overhead expenses related to the addition of management positions during fiscal 2002 and approximately $0.4 million in non-recurring marketing and other expenses associated with the change in the tradename for our operating subsidiaries from Volume Services America to Centerplate. In fiscal 2003, we anticipate an increase in corporate overhead of 0.5%, as a percentage of net sales, as compared to fiscal 2002, primarily due to the addition of the management positions. However, as a result, we expect to achieve improvements in operating income at the facilities at which we provide services.



     Depreciation and Amortization. Depreciation and amortization was $13.4 million for the twenty-six weeks ended July 1, 2003, compared to $12.3 million in the prior year period. The increase was principally attributable to higher amortization expense primarily related to investments made beginning in the second quarter of fiscal 2002 for the renewal and/or acquisition of certain contracts.



     Contract Related Losses. Contract related losses of $0.6 million recorded in the twenty-six weeks ended July 1, 2003 reflected an impairment charge of approximately $0.2 million for the write-down of property and equipment for a contract which has been assigned to a third-party, and $0.4 million for the write-down of contract rights and other assets for certain terminated contracts. In the prior year period, contract related losses of $0.7 million reflected an impairment charge for the write-down of contract rights.



     Operating Income. Operating income increased approximately $0.1 million from the prior year period due to the factors described above.



     Interest Expense. Interest expense decreased by $0.3 million from the prior year period principally due to lower interest rates on our variable rate debt, which were partially offset by an increase in borrowings.



     Other Income, Net. During the first quarter of fiscal 2002, Service America received approximately $1.4 million in connection with funds previously set aside to satisfy creditors pursuant to a plan of reorganization approved in 1993. Under the plan of reorganization, Service America was required to deposit funds with a disbursing agent for the benefit of its creditors. Any funds which remained unclaimed by its creditors after a period of two years from the date of distribution were forfeited and all interest in those funds reverted back to Service America. Service America does not believe that it has any obligation to escheat such funds.



     Income Taxes. We have evaluated the available evidence about future taxable income and other possible sources of realization of deferred tax assets and based on our best current estimates believe that taxable income will be realized in fiscal 2003. Accordingly, in the twenty-six weeks ended July 1, 2003, a tax benefit of $0.8 million was recognized in comparison to the recognition of a $0.5 million tax benefit in the prior year period. As noted above, we changed our estimate of the effective tax rate for fiscal 2003 during the thirteen-week period ended July 1, 2003 from approximately 33% to 16.8%.

  FISCAL 2002 COMPARED TO FISCAL 2001

     Net Sales. Net sales of $577.2 million during fiscal 2002 increased $34.1 million or approximately 6% from $543.1 million in fiscal 2001. Our sports facility accounts accounted for approximately $20.2 million of the increase, of which $10.5 million was related to NFL venues. Five additional NFL games were played in our clients' facilities in fiscal 2002, including four games that had been postponed from fiscal 2001 due to the events of September 11, 2001, and Super Bowl XXXVI. Additionally, a slight increase of $0.8 million was generated at MLB venues due primarily to an increase in sales as a result of post-season activity, including the World Series. Sales at convention centers and other entertainment facilities increased $2.3 million and $6.2 million, respectively. In addition, newly acquired service contracts generated net sales of $4.6 million.

     Cost of Sales. Cost of sales of $470.9 million for fiscal 2002 increased by $24.3 million from $446.6 million for fiscal 2001. The increase was due primarily to the increase in sales volume. Cost of sales as a percentage of net sales decreased by approximately 0.4% from fiscal 2001 to 81.6%. This decrease was due mainly to efficiencies associated with the greater sales volume.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses of $55.3 million increased approximately 0.7% as a percentage of net sales as compared to fiscal 2001. The increase was primarily the result of higher insurance costs due to dramatic price increases in the insurance market post September 11, 2001, higher corporate overhead expenses related to the addition of management positions and an increase in professional fees. With respect to the insurance increase, we obtained estimates for the casualty insurance program (workers' compensation, general liability, and automobile liability policies) from multiple insurance companies at the end of 2001. Due to increased rates across the insurance market in the wake of September 11, 2001, and after reviewing the results of the estimates obtained along with an independent actuarial analysis, it was our assessment that a high deductible program was more cost effective than a guaranteed cost (zero deductible) program.

     Depreciation and Amortization. Depreciation and amortization was $26.2 million in fiscal 2002 compared to $24.5 million in fiscal 2001. The increase was principally attributable to higher amortization expense related to investments for the renewal and/or acquisition of certain contracts, partially offset by a decline in amortization as a result of the discontinuation of goodwill and trademark amortization ($2.5 million) in accordance with Statement of Financial Accounting Standards No. 142 Goodwill and Other Intangible Assets.

     Transaction Related Expenses. Acquisition related costs of $0.6 million were incurred in fiscal 2002 relating primarily to expenses incurred in connection with the structuring and evaluation of financing and recapitalization strategies, including proposals for securities offerings that preceded the proposed offering of IDSs and the related refinancing of the existing credit facility and senior subordinated notes. No such expenses were incurred in 2001.

     Contract Related Losses. Contract related losses of $0.7 million in fiscal 2002 reflected an impairment charge related to a write-down of contract rights for one contract. In fiscal 2001, contract related losses of $4.8 million reflected an impairment charge of $2.3 million for equipment, leasehold improvements and location contracts with respect to certain contracts. Most of the $2.3 million impairment charge related to two of our clients which filed for Chapter 11 bankruptcy in 2001. Additionally, $2.5 million in other assets - chiefly long-term receivables related to one of those clients -- was written off.

     Operating Income. Operating income increased approximately $4.3 million in fiscal 2002 as compared to fiscal 2001 due to the factors described above.

     Interest Expense. Interest expense decreased by $2.7 million from fiscal 2001 due primarily to lower interest rates on our variable rate debt.

     Other Income, Net. During fiscal 2002, Service America received approximately $1.4 million in connection with funds set aside to satisfy creditors pursuant to a plan of reorganization approved in 1993.

Under the plan of reorganization, Service America was required to deposit funds with a disbursing agent for the benefit of its creditors. Any funds which remained unclaimed by its creditors after a period of two years from the date of distribution were forfeited and all interest in those funds reverted back to Service America. Service America does not believe that it has any obligation to escheat such funds.


     Income Taxes. Management has evaluated the available evidence about future taxable income and other possible sources of realization of deferred tax assets, and, based on its best current estimates, believes taxable income or benefit will be realized in fiscal 2002 and beyond. Accordingly, in fiscal 2002 we have reduced the valuation allowance by $1.3 million and recorded a tax benefit of approximately $0.2 million in comparison to the recognition of a benefit of $0.4 million in fiscal 2001.

  OUTLOOK

     The continuing weak economy has had an adverse impact on the levels of attendance at some sports and many convention center facilities we serve and on the levels of spending at those convention center facilities. Looking forward, we expect economic conditions to continue to be a challenge to growth and profitability through the end of fiscal 2003.

     The events of September 11, 2001 have caused a significant increase in our insurance costs in connection with the recreational facilities where we provide services. We expect that future insurance premiums will continue to increase and certain coverages, such as terrorist acts coverage, will no longer be available or will be meaningfully reduced.

  FISCAL 2001 COMPARED TO FISCAL 2000

     Net Sales. In fiscal 2001, net sales increased 3.9% or $20.6 million as compared to fiscal 2000. The increase was primarily due to new accounts (approximately 5%) and an increase in MLB related sales (approximately 3%). We commenced operations at 17 new accounts during fiscal 2001 including one NFL stadium and six minor league baseball facilities generating additional net sales of $34.8 million. Partially offsetting this was the loss of $9.2 million in net sales associated with the closure of several accounts. Our increase in MLB related sales of $14.8 million was primarily driven by results at three accounts where the tenant teams had highly successful seasons resulting in higher attendance and per capita spending.

     The increases were, in part, offset by a decline in NFL related sales of $6.5 million due primarily to four fewer post season NFL games in fiscal 2001 and the postponement of four NFL games until fiscal 2002 as a result of the September 11, 2001 terrorist attacks. Additionally, at two of the NFL facilities we service, non-NFL related sales declined by approximately $4.9 million as a result of fewer concerts and other ancillary events. Sales at our convention center accounts, which were adversely impacted by the general economic slowdown and the events of September 11, 2001, declined $9.8 million. We estimate that the impact of September 11, 2001 directly reduced our consolidated net sales approximately 2% in fiscal 2001 from the level we would have expected absent such conditions.

     Cost of Sales. Cost of sales as a percentage of net sales increased 1% from fiscal 2000. The primary components of the increase were higher commission costs associated with an increase in sales at accounts with higher commission rates and a change in the sales mix to products with higher commission structures at certain accounts.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses, as a percentage of net sales, declined less than 1.0% as a result of effective cost controls.

     Depreciation and Amortization. Depreciation and amortization declined $1.8 million from fiscal 2000. The decrease was primarily due to a decline in amortization which was the result of the expiration of the initial contract term of certain service contracts.

     Transaction Related Expenses. Non-recurring corporate costs of $1.1 million were incurred during fiscal 2000 relating primarily to expenses incurred in connection with the analysis of a potential recapitalization and strategic investment opportunities. No such expenses were incurred in 2001.

     Contract Related Losses. Contract related losses of $4.8 million for fiscal 2001 reflected an impairment charge of $2.3 million for equipment, leasehold improvements and location contracts with respect to certain contracts under which we intend to continue performing. Most of the $2.3 million impairment charge related to two of our clients which filed for Chapter 11 bankruptcy. Additionally, we wrote off $2.5 million of other assets primarily representing long-term receivables related to one of those clients. We are currently still operating at the location; however, our ability to continue to operate at this account depends on the final outcome of the bankruptcy proceedings. We have approximately $600,000 in equipment and leasehold improvements recorded for this location. We are unable to predict the ultimate outcome or whether there will be additional losses related to this contract. Contract related losses of $2.5 million in the prior year period included an impairment charge of approximately $1.5 million relating to certain contracts which we continue to perform and a $0.7 million charge for the write-off of a client receivable and $0.3 million in related legal fees for a terminated service contract.

     Operating Income. Operating income declined by $1.4 million from fiscal 2000, primarily due to the factors discussed above. We estimate that the impact of September 11, 2001, reduced our operating income approximately 8% in fiscal 2001 from the level we would have expected absent such conditions.

     Interest Expense. Interest expense declined $3.1 million from fiscal 2000, chiefly associated with lower interest rates on our adjustable rate debt.

LIQUIDITY AND CAPITAL RESOURCES


     For the twenty-six weeks ended July 1, 2003, net cash provided by operating activities was $17.8 million compared to $40.1 million in the prior year period. The $22.3 million decline in cash provided from the prior year period was principally attributable to an increase in working capital in the current period. This primarily related to the timing of commission and royalty payments to our clients and the one-time receipt of approximately $1.4 million received in fiscal 2002 in connection with funds previously set aside to satisfy creditors pursuant to a plan of reorganization approved in 1993, as discussed above.



     Net cash used in investing activities was $15.2 million for the twenty-six weeks ended July 1, 2003 compared to $27.6 million in the prior year period reflecting a higher level of investment associated with renewals of existing contracts, including the renewal of our largest client, in the prior year period.



     Net cash provided by financing activities was $2.1 million in the twenty-six weeks ended July 1, 2003 as compared to net cash used in financing activities of $9.5 million in the prior year period. The increase was principally due to higher net borrowings under our revolving credit facility to fund contract investment and working capital requirements in the current period. As of July 1, 2003, we had approximately $15.5 million in outstanding revolving loans as compared to no outstanding balances at July 2, 2002.


     For fiscal 2002, net cash provided by operating activities was $38.6 million as compared to $24.7 million in fiscal 2001. The $13.9 million increase was principally attributable to a $8.1 million increase in net income, mainly as the result of the $4.3 million improvement in operating income, $2.7 million decline in interest expense and the recovery of $1.4 million in funds by Service America, as discussed above. Additionally, our working capital decreased as compared to the prior year period chiefly due to higher accrued commissions, insurance and legal fees.

     Net cash used in investing activities was $45.0 million in fiscal 2002 compared to $29.3 million in fiscal 2001, primarily reflecting a higher level of investment in contract rights and property and equipment associated with renewals of existing contracts in fiscal 2002.

     Net cash provided by financing activities was $1.7 million in fiscal 2002 as compared to $5.0 million in fiscal 2001. As of December 31, 2002, $15.0 million in revolving loans were outstanding under our revolving credit facility as compared to $12.8 million at the end of fiscal 2001; however, the increase in net borrowings was only $2.2 million in fiscal 2002 versus $6.8 million in fiscal 2001. In addition, net cash provided by bank overdrafts increased by approximately $1.4 million in fiscal 2002 as compared to fiscal 2001.

     At December 31, 2002, $43.7 million was available to be borrowed under our revolving credit facility. At that date, there were $15.0 million in outstanding borrowings and $16.3 million of outstanding, undrawn letters of credit reducing availability.

     For fiscal 2001, net cash provided by operating activities was $24.7 million as compared to $22.7 million in fiscal 2000. The $2.0 million increase was primarily due to lower interest costs and a decline in working capital partially offset by a decrease in income from operations.

     Net cash used in investing activities was $29.3 million in fiscal 2001 compared to $12.9 million in the prior year period. The $16.4 million increase in cash used in investing activities primarily reflected a higher level of investment in contract rights and property and equipment associated with new accounts in fiscal 2001.

     Net cash provided by financing activities was $5.0 million in fiscal 2001 as compared to $7.3 million used in financing activities in fiscal 2000. The change primarily reflects net borrowings of $6.8 million under the old credit facility used primarily to finance capital investments as compared to the $3.5 million in net repayments in fiscal 2000. Additionally, our bank overdraft declined $0.5 million compared to $2.4 million in fiscal 2000.


     We expect that the new credit facility will be comprised of a revolving credit facility in an aggregate principal amount of up to $50 million and senior
secured notes in an aggregate principal amount of $     million. We expect that
our revolving credit facility will have a 3-year maturity period and the senior secured notes will have a 5-year maturity period. We expect to use borrowings under the revolving credit facility for general corporate purposes, including working capital, capital expenditures, payment of dividends and letters of
credit. Upon the closing of this offering, we expect to borrow $     million
under the new credit facility to repurchase shares of our common stock held by the existing equity investors and to pay for a portion of VSA's senior subordinated notes accepted for purchase in the tender offer and consent
solicitation, and $     million will be available for borrowing.


     We expect that the new credit facility will require that we meet certain financial tests, including, without limitation, the following tests: a maximum net leverage ratio, a minimum fixed charge coverage ratio and a total debt to book capitalization ratio. We also expect that our new credit facility will contain customary covenants and restrictions, including, among others, limitations or prohibitions on declaring dividends and other distributions, redeeming and repurchasing our other indebtedness, loans and investments, additional indebtedness, liens, sale-leaseback transactions, capital expenditures, recapitalizations, mergers, acquisitions and asset sales and transactions with affiliates.


     We are also often required to obtain performance bonds, bid bonds or letters of credit to secure our contractual obligations. As of July 1, 2003, we had requirements outstanding for performance bonds and letters of credit of $13.4 million and $19.3 million, respectively. Under the new credit facility, we
will have an aggregate of $          available for letters of credit, subject to
an overall borrowing limit of $     million under that facility.


     Our capital expenditures can be categorized into two types: maintenance and growth. Maintenance capital expenditures are associated with securing renewals of our existing contracts and maintaining those contracts following renewal. Growth capital expenditures are those made in connection with securing new contracts and maintaining those contracts during their initial term. In both cases, particularly for sports facilities, capital expenditures are often required in the form of contract acquisition fees or up-front or committed future capital investment to help finance facility construction or renovation. This expenditure typically takes the form of investment in leasehold improvements and food service equipment and grants to owners or operators of facilities. We provide our historical maintenance and growth capital expenditures for each of the five fiscal years ended December 31, 2002 in "Selected Historical Financial Information." The amount of maintenance capital expenditures in fiscal 2002, a total of $31.2 million, increased significantly due to the renewal of several large long-term contracts. We have historically financed our capital expenditures with a combination of cash from operating activities and borrowings under the revolving line of credit of the existing credit facility.


     We believe that the identification and separation of maintenance and growth capital expenditures are important factors in evaluating our business results. While we strive to maintain our present level of net sales and EBITDA by securing renewals of our existing contracts, we cannot assure you that we will maintain our present level of net sales and EBITDA since we cannot predict the future financial requirements of our clients. Contracts may be renewed at significantly different commission rates, and thus levels of net sales and EBITDA, depending on the clients' financial requirements at the time of renewal.



     The amount of capital commitment required by us can vary significantly. The ability to make those expenditures is often an essential element of a successful bid on a new contract or renewal of an existing contract. The following table shows our net sales for fiscal 2002, which equalled $577.2 million, as allocated according to the expiration year of our contracts:



                CONTRACTS EXPIRING IN:
------------------------------------------------------
2003    2004    2005    2006    2007    2008 AND AFTER
-----   -----   -----   -----   -----   --------------
                    (IN MILLIONS)
$79.3   $63.6   $63.1   $86.6   $68.9       $215.7



     Commission and management fee rates vary significantly among contracts based primarily upon the amount of capital that we invest, the type of facility involved, the term of the contract and the services provided by us. In general, within each client category, the level of capital investment and commission are related, such that the greater the capital investment that we make, the lower the commission we pay to the client. Our profit sharing contracts generally provide that we are reimbursed each year for the amortization of our capital investments prior to determining profits under the contract.


     At the end of the contract term, all capital investments that we have made typically remain the property of the client, but our contracts generally provide that the client must reimburse us for any undepreciated or unamortized capital investments or fees made pursuant to the terms of the contract if the contract is terminated early, other than due to our default.


     We believe that cash flow from operating activities, together with borrowings available under the new credit facility, will be sufficient to fund our currently anticipated capital investment requirements, interest and principal payment obligations, working capital requirements and anticipated dividend payments. In fiscal 2002 we made capital investments of $45.0 million, net of $2.3 million in reimbursement of book value under a contract that was terminated early. We have already committed approximately $17.2 million for growth capital expenditures in fiscal 2003. We are currently committed to fund aggregate capital investments of approximately $18.8 million and $1.8 million in 2003 and 2004, respectively. We expect that future maintenance capital expenditures will be financed through net cash provided by operating activities. We expect that future growth capital expenditures will be financed through borrowings under our new revolving credit facility, issuances of additional IDSs or other securities of ours, net cash provided by operating activities, other third party financing or a combination of these alternatives. We expect that as a result of the changes to both our capital structure (including the repayment of all outstanding borrowings under VSA's existing credit facility, VSA's entering into a new credit facility, the repurchase of VSA's senior subordinated notes and issuance of the IDSs offered hereby) and our dividend policy discussed under "Dividend Policy," we may be limited in our ability to grow EBITDA, and our related levels of growth capital expenditures, at rates as great as the relatively rapid EBITDA growth that we have experienced over the last several years. In particular, we may not be able to pursue future growth opportunities if third-party financing, including borrowings under our new credit facility or issuances by us of IDSs or other securities, is not available to us on favorable terms or at all.


CONTRACTUAL COMMITMENTS

     We have future obligations for debt repayments, future minimum rental and similar commitments under non-cancelable operating leases as well as contingent obligations related to outstanding letters of credit. These obligations as of July 1, 2003, without giving effect to this offering and the related transactions, are summarized below:



                                                   LESS THAN    1-3      4-5    MORE THAN
                                          TOTAL     1 YEAR     YEARS    YEARS    5 YEARS
                                          ------   ---------   ------   -----   ---------
                                                           (IN MILLIONS)
Long-term borrowings....................  $225.3     $ 1.2     $124.1   $ --     $100.0
Operating leases........................     1.3        .5         .8     --         --
Commissions and royalties...............    40.8       8.1       20.0    5.2        7.5
Other long-term obligations(1)..........    14.3       8.7        5.3     .3         --
                                          ------     -----     ------   ----     ------
Total contractual obligations...........  $281.7     $17.9     $150.8   $5.5     $107.5
                                          ======     =====     ======   ====     ======


---------------


(1) Represents capital commitments in connection with several long-term concession contracts.



                                                           PAYMENTS DUE BY PERIOD
                                                    -------------------------------------
                                                    LESS THAN    1-3     4-5    MORE THAN
OTHER COMMERCIAL COMMITMENTS                TOTAL    1 YEAR     YEARS   YEARS    5 YEARS
----------------------------                -----   ---------   -----   -----   ---------
Letters of credit.........................  $19.3     $19.3     $ --    $ --      $  --


     On a pro forma basis after giving effect to this offering, the expected use of proceeds and the new credit facility, we believe that our net cash provided by operating activities and borrowing capacity under the new credit facility will be sufficient to enable us to fund our liquidity needs for the foreseeable future. Should we be unable to borrow under the new credit facility, we would seek other sources of debt or equity funding. However, we cannot assure you that we will be successful in obtaining alternate sources of funding in sufficient amounts or on acceptable terms.

MANAGEMENT BONUSES

     Pursuant to our bonus plan, in February 2003 we paid a total of approximately $1 million to our general managers and senior management personnel, expensed as cost of sales, with respect to our financial performance in fiscal 2002. This amount was the aggregate bonus amount available for bonuses regardless of the participants. As discussed under "Management -- Director and Executive Compensation -- Compensation of Executive Officers" and "-- Annual Bonus Plan," bonuses payable to our named executive officers of $400,000 earned for fiscal year 2002 financial performance were forfeited in exchange for a commitment that we pay to them contingent bonuses of up to $1 million in the aggregate upon our successful refinancing or similar transaction, currently anticipated to occur pursuant to this offering, but not limited to this offering. By forfeiting these bonuses, the named executive officers' share of the original $1 million aggregate bonus amount inured to the benefit of the general managers and senior management personnel. Had the named executive officers not forfeited these bonuses, there would have been no increase in the amount of bonus expense included in cost of sales. These contingent bonuses will be paid with the proceeds of this offering and expensed as cost of sales when paid. Subject to the determination of our chief executive officer, our board of directors and our compensation committee to be implemented after this offering, we anticipate that, excluding the contingent bonuses, under the bonus plan in effect for 2003, the aggregate bonus amount to be expensed in 2003 is comparable to the amount expensed in 2002 for similar performance, including the payments to the named executive officers that were forfeited in 2002.

NEW ACCOUNTING STANDARDS


     In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. This statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue No. 94-3, Liability Recognition for Certain Employees Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring) and is effective for exit or disposal activities after December 31, 2002. The implementation of this standard did not have a material effect on our financial position or results of operations.

     On November 25, 2002, the FASB issued Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, which elaborates on the disclosures to be made by a guarantor about its obligations under certain guarantees issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The Interpretation expands on the accounting guidance of SFAS No. 5, Accounting for Contingencies, SFAS No. 57, Related Party Disclosures, and SFAS No. 107, Disclosures about Fair Value of Financial Instruments. The Interpretation also incorporates, without change, the provisions of FASB Interpretation No. 34, Disclosure of Indirect Guarantees of Indebtedness of Others, which it supersedes. The Interpretation does identify several situations where the recognition of a liability at inception for a guarantor's obligation is not required. The initial recognition and measurement provisions of Interpretation No. 45 apply on a prospective basis to guarantees issued or modified after December 31, 2002, regardless of the guarantor's fiscal year-end. The disclosures are effective for financial statements of interim or annual periods ending after December 15, 2002. Adoption of this Interpretation did not have a material effect on our financial position or results of operations.

     On December 31, 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation -- Transition and Disclosure. SFAS No. 148 amends SFAS No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition to SFAS No. 123's fair value method of accounting for stock-based employee compensation. SFAS No. 148 also amends the disclosure provisions of SFAS No. 123 and APB Opinion No. 28, Interim Financial Reporting, to require disclosure in the summary of significant accounting policies of the effects of an entity's accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim financial statements. While SFAS No. 148 does not amend SFAS No. 123 to require companies to account for employee stock options using the fair value method, the disclosure provisions of SFAS No. 148 are applicable to all companies with stock-based employee compensation, regardless of whether they account for that compensation using the fair value method of SFAS No. 123 or the intrinsic value method of APB Opinion No. 25, Accounting for Stock Issued to Employees. SFAS No. 148's amendment of the transition and annual disclosure requirements of SFAS No. 123 are effective for fiscal years ending after December 15, 2002. The implementation of this standard did not have a material effect on our financial position or results of operations.

     In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51, Consolidated Financial Statements. This Interpretation applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. It applies in the first fiscal year or interim period beginning after June 15, 2003, to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. This Interpretation may be applied prospectively with a cumulative-effect adjustment as of the date on which it is first applied or by restating previously issued financial statements for one or more years with a cumulative-effect adjustment as of the beginning of the first year restated. Adoption of this Interpretation did not have a material effect on our financial position or results of operations.

     In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. This statement amends and clarifies financial accounting and reporting for derivative instruments including certain derivatives embedded in other contracts. This statement is effective for contracts entered into or modified after June 30, 2003. The implementation of this standard is not expected to have a material effect on our financial position or results of operations.

     In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS No. 150 establishes standards for classification and measurement of certain financial instruments with characteristics of both liabilities and equity. This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period after June 15, 2003. The implementation of this standard is not expected to have a material effect on our financial position or results of operations.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK


                                                                                                   FAIR VALUE
                                       2003      2004      2005      2006    THEREAFTER   TOTAL      7/1/03
                                      ------    ------    ------    ------   ----------   ------   ----------
                                                               (DOLLARS IN MILLIONS)
Long-term debt:
  Variable rate...................    $  0.6    $ 16.6    $  1.2    $106.9     $   --     $125.3     $125.3
  Average interest rate...........      5.21%     5.21%     5.21%     5.21%      5.21%
  Fixed rate......................    $   --    $   --    $   --    $   --     $100.0     $100.0     $ 98.6
  Average interest rate...........     11.25%    11.25%    11.25%    11.25%     11.25%



     As of July 1, 2003, we had $109,825,000 in term loans outstanding. Installments of the loan are due in consecutive quarterly installments on the last day of each fiscal quarter with 25% of the following annual amounts being paid on each installment date; $1,150,000 in each year from 2003 through 2005 and $106,950,000 due in 2006. As of July 1, 2003, we also had $15,500,000 outstanding in revolving loans on our revolving credit facility of our existing credit facility which matures on December 3, 2004. The weighted average variable rates are based on implied forward rates in the yield curve at the reporting date. VSA also has senior subordinated notes outstanding in an aggregate principal amount of $100,000,000. These senior subordinated notes mature on March 1, 2009.



     As of July 1, 2003, on a pro forma as adjusted basis after giving effect to this offering, including the use of proceeds from this offering, the repayment of all outstanding borrowings under VSA's existing credit facility, the tender offer and consent solicitation and the borrowings under the new credit facility, as if those transactions had occurred on that date and VSA had entered into the
new credit facility on that date, we would have had $     million of fixed rate
long-term debt, consisting of $     million of the subordinated notes
represented by the IDSs and $     million of term loans, and $     million in
variable rate long-term debt, consisting of $     million of term loans and up
to $     million of the revolving credit facility. For additional information regarding the variable interest rates under the new credit facility, See "Description of Certain Indebtedness -- New Credit Facility."

                                    BUSINESS

OVERVIEW

     We are a leading provider of food and beverage concessions, catering and merchandise services for sports facilities, convention centers and other entertainment facilities throughout the United States. Based on the number of facilities served, we are one of the largest providers of food and beverage services to a variety of recreational facilities in the United States and are:

     - the second largest provider to NFL facilities (10 teams);

     - the third largest provider to MLB facilities (7 teams (6 teams after the completion of the 2003 season));

     - the largest provider to minor league baseball and spring training facilities (27 teams); and

     - one of the largest providers to major convention centers (those with greater than approximately 300,000 square feet of exhibition space) (10 centers).

     We have a large diversified client base. As of December 31, 2002, we served 129 facilities, with an average length of client relationship of over 15 years. Some of our major accounts by client category include:

     - Yankee Stadium in New York City, representing approximately 8.6% of our net sales;

     - the Louisiana Superdome, home of the New Orleans Saints, representing approximately 3.5% of our net sales;

     - the Seattle Mariners' Safeco Field, representing approximately 5.3% of our net sales;

     - the National Trade Centre in Toronto, Canada's largest exhibit hall, representing approximately 0.7% of our net sales;

     - the Vancouver Convention & Exhibition Centre, representing approximately 1.1% of our net sales; and

     - the Los Angeles Zoo, representing approximately 1.3% of our net sales.


     Our contracts are typically long-term and exclusive. From 1999 through 2002, contracts came up for renewal that generated, on average, approximately 14.8% of our net sales for each year. During this period, we retained contracts up for renewal that generated, on average, approximately 85.3% of our net sales for each year, which together with the contracts that did not come up for renewal resulted in us retaining contracts that generated, on average, approximately 97.8% of our net sales for each year.


     We have provided our services to several of the highest profile sporting and other events, including:

     - 23 World Series events;

     - three U.S. Presidential Inaugural Balls;

     - nine Super Bowls, including the 2003 Super Bowl at Qualcomm Stadium;

     - two NCAA Final Four Men's Basketball Tournaments; and

     - ten World Cup Soccer games.

OUR STRENGTHS

     We believe that our competitive strengths should enable us to maintain our high retention rate and to secure attractive new contracts. The following is a list of new contracts we have been awarded or begun serving since the beginning of 1999 for major league (NFL, MLB, NBA and NHL) sports facilities and major convention centers:

     - Louisiana Superdome, home of the New Orleans Saints;

     - Denver Broncos' INVESCO Field at Mile High Stadium;

     - The Coliseum, home of the Tennessee Titans;

     - Seattle Mariners' Safeco Field;

     - Minnesota Wild's Xcel Energy Center;

     - San Francisco Giants' Pacific Bell Park;

     - Dallas Convention Center; and

     - new Washington Convention Center.

     Our strengths include the following:

     A LEADING MARKET POSITION. Based on the number of facilities served, we are one of the largest providers of food and beverage services to a variety of sports facilities and to major convention centers in the United States. We believe that our position as one of the market leaders increases the likelihood that we will be able to renew existing contracts and be invited to bid for new contracts to supply food and beverage services to recreational facilities. Furthermore, relative to smaller competitors, we benefit from our ability to make significant capital investments in clients' facilities, which has become an important competitive factor in the bidding process for contracts to serve certain facilities, particularly sports facilities.


     DIVERSIFIED CLIENT BASE. We provide services at 129 facilities located across the United States and into Canada. The breakdown of facilities that we serve by primary client category is as follows: 66 sports facilities, 31 convention centers and 32 other entertainment facilities, generating approximately 65.9%, 21.8% and 12.3%, respectively, of our net sales for fiscal 2002. Within sports facilities, our client base is further diversified and includes contracts to provide services at ten NFL, seven MLB, two NBA, one NHL and 27 minor league baseball and spring training facilities.



     EXCLUSIVE, LONG-TERM SERVICE CONTRACTS WITH HIGH RETENTION RATE. We typically provide services at our clients' facilities pursuant to long-term contracts that grant us the exclusive right to provide certain food and beverage products and services and, under some contracts, merchandise products and other services within the facility. As of December 31, 2002, our contracts had an overall average, weighted by net sales generated by each contract, of approximately 6.3 years left to run before their scheduled expirations, representing approximately 7.9, 3.1 and 3.3 years for sports facilities, convention centers and other entertainment facilities, respectively. The non-weighted average was approximately 4.2 years left to run on our overall contracts, representing approximately 5.5, 2.8, and 2.8 years for sports facilities, convention centers and other entertainment facilities, respectively.



     We typically renegotiate contracts for extension several months and, in some cases, years prior to their expiration. From 1999 through 2002, contracts came up for renewal that generated, on average, approximately 14.8% of our net sales for each year. During this period, we retained contracts up for renewal that generated, on average, approximately 85.3% of our net sales for each year, which together with the contracts that did not come up for renewal resulted in us retaining contracts that generated, on average, approximately 97.8% of our net sales for each year. As of December 31, 2002, we had been providing services to our clients' facilities for an average of approximately 15.6 years. Four of our major accounts -- Yankee Stadium in New York City, home of the Yankees, Qualcomm Stadium in San Diego, home of the Padres (until the end of the 2003 season) and the Chargers, Arrowhead Stadium in Kansas City, home of the Chiefs, and Kaufmann Field in Kansas City, home of the Royals -- have been our accounts for more than 30 years.


     The following chart shows the number of our contracts scheduled to expire in the next three years, by year and by primary facility category, and the percentage of fiscal 2002 net sales attributable to the contracts expiring in each year.

                                                                2003     2004     2005
                                                                -----    -----    -----
Facility Category
     Sports facilities......................................        6        6        5
     Convention centers.....................................        5        4        8
     Other entertainment facilities.........................       13        3        8
                                                                -----    -----    -----
Total number of contracts...................................       24       13       21
                                                                =====    =====    =====
Percentage of fiscal 2002 net sales.........................     12.2%    11.0%    10.9%

     HIGH-QUALITY, FULL SERVICE CAPABILITIES. We believe that our expertise in catering and concession services, coupled with our reputation for high-quality food and beverage products and services and responsiveness to client needs, provide a competitive advantage when we bid for contracts. Our full service capability is particularly important given the trend in new sports facilities toward providing more premium seating and luxury suites that require high-quality catering services. We also believe that our expertise in designing and assisting in the planning of appealing and efficient food service facilities, including food courts, kitchens and permanent and portable concession stands, increases net sales and enhances our ability to obtain and retain clients. For example, we believe that our recognized reputation for service and food, combined with our innovative service offerings, were important factors in obtaining a contract extension at the San Diego Convention Center in 2001.

     EXPERIENCED MANAGEMENT TEAM. Our chief executive officer and our six most senior vice presidents have an average of approximately 15 years of experience in the recreational food service industry. Our facility general managers have an average of approximately 10 years of experience as general managers with our company. We believe that this experience is of particular value in enabling us to evaluate the risks and benefits associated with potential new contracts, contract structures, product innovations and markets.

STRATEGIC DIRECTION AND GROWTH OPPORTUNITIES

     Our goal is to strengthen and broaden our position as a leading provider of food and beverage concessions, catering and merchandise services for sports, convention and other recreational facilities. Our industry position and experience have enabled us to effectively evaluate and select opportunities for growth. Our strategies are designed to continue to improve the level of service to our existing clients and their fans and guests, to attract new clients on the strength of our reputation for quality products and services and to work responsively with our clients to expand into related markets. We intend to accomplish these goals by:

     FURTHER PENETRATING THE MID-SIZE ACCOUNT MARKET. We believe that we have greater potential to grow by obtaining new clients in the mid-size account market than in the major-league or large-city professional sports account markets, where we believe growth opportunities are more limited. Generally, the mid-size account market includes sporting and other recreational facilities, arenas, civic centers, convention centers and amphitheatres in medium- to small-cities. Part of this growth opportunity stems from the existence of more potential clients in the mid-size account category as compared to the major-league and large-city professional sports account category. Furthermore, we believe that the client service and types of contractual arrangements we offer will be attractive to the owners and operators of these kinds of facilities. We expect to involve our local general managers, who have first-hand experience with operational issues and local communities, in our sales efforts in this market.

     EXTENDING OUR SUITE AND CLUB-LEVEL CATERING SERVICES. Our experience is typically that cost savings and service efficiencies often result when one supplier, rather than separate suppliers, provides all the required concession services and suite and club-level catering services for a single facility. Although we provide suite and club-level catering at some of the sports facilities where we provide concessions -- for example, Yankee Stadium, Safeco Field and ALLTEL Stadium -- we do not provide catering services at all of them. We believe that we are capable of providing the quality and service levels that our clients expect for their suites and club-level seats, and we are actively seeking to be awarded the suite and club-level service contracts in the facilities in which we currently have only the concession rights as well as for prospective clients. In connection with this goal, we have appointed a vice president of catering and hired a corporate chef to reinforce and codify our expertise and commitment in this area.

     BUILDING OUR FACILITIES MANAGEMENT BUSINESS. We currently have two facility management accounts, and we desire to expand this area of our business. We believe that we can offer efficiencies to our clients by providing food and beverage services and facility management services in the same facility. Toward this end, we intend to build on our experience in facilities management and our expertise in operating and managing food and beverage concession services in order to more effectively bid on new facility management accounts.

     OFFERING A VARIETY OF BRANDED PRODUCTS TO OUR CLIENTS. We are pursuing a strategy of offering a variety of high-quality, well-recognized branded products to our clients. Through our experience, we have learned that the careful management of prices, costs and consumer brand promotion and recognition can generate additional customer sales for the benefit of our clients and us. Toward this end, we have entered into and are seeking to enter into additional promotional and preferential pricing arrangements with owners of various branded products which would allow us to offer our clients competitively-priced products which have the brand recognition that should help generate additional customer sales.

CLIENTS AND SERVICES

  OVERVIEW

     We provide a number of services to our clients. Our principal services include food and beverage concession and catering services at sports and other entertainment facilities, small- to large-scale banquet catering and food court operations at convention centers and in-facility restaurants and catering across the range of facilities that we serve.

     We also provide merchandise and program sales services at many of the sports facilities that we serve. We are responsible for all personnel, inventory control, purchasing and food preparation requirements in connection with the provision of these services.

     In addition, we provide full facility management services, which can include a variety of services such as event planning and marketing, maintenance, ticket distribution, program printing, advertising and licensing rights for the facility, and its suites and premium seats. Currently, we provide facility management services at two arenas.

     We believe that we have built strong relationships with many of our clients. We often work closely with clients in designing or renovating the portion of the facilities where we provide our services. By using our in-house capabilities in conjunction with outside consultants, we have designed state-of-the-art concessions and restaurant facilities in, among other facilities, INVESCO Field at Mile High Stadium, home of the Denver Broncos, and Pacific Bell Park, home of the San Francisco Giants.

     We also provide for our clients a dedicated central staff for equipment placement and construction design. Our design and construction capabilities are being used in a number of new and existing client facilities where we and the client believe there is an opportunity for additional revenue growth through better design.

     We assist some of our clients in marketing their facilities, as our net sales are directly affected by the number and quality of events attracted to these facilities. We also seek to build relationships with event sponsors in order to facilitate referrals of recurring events, such as annual trade shows. For fiscal 2002:

     - our largest client, Yankee Stadium in New York City, accounted for approximately 8.6% of our net sales;

     - our three largest clients together accounted for approximately 22.1% of our net sales;

     - our 10 largest clients together accounted for approximately 38.6% of our net sales; and

     - our 20 largest clients together accounted for approximately 52.2% of our net sales.

  SPORTS FACILITIES


     We currently have contracts to provide services, including food and beverage concessions and, in some cases, the selling of merchandise, at 66 sports facilities, including stadiums and arenas throughout the United States and into Canada. We also provide catering services for premium seating, luxury suites and in-stadium restaurants at 40 of these facilities. These facilities host sports teams as well as other forms of entertainment, such as concerts and other large civic events. These facilities may also host conventions, trade shows and meetings. The stadiums and arenas at which we provide our services seat from 7,500 to 102,000 persons and typically host sporting events such as NFL and college football games, MLB or minor league baseball games, NBA and college basketball games, NHL and minor league hockey games, concerts, ice shows and circuses. For fiscal 2002, sports facility contracts accounted for approximately 65.9% of our net sales.


     Concession-style sales of food and beverages represent the majority of our business at sports facilities. Catering for luxury suites, premium concession services for premium seating and in-stadium restaurants are currently responsible for a significantly smaller portion of net sales at sports facilities, but have been gaining importance due to the general growth of premium seating as a proportion of total stadium and arena seating and to the general increase in demand for a variety of food and beverage offerings. Also, premium seating is important to our clients because of the significant net sales generated for those clients by purchasers of luxury seats and suites. Consequently, the ability to provide catering is an important factor when competing for contracts, and we expect it to become more important in the future. In addition to the provision of food and beverage catering and concession services, we sell team-licensed and other merchandise during events at 17 of these facilities. For example, we provide a wide range of merchandise services, including in-stadium stores and roving vendors, at almost all of the MLB facilities that we serve.


     Our contracts for sports facilities are typically for terms ranging from five to 20 years. As of December 31, 2002, the existing sports facility contracts had a per contract net sales weighted average remaining life of approximately 7.9 years or a non-weighted average of approximately 5.5 years. In general, stadium and arena contracts require a larger up-front or committed future capital investment than contracts for convention centers and other entertainment facilities and typically have a longer contract term. In addition, some sports facility contracts require greater capital investment than others, and we typically receive a more favorable commission structure at facilities where we have made larger capital investments.

     The following chart lists all our major league sports facility tenants as of July 1, 2003:



                                                                                                   LENGTH OF
                                                                             SEATING CAPACITY     RELATIONSHIP
FACILITY NAME                     LOCATION           SPORTS TEAM TENANT          (SPORT)            (YEARS)
-------------                     --------           ------------------      ----------------     ------------
ALLTEL Stadium Florida       Jacksonville, FL       Jacksonville Jaguars      73,000(NFL)              8.1
Arrowhead Stadium            Kansas City, MO        Kansas City Chiefs        79,000(NFL)             31.3
FedEx Field                  Landover, MD           Washington Redskins       80,000(NFL)              6.0
HHH Metrodome                Minneapolis, MN        Minnesota Vikings         64,000(NFL)             21.5
                                                    Minnesota Twins           44,000(MLB)             21.5
INVESCO Field at Mile High
  Stadium                    Denver, CO             Denver Broncos            76,000(NFL)              2.5
Kaufmann Field               Kansas City, MO        Kansas City Royals        40,600(MLB)             31.3
Louisiana Superdome          New Orleans, LA        New Orleans Saints        70,054(NFL)              4.3
New Orleans Arena            New Orleans, LA        New Orleans Hornets       18,500(NBA)              4.3(1)
Pacific Bell Park            San Francisco,
                             CA                     San Francisco Giants      42,000(MLB)             10.3(2)
Palace of Auburn Hills       Auburn Hills, MI       Detroit Pistons           21,000(NBA)             14.9
Qualcomm Stadium             San Diego, CA          San Diego Chargers        71,400(NFL)             36.2
                                                    San Diego Padres          60,750(MLB)             36.2(3)
RCA Dome                     Indianapolis, IN       Indianapolis Colts        60,000(NFL)             20.3
Safeco Field                 Seattle, WA            Seattle Mariners          47,145(MLB)              5.5(4)
San Francisco Stadium at
  Candlestick Point          San Francisco, CA      San Francisco 49ers       68,000(NFL)             10.3
The Coliseum                 Nashville, TN          Tennessee Titans          68,500(NFL)              4.5
Tropicana Field              St. Petersburg, FL     Tampa Bay Devil Rays      48,500(MLB)              5.3
Xcel Energy Center           St. Paul, MN           Minnesota Wild            18,064(NHL)              2.7
Yankee Stadium               New York, NY           New York Yankees          55,000(MLB)             39.3


---------------

(1) Represents length of relationship with respect to the New Orleans Arena. The New Orleans Hornets' 2002-2003 season is its first at the arena.

(2) Includes length of client relationship with the San Francisco Giants with respect to its former stadium, known first as Candlestick Park (1993-1999) and later as 3COM Park (1999-2000).

(3) Our relationship with the San Diego Padres will end after the current season, when the team moves to a new stadium.

(4) Includes length of client relationship prior to the opening of the stadium, during which time we helped design, plan and procure numerous food beverage outlets and equipment. The stadium opened after the all-star break during the 1999 MLB season.

  CONVENTION CENTERS


     Based on the number of facilities served, we are one of the largest providers of food and beverage services to major convention centers -- those with greater than approximately 300,000 square feet of exhibition space -- in the United States. We have contracts to provide services to 31 convention centers, including 10 major convention centers such as the San Diego Convention Center, the Jacob K. Javits Convention Center in New York City and the National Trade Centre in Toronto. For fiscal 2002, convention center contracts accounted for approximately 21.8% of our net sales.


     The services that we provide at convention centers typically include:

     - catering services;

     - providing food court operations;

     - assisting in planning events; and

     - marketing clients' facilities.

     Catering services consist primarily of providing large-scale banquet services to functions held in the facilities' ballrooms and banquet halls. We are equipped to tailor our services for small groups to groups of several thousand persons at the facility. To cater meals at certain facilities for larger groups, we may draw, as needed, on the services of chefs, event managers and other employees throughout the region in which the facility is located. At trade shows and consumer exhibitions, we frequently provide smaller-scale catering services to meetings, exhibitions and trade show booths. In operating food courts at convention centers, we typically provide concession sales services from several different locations, which sell a variety of specialty foods and beverages, including nationally-branded, franchised food and beverage products.


     Our contracts with convention centers are typically for terms ranging from two to five years. As of December 31, 2002, the existing convention center contracts had a per contract net sales weighted average remaining life of approximately 3.1 years or a non-weighted average of approximately 2.8 years. In general, convention center contracts are for a shorter contract term than contracts for sports facilities, but typically require less up-front or committed future capital investment. We typically receive a more favorable commission structure at facilities where we have made larger capital investments.



     The following chart lists alphabetically our top eight contracts within the convention center category in terms of the fiscal 2002 net sales generated by those contracts:



                                                                               LENGTH OF
                                                              SIZE (APPROX.   RELATIONSHIP
FACILITY NAME                                  LOCATION        SQ. FT.)(1)      (YEARS)
-------------                                  --------       -------------   ------------
Colorado Convention Center................  Denver, CO            300,000         13.6
                                            Indianapolis,
Indiana Convention Center.................  IN                    403,700         20.3
Jacob K. Javits Center....................  New York, NY          814,400         16.5
Kentucky Fair & Expo Center...............  Louisville, KY      1,068,050         20.1
San Diego Convention Center...............  San Diego, CA         616,363         10.3
San Jose Convention Center................  San Jose, CA          200,000         14.5
Vancouver Convention & Exhibition
  Center -- BC Place Stadium..............  Vancouver, BC         357,809         16.0
Washington DC Convention Center...........  Washington, DC        381,000         12.4


---------------

     (1) Source: Tradeshow Week's Major Exhibit Hall Directory 2002.

  OTHER ENTERTAINMENT FACILITIES

     We have contracts to provide a wide range of services to 32 other entertainment facilities located throughout the United States. Such facilities include horse racing tracks, music amphitheaters, motor speedways, skiing facilities and zoos.


     While the services that we provide can vary widely depending on the type of facility concerned, we primarily provide concession services at zoos and music amphitheaters, high-end concession services at music amphitheaters, and in-facility restaurants, concession services, food court operations and catering services at horse racing tracks. For fiscal 2002, contracts to serve these other entertainment facilities accounted for approximately 12.3% of our net sales.



     The duration, level of capital investment required and commission or management fee structure of the contracts for these other entertainment facilities vary from facility to facility. We typically receive a more favorable commission structure at facilities where we have made larger capital investments. As of December 31, 2002, our contracts to serve these other entertainment facilities had a per contract net sales weighted average remaining life of approximately 3.3 years or a non-weighted average of approximately 2.8 years.

     The following chart lists alphabetically our top six contracts within the other entertainment facilities category in terms of the fiscal 2002 net sales generated by those contracts:



                                                                               LENGTH OF
                                                                              RELATIONSHIP
FACILITY NAME                              LOCATION            VENUE TYPE       (YEARS)
-------------                              --------            ----------     ------------
DTE Energy Music Theatre..........     Auburn Hills, MI       Amphitheater        11.9
Los Angeles Zoo...................     Los Angeles, CA            Zoo              5.8
National Hot Rod Association
  (Atlanta Dragway, Gateway
  International Raceway,
  Indianapolis Raceway Park and                                  Motor
  National Trail Raceway Park)....      GA, FL, IN, CA         Speedways           5.5
New York Racing Association
  (Belmont Park and Aqueduct
  Racetracks and Saratoga Race
  Course).........................            NY              Horse Tracks         7.7
San Francisco Zoo.................    San Francisco, CA           Zoo              3.5
Verizon Wireless Amphitheatre.....        Irvine, CA          Amphitheater        21.4(1)


     --------------------

     (1) Our relationship with the Verizon Wireless Amphitheatre will end in November 2004.

CLIENT CONTRACTS

     We typically enter into one of three types of contracts with our clients:

     - profit and loss contracts;

     - profit sharing contracts; and

     - management fee contracts.

Each of our contracts falls into one of these three categories; however, any particular contract may contain elements of any of the other types as well as other features unique to that contract.

     We draw on our substantial operational and financial experience in attempting to structure contracts to our benefit, including a mix of up-front fees, required capital investment and ongoing commissions to our customers. We try to include contract terms that we believe will achieve our preferred rate of return and cash-flow. For example, some of our contracts contain a guarantee of performance by the client for levels of minimum attendance and/or levels of net sales. Also, many of our contracts have step-scale commission rates, reducing the effect of potential decreases in cash-flow. In addition, most of our contracts require our client to return to us any unamortized capital investment and any up-front fees, if the contract is cancelled before its scheduled termination, other than due to breach by us.

  PROFIT AND LOSS CONTRACTS

     Under profit and loss contracts, we receive all of the net sales and bear all of the expenses from the provision of services at a facility. These expenses include commissions paid to the client, which are typically calculated as a fixed or variable percentage of various categories of sales. While we benefit from greater upside potential with profit and loss contracts, as we are entitled to retain all profits from the provision of our services at a facility after paying expenses, including commissions to the client, we are responsible for all associated costs and therefore we are also responsible for any losses incurred. See "Risk Factors -- Risks Relating to Our Business and the Industry -- The pricing and termination provisions of our contracts may constrain our ability to recover costs and to make a profit on our contracts." We consequently bear greater risk with a profit and loss contract than with a profit sharing or management fee contract. In order to achieve our anticipated level of profitability on a profit and loss contract, we must carefully control our operating expenses and obtain price increases commensurate with our cost increases.

As of December 31, 2002, we served 101 facilities under profit and loss contracts. For fiscal 2002, profit and loss contracts accounted for approximately 77.2% of our net sales.


     Some of our profit and loss contracts contain minimum guaranteed commissions or equivalent payments to the client in connection with our right to provide services within the particular facility, regardless of the level of sales at the facility or whether a profit is being generated at the facility. These guaranteed payments are often structured as a fixed dollar amount, frequently increasing over the life of the contract, or as a fixed per capita amount, generally on an escalating scale based on event attendance or per capita spending levels.

  PROFIT SHARING CONTRACTS


     Profit sharing contracts are generally profit and loss contracts with the feature that the commission paid to the client is in whole or in part a specified percentage of the profits generated by our concessions operation at the relevant facility. In calculating profit for those purposes, expenses include commissions payable to the client that are not based on profits. These commissions are typically calculated as a fixed or variable percentage of various categories of sales. In addition, under certain profit sharing contracts, we receive a fixed fee prior to the determination of profits under the contract. As of December 31, 2002, we served 27 facilities under profit sharing contracts. For fiscal 2002, profit sharing contracts accounted for approximately 22.3% of our net sales.


  MANAGEMENT FEE CONTRACTS


     Under our management fee contract, we receive a management fee, calculated as a fixed dollar amount and/or a fixed or variable percentage of various categories of sales. In addition, our management fee contract entitles us to receive incentive fees based upon our performance under the contract, as measured by factors such as net sales or operating costs. We are reimbursed for all of our on-site expenses under these contracts. The benefit of this type of contract is that we do not bear the risks associated with the provision of our services at the facility. However, as a result of this reduced risk, we also have reduced upside potential, as we are entitled to receive only a management fee, and any incentive fees provided for in the contract, and do not share in any profits. As of December 31, 2002, we served one facility under a management fee contract. For fiscal 2002, management fee contracts accounted for approximately 0.5% of our net sales.


  ADDITIONAL CONTRACT FEATURES

     Although the contracts generally fall within one of the three types discussed above, we often include in our contracts a variety of ways to meet our needs and the needs of a particular client. These features include:

     - step-scale commissions, in which our commission payment to a client will vary according to sales performance;

     - minimum attendance thresholds, in which a client will refund a portion of the commissions that it receives from us if a minimum attendance level is not reached at the facility; and

     - merchandise inventory guarantees, under which we return certain unsold inventory to the client without charge to us.

     These features represent our efforts to tailor our contracts to best suit a particular client opportunity and reflect our experience with comparable facilities, sensitivity analyses of economic assumptions, competitor analyses and general market research.

     Most of our contracts limit our ability to raise prices on the food, beverages and merchandise we sell within the particular facility without the client's consent. However, some of the contracts contain pricing restrictions that allow us to raise our prices without the client's consent if we are able to demonstrate that prices on similar items at specified benchmark facilities have increased.

     The length of contracts that we enter into with clients varies. Contracts in connection with sports facilities generally require the highest capital investments but have correspondingly longer terms, typically five to 20 years. Convention center contracts generally require lower capital investments and have usual terms of two to five years. While our contracts are generally terminable only in limited circumstances, some of our contracts give the client the right to terminate the contract with or without cause on little or no notice. However, most of our contracts require our client to return to us any unamortized capital investment and any up-front fees, if the contract is cancelled before its scheduled termination, other than due to breach by us.

HISTORY

     We, including our subsidiaries and their predecessors, have been in operation for over 35 years. We were formed on November 21, 1995 under the laws of the State of Delaware. In August 1998, through our wholly owned subsidiary, VSA, the parent company of VSI, then one of the leading suppliers of food and beverage services to sports facilities in the United States, we acquired Service America, then one of the leading suppliers of food and beverage services to convention centers in the United States. This acquisition allowed us to enter the convention center market with a significant presence in major convention centers and resulted in us having a substantially more diversified client base and revenue stream business.

GROWTH IN THE INDUSTRY

     Sports facilities. Growth in the sports facilities category of the recreational food service industry in recent years has come primarily from new facility construction, increased per capita spending on new facilities and premium seating. During the 1990s, a substantial number of NFL, MLB, NBA and NHL facilities were built, stemming in part from the addition of 19 new major league franchises during that period. According to Street & Smith's Sports Business Journal of March 11-17, 2002, between 1999 and 2001, 49 sports facilities and 1,819 luxury suites at sports facilities were constructed. This building trend continued in 2002, with an estimated $7.8 billion (in total project cost) of sports facilities under construction, according to Street & Smith's Sports Business Journal of March 4-10, 2002.

     Newer sports facilities, whether as a result of new construction or refurbishing, tend to experience higher levels of per capita spending on food, beverages and merchandise by attendees of events at those facilities, because newer facilities typically have more points of sale for concessions and more premium seating, full-service restaurants, sports clubs and retail shops as compared to older facilities. Current and near-future facility construction results from planning commenced several years ago. Based on available data, management believes that the growth for stadiums and arenas for major league sports teams and in major cities may be slowing. However, according to Street & Smith's Sports Business Journal of May 28-June 3, 2001, growth is strong for college and minor league sports venues.


     Convention centers. In recent years there has also been a significant expansion of existing and construction of new convention centers, which has created new opportunities for food service providers. According to Tradeweek's Major Exhibit Hall Directory of 1995 and 2002, the total exhibit space in U.S. and Canadian exhibit halls increased approximately 23% from 1991 (54.8 million square feet) through 2001 (67.6 million square feet). Although, according to the same source, the expansion appears to be slowing, a total of 87 new and expanded facilities totaling 12.2 million square feet of exhibit space are planned for completion by 2010. This growth is attributed in part to two primary forces:


     - the increasing number and size of conventions and trade shows; and

     - user demand for more specialized or purpose-built facilities and the need for more advanced telecommunication and technological infrastructure.

     According to Tradeshow Week 200's analysis of April 2002 (which represents the 200 largest U.S. tradeshows), overall professional attendance at tradeshows increased approximately 10% from 1991 (3.9 million) through 2001 (4.3 million). However, recent weak economic conditions and the events of

September 11, 2001 have caused a decline in attendance at many convention center facilities we serve, and this decline may continue in the future.

     Other entertainment facilities. We believe that the market for other entertainment facilities will develop in the next several years in a manner consistent with the development of sports and sports-related facilities. We believe that if we are to obtain growth in this segment, such growth will have to come by obtaining contracts for businesses that are now held by competitors or provided internally by potential clients.

SALES AND MARKETING

     Our chief executive officer determines the direction of our sales and marketing efforts, aided by a senior vice president -- sales administration, who heads their implementation and coordinates the efforts of two vice presidents -- sales.

     Our primary sales goal is to secure renewals of existing contracts and the addition of new contracts. To this end, we utilize an internal tracking system, trade publications and other industry sources, including our on-site general managers, to identify information about both new and expiring contracts in the recreational food service industry.

     As a result of many years of experience in the industry, we have developed relationships with a wide variety of participants in the industry, including: the general managers of public and private facilities; league and team owners; event sponsors; and a network of consultants whom facility owners often hire to formulate bid specifications.

     In addition, members of our management team maintain memberships in various industry trade associations. Substantially all of our clients and potential clients in publicly controlled facilities are members of these trade groups.

COMPETITION

  COMPETITORS

     The recreational food service industry is highly fragmented and competitive, with several national and international food service providers as well as a large number of smaller independent businesses serving discrete local and regional markets and competing in distinct areas. Those companies that lack a full-service capability because, for example, they cannot cater to luxury suites at stadiums and arenas, often bid for contracts in conjunction with one of the other national or international food service companies that can offer such services.

     We compete for contracts against a variety of food service providers. However, our major competitors are other national and international food service providers, including ARAMARK Corporation (which includes Fine Host Corporation), Delaware North Corporation, Compass Group plc and Levy Restaurants (which is partially owned by Compass Group plc). We also face competition from regional and local service contractors, some of which are better established within a specific geographic region. Existing or potential clients may also elect to "self operate" their food services, eliminating the opportunity for us to compete for the account.

     We compete primarily to provide concession, catering and other related services at recreational facilities. Our competitors often operate more narrowly, for example, in catering only, or more broadly, e.g., in food services in other kinds of facilities and in other services altogether.

     We compete for facility management contracts with Spectacor Management Group (which is a joint venture between ARAMARK Corporation and Hyatt Hotels Inc.) and Global Spectrum, which together manage most privately-managed facilities. In addition, many facilities are managed internally, either by the facility owner or by the owner of the team that plays at the facility or by local service providers.

  COMPETITION FOR CONTRACTS

     Contracts are generally gained and renewed through a competitive bidding process. We selectively bid on contracts to provide services at both privately owned and publicly controlled facilities. The privately negotiated transactions are generally competitive in nature, with several other large national competitors submitting proposals. Contracts for publicly controlled facilities are generally awarded pursuant to a request-for-proposal process. Successful bidding on contracts for such publicly controlled facilities often requires a long-term effort focused on building relationships in the community in which the venue is located. We compete primarily on the following factors:

     - the ability to make capital investments;

     - reputation within the industry;

     - commission or management fee structure;

     - service innovation; and

     - quality and breadth of products and services.

     Some of our competitors may be prepared to accept less favorable financial returns than we are when bidding for contracts. A number of our competitors also have substantially greater financial and other resources.

     We do not believe that the debt level contemplated by this offering will have a material effect on our ability to compete. We currently operate with a debt level that is similar to those contemplated by this offering, and we have not encountered competitive difficulties because of our existing debt obligations. However, economic downturns and other future events could make it more difficult for us to withstand competitive pressures from any of our competitors which do not have comparable levels of indebtedness.

SUPPLIERS


     To supply our operations, we have a national distribution contract with SYSCO Corporation as well as contracts with the manufacturers of many of the products that are distributed by SYSCO. We do not believe that we are substantially dependent on our contact with SYSCO. We believe that if the SYSCO contract were terminated or not renewed, we could obtain comparably-priced alternative distribution services of these products from the national competitors of SYSCO, such as US Foodservice and independent distributors that have entered into a national alliance such as Distributor Marketing Alliance and Uni-Pro, or from the network of local suppliers discussed below from which we are currently purchasing our food, beverage and disposable non-alcoholic products.


     We also have a number of national purchasing programs with major product suppliers that enable us to receive discounted pricing on certain items. The purchase of other items, the most significant of which are alcoholic beverages that must, by law, be purchased in-state, is handled on a local basis.

     In instances where a contract with a particular client requires us to use a specific branded product for which we do not have a purchasing program or distribution contract, or which results in our bearing additional costs, the client will typically be required to pay any excess cost associated with the use of the brand name product through reduced commission rates for such products.

     We generally purchase any equipment that we require directly from the manufacturer. We typically obtain several bids when filling our food service equipment requirements.

     Additionally, we have a number of local, regional and national subcontractors who provide food, beverages or other services at our and our client's behest, and from whom we collect a portion of revenue, depending upon contractual arrangements with the subcontractor and the client.

CONTROLS

     Since a large portion of our business is transacted in cash, principally food and beverage concessions and food court operation sales, we have stringent inventory and cash controls in place. We typically record inventory levels before and after each event to determine if the sales recorded match the decline in inventory. The process is typically completed within hours of conclusion of the event and any discrepancy can generally be traced to either specific points of sale or control processes set up throughout the facility. We also run yield reports on food supplies on a monthly basis to determine if there is any significant difference between inventory and sales.

EMPLOYEES

     As of December 31, 2002, we had approximately 1,600 full-time employees. Of these, approximately 500 provide on-site administrative support and supervision at the facilities we serve, approximately 1,000 provide a variety of services (for example, food preparation, warehousing and merchandise sales) at those facilities, and approximately 100 provide management and staff support at the corporate and regional levels. During fiscal 2002, we had approximately 27,000 employees who were part-time or hired on an event-by-event basis. The number of part-time employees at any point in time varies significantly due to the seasonal nature of the business.

     As of December 31, 2002, approximately 39.6% of our employees, including full and part-time employees, were covered by collective bargaining agreements with several different unions. We have not experienced any significant interruptions or curtailments of operations due to disputes with our employees, and we consider our labor relations to be good. We have hired, and expect to continue to hire, a large number of qualified, temporary workers at particular events.

SEASONALITY OF OPERATIONS

     Our sales and operating results have varied, and are expected to continue to vary, from quarter to quarter, as a result of factors that include:

     - seasonality of sporting and other events;

     - unpredictability in the number, timing and type of new contracts;

     - timing of contract expirations and special events; and

     - level of attendance at the facilities which we serve.

     Business at the principal types of facilities that we serve is seasonal in nature. MLB and minor league baseball-related sales are concentrated in the second and third quarters, the majority of NFL-related activity occurs in the fourth quarter and convention centers and arenas generally host fewer events during the summer months. Consequently, our results of operations for the first quarter are typically substantially lower than in other quarters, and results of operations for the third quarter are typically higher than in other quarters.

REGULATORY MATTERS

     Our operations are subject to various governmental regulations, such as those governing:

     - the service of food and alcoholic beverages;

     - minimum wage regulations;

     - employment;

     - environmental protection; and

     - human health and safety.

     In addition, our facilities and products are subject to periodic inspection by federal, state, provincial and local authorities. The cost of regulatory compliance is subject to additions to or changes in federal, state or provincial legislation, or changes in regulatory implementation. If we fail to comply with applicable laws, we could be subject to civil remedies, including fines, injunctions, recalls, or seizures, as well as potential criminal sanctions.

     The U.S. Food and Drug Administration, or the FDA, regulates and inspects our kitchens in the United States. Every U.S. commercial kitchen must meet the FDA's minimum standards relating to the handling, preparation and delivery of food, including requirements relating to the temperature of food, the cleanliness of the kitchen and the hygiene of its personnel. The Canadian Food Inspection Agency regulates food safety in Canada, applying similar standards to those required by the FDA. We are also subject to various state, provincial, local and federal laws regarding the disposition of property and leftover foodstuffs. The cost of compliance with FDA regulations is subject to additions to or changes in FDA regulations.

     We serve alcoholic beverages at many facilities, and are subject to the "dram-shop" statutes of the states and provinces in which we serve alcoholic beverages. "Dram-shop" statutes generally provide that serving alcohol to an intoxicated or minor patron is a violation of law. In most states and provinces, if one of our employees sells alcoholic beverages to an intoxicated or minor patron, we may be liable to third parties for the acts of the patron. We sponsor regular training programs in cooperation with state and provincial authorities to minimize the likelihood of serving alcoholic beverages to intoxicated or minor patrons, and we maintain general liability insurance that includes liquor liability coverage.

     We are also subject to licensing with respect to the sale of alcoholic beverages in the states and provinces in which we serve alcoholic beverages. Failure to receive or retain, or the suspension of, liquor licenses or permits would interrupt or terminate our ability to serve alcoholic beverages at those locations. A few of our contracts require us to pay liquidated damages during any period in which our liquor license for the relevant facility is suspended and most contracts are subject to termination in the event that we lose our liquor license for the relevant facility.

ENVIRONMENTAL MATTERS

     Laws and regulations concerning the discharge of pollutants into the air and water, the handling and disposal of hazardous materials, the investigation and remediation of property contamination and other aspects of environmental protection are in effect wherever we operate. Our current operations do not involve material costs to comply with such laws and regulations; and they have not given rise to, and are not expected to give rise to, material liabilities under these laws and regulations for investigation or remediation of contamination.

     Claims for environmental liabilities arising out of property contamination have been asserted against us and our predecessors from time to time, and in some cases such claims have been associated with businesses, including waste disposal and/or management businesses, related to entities we acquired and have been based on conduct that occurred prior to our acquisition of those entities. Several such claims were resolved during the 1990s in bankruptcy proceedings involving some of our predecessors. More recently, private corporations asserted a claim under CERCLA against us for contribution to address past and future remediation costs at a site in Illinois. The site allegedly was used by, among others, a waste disposal business related to a predecessor for which we allegedly are responsible. In addition, the United States Environmental Protection Agency, asserting authority under CERCLA, recently issued a unilateral administrative order concerning the same Illinois site naming approximately 75 entities as respondents, including the plaintiffs in the CERCLA lawsuit against us and the waste disposal business for which the plaintiffs allege we are responsible. We believe that we have valid defenses (including discharge in bankruptcy related to certain bankruptcy proceedings filed in the 1990s) to any claimed liability at this site and further believe that our potential liability, if any, is not likely to be significant. However, because these claims are in their early stages, we cannot predict at this time whether we will eventually be held liable at this site or whether such liability will be material. Furthermore, additional environmental liabilities relating to any of our former operations or any entities we have acquired could be identified and give rise to claims against us involving significant losses.

PROPERTIES

     We lease our corporate headquarters of approximately 20,000 square feet in Spartanburg, South Carolina and approximately 3,500 square feet in Stamford, Connecticut.

     We currently provide our services at 129 client facilities, all of which are owned or leased by our clients. The contracts with our clients generally permit us to use certain areas within the facility to perform our administrative functions and fulfill our warehousing needs, as well as provide food and beverage services.

INTELLECTUAL PROPERTY

     We have the trademarks, trade names and licenses that are necessary for the operation of our business as we currently conduct it. We do not consider our trademarks, trade names or licenses to be material to the operation of our business.

LITIGATION

     We are from time to time involved in various legal proceedings incidental to the conduct of our business. In May 2003, a purported class action was filed against us in the Superior Court of California for the County of Orange by a former employee at one of the California stadiums we serve alleging violations of local overtime wage, rest and meal period and related laws with respect to this employee and others purportedly similarly situated at any and all of the facilities we serve in California. The purported class action seeks compensatory, special and punitive damages in unspecified amounts, penalties under the applicable local laws and injunctions against the alleged illegal acts. We are in the process of evaluating this case and, while our review is preliminary, we believe that our business practices are, and were during the period alleged, in compliance with the law. We intend to vigorously defend this case and we have filed an answer to the complaint with the California state court and have filed to seek removal of the case to the United States District Court for the Central District of California. However, due to the early stage of this case and our evaluation, we cannot predict the outcome of this case and, if an ultimate ruling is made against us, whether such ruling would have a material effect on us.

     Except for the case described above, in our opinion, after considering a number of factors, including, but not limited to, the current status of any currently pending proceeding (including any settlement discussions), views of retained counsel, the nature of the litigation, our prior experience and the amounts that we have accrued for known contingencies, the ultimate disposition of any currently pending proceeding will not have a material adverse effect on our financial condition or results of operations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the names and positions of our current directors and executive officers, as well as our nominees for our board of directors pending closing of this offering, and their ages as of July 1, 2003.

     Prior to the closing of this offering, we expect to restructure our board of directors and appoint Felix P. Chee, Paul Hornung, Michael A. Wadsworth and David M. Williams as directors, subject to the closing of this offering, and Lawrence E. Honig as chairman of the board. Messrs. Chee, Hornung, Wadsworth and Williams have consented to serve as directors. David Blitzer and Howard A. Lipson intend to resign as directors upon the closing of this offering. See "-- Composition of the Board After the Offering" below.

NAME                          AGE                          POSITION
----                          ---                          --------
John T. Dee.................  64    Chairman of the Board
Lawrence E. Honig...........  55    Chief Executive Officer and Director
David Blitzer...............  33    Director
Howard A. Lipson............  39    Director
Peter F. Wallace............  28    Director
Felix P. Chee...............  56    Director nominee
Paul Hornung................  67    Director nominee
Michael A. Wadsworth........  60    Director nominee
David M. Williams...........  61    Director nominee
Kenneth R. Frick............  47    Executive Vice President and Chief Financial Officer
Janet L. Steinmayer.........  48    Executive Vice President, General Counsel and Secretary

     John T. Dee (New York, New York) is chairman of our board of directors. Mr. Dee has served as the chairman of our board since August 1998 and as a director of Service America since January 1993. (Service America filed for bankruptcy protection in October 1992 and emerged from bankruptcy in June 1993). He has been chairman of the board of Service America since January 1997. From August 1998 to April 2002, Mr. Dee served as our chief executive officer. He also served as president and chief executive officer of Service America from January 1993 to April 2002 and as a consultant to Service America from November 1992 to January 1993. From 1989 to 1992, Mr. Dee was president of Top Food Services, Inc., a company engaged in the food service business. From 1980 to 1989, he was group president at ARAMARK Corporation with responsibility for ARAMARK Corporation's recreational food service and public restaurant operations. From 1979 to 1980, he held senior positions, including president, at Sportservice Corporation, and was responsible for concessions and merchandise operations at airports, theaters, stadiums, arenas and racetracks. From 1968 to 1979, he held various positions at ARAMARK Corporation, including vice president-sales and president of the Leisure Services Group, a division of ARAMARK Corporation engaged in the recreational food service industry.

     Lawrence E. Honig (Spartanburg, South Carolina) has served as our chief executive officer and director since April 2002. From February 2000 until April 2001, Mr. Honig served as managing director at eHatchery LLC, an early-stage facilitator for internet-based start-up companies. From January 1998 to July 1999, Mr. Honig was chairman, president and chief executive officer of Edison Brothers Stores, Inc., a specialty retailer, also serving as a director from September 1997 to March 1999 (Edison Brothers Stores, Inc. filed for bankruptcy protection in March 1999). He has previously served as president and chief executive officer of Federated Systems Group, a division of Federated Department Stores. From 1982 to 1992, Mr. Honig was executive vice president and then vice chairman and a member of the board of The May Department Stores Company. Previously, he was a principal of McKinsey & Company, Inc., an international consulting firm.

     David Blitzer (New York, New York) is a member of our board of directors. Since January 2000, Mr. Blitzer has been a senior managing director of Blackstone, a global investment and advisory firm, which he joined in 1991. He has been one of our directors since 1995.

     Howard A. Lipson (Chappaqua, New York) is a member of our board of directors. Mr. Lipson is a senior managing director of Blackstone, which he joined in April 1988. He has been one of our directors since December 1995. Prior to joining Blackstone, Mr. Lipson was a member of the Mergers and Acquisitions Group of Salomon Brothers Inc. He currently serves on the board of directors of Allied Waste Industries, Inc., Mega Bloks Inc., Columbia House Holdings Inc., and Universal City Development Partners, Ltd. and is a member of the Advisory Committee of Graham Packaging Holdings Company.

     Peter F. Wallace (New York, New York) is a member of our board of directors. Mr. Wallace is an associate at Blackstone, which he joined in July 1997 as an analyst and became an associate in January 2001. He has been one of our directors since October 1999.

     Felix P. Chee (Oakville, Ontario) is a nominee to our board of directors. Mr. Chee has been vice president of business affairs at the University of Toronto since October 2001. From 1997 to 2001 Mr. Chee held the positions of executive vice president and chief investment officer at Manulife Financial, senior vice president, corporate finance at Ontario Hydro Corporation and senior investment officer of the International Finance Corporation of the World Bank Group. Mr. Chee has acted as director for the Manulife Bank of Canada and as a member of the board of Governors for York University. Mr. Chee currently is a director of McLelland and Stewart Limited, The University of Toronto Press Limited, The University of Toronto Innovation Foundation, MaRS and the University of Toronto Asset Management Corporation. He is also a director of the Heart and Stroke Foundation of Ontario.

     Paul Hornung (Louisville, Kentucky) is a nominee to our board of directors. Mr. Hornung is the president of Paul Hornung Enterprises and Paul Hornung Real Estate, Inc. He is also the owner of Golden Foods/Golden Brands soybean refinery and a part owner of the Lyles Mall Shopping Center and Americana Apartments. Mr. Hornung has over 30 years of experience in radio and television, including owning and producing "The Paul Hornung Sports Showcase," which was a national cable television show from 1988 to 2001. Mr. Hornung also works for Westwood One as a radio analyst for Notre Dame Football. Mr. Hornung was a professional football player in the NFL, playing for the Green Bay Packers from 1957 to 1967, and won the Heisman Trophy in 1956. He is also a member of the board of directors of ESPN Classic.

     Michael A. Wadsworth (Toronto, Ontario) is a nominee to our board of directors. Mr. Wadsworth has been a member of the Stitt Feld Handy Group, an international advisory firm in conflict resolution, since 2000. From 1995 until 2000 he served as director of athletics at the University of Notre Dame and from 1989 until 1994 he served as Canadian ambassador to Ireland. He has performed senior executive roles in industry internationally, the most recent of which was as senior vice president, U.S. Operations at Crown Life Insurance Co. He practiced law as a trial and appellate counsel in Canada until 1981. He has been a director of Jordan Telecommunication Products and AFM Hospitality Corporation and is currently a director of CHC Helicopter Corporation. He has also served as a director of a number of charitable and public service organizations.

     David M. Williams (Toronto, Ontario) is a nominee to our board of directors. Mr. Williams has served as the president and chief executive officer of the Ontario Workplace Safety & Insurance Board from 1998 until June 2003. Prior to that he held the position of executive vice president at George Weston Limited and has held numerous positions with Loblaw Companies Ltd., including executive vice president, chief financial officer and president of National Grocers Ltd. Mr. Williams is a director of the Toronto Hydro Corp. and Toronto Hydro Energy Services Inc. He is also a trustee for the Canadian Apartment Properties Real Estate Investment Trust (CAP REIT). He is a former member of the board of governors for the Electronic Commerce Council of Canada. Mr. Williams is a certified general accountant.

     Kenneth R. Frick (Campobello, South Carolina) is our executive vice president and chief financial officer. Mr. Frick has served as our chief financial officer since August 1998 and as chief financial officer of Volume Services since December 1995. He served as our vice president from August 1998 to December 2000, when he became executive vice president. Mr. Frick has 18 years of experience in the recreational food service industry, 14 of them with Volume Services. Prior to becoming chief financial officer of Volume Services in 1995, Mr. Frick was the controller for Volume Services for two years, and for seven years was assistant controller and Southeast Regional Controller of Volume Services. Mr. Frick is a certified public accountant.

     Janet L. Steinmayer (Old Greenwich, Connecticut) is our executive vice president, general counsel and secretary. Ms. Steinmayer has been our general counsel and secretary since August 1998. She served as our vice president from August 1998 to December 2000, when she became executive vice president. Ms. Steinmayer has been corporate vice president, general counsel and secretary of Service America since November 1993. From 1992 to 1993, she was senior vice president -- external affairs and general counsel of Trans World Airlines, Inc., or TWA (TWA filed for bankruptcy protection in January 1992). From April 1990 to 1991, she served as vice president -- law, deputy general counsel and corporate secretary at TWA. Ms. Steinmayer was a partner at the Connecticut law firm of Levett, Rockwood & Sanders, P.C. from 1988 to 1990.

COMPOSITION OF THE BOARD AFTER THE OFFERING

     Prior to the closing of the offering, we intend to appoint Messrs. Chee, Hornung, Wadsworth and Williams to our board of directors and each of them has consented to so serve. Their appointment will be subject to the closing of the offering. In addition, we expect that Messrs. Blitzer and Lipson will resign as directors and that Mr. Honig will be appointed chairman of our board.

     Pursuant to our restated certificate of incorporation, our board of directors will be divided into three classes. The members of each class will serve for a staggered, three-year term. Upon the expiration of the term of a class of directors, directors in that class will be elected for three-year terms at the annual meeting of stockholders in the year in which their term expires. We currently anticipate that the classes will be comprised as follows:

     - Class I directors. John T. Dee, Paul Hornung and David M. Williams will be Class I directors whose terms will expire at the 2004 annual meeting of stockholders;

     - Class II directors. Lawrence E. Honig and Michael A. Wadsworth will be Class II directors whose terms will expire at the 2005 annual meeting of stockholders; and

     - Class III directors. Felix P. Chee and Peter F. Wallace will be Class III directors whose terms will expire at the 2006 annual meeting of stockholders.

     Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of the company.

COMMITTEES OF THE BOARD

     The standing committees of our board of directors will consist of an audit committee, a compensation committee and a corporate governance committee.

  Audit Committee

     The principal duties and responsibilities of our audit committee will be as follows:

          - to monitor our financial reporting process and internal control system;

          - to appoint and replace our independent outside auditors from time to time, determine their compensation and other terms of engagement and oversee their work;

          - to oversee the performance of our internal audit function; and

          - to oversee our compliance with legal, ethical and regulatory matters.

     The audit committee will have the power to investigate any matter brought to its attention within the scope of its duties. It will also have the authority to retain counsel and advisors to fulfill its responsibilities and duties.

     We plan to appoint two members to the audit committee within three months following this offering and the third member within 12 months following this offering.

  Compensation Committee

     The principal duties and responsibilities of the compensation committee will be as follows:

          - to provide oversight on the development and implementation of the compensation policies, strategies, plans and programs for our key employees and outside directors and disclosure relating to these matters;

          - to review and approve the compensation of our chief executive officer and the other executive officers of us and our subsidiaries; and

          - to provide oversight concerning selection of officers, management succession planning, performance of individual executives and related matters.

     The members of the compensation committee will be selected within three months after this offering.

  Corporate Governance Committee

     The principal duties and responsibilities of the corporate governance committee will be as follows:

          - to establish criteria for board and committee membership and recommend to our board of directors proposed nominees for election to the board of directors and for membership on committees of the board of directors;

          - to make recommendations regarding proposals submitted by our shareholders; and

          - to make recommendations to our board of directors regarding corporate governance matters and practices.

     The members of the committee on corporate governance will be selected within three months after this offering.

DIRECTOR AND EXECUTIVE COMPENSATION

  COMPENSATION OF DIRECTORS

     Initial compensation for our directors who are not also employed by us or our subsidiaries will be $30,000 per director per year and $1,000 per director for attending meetings in person ($500 if by telephone) of the board of directors and $500 per director for attending committee meetings of the board of directors in person ($250 if by telephone). A committee chair will receive an additional $500 for attending a committee meeting in person ($250 if by telephone). Directors will also be reimbursed for out-of-pocket expenses for attending board and committee meetings.

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

  COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth information with respect to the compensation of our chief executive officer and the named executive officers for services in all capacities for us in the years indicated:

                           SUMMARY COMPENSATION TABLE

                                                    ANNUAL COMPENSATION
                                           -------------------------------------
                                                                  OTHER ANNUAL        ALL OTHER
                                    YEAR    SALARY    BONUS(1)   COMPENSATION(2)   COMPENSATION(3)
                                    ----   --------   --------   ---------------   ---------------
Lawrence E. Honig.................  2002   $315,000         --          --            $ 52,331(5)
  Chief Executive Officer(4)
John T. Dee.......................  2002   $465,000   $ 43,500          --            $120,173(6)
  Chief Executive Officer           2001   $465,000   $133,580          --            $107,983
  and Chairman(4)                   2000   $465,000   $187,700          --            $  5,912
Kenneth R. Frick..................  2002   $225,000         --          --            $ 10,798(7)
  Executive Vice President and      2001   $214,558   $ 58,070          --            $  8,538
  Chief Financial Officer           2000   $204,750   $ 88,200          --            $  2,370
Janet L. Steinmayer...............  2002   $278,654         --          --            $    890(8)
  Executive Vice President,         2001   $237,751   $ 61,140          --            $    261
  General Counsel and Secretary     2000   $247,000   $ 94,700          --            $    236

---------------

(1) Bonuses are made pursuant to VSA's bonus plan for general managers and senior management personnel. Under the plan, the payment of the executive officers' bonuses for 2002 was contingent on VSA's financial performance in 2002. The bonus amounts paid to each named executive officer do not reflect the full amount of the annual bonus that each named executive officer would have received as a 2002 bonus payment. At our board of directors' request, the named executive officers agreed to forfeit all or a portion of their 2002 bonus in exchange for a commitment that we will pay bonuses (the sum of which, in the aggregate, will not exceed $1,000,000) upon our successful refinancing or other similar transaction, currently anticipated to occur pursuant to this offering, but not limited to this offering. If such refinancing or other similar transaction is not completed, these contingent bonuses will not be paid. Mr. Dee forfeited $106,500 out of a possible $150,000 declared by our board; Mr. Honig forfeited $150,000, the full amount declared by our board; Mr. Frick forfeited $69,750, the full amount declared by our board; and Ms. Steinmayer forfeited $73,750, the full amount declared by our board. For additional information, see "-- Annual Bonus Plan."

(2) Perquisites and other personal benefits did not exceed the lesser of $50,000 or 10% of the total salary and bonus of any named executive officer for the years shown.

(3) Service America has historically maintained split dollar life insurance policies for certain of its named executive officers and other executives. In light of recent changes in the law, Service America has determined not to pay the premiums due for 2003 and is taking appropriate actions to provide alternatives to these arrangements.

(4) On April 15, 2002, Mr. Dee resigned as chief executive officer. On April 15, 2002, Lawrence E. Honig entered into an employment agreement with us to serve as chief executive officer. His annual base salary is $450,000.

(5) Amount includes $49,822 in relocation benefits and $2,509 in insurance premiums.

(6) Amount includes $117,423 in insurance premiums, including $13,400 in split dollar life insurance premiums, and $2,750 in VSA's contributions under its 401(k) plan.

(7) Amount includes $2,750 in VSA's contributions under its 401(k) plan and $8,047 in insurance premiums.

(8) Amount includes $890 in insurance premiums.

  MANAGEMENT EMPLOYMENT AND SEVERANCE AGREEMENTS

     We have entered into the following agreements with our directors and executive officers:

     Agreement with Mr. Honig. On April 15, 2002, VSAH entered into an employment agreement with Mr. Honig. The agreement provides that Mr. Honig will be employed by VSAH as Chief Executive Officer until April 14, 2004, subject to automatic one-year extensions of the term of his agreement and his employment with VSAH, unless earlier terminated. The agreement may be terminated by either party at any time for any reason, provided that Mr. Honig gives us 60 days advance written notice of his resignation, or by us for cause or by Mr. Honig for good reason. As defined in the agreement, a termination for cause includes termination by us due to breach of the agreement by Mr. Honig after notice and without cure, willful misconduct by Mr. Honig and the commission of a felony by Mr. Honig. Termination by Mr. Honig for good reason includes termination due to breach of the agreement by us. Mr. Honig's base salary under the agreement is $450,000, subject to increases at the discretion of the board. Mr. Honig is also eligible to earn an annual bonus pursuant to our bonus plan, targeted to be at least 50% of Mr. Honig's base salary.

     Mr. Honig is also entitled to participate in all employee benefits plans maintained by us, except the split dollar life insurance program, and other benefits. In the case of termination by VSAH without cause or by Mr. Honig for good reason, Mr. Honig will receive his annual base salary and continued benefits for the longer of (x) the date of his termination through April 15, 2004 or (y) one year following the date of his termination, plus any accrued but unpaid bonus amounts. During and for two years after Mr. Honig's employment, Mr. Honig has agreed that, without our written consent, he will not:

     - carry on, be engaged in, or have any financial interest in any business that competes with our business; or

     - solicit any person who was employed by us during the 12 months preceding such solicitation.

     Under the terms of the agreement, Mr. Honig was to be granted options to purchase a number of shares of our common stock pursuant to a long-term equity incentive plan that was to be implemented within 180 days after the date of the agreement. In the event of certain corporate transactions such as this offering, we had guaranteed that these options would have a value equal to $1 million. Because we never implemented a long-term equity incentive plan and therefore never granted Mr. Honig these options, we have amended the agreement to provide that we will pay him the $1 million guaranteed option value to which he was originally entitled.

     Agreement with Mr. Dee. On May 1, 2002, VSAH entered into an amended employment agreement with Mr. Dee. The agreement provides that Mr. Dee will be employed by us at an annual base salary of $465,000 through August 24, 2003 and then at an annual base salary of $232,500 through August 24, 2005, subject to earlier termination by us for or without cause, or by Mr. Dee for or without good reason. As defined in the agreement, a termination for cause includes termination by us due to breach of the agreement and willful misconduct by Mr. Dee, and termination for good reason includes termination due to breach of the agreement by us. Mr. Dee is entitled to a bonus at the discretion of our board of directors and to participate in any executive bonus plan and all employee benefit plans maintained by us. The agreement provides for severance pay in the case of a termination by us without cause or by Mr. Dee for good reason in an amount equal to Mr. Dee's annual base salary for the balance of the term of employment, and ancillary employee benefits. During and for two years after Mr. Dee's employment, Mr. Dee has agreed that, without our written consent, he will not:

     - be engaged, in any capacity, in any business that competes with our business; or

     - solicit any person who was employed by us during the 12 months preceding such solicitation.

     Agreement with Mr. Frick. On November 17, 1995, VSI entered into an employment agreement with Mr. Frick. The agreement provides that Mr. Frick will be employed by VSI as Chief Financial Officer until he resigns or is dismissed by VSI for or without cause. We may terminate the agreement for cause if, among other things, Mr. Frick commits a felony, is grossly negligent in the performance of his duties or breaches any material provision of the agreement. Mr. Frick's annual base salary under the contract is $225,000, subject to annual review by VSI's chief executive officer. Mr. Frick is also entitled to receive an annual bonus pursuant to any management incentive compensation plan established by VSI. In the case of termination of employment due to resignation, Mr. Frick will receive his salary up to the 30th day following his resignation and any accrued but unpaid bonus amounts. In the case of termination without cause by VSI, Mr. Frick will receive a one-time payment of two times his annual base salary plus any accrued but unpaid bonus amounts. During and for two years after his employment, Mr. Frick has agreed not to:

     - solicit employees of VSI to cease such employment without the written consent of VSI; or

     - have any involvement in any capacity in any contract concessions business similar to that of VSI in those states in the United States in which VSI does business and over which Mr. Frick has had supervisory responsibility.

     Agreement with Ms. Steinmayer. On September 29, 1998, VSAH entered into an employment agreement with Ms. Steinmayer. The agreement provides that Ms. Steinmayer will be employed by VSAH as Vice President, General Counsel and Secretary at an annual base salary of $210,000, plus $250 per hour for each hour that she works in excess of 24 hours per week, until the agreement is terminated by VSAH for or without cause, or by Ms. Steinmayer with or without good reason. As defined in the agreement, a termination for cause includes termination by us due to breach of the agreement and willful misconduct by Ms. Steinmayer, and termination for good reason includes termination due to breach of the agreement by us and termination by Ms. Steinmayer within six months of a change of control of VSAH. Ms. Steinmayer is entitled to an annual bonus at the discretion of our board of directors and to participate in any executive bonus plan and all employee benefits plans maintained by us. In the case of a termination by VSAH without cause or by Ms. Steinmayer for good reason, Ms. Steinmayer will receive a one-time payment of an amount equal to two times her annual compensation in the one-year period prior to the date of termination, plus ancillary employee benefits. During and for two years after Ms. Steinmayer's employment, she has agreed that, without our prior written consent, she will not:

     - have any involvement in any enterprise which provides food services, as defined in the agreement, in any of the states in the United States in which we operate; or

     - solicit any of our employees to leave their employment.

SAVINGS PLAN

     We sponsor the Volume Services America Retirement and Savings 401(k) Plan, a tax-qualified plan in which our employees who have reached age 21 and have completed one year of service are eligible to participate. The following employees are not eligible to participate in our 401(k) plan:

     - employees covered by a collective bargaining agreement;

     - nonresident aliens; and

     - leased employees.

     Subject to applicable limits imposed on tax-qualified plans, participants in our 401(k) plan may elect to make pre-tax contributions of up to 16% of their compensation each year. We make matching contributions equal to 25% of a participant's contributions, up to the first 6% of the participant's earnings. Our 401(k) plan also allows us, in the discretion of our board of directors, to make additional matching contributions of up to a total of 50% of a participant's contributions, up to the first 6% of the participant's earnings. Participants become 100% vested with respect to matching contributions after two years of service with us.

DEFERRED COMPENSATION PLAN

     We also sponsor the Volume Services America Deferred Compensation Plan, a non-tax-qualified plan in which employees may participate if such employees are:

     - members of a select group of highly compensated or management employees;
       or

     - selected by the plan's administrative committee as participants.

     Our Deferred Compensation Plan allows participants to elect to make pre-tax deferrals of a portion of their annual base salary and bonuses, subject to maximum and minimum percentage or dollar amount limitations determined by the plan's administrative committee, the members of which are selected by our board of directors. The Deferred Compensation Plan allows us, in the discretion of the administrative committee, to make matching contributions with respect to participants who elect to defer a portion of their annual base salary. A participant's deferrals and matching contributions, if any, are credited to a bookkeeping account and accrue earnings and losses as if held in certain investments selected by the participant. Our Deferred Compensation Plan is unfunded, and participants are unsecured general creditors of VSA as to their accounts.

ANNUAL BONUS PLAN

     We maintain a bonus plan whereby general managers and senior management personnel qualify for incentive payments in the event that we exceed certain financial performance targets, based on attaining specified levels of EBITDA, determined on an annual basis.

     Each year, we will establish a target level of EBITDA for the company as a whole and for each area, region and unit. Employees will be eligible to earn a percentage of their base salary, which percentage is set by us and varies by management level, if these target levels of EBITDA are met or exceeded. Employees with responsibilities that relate to the company as a whole will have their bonuses determined based solely on the target EBITDA for the company, while employees with regional responsibilities will have their bonuses determined based in part on the target EBITDA level for their area or region. Individual awards are paid to participants in lump sums as soon as practicable after the end of the fiscal year, subject to withholding of applicable federal, state and local taxes. Our CEO and board of directors have the right to adjust or eliminate any incentive payment that would otherwise be earned under the bonus plan based on such factors as they may determine in their sole discretion. Our CEO and board of directors may also amend or cancel the bonus plan at any time for any reason.

     In February 2003, our CEO, with the approval of the board of directors, authorized bonus amounts for fiscal year 2002 for most of our management and contingent bonuses for certain members of our senior management. The bonus amounts are contingent upon the successful refinancing or other similar extraordinary transaction of us, currently anticipated to occur through this offering, but a successful refinancing or other similar transaction is not limited to this offering. There is no time limit on when the refinancing or similar transaction must occur, but the bonuses are contingent on such successful refinancing or transaction and will be paid from the proceeds of such refinancing or similar transaction. Under the contingent bonus arrangement, the following individuals are eligible to receive the following amounts, provided that the aggregate amount of bonuses payable under these 2002 contingent bonuses would be no greater than $1 million: Mr. Honig: $375,000; Mr. Dee: $266,250; Mr.
Frick: $174,375; and Ms. Steinmayer: $184,375.

LONG-TERM INCENTIVE PLAN

     Our executive officers and other senior employees to be identified by the compensation committee of our board of directors (the "compensation committee") will be eligible to participate in our Long-Term Incentive Plan (the "LTIP"). The purpose of the LTIP will be to strengthen the mutuality of interests between the LTIP participants and holders of IDSs. The LTIP will be administered by our compensation committee, which shall have the power to, among other things, determine (1) those individuals who will participate in the LTIP, (2) the level of participation of each participant in the incentive pool, (3) the conditions that must be satisfied in order for the participants to vest in their allocated incentive pool amounts (including establishing specified performance targets that must be achieved in order for the pool to be created and amounts to be allocated to the participants) and (4) other conditions that the participants must satisfy in order to receive payment of their allocated amounts. Under the LTIP, the maximum amount (in dollars or value, if payments are made in property) that any one participant can receive in respect of a three-year period is $2 million. The LTIP is an unfunded plan.

     Under the LTIP, participants will be eligible to receive certain amounts, initially credited to accounts created for them on our books and records as a percentage of an incentive pool. The incentive pool will be established if and to the extent that the amount by which the aggregate annual per IDS distributions, which includes both interest and dividend payments (the "Distributions per IDS"), exceed a minimum per IDS distributable cash threshold amount (determined without regard to distributions under the LTIP) (the "Base Distributions per IDS") and achieve a target per IDS distributable cash threshold amount (the "Target Distributions per IDS") for each of fiscal 2004, 2005 and 2006. Generally, the amounts credited to the participants' accounts will be paid at the end of this multi-year performance period in the form of IDSs and/or cash, in the compensation committee's discretion.

     Currently, the Base Distributions per IDS target is anticipated to be set at $1.20 per IDS and the Target Distributions per IDS is anticipated to be set at $1.275 per IDS. If the Target Distributions per IDS is achieved for fiscal 2004, then the compensation committee will establish a reserve for the incentive pool. The amount of the incentive pool reserve will equal 20% of the aggregate Distributions per IDS in excess of the aggregate Base Distributions per IDS. Also, for fiscal 2004, it will be recommended to the compensation committee that the incentive pool be allocated among the named executive officers and other senior employees as follows:

                                                PERCENTAGE OF INCENTIVE POOL
PARTICIPANT                                       ALLOCATED TO PARTICIPANT
-----------                                     ----------------------------
Lawrence E. Honig............................               25.0%
John T. Dee..................................               15.0%
Kenneth R. Frick.............................               12.5%
Janet L. Steinmayer..........................               12.5%
Other senior employees.......................               35.0%
                                                           -----
          Total..............................              100.0%

     The compensation committee also has the power to amend or terminate the LTIP at any time, which includes the power to adjust the Distributions per IDS targets and/or amounts to be allocated to participants in respect of each fiscal year occurring during the applicable performance period.

     We intend for the LTIP to be a performance-based compensation arrangement within the meaning of Section 162(m) of the Internal Revenue Code, in order to ensure the full deductibility of all payments made under the LTIP to our executive officers and other senior employees whose compensation could otherwise be subject to the limitations on deductibility under Section 162(m).

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The compensation levels of our executive officers are currently determined by our CEO and our board of directors. After completion of this offering, our board of directors will form a compensation committee which will determine executive officer compensation as described under "-- Committees of the Board."

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

                             PRINCIPAL STOCKHOLDERS

     The following table shows information regarding the beneficial ownership of shares of our common stock before and after the completion of this offering and shows the number of and percentage owned by:

     - each person who is known by us to own beneficially more than 5% of either class of our capital stock;

     - each member of our board of directors;

     - each of our named executive officers; and

     - all members of our board of directors and our executive officers as a group.

     Except as indicated in the footnotes to this table, each person has sole voting and investment power with respect to all shares attributable to such person.

                                                                                         SHARES             SHARES
                                                                                      BENEFICIALLY       BENEFICIALLY
                                                                                         OWNED              OWNED
                                                                                       AFTER THIS         AFTER THIS
                                                                                        OFFERING           OFFERING
                                                              SHARES BENEFICIALLY     ASSUMING NO       ASSUMING FULL
                                                                     OWNED          EXERCISE OF THE    EXERCISE OF THE
                                                                 PRIOR TO THIS       OVER-ALLOTMENT     OVER-ALLOTMENT
                                                                   OFFERING              OPTION             OPTION
                                                              -------------------   ----------------   ----------------
NAME OF BENEFICIAL OWNER                                      NUMBER          %     NUMBER        %    NUMBER        %
------------------------                                      -------       -----   ------       ---   ------       ---
Blackstone(1)...............................................                63.7%
GE Capital(2)...............................................                36.3%
Kenneth R. Frick(1)(3)(4)...................................                 4.2%
David Blitzer(1)............................................      --          --
John T. Dee(3)(4)...........................................      --          --
Lawrence E. Honig(3)(4).....................................      --          --
Howard A. Lipson(1).........................................      --          --
Janet L. Steinmayer(3)(4)...................................      --          --
Peter F. Wallace(5).........................................      --          --
All directors and executive officers as a group (7
  persons)..................................................                 4.2%

---------------

(1) Blackstone affiliates currently own      shares of our common stock as
    follows: (a)      shares owned by BCP Volume L.P., for which Blackstone
    Capital Partners II Merchant Banking Fund L.P. is the general partner and exercises sole voting and investment power with respect to its shares; (b)
         shares owned by BCP Offshore Volume L.P., for which Blackstone Offshore Capital Partners II L.P. is the general partner and exercises sole voting
    and investment power with respect to its shares; and (c)      shares owned
    by VSI Management Direct L.P., for which VSI Management I L.L.C. is the general partner and exercises sole voting and investment power with respect to its shares.

    With respect to Blackstone Capital Partners II Merchant Banking Fund L.P. and Blackstone Offshore Capital Partners II L.P., Blackstone Management Associates II L.L.C. is the general partner and investment general partner, respectively, and thus exercises sole voting and investment power with respect to these two entities. With respect to VSI Management I L.L.C., Blackstone Management Associates II L.L.C. is one of two managing members, along with Kenneth R. Frick, our executive vice president and chief financial officer, and thus exercises shared voting and investment power with respect to this entity. Messrs. Peter G. Peterson and Stephen A. Schwarzman are the founding members of Blackstone and, as such, may also be deemed to share beneficial ownership of the shares held or controlled by each of these entities. Messrs. David Blitzer and Howard A. Lipson, both directors of VSAH, are members of Blackstone Management Associates II L.L.C., which has sole or shared voting and investment power over the shares held or controlled by Blackstone and as such may be deemed to share beneficial ownership of the shares held or controlled by Blackstone. Each of these

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    individuals disclaims beneficial ownership of such shares. The address of each Blackstone entity or individual is c/o The Blackstone Group L.P., 345 Park Avenue, New York, New York 10154.

(2) The shares are owned by Recreational Services L.L.C., which is a limited liability company, the managing member of which is GE Capital. GE Capital exercises sole voting and investment power with respect to its shares. The address of this stockholder is 201 High Ridge Road, Stamford, Connecticut 06927.

(3) The address of this stockholder is c/o Volume Services, Inc., 201 East Broad Street, Spartanburg, South Carolina 29306.

(4) See "Related Party Transactions -- Management Ownership and Transactions with Management."

(5) Mr. Peter F. Wallace is an employee of Blackstone, but does not have voting or investment power over the shares beneficially owned by Blackstone.

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                           RELATED PARTY TRANSACTIONS

BLACKSTONE

     Repurchase of Existing Equity Interests with Proceeds from this
Offering. BCP Volume, BCP Offshore Volume and VSI Management Direct are affiliates of Blackstone and will distribute to their general and limited partners the proceeds they receive from this offering in connection with our repurchase of the shares of our common stock held by the existing equity
investors. In connection with our repurchase, Blackstone will receive $     of
the proceeds from this offering (or $     if the over-allotment option is
exercised in full), including proceeds which will ultimately be distributed to certain members of management in connection with their direct or indirect interests in these three Blackstone-affiliated partnerships, as described below under "-- Management Ownership and Transactions with Management." David Blitzer and Howard A. Lipson, two members of our board of directors, may receive or be deemed to have received a portion of these proceeds by virtue of their affiliation with Blackstone.


     Annual Fees. Blackstone provides administrative and management functions to us through a monitoring agreement. We paid management fees of $250,000 to BMP II, an affiliate of Blackstone Management Associates II, in each of fiscal 2000, 2001 and 2002 and $125,000 in the twenty-six week period ended July 1, 2003. The fees payable to BMP II have been accounted for as an expense. We will cease paying these fees upon the closing of this offering.


     Additional Agreement. We and Blackstone will enter into an agreement pursuant to which, to the extent not prohibited by law, rule, regulation (including rules of any applicable securities exchange), if we do not have any director affiliated with the existing equity investors, then an individual selected by Blackstone Capital Partner II Merchant Banking Fund L.P. or any affiliate it designates will have the right to attend as a non-voting observer all meetings of our board of directors, receive all information provided to our directors and consult with us with respect to any matters as that individual may deem appropriate, so long as that individual is acceptable to our board of directors acting reasonably and so long as Blackstone and that individual have executed a non-disclosure and market stand-off agreement.

     Amendment and Restatement of Stockholders Agreement and Registration Rights Agreement. See "-- Amendment and Restatement of Stockholders Agreement" and
"-- Registration Rights."

GE CAPITAL

     Repurchase of Existing Equity Interests with Proceeds from this
Offering. Recreational Services is an affiliate of GE Capital and will distribute to its members the proceeds it receives from this offering in connection with our repurchase of the shares of our common stock held by the existing equity investors. In connection with our repurchase, GE Capital will
receive $     of the proceeds from this offering (or $     if the over-allotment
option is exercised in full).


     Annual Fees. GE Capital provides administrative and management functions to us through a monitoring agreement. We paid management fees of $167,000 to GE Capital in each of fiscal 2000, 2001 and 2002 and $83,500 in the twenty-six week period ended July 1, 2003. The fees payable to GE Capital have been accounted for as an expense. We will cease paying these fees upon the closing of this offering.


     Tax Indemnity Agreement. Service America ceased being a member of the General Electric Company consolidated group, or the GE Consolidated Group, for federal income tax purposes by reason of its acquisition by us in 1998. Accordingly, Service America and GE Capital in January 1997 entered into a tax indemnity agreement. Under this agreement:

     - GE Capital agreed to indemnify Service America for, and became entitled to any refund of, all consolidated or combined federal, state and local income taxes payable while Service America was a member of the GE Consolidated Group; and

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     - as authorized by the consolidated return Treasury Regulations, the GE
       Consolidated Group became entitled to re-attribute to itself the portion of Service America's net operating losses that did not exceed the amount of "disallowed losses," as defined in those regulations, which GE Capital realized in connection with the recapitalization of Service America effected in January 1997 by GE Capital and some members of Service America's management.

     Leasing Services. GE Capital and its affiliates provided us leasing and financing services during 2001 on arms'-length terms. Payments to GE Capital and its affiliates during 2002, net of discounts earned, were approximately $95,000. We also leased equipment from GE Capital under a capital lease. Payments to GE Capital under this lease were approximately $267,000 in 2002. The lease expired as of December 31, 2002.

     Amendment and Restatement of Stockholders Agreement and Registration Rights Agreement. See "-- Amendment and Restatement of Stockholders Agreement" and
"-- Registration Rights."

MANAGEMENT OWNERSHIP AND TRANSACTIONS WITH MANAGEMENT

     John T. Dee, Kenneth R. Frick and Janet L. Steinmayer hold indirect ownership interests in us through their limited partnership interests in VSI Management Direct and VSI Management II, which holds a limited partnership interest in each of BCP Volume and BCP Offshore Volume. Before this offering, VSI Management Direct owned a 4.2% ownership interest in us, and VSI Management II's limited partnership interests represented a right to receive 7% of distributions from each of BCP Volume and BCP Offshore Volume. VSI Management II's limited partnership interests in BCP Volume and BCP Offshore Volume also represented the right, under specified circumstances, to receive up to 15% of the aggregate distributions from these partnerships. Before this offering:

     - Mr. Dee owned a 6.7% limited partnership interest in VSI Management Direct and a 7.4% limited partnership interest in VSI Management II;

     - Mr. Frick owned a 6.3% limited partnership interest in VSI Management Direct, a 9.2% limited partnership interest in VSI Management II and a 98% limited liability company interest in VSI Management I, which owns a 1% general partnership interest in each of VSI Management Direct and VSI Management II; and

     - Ms. Steinmayer owned a 3.5% limited partnership interest in VSI Management Direct and a 3.8% limited partnership interest in VSI Management II.


     During 1999, 2000 and 2001, VSA loaned approximately $1,383,400 to VSI Management Direct and VSI Management II. These loans are payable on demand and accrue interest at a floating, long-term applicable federal rate, compounding monthly. The average interest charged in 2002 was 5.25% and the rate as of July 1, 2003 was 3.98%. As of July 1, 2003, approximately $1,175,000 remained outstanding under these loans. VSI Management Direct and VSI Management II used the proceeds from these loans principally to repurchase certain of their outstanding limited partnership interests from some former members of management.



     VSI Management Direct and VSI Management II also made loans to certain members of the then-current management team of VSA to enable them to purchase limited partnership interests in those partnerships. Mr. Dee and Ms. Steinmayer are the only current executive officers who received such loans. Mr. Dee borrowed $384,696 and Ms. Steinmayer borrowed $200,363 in January-February 2000. Each loan matures ten years from the date the loan was made unless payment is otherwise accelerated. Interest on these loans accrues annually at a floating, long-term applicable federal rate, compounding monthly. The average interest charged in 2002 was 5.25% and the rate as of July 1, 2003 was 3.98%. As of July 1, 2003, Mr. Dee and Ms. Steinmayer had outstanding loans from the partnerships in the amounts of $384,696 and $200,363, respectively. Interest on these loans has been paid as it accrued.



     Upon the closing of this offering, BCP Volume, BCP Offshore Volume, VSI Management Direct and VSI Management II will distribute to their general and limited partners the proceeds they receive, directly


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or indirectly, from this offering in connection with our repurchase of the shares of our common stock held by the existing equity investors. In connection with this offering, Messrs. Dee and Frick and Ms. Steinmayer will receive
$     , $     and $     , respectively, of the proceeds from this offering (or
$     , $     and $     , respectively, if the over-allotment option is
exercised in full). Mr. Dee and Ms. Steinmayer are then required, by the terms of their loans with VSI Management Direct and VSI Management II, to use these funds to repay those loans. VSI Management Direct and VSI Management II will in turn use those funds to repay their borrowings under their loans with VSA. Mr. Frick and Ms. Steinmayer have agreed to use a portion of any funds remaining after payment of necessary taxes and, in Ms. Steinmayer's case, after repayment of her loans from VSI Management Direct and VSI Management II to purchase IDSs
in the offering in an amount equal to approximately $     and $     ,
respectively.

     Lawrence E. Honig has agreed to use the after-tax proceeds of the $1 million payment he will receive from us upon consummation of this offering (see "Management -- Director and Executive Compensation -- Management Employment and Severance Agreements") to purchase IDSs in the offering in an amount equal to approximately $570,000.

     In addition to the transactions with management described above, Mr. Honig borrowed $200,000 from VSA in April 2002 as a bridge loan on the sale of his previous residence. This amount was repaid in full on July 30, 2002.

AMENDMENT AND RESTATEMENT OF STOCKHOLDERS AGREEMENT

     We and the existing equity investors will enter into an amendment and restatement of our stockholders agreement concurrently with the completion of this offering which will provide that:

     - we will use a portion of the proceeds of this offering to repurchase from the existing equity investors their shares of common stock such that the existing equity investors will be left holding common stock representing
       approximately   % of the voting power upon completion of the offering;

     - if the over-allotment option is exercised, we will use the proceeds to repurchase from the existing equity investors additional shares of common stock (or if the over-allotment option is exercised in full, their remaining shares of common stock); and


     - if the over-allotment option is not exercised, upon any post-offering sale of common stock by the existing equity investors, we will automatically exchange a portion of the common stock with the purchasers for subordinated notes at an exchange rate of $ principal amount of subordinated notes for each share of common stock (so that, after such purchase and exchange, the purchasers will have shares of common stock and subordinated notes in the appropriate proportions to represent integral numbers of IDSs).


     The amendment and restatement of our stockholders agreement will otherwise replace all the terms of the existing stockholders agreement.

REGISTRATION RIGHTS

     We will enter into a registration rights agreement with the existing equity investors and Messrs. Honig and Frick and Ms. Steinmayer pursuant to which:

     - the existing equity investors, if the over-allotment option is not exercised in full, will collectively have three demand registration rights relating to the shares of our common stock (which include automatic exchange rights upon transfer into subordinated notes) or IDSs held by the existing equity investors, subject to the requirement that the securities, including any piggyback securities, covered by each demand registration have an aggregate public offering price of at least $10 million; provided that an existing equity investor must beneficially own more than 1% of our outstanding shares of common stock to initiate a demand for registration; and

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

     - the existing equity investors, if the over-allotment option is not exercised in full, and Messrs. Honig and Frick and Ms. Steinmayer will have an unlimited number of piggyback registration rights relating to the shares of our common stock (which include automatic exchange rights upon transfer into subordinated notes) or IDSs held by each of them.

     If the existing equity investors exercise their demand registration rights, we will file a registration statement or prospectus and undertake an offering in the United States and Canada, as requested by the existing equity investors. The registration rights are transferable by the existing equity investors and Messrs. Honig and Frick and Ms. Steinmayer. We have agreed to pay all costs and expenses in connection with each such registration, except underwriting discounts and commissions applicable to the securities sold, and to indemnify the existing equity investors and Messrs. Honig and Frick and Ms. Steinmayer against certain liabilities, including liabilities under the Securities Act of 1933 and any Canadian securities laws.

INDEMNIFICATION AND INSURANCE

     For a description of our limitation on liability and indemnification of, and provision of insurance covering, our directors and executive officers, see "Description of Capital Stock -- Anti-Takeover Effects of Various Provisions of Delaware Law and Our Restated Certificate of Incorporation and Amended and Restated By-laws -- Our Restated Certificate of Incorporation and Amended and Restated By-laws -- Limitations on Liability and Indemnification of Officers and Directors."

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                      DESCRIPTION OF CERTAIN INDEBTEDNESS

NEW CREDIT FACILITY

     Concurrently with the closing of this offering, VSA will enter into a new credit facility with a syndicate of financial institutions and CIBC World Markets Corp., as lead arranger and sole bookrunner. We and the subsidiaries of VSA will guarantee the new credit facility on a senior secured basis.


     The new credit facility will be available in two tranches, a revolving credit facility and a term note facility. The revolving credit facility will be comprised of in the aggregate amount up to $50 million including a swingline subfacility in the aggregate amount of $5 million that will permit us to obtain advance financing on specific terms to cover potential shortfalls from other debt commitments. The term notes facility will be comprised of senior secured
notes in an aggregate principal amount of $     million.



     We expect that the revolving credit facility will mature 3 years after the closing of this offering and the term notes facility will mature 5 years after the closing of this offering.


     We expect that the new credit facility will have several features similar to credit facilities of this nature, including but not limited to:


     Interest Rate and Fees. We expect that borrowings will bear interest, at our option, for the revolving credit facility at either (a) U.S. Base Rate plus the applicable margin, which will initially be 250 basis points or (b) adjusted LIBOR plus the applicable margin which will initially be 350 basis points. Under the contemplated swingline subfacility, advances will be provided by banks for up to five business days as U.S. base rate loans. The outstanding principal amount of the term note facility will bear interest at a rate per annum equal to the sum of (a) the U.S. Treasury rate corresponding to the weighted average life of the term notes fixed on the closing date, plus (b) a spread determined by the note purchaser and agreed to by us.



     We also expect the new credit facility will provide payment to the lenders of a commitment fee on any unused commitments under the revolving credit facility equal to 0.50% per year.



     Mandatory Prepayments. So long as no event of default shall have occurred and be continuing, mandatory prepayments shall be made first to the term note lenders on a pro rata basis based on the then outstanding principal amount of the loans under the term note facility. Prepayment proceeds not otherwise applied towards prepayment of the term notes will be applied to the reduction of the funded balances outstanding on the revolving credit facility loans on a pro rata basis.



     Upon the occurrence and continuance of an event of default, mandatory prepayments will be made on a pro rata basis on the then outstanding obligations owed under the revolving credit facility and term note facility. Make whole payments (in an amount not less than $1 million at the greater of par or the present value of the expected future cash flows from the term notes discounted at a rate equal to the U.S. Treasury rate corresponding closest to the weighted average remaining life on the term note plus 100 basis points) on the term note facility will be payable after the occurrence and continuance of an event of default. Prepayment proceeds will include 100% of the net cash proceeds received by VSA from casualty insurance proceeds subject to certain conditions; 100% of net cash proceeds received by VSA, VSAH or any subsidiary from the sale of assets subject to certain exceptions; 100% of net cash proceeds from the incurrence, issuance or sale by VSA, VSAH or any subsidiary of any indebtedness; 100% of the net cash proceeds from the issuance of the IDSs or sale by VSAH of any equity security subject to certain exceptions; 100% of the net cash proceeds of any unamortized contract value paid to VSA, VSAH or any subsidiaries except when VSA provides notice of its intention to use a portion of such proceeds to enter into replacement contracts within 18 months of receipt of such proceeds.



     During any period which payment of interest on subordinated notes is deferred as described below, we expect that 75% of all such deferred interest and 100% of deferred dividends, will be applied monthly to the mandatory prepayment of the loans outstanding under the revolving credit facility and the term notes facility on a pro rata basis.


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     Voluntary Prepayments.  We expect that the new credit facility will provide for voluntary prepayments of the revolving credit facility and term note facility, subject to certain conditions and restrictions.



     Covenants. We expect that the new credit facility will require that we meet certain financial tests, including, without limitation, the following tests: a maximum net leverage ratio, a maximum net senior debt ratio and a minimum interest coverage ratio.


     We also expect that our new credit facility will contain customary covenants and restrictions, including, among others, limitations or prohibitions on declaring dividends and other distributions, redeeming and repurchasing our other indebtedness, loans and investments, additional indebtedness, liens, sale-leaseback transactions, capital expenditures, recapitalizations, mergers, acquisitions and asset sales and transactions with affiliates.


     We expect that, subject to meeting certain financial tests, we may be required to defer all interest payments under the subordinated notes. Such deferrals of interest may not continue for a period of more than 24 months during the initial five-year term. If an event of default has occurred and is continuing under the subordinated notes and such obligations have been accelerated, the deferral of interest will not be available and the amount of interest deferred will be applied towards mandatory prepayments described above.



     We also expect that, subject to meeting certain financial tests, we may be required to suspend payment of dividends on the IDSs. 92% of the distributable cash, as defined in the new credit facility, that would have been available to fund a dividend payment on the IDSs shall be applied towards mandatory prepayments described above.



     Collateral. We expect to give to the administrative agent on behalf of each lender collateral consisting of, without limitation, a pledge of substantially all of the personal property of VSAH and its domestic subsidiaries, including a pledge of our intercompany debt and 100% of the capital stock of our domestic subsidiaries, in each case subject to exceptions to be agreed upon.



     Events of Default. We expect that our new credit facility will specify certain customary events of default, including but not limited to: payment defaults, breach of representations and warranties, noncompliance with covenants, certain events of bankruptcy, insolvency or reorganization with respect to VSA, VSAH or any of their respective subsidiaries, judgments in excess of specified amounts, certain events with respect to any employee benefit plan of VSA that would have a material adverse effect, any pledge agreement ceases to be an enforceable first priority lien, any taxation authority recharacterizes the debt of VSA or its affiliates causing a material adverse effect, a change of control (as such term is defined in the new credit facility), failure to obtain (on the date specified in the new credit facility) a commitment for a replacement working capital facility with a term equal to the remaining term on the term note facility in an amount equal to no less than $50 million or a lesser amount agreed upon by the term note lenders, entitling the lenders thereunder to accelerate the payment of amounts owed and to exercise other remedies, including foreclosing on the collateral.


VSA 11 1/4% SENIOR SUBORDINATED NOTES DUE 2009


     As of July 1, 2003, VSA had $100 million aggregate principal amount of 11 1/4% senior subordinated notes due 2009 outstanding. The closing of the tender offer and consent solicitation is a condition to this offering. Upon obtaining the minimum required consents in the tender offer and consent solicitation, VSA and the trustee of the senior subordinated notes will enter into a supplemental indenture that will delete all of the material restrictive covenants contained in the indenture governing the senior subordinated notes. The only operative material covenant will be the covenant to make payment on the senior subordinated notes. The form of supplemental indenture is filed as an exhibit to the registration statement related to this prospectus. See
"Summary -- Tender Offer and Consent Solicitation."


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                              DESCRIPTION OF IDSS

GENERAL

     We are selling           IDSs in this offering. Each IDS initially
represents:

     - one share of our common stock; and

     - $          aggregate principal amount of our   % subordinated notes.

     The ratio of common stock to principal amount of subordinated notes represented by an IDS is subject to change in the event of a stock split, recombination or reclassification of our common stock. For example, if we elect to effect a two-for-one stock split, from and after the effective date of the stock split, each IDS will represent two shares of common stock and the same principal amount of subordinated notes as it previously represented. Likewise, if we effect a recombination or reclassification of our common stock, each IDS will thereafter represent the appropriate number of shares of common stock on a recombined or reclassified basis, as applicable, and the same principal amount of subordinated notes as it previously represented.

     Holders of IDSs are at all times the beneficial owners of the common stock and subordinated notes represented by such IDSs and, through their broker or other financial institution and DTC, will have exactly the same rights, privileges and preferences, including voting rights, rights to receive distributions, rights and preferences in the event of a default under the indenture governing the subordinated notes, ranking upon bankruptcy and rights to receive communications and notices as a beneficial owner of separately held common stock and subordinated notes, as applicable, would have through its broker or other financial institution and DTC.

     The IDSs will be available in book-entry form only. As discussed below under "-- Book-Entry Settlement and Clearance," a nominee of the book-entry clearing system will be the sole registered holder of the IDSs. That means you will not be a registered holder of IDSs or be entitled to receive a certificate evidencing your IDSs. You must rely on the procedures used by your broker or other financial institution that will maintain your book-entry position to receive the benefits and exercise the rights of a holder of IDSs that are described below. You should consult with your broker or financial institution to find out what those procedures are.

VOLUNTARY SEPARATION AND RECOMBINATION

     At any time after the earlier of 180 days following the date of this prospectus or the occurrence of a change of control, IDS holders may separate their IDSs into the securities represented by those IDSs. Similarly, any holder of shares of our common stock and subordinated notes may, at any time, through their broker or other financial institution, combine the applicable number of shares of common stock and principal amount of subordinated notes to form IDSs.

AUTOMATIC SEPARATION

     Upon the occurrence of any of the following, the IDSs will be automatically separated into the shares of common stock and subordinated notes represented thereby:

     - exercise by us of our right to redeem all or a portion of the subordinated notes, which may be represented by IDSs at the time of such redemption;

     - the date on which principal on the subordinated notes becomes due and payable, whether at the stated maturity date or upon acceleration thereof; or

     - if DTC is unwilling or unable to continue as securities depository with respect to the IDSs or ceases to be a registered clearing agency under the Securities Exchange Act of 1934 and we are unable to find a successor depositary.

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BOOK-ENTRY SETTLEMENT AND CLEARANCE

     The Depository Trust Company, known as DTC, will act as securities depository for the IDSs, and the subordinated notes and shares of common stock represented by the IDSs, or the "securities." The subordinated notes and the shares of our common stock represented by the IDSs will be represented by one or more global notes and global stock certificates. The global notes and global stock certificates will be issued in fully-registered form in the name of DTC's nominee, Cede & Co.

     Book-entry procedures. If you intend to purchase IDSs in the manner provided by this prospectus you must do so through the DTC system or through direct and indirect participants, including The Canadian Depository for Securities Limited, known as CDS. The participant that you purchase through will receive a credit for the applicable security on DTC's records. If you purchase IDSs in Canada you will hold the interest in the IDSs through your registered dealer which is a CDS participant and through the DTC participant account maintained by CDS. The ownership interest of each actual purchaser of the applicable security, who we refer to as a "beneficial owner," is to be recorded on the participant's records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of their purchase and sale transactions, as well as periodic statements of their holdings, from the DTC or CDS participant through which the beneficial owner entered into their purchase and sale transactions.

     All interests in the securities will be subject to the operations and procedures of DTC and CDS. We provide the following summaries of those operations solely for your convenience. The operations and procedures of each settlement system may be changed at any time. We are not responsible for those procedures and operations.

     DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York State Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered under Section 17A of the Securities Exchange Act of 1934. DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC's participants include securities brokers and dealers, including the underwriters, banks and trust companies, clearing corporations and other organizations. Indirect access to DTC's system is also available to others such as banks, brokers, dealers and trust companies. These indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. The rules that apply to DTC and its participants are on file with the SEC.

     To facilitate subsequent transfers, all securities deposited by direct participants with DTC are registered in the name of DTC's nominee, Cede & Co. The deposit of securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the securities. DTC's records reflect only the identity of the direct participants to whose accounts such securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Transfers of ownership interests in the securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the applicable security except in the event that use of the book-entry system for the securities is discontinued.

     Cross-market transfers between DTC participants, on the one hand, and CDS participants, on the other hand, will be effected within DTC through the DTC participant that is acting as depositary for CDS. To deliver or receive an interest in securities held in a CDS account, an investor must send transfer instructions to CDS under the rules and procedures of that system and within the established deadlines of that system. If the transaction meets its settlement requirements, CDS will send instructions to its DTC depositary to take

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action to effect final settlement by delivering or receiving interests in the securities in DTC and making or receiving payment under normal procedures for same-day funds settlement applicable to DTC. CDS participants may not deliver instructions directly to the DTC depositary that is acting for CDS.

     Separation and combination. Holders of IDSs may, at any time after 180 days from the date of original issuance, through their broker or other financial institution, separate their IDSs into the shares of common stock and subordinated notes represented thereby. Similarly, any holder of shares of our common stock and subordinated notes may, at any time after 180 days from the date of original issuance, through their broker or other financial institution, combine the applicable number of shares of common stock and principal amount of subordinated notes to form IDSs.

     In addition, the IDSs will be automatically separated into the shares of common stock and subordinated notes represented thereby upon the occurrence of the following:


     - with respect to any holder of IDSs, exercise by such holder of its right to cause us to repurchase the subordinated notes represented by that holder's IDSs in connection with a change of control of VSAH,


     - exercise by us of our right to redeem all or a portion of the subordinated notes, which may be represented by IDSs at the time of such redemption,

     - the date on which principal on the subordinated notes becomes due and payable, whether at the stated maturity date or upon acceleration thereof, or

     - if DTC is unwilling or unable to continue as securities depository with respect to the IDSs or ceases to be a registered clearing agency under the Securities Exchange Act of 1934 and we are unable to find a successor depositary.

     Any voluntary or automatic separation of IDSs and any subsequent combination of IDSs from subordinated notes and common stock are to be accomplished by entries made by the DTC participants acting on behalf of beneficial owners. In any such case, the participant's account through which a separation or combination is effected, will be credited and debited for the applicable securities on DTC's records.


     Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.


     Neither DTC nor Cede & Co. will consent or vote with respect to the securities. Under its usual procedures, DTC would mail an omnibus proxy to participants as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the securities are credited on the record date.

     We and the transfer agent and registrar will make any payments on the securities to DTC. DTC's practice is to credit direct participants' accounts on the payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in"street name," and will be the responsibility of such participant and not of DTC, us or the transfer agent and registrar, subject to any statutory or regulatory requirements as may be in effect from time to time.

     We or the transfer agent and registrar will be responsible for the payment of all amounts to DTC. DTC will be responsible for the disbursement of those payments to its participants, and the participants will be responsible for disbursements of those payments to beneficial owners. However, for Canadian purposes, as a DTC participant, CDS is responsible only for the disbursement of payments received to its participants. CDS participants are in turn responsible for the disbursement of these payments to beneficial holders in Canada.

     DTC may discontinue providing its service as securities depository with respect to the IDSs, the shares of our common stock or our subordinated notes at any time by giving reasonable notice to us or the transfer agent
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and registrar. If DTC discontinues providing its service as securities depository with respect to the IDSs and we are unable to obtain a successor securities depository, you will automatically take a position in the component securities. If DTC discontinues providing its service as securities depository with respect to the shares of our common stock and/or our subordinated notes and we are unable to obtain a successor securities depository, we will print and deliver to you certificates for the securities that have been discontinued and you will automatically take a position in any securities still subject to the depository arrangement.

     Also, in case we decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository) we will print and deliver to you certificates for the various certificates of common stock and subordinated notes you may own.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable, including DTC.

     Neither we nor the trustee nor the underwriters will have any responsibility or obligation to participants, or the persons for whom they act as nominees, with respect to:

     - the accuracy of the records of DTC, its nominee or any participant or any record of beneficial ownership interest in the securities on DTC's books, or

     - any payments to, or the providing of notice, to participants or beneficial owners.


     Procedures relating to subsequent issuances. The indenture governing our subordinated notes will provide that, in the event there is a subsequent issuance of subordinated notes having terms identical to the subordinated notes represented by the IDSs except for the issuance date, if we determine that such new subordinated notes need to have a separate CUSIP number, each holder of subordinated notes or IDSs (as the case may be) agrees that a portion of such holder's subordinated notes (whether held directly in book-entry form, or held as part of IDSs) will be exchanged, without any further action of such holder, for a portion of the subordinated notes acquired by the holders of such subsequently issued subordinated notes. Consequently, following each such subsequent issuance and exchange, each holder of subordinated notes or IDSs (as the case may be) will own an indivisible unit composed of subordinated notes of each separate issuance in the same proportion as each other holder. Immediately following any exchange resulting from a subsequent offering, a new CUSIP number will be assigned to represent an inseparable unit consisting of the subordinated notes outstanding prior to the subsequent issuance and the subordinated notes issued in the subsequent issuance. Accordingly, the subordinated notes issued in the original offering cannot be separated from the subordinated notes issued in any subsequent offering. In addition, immediately following any exchange resulting from a subsequent offering, the IDSs will consist of the inseparable unit described above representing the proportionate principal amounts of each issuance of subordinated notes (but with the same aggregate principal amount as the subordinated notes (or inseparable unit) represented by the IDSs immediately prior to such subsequent issuance and exchange) and the common stock. All accounts of DTC participants with a position in the securities will be automatically revised to reflect the new CUSIP numbers.


     Most subsequent issuances of subordinated notes, including subsequent issuances of subordinated notes which have original issue discount and all subsequent issuances six months after the date of this offering, may require trades on the American Stock Exchange and the Toronto Stock Exchange to settle up to 24 hours after the date such trades would settle absent such subsequent issuance or settle for cash, consistent with such exchange's practices for the date of such issuance. The American Stock Exchange and the Toronto Stock Exchange have informed us that they will broadcast any such alternate settlement procedures in advance of any relevant trading day, consistent with their established procedures. Based upon these discussions, we do not believe that any settlement delays or cash settlement procedures, if any, associated with subsequent issuances, will have a significant impact on the IDS trading market.

IDS TRANSFER AGENT

     The Bank of New York is the IDS transfer agent.

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                          DESCRIPTION OF CAPITAL STOCK


     The following is a description of the terms of our restated certificate of incorporation and amended and restated by-laws, the forms of which have been filed with the Commission as exhibits to the registration statement of which this prospectus is part and which will become effective prior to the offering contemplated by this prospectus.


AUTHORIZED CAPITALIZATION

     Our authorized capital stock consists of:

     -           shares of common stock, par value $0.01 per share; and

     -           shares of preferred stock, par value $0.01 per share.

     After this offering, there will be           shares of our common stock and
no shares of our preferred stock outstanding.

COMMON STOCK

     All outstanding shares of common stock are, and all shares of common stock to be outstanding upon completion of this offering of IDSs will be, validly issued, fully paid and nonassessable.

     Dividends. Holders of shares of our common stock will be entitled to receive such dividends and other distributions in cash, stock or property of ours as may be declared by our board of directors from time to time out of our assets or funds legally available for dividends or other distributions.

     Rights Upon Liquidation. In the event of our voluntary or involuntary liquidation, dissolution or winding up, holders of shares of our common stock will be entitled to share equally in our assets remaining after payment of all debts and other liabilities, subject to the liquidation preference of any outstanding preferred stock.

     Voting Rights. Shares of our common stock carry one vote per share. Holders of shares of our common stock have no cumulative voting rights.

     Other Rights. Holders of shares of our common stock have no preemptive rights. The holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

PREFERRED STOCK


     Our board of directors has the authority to issue shares of preferred stock from time to time on terms that it may determine, to divide shares of preferred stock into one or more series and to fix the designations, voting powers, preferences and relative participating, optional or other special rights of each series, and the qualifications, limitations or restrictions of each series, to the fullest extent permitted by the General Corporation Law of the State of Delaware, or DGCL. The issuance of shares of preferred stock could have the effect of decreasing the market price of the IDSs and our shares of common stock, impeding or delaying a possible takeover and adversely affecting the voting and other rights of the holders of shares of our common stock.


ANTI-TAKEOVER EFFECTS OF VARIOUS PROVISIONS OF DELAWARE LAW AND OUR RESTATED CERTIFICATE OF INCORPORATION AND AMENDED AND RESTATED BY-LAWS

     Provisions of the DGCL, our restated certificate of incorporation and amended and restated by-laws contain provisions that may have some anti-takeover effects and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

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

     Delaware Anti-Takeover Statute

     We are subject to Section 203 of the DGCL. Subject to specific exceptions,
Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the time the person became an interested stockholder, unless:

     - the business combination, or the transaction in which the stockholder became an interested stockholder, is approved by our board of directors prior to the time the interested stockholder attained that status;

     - upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

     - at or after the time a person became an interested stockholder, the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

     "Business combinations" include mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to various exceptions, in general an "interested stockholder" is a person who, together with his or her affiliates and associates, owns, or within three years did own, 15% or more of the shares of the corporation's outstanding voting stock. These restrictions could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts with respect to us and, therefore, may discourage attempts to acquire us.

     The provisions of Section 203 of the DGCL will not apply to BCP Volume, BCP Offshore Volume, Recreational Services or their respective current affiliates and associates, even if they would otherwise constitute "interested stockholders" under Section 203 of the DGCL.

     Our Restated Certificate of Incorporation and Amended and Restated By-laws

     In addition, provisions of our restated certificate of incorporation and amended and restated by-laws, which are summarized in the following paragraphs, may have an anti-takeover effect.

     Classified Board of Directors. Our restated certificate of incorporation provides that our board of directors be divided into three classes of directors, as nearly equal in size as is practicable, serving staggered three-year terms.

     Quorum Requirements; Removal of Directors. Our restated certificate of incorporation provides for a minimum quorum of one-third in voting power of the outstanding shares of our capital stock entitled to vote, except that a minimum quorum of a majority in voting power of the outstanding shares of our capital stock entitled to vote is necessary to hold a vote for any director in a contested election, the removal of a director or the filling of a vacancy on our board of directors. Directors may be removed only for cause by the affirmative vote of at least a majority in voting power of the outstanding shares of our capital stock entitled to vote generally in the election of directors.

     No Cumulative Voting. The DGCL provides that stockholders are denied the right to cumulate votes in the election of directors unless our certificate of incorporation provides otherwise. Our restated certificate of incorporation does not expressly address cumulative voting.

     No Stockholder Action by Written Consent; Calling of Special Meeting of Stockholders. Our restated certificate of incorporation prohibits stockholder action by written consent. It and our amended and restated by-laws also provide that special meetings of our stockholders may be called only by (1) our board of directors or the chairman of our board of directors pursuant to a resolution approved by our board

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

of directors or (2) our board of directors upon a request by holders of at least 25% in voting power of all the outstanding shares entitled to vote at that meeting.

     Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our amended and restated by-laws provide that stockholders seeking to bring business before or to nominate candidates for election as directors at an annual meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary. To be timely, a stockholder's notice must be delivered or mailed and received at our principal executive offices not less than 90 nor more than 120 days in advance of the anniversary date of the immediately preceding annual meeting of stockholders. Our amended and restated by-laws also specify requirements as to the form and content of a stockholder's notice. These provisions may impede stockholders' ability to bring matters before an annual meeting of stockholders or make nominations for directors at an annual meeting of stockholders. Stockholder nominations for the election of directors at a special meeting must be received by our corporate secretary by the later of 10 days following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made or 90 days prior to the date that meeting is proposed to be held.

     Limitations on Liability and Indemnification of Officers and Directors. The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors' fiduciary duties as directors. Our restated certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director, except for liability:

     - for breach of duty of loyalty;

     - for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law;

     - under Section 174 of the DGCL (unlawful dividends or stock repurchases);
       or

     - for transactions from which the director derived improper personal benefit.

     Our restated certificate of incorporation and amended and restated by-laws provide that we must indemnify and advance expenses to our directors and officers to the fullest extent authorized by the DGCL. We are also expressly authorized to, and do, carry directors' and officers' insurance for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

     The limitation of liability and indemnification provisions in our restated certificate of incorporation and amended and restated by-laws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

     There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

     Authorized but Unissued Shares. Our authorized but unissued shares of common stock and preferred stock will be available for future issuance without your approval. We may use additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

     Supermajority Provisions. The DGCL provides generally that the affirmative vote of a majority in voting power of the outstanding shares entitled to vote is required to amend a corporation's certificate of incorporation, unless the certificate of incorporation requires a greater percentage. Our restated certificate

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

of incorporation provides that the following provisions in the restated certificate of incorporation may be amended only by a vote of two-thirds or more in voting power of all the outstanding shares of our capital stock entitled to vote:

     - the prohibition on stockholder action by written consent;

     - the ability to call a special meeting of stockholders being vested solely in (1) our board of directors and the chairman of our board of directors and (2) our board of directors upon a request by holders of at least 25% in voting power of all the outstanding shares entitled to vote at that meeting;

     - the provisions relating to the classification of our board of directors;

     - the provisions relating to the size of our board of directors;

     - the provisions relating to the quorum requirements for stockholder action and the removal of directors;

     - the limitation on the liability of our directors to us and our stockholders;

     - the obligation to indemnify and advance expenses to the directors and officers to the fullest extent authorized by the DGCL;

     - the provisions granting authority to our board of directors to amend or repeal our by-laws without a stockholder vote, as described in more detail in the next succeeding paragraph; and

     - the supermajority voting requirements listed above.

     In addition, our restated certificate of incorporation grants our board of directors the authority to amend and repeal our by-laws without a stockholder vote in any manner not inconsistent with the laws of the State of Delaware or our restated certificate of incorporation.

     Our restated certificate of incorporation provides that our amended and restated by-laws may be amended by stockholders representing no less than two-thirds of the voting power of all the outstanding shares of our capital stock entitled to vote.

     Our restated certificate of incorporation provides that the affirmative vote of two-thirds of our directors is necessary to approve any merger, any sale of all or substantially all of our assets, any liquidation of our company or our filing of a voluntary petition in bankruptcy.

LISTING

     We have applied to list the shares of our common stock represented by the IDSs on the Toronto Stock Exchange under the trading symbol "CVP."

TRANSFER AGENT AND REGISTRAR

     The Bank of New York is the transfer agent and registrar for our shares of common stock.

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                       DESCRIPTION OF SUBORDINATED NOTES

     The following is a description of the terms of the indenture under which our subordinated notes will be issued, a copy of the form of which has been filed with the Commission as an exhibit to the registration statement of which this prospectus is a part. We refer to VSAH as the "Company" in this "Description of Subordinated Notes" section.

GENERAL

     The subordinated notes are to be issued under an indenture, to be dated as
of           , 2003 (the "Indenture"), among us, the subsidiary guarantors and
The Bank of New York, as Trustee (the "Trustee").


     The following description is a summary of the material provisions of the Indenture and the subordinated notes. It does not purport to be complete. We urge you to read the Indenture, a copy of which will be available upon request from the Company. This description is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act of 1939, as amended. Capitalized terms used in this "Description of Subordinated Notes" section and not otherwise defined have the meanings set forth in the section "-- Certain Definitions."



     The Indenture will provide for the issuance of an unlimited aggregate principal amount of additional subordinated notes having identical terms and conditions to the subordinated notes offered hereby (other than issuance date) (the "Additional Notes"), subject to compliance with the covenants contained in the Indenture. Additional Notes will vote on all matters with the subordinated notes offered hereby and are required to be issued in amounts that, together with new or outstanding common stock, represent IDSs. The Additional Notes will be deemed to have the same accrued current period interest, deferred interest and defaults as the Notes issued in this offering and will be deemed to have used up Forebearance Periods, Payment Blockage Periods and interest deferral periods to the same extent as the Notes issued in this offering.


     The Notes will be issued only in fully-registered form, without coupons represented by one or more global notes which will be registered in the name of Cede & Co., the nominee of DTC. See "Description of IDSs -- Book-Entry Settlement and Clearance."

TERMS OF THE NOTES


  Maturity



     The Notes will be unsecured subordinated obligations of the Company and
will mature on           , 2013. The Company may extend the maturity of the
Notes for two additional successive five-year terms if the following conditions are satisfied:



     - during the twelve month period ending on the last day of the fiscal quarter ending at least 45 days before the end of the then-current term, our ratio of Net Debt to Adjusted EBITDA is less than 5.00 to 1.00;



     - no Event of Default (including certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary) has occurred and is continuing with respect to the Notes;



     - no event of default has occurred and is continuing with respect to any other Indebtedness of the Company; and



     - there is no interest due but unpaid on the Notes or any other Indebtedness of the Company.


     Within 30 days prior to the maturity of the Notes, the Company will use its reasonable efforts to list or quote the outstanding shares of its common stock on the securities exchange(s) or automated securities quotation system(s), if any, on which the IDSs will then be listed or quoted, in addition to any other securities exchange on which the common stock is then listed.
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


  Interest


     The Notes will bear interest at a rate per year of   % from           ,
     or from the most recent date to which interest has been paid or provided for, payable monthly on the 15th day of each month to Holders of record at the
close of business on the 1st day of each month, commencing           , 2003,
provided that if any such day is not a Business Day, such day shall be the next Business Day.


  Interest Deferral



     Subject to the conditions described below, the Company must defer interest payments on the Notes if and for so long as the Company is required to defer such interest pursuant to the terms of any Designated Senior Indebtedness in an
aggregate principal amount greater than $     million. Under the Credit
Agreement, the Company is subject to a requirement that it defer interest payments on the Notes under certain circumstances as described under "Certain Indebtedness -- New Credit Facility."



     The Company cannot defer interest payments on the Notes:



     - so long as an Event of Default has occurred and is continuing under the Notes or the Notes have been accelerated;



     - for more than 24 months in the aggregate or at any time after the earlier of:


        (i)       , 2008; or


        (ii) the termination of the new credit facility (including giving effect to any replacements, restructurings, repayments, refundings, refinancings thereto or other restructurings of all or any portion of Indebtedness under such facility); or



     - if the Company extends the maturity of the Notes, for more than 10 months during each of:



        (i) the extension between           , 2013 and           , 2018; and



        (ii) the extension between           , 2018 and           , 2023.



     Deferred interest on the Notes will bear interest at a rate per year equal to the stated rate of interest on the Notes. At the end of each interest deferral period, the Company must pay all deferred interest on the Notes and any interest on deferred interest in full. During any interest deferral period, the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment.


OPTIONAL REDEMPTION


     The Company may not redeem the Notes at its option prior to           ,
2008. After           , 2008, the Company may redeem the Notes, at its option,
at any time in whole and from time to time in part, for cash, at a "make-whole" redemption price equal to the greater of (1) the aggregate principal amount being redeemed or (2) the sum of the present values of the remaining scheduled payments to the scheduled maturity of the subordinated notes (assuming no subsequent extension thereof) of the principal and interest (other than accrued interest) on the notes being redeemed, discounted to the redemption date on a monthly basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points, plus accrued and unpaid interest to but not including the redemption date.


     "Treasury Rate" means, for any redemption date, the rate per annum equal to the monthly equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the redemption date.

     "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes being redeemed (assuming no subsequent extension thereof) that would be utilized, at the time of selection and in

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

accordance with customary financial practice, in pricing new issues of corporate notes of comparable maturity to the remaining term of such notes.

     "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the Company.

     "Comparable Treasury Price" means, for any redemption date, (1) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding the redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or
(2) if that release (or any successor release) is not published or does not contain those prices on that business day, (A) the average of the Reference Treasury Dealer Quotations for the redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations for that redemption date, or (B) if we obtain fewer than four Reference Treasury Dealer Quotations, the average of all the Reference Treasury Dealer Quotations obtained.

     "Reference Treasury Dealer Quotations" means, for each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by the Reference Treasury Dealer at 5:00 p.m. New York City time on the third business day preceding the redemption date for the relevant series of notes being redeemed.


     "Reference Treasury Dealer" means each of at least two primary U.S. Government securities dealers in New York City that we select.


     Notice of any redemption will be mailed at least 30 days but not more than 60 days before the date of redemption to each holder of the Notes to be redeemed. Unless we default in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on such Notes or the portions called for redemption.

     Any exercise by the Company of its option to redeem the Notes, in whole or in part, will result in an automatic separation of the IDSs.

     Selection. In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such Notes of any series are listed, or if such Notes of such series are not so listed, on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate (and in such manner as complies with the applicable legal requirements). If the Notes are to be redeemed in part only, the notice of redemption shall state the portion of the principal amount thereof to be redeemed. New Notes in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holders thereof upon cancellation of the original Notes. On and after the Redemption Date, interest will cease to accrue on Notes or portions thereof called for redemption, so long as the Company has deposited with the Trustee funds (in U.S. dollars) sufficient to pay the principal of, plus accrued and unpaid interest (if any) on, the Notes to be redeemed. No Note will be redeemed in part unless all other Notes are also redeemed in part on a pro rata basis.

RANKING

     The Indebtedness evidenced by the Notes will be unsecured subordinated Indebtedness of the Company, will be subordinated in right of payment, as set forth in the Indenture, to all existing and future Senior Indebtedness of the Company and will rank pari passu in right of payment with all existing and future Pari Passu Indebtedness of the Company. The Notes will also be effectively subordinated to any Secured Indebtedness of the Company to the extent of the value of the assets securing such Indebtedness. However, payment from the money or the proceeds of U.S. Government Obligations held in any defeasance trust described under "-- Defeasance" below is not subordinated to any Senior Indebtedness or subject to the restrictions described herein.

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     The indebtedness evidenced by each Guarantee will be unsecured subordinated indebtedness of the applicable Guarantor, will be subordinated in right of payment, as set forth in the Indenture, to all existing and future Senior Indebtedness of such Guarantor and will rank pari passu in right of payment with all existing and future Pari Passu Indebtedness of such Guarantor. The
Guarantees will also be effectively subordinated to any Secured Indebtedness of the applicable Guarantor to the extent of the value of the assets securing such Indebtedness.


     As of July 1, 2003, on a pro forma basis, (i) the Company would have had no Senior Indebtedness outstanding except for its guarantees under the Credit Agreement, (ii) the Company would have had no Pari Passu Indebtedness outstanding other than the Notes, (iii) the Guarantors would have had no Senior Indebtedness outstanding except for their guarantees under the Credit Agreement, all of which would have been secured indebtedness, (iv) the Guarantors would
have had $     million aggregate principal amount of Pari Passu Indebtedness outstanding other than the Guarantees and (v) the Non-Guarantor Subsidiaries would have had total liabilities, excluding liabilities owed to us, of $1.4 million. Although the Indenture will contain limitations on the amount of additional Indebtedness which the Company, the Guarantors and the Non-Guarantor Subsidiaries may Incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness. See "-- Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock" below.


     As a holding company, the Company has no operations and, therefore, is dependent on the cash flow of its subsidiaries and other entities to meet its own obligations, including the payment of interest and principal obligations on the Notes when due. As of December 31, 2002, on a pro forma basis the total
liabilities of the Company's subsidiaries were approximately $     million,
including trade payables. Although the Indenture will limit the Incurrence of Indebtedness by and the issuance of Preferred Stock of certain of the Company's subsidiaries, such limitation is subject to a number of significant qualifications.

     "Senior Indebtedness" with respect to the Company or any Guarantor means the Bank Indebtedness and all indebtedness of the Company or such Guarantor, including interest thereon (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or any Subsidiary of the Company whether or not a claim for post-filing interest is allowed in such proceeding) and other amounts (including fees, expenses, reimbursement obligations under letters of credit and indemnities) owing in respect thereof, whether outstanding on the Issue Date or thereafter Incurred, unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is provided that such obligations are not superior in right of payment to the Notes or such Guarantor's Guarantee, as applicable; provided, however, that Senior Indebtedness shall not include, as applicable,
(i) any obligation of the Company to any Subsidiary of the Company or of such Guarantor to the Company or any other Subsidiary of the Company, (ii) any liability for Federal, state, local or other taxes owed or owing by the Company or such Guarantor, (iii) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities), (iv) any Indebtedness or obligation of the Company or such Guarantor which is Pari Passu Indebtedness,
(v) any obligations with respect to any Capital Stock, and (vi) any Indebtedness Incurred in violation of the Indenture.

     Only Senior Indebtedness or Secured Indebtedness of the Company or a Guarantor will rank senior to the Notes or the relevant Guarantee in accordance with the provisions of the Indenture. The Notes and each Guarantee will in all respects rank pari passu with all other Pari Passu Indebtedness of the Company and the relevant Guarantor, respectively.

     The Company may not pay principal of, premium (if any) or interest on, the Notes or make any deposit pursuant to the provisions described under "-- Defeasance" below and may not otherwise purchase, redeem or otherwise retire any Notes (except that Holders may receive and retain (a) Permitted Junior Securities and (b) payments made from the trust described under "-- Defeasance" below so long as, on the date or dates the respective amounts were paid into the trust, such payments were made with respect to the Notes without violating the subordination provisions described herein) (collectively, "pay

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the Notes") if (i) a default in the payment of the principal of, premium, if any, or interest on any Designated Senior Indebtedness occurs and is continuing or any other amount owing in respect of any Designated Senior Indebtedness is not paid when due, or (ii) any other default on Designated Senior Indebtedness occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms unless, in either case, the default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Indebtedness has been paid in full. However, the Company may pay the Notes without regard to the foregoing if the Company and the Trustee receive written notice approving such payment from the Representative of the Designated Senior Indebtedness with respect to which either of the events set forth in clause (i) or (ii) of the immediately preceding sentence has occurred and is continuing. During the continuance of any default (other than a default described in clause
(i) or (ii) of the second preceding sentence) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or upon the expiration of any applicable grace periods, the Company may not pay the Notes for a period (a "Payment Blockage Period") commencing upon the receipt by the Trustee (with a copy to the Company) of written notice (a "Blockage Notice") of such default from the Representative of the Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated (i) by written notice to the Trustee and the Company from the Person or Persons who gave such Blockage Notice, (ii) by repayment in full of such Designated Senior Indebtedness or (iii) because the default giving rise to such Blockage Notice is no longer continuing). Notwithstanding the provisions described in the immediately preceding sentence (but subject to the provisions contained in the first sentence of this paragraph and in the succeeding paragraph), unless the holders of such Designated Senior Indebtedness or the Representative of such holders have accelerated the maturity of such Designated Senior Indebtedness, the Company may resume payments on the Notes after the end of such Payment Blockage Period. Not more than one Blockage Notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period. However, if any Blockage Notice within such 360-day period is given by or on behalf of any holders of Designated Senior Indebtedness other than the Bank Indebtedness, the Representative of the Bank Indebtedness may give one additional Blockage Notice within such period. In no event, however, may the total number of days during which any Payment Blockage Period or Periods is in effect exceed 179 days in the aggregate during any 360 consecutive day period. For purposes of this provision, no default or event of default that existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Payment Blockage Period shall be, or be made, the basis of the commencement of a subsequent Payment Blockage Period by the Representative of such Designated Senior Indebtedness, whether or not within a period of 360 consecutive days, unless such default or event of default shall have been cured or waived for a period of not less than 90 consecutive days.

     Upon any payment or distribution of the assets of the Company upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to the Company or its property, the holders of Senior Indebtedness will be entitled to receive payment in full of the Senior Indebtedness before the Noteholders are entitled to receive any payment, and until the Senior Indebtedness is paid in full, any payment or distribution to which Noteholders would be entitled but for the subordination provisions of the Indenture will be made to holders of the Senior Indebtedness as their interests may appear (except that Holders of Notes may receive and retain (i) Permitted Junior Securities, and (ii) payments made from the trust described under "-- Defeasance" so long as, on the date or dates the respective amounts were paid into the trust, such payments were made with respect to the Notes without violating the subordination provisions described herein). If a distribution is made to Noteholders that due to the subordination provisions of the Indenture should not have been made to them, such Noteholders are required to hold it in trust for the holders of Senior Indebtedness and pay it over to them as their interests may appear.

     After the occurrence of an Event of Default, the Company or the Trustee shall promptly notify the holders of the Designated Senior Indebtedness (or their Representative) of such occurrence. If any Designated Senior Indebtedness is outstanding, the Company may not pay the Notes until five Business
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Days after such holders or the Representative of the Designated Senior
Indebtedness receive notice of such occurrence and, thereafter, may pay the Notes only if the subordination provisions of the Indenture otherwise permit payment at that time.

     By reason of such subordination provisions contained in the Indenture, in the event of insolvency, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than the Noteholders.

     The Indenture will contain substantially similar subordination provisions relating to each Guarantor's obligations under its Guarantee.

GUARANTEES

     Each of the Company's direct and indirect Wholly Owned Subsidiaries organized under the laws of any state of the United States of America on the Issue Date and certain future Subsidiaries of the Company (as described below), as primary obligors and not merely as sureties, will jointly and severally irrevocably and unconditionally guarantee on an unsecured subordinated basis the performance and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Company under the Indenture and the Notes, whether for payment of principal of, premium, if any, or interest on the Notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Guarantors being herein called the "Guaranteed Obligations"). Such Guarantors will agree to pay, in addition to the amount stated above, any and all expenses (including reasonable counsel fees and expenses) Incurred by the Trustee or the Holders in enforcing any rights under the Guarantees. Each Guarantee will be limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the applicable Guarantor without rendering the Guarantee, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. After the Issue Date, the Company will cause each Restricted Subsidiary organized under the laws of the United States of America or any state or territory thereof that Incurs Indebtedness or issues shares of Disqualified Stock or Preferred Stock to execute and deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary will guarantee, payment of the Notes. See "-- Certain
Covenants -- Future Guarantors" below.

     Each Guarantee is a continuing guarantee and shall (i) remain in full force and effect until payment in full of all the Guaranteed Obligations, (ii) be binding upon each such Guarantor and its successors, and (iii) inure to the benefit of and be enforceable by the Trustee, the Holders and their successors, transferees and assigns.


FOREBEARANCE PERIODS



     Until           , 2008 and as long as any Designated Senior Indebtedness is outstanding, for a period (a "Forebearance Period") beginning on the date of the occurrence of an Event of Default and ending on the earliest of (x) 179 days after the commencement of such period, (y) the date on which such Event of Default and any other Event of Default that occurred during the Forebearance Period, shall cease to exist or (z) the date the holders of Designated Senior Indebtedness accelerate the Designated Senior Indebtedness or begin to exercise their rights with respect to collateral therefor, no Holder of the Notes or the Trustee shall, without the prior written consent of the Representative of the Designated Senior Indebtedness, accelerate the maturity of the Notes or commence any action, suit or proceeding to enforce any claims, rights, demands, causes of action, liabilities, or suits, of any kind whatsoever, whether known or unknown, that have been, could have been, or in the future might be asserted by the Holders of the Notes based upon, arising out of, or in any way relating to, the Notes (each, an "Enforcement Action"); provided that upon the termination of a Forebearance Period, no Holder may take any Enforcement Action until the earlier of (x) five Business Days after such Holders of the Notes, or the Trustee acting on their behalf, shall have given prior written notice to the Representative of the Designated Senior Indebtedness of their intention to accelerate and exercise any other remedies, which notice may be given no earlier than 15 Business Days prior to the end of the Forebearance Period, and shall be effective no


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earlier than the later of (i) five Business Days after the date such notice is given, or (ii) the first Business Day immediately following the end of the Forebearance Period or (y) the date on which the holders of Designated Senior Indebtedness have accelerated the Designated Senior Indebtedness; provided, further, that no Forebearance Period may commence during the pendency of, or within 179 days after termination of, any other Forebearance Period and in no event shall a Forebearance Period extend beyond 179 days from the date of the occurrence of any Event of Default and there must be a 181 consecutive day period in each 360 consecutive day period during which no Forebearance Period is in effect. No single Event of Default may serve as the basis for more than one Forebearance Period, other than an Event of Default that has been cured or waived or otherwise ceased to exist for a period of 90 consecutive days; no Event of Default in existence on the commencement of a Forebearance Period shall serve as the basis for any subsequent Forebearance Period, whether or not within a period of 360 consecutive days, unless such Event of Default shall have been cured or waived or otherwise ceased to exist for a period of 90 consecutive days; and during any 360-day period there shall not be more than one Forebearance Period.


     The Indenture will contain substantially similar forebearance provisions
(that apply until           , 2008) relating to each Guarantor's obligations
under its Guarantee.


CHANGE OF CONTROL

     Upon the occurrence of any of the following events (each, a "Change of Control"), each Holder will have the right to require the Company to repurchase all or any part of such Holder's Notes of any series at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to but not including the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date): (i) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the Company's assets to any person or group (as such term is used in Section 13(d)(3) of the Exchange Act), (ii) the adoption of a plan relating to the liquidation or dissolution of the Company, (iii) the acquisition by any person or group (as such term is used in Section 13(d)(3) of the Exchange Act) of a direct or indirect interest in more than 50% of the ownership of the Company, or the voting power of the voting stock of the Company, by way of purchase, merger or consolidation or otherwise (other than a creation of a holding company that does not involve a change in the beneficial ownership of the Company as a result of such transaction), (iv) the merger or consolidation of the Company with or into another Person or the merger of another Person into the Company with the effect that immediately after such transaction the stockholders of the Company immediately prior to such transaction hold, directly or indirectly, less than 50% of the total voting power of all securities generally entitled to vote in the election of directors, managers, or trustees of the Person surviving such merger or consolidation, in each case other than creation of a holding company that does not involve a change in the beneficial ownership of the Company as a result of such transaction or (v) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors. In order to exercise this repurchase right, a Holder must separate its IDSs into the shares of common stock and Notes represented thereby.

     In the event that at the time of such Change of Control the terms of the Bank Indebtedness restrict or prohibit the repurchase of Notes of any series pursuant to this covenant, then prior to the mailing of the notice to Holders provided for in the immediately following paragraph but in any event within 30 days following any Change of Control, the Company shall (i) repay in full all Bank Indebtedness or offer to repay in full all Bank Indebtedness and repay the Bank Indebtedness of each lender who has accepted such offer or (ii) obtain the requisite consent under the agreements governing the Bank Indebtedness to permit the repurchase of the Notes as provided for in the immediately following paragraph.

     Within 30 days following any Change of Control, unless the Company has exercised its right to redeem the Notes as described under "-- Optional Redemption", the Company shall mail a notice (a "Change of Control Offer") to each Holder with a copy to the Trustee stating: (1) that a Change of Control has occurred and that such Holder has the right to require the Company to purchase such Holder's Notes of such series at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to but not including the date of repurchase (subject to the right
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

of Holders of record on a record date to receive interest on the relevant interest payment date); (2) the circumstances and relevant facts and financial information regarding such Change of Control; (3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and (4) the instructions determined by the Company, consistent with this covenant, that a Holder must follow in order to have its Notes purchased.

     The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

     The Company will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and the applicable Canadian securities laws and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Indenture by virtue thereof.

     The Change of Control purchase feature is a result of negotiations between us, the existing equity investors and the underwriters. Our management has no present intention to engage in a transaction involving a Change of Control, although it is possible that we would decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings.

     The occurrence of events which would constitute a Change of Control would constitute a default under the new credit facility. Future Senior Indebtedness of the Company may contain prohibitions on certain events which would constitute a Change of Control or require such Senior Indebtedness to be repurchased upon a Change of Control. The Bank Indebtedness prohibits any purchase by the Company of the Notes. Moreover, the exercise by the Holders of their right to require the Company to repurchase the Notes could cause a default under other Senior Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to the Holders upon a repurchase may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

     The definition of Change of Control includes a phrase relating to the sale, lease or transfer of "all or substantially all" the assets of the Company and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the Company to repurchase such Notes as a result of a sale, lease or transfer of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

COVENANTS RELATING TO IDSS

     Recombination of Notes and Common Stock into IDSs. The Indenture will provide that as long as any Notes are outstanding, any Holder of Notes and shares of common stock may, at any time and from time to time, recombine these securities to form IDSs.


     Procedures Relating to Subsequent Issuance. The Indenture will provide that, in the event there is a subsequent issuance of Additional Notes, each Holder of the Notes or the IDSs (as the case may be) agrees that a portion of such Holder's Notes (whether held directly in book-entry form or held as part of IDSs) will be exchanged, without any further action of such Holder, for a portion of the Additional Notes purchased by the Holders of such Additional Notes, such that following any such additional issuance and exchange each Holder of the Notes or the IDSs (as


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the case may be) owns an indivisible unit composed of the Notes and Additional
Notes of each issuance in the same proportion as each other Holder, and the records will be revised to reflect each such exchange without any further action of such Holder. The aggregate principal amount of the Notes owned by each Holder will not change as a result of such exchange. Any Additional Notes will be guaranteed by the Guarantors on the same basis as the Notes. See "Material U.S. Federal Income Tax Consequences -- Consequences to U.S. Holders -- Subordinated Notes -- Additional Issuances."


CERTAIN COVENANTS

     The Indenture will contain the following material covenants:

     Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock. The Indenture will provide that (i) the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock and (ii) the Company will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that the Company and any Guarantor may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock and any Guarantor may issue shares of Preferred Stock if the Fixed Charge Coverage Ratio of the Company for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

     The foregoing limitations will not apply to:

          (a) the Incurrence by the Company or its Restricted Subsidiaries of Indebtedness under the Credit Agreement and the issuance and creation of letters of credit and bankers' acceptances thereunder (with letters of credit and bankers' acceptances being deemed to have a principal amount equal to the face amount thereof) up to an aggregate principal amount of
     $     million outstanding at any one time;

          (b) the Incurrence by the Company and the Guarantors of Indebtedness represented by the Notes (not including any Additional Notes) and the Guarantees, as applicable;

          (c) Indebtedness existing on the Issue Date (other than Indebtedness described in clauses (a) and (b));

          (d) Indebtedness (including Capitalized Lease Obligations) Incurred by the Company or any of its Restricted Subsidiaries, to finance the purchase, lease or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness then outstanding and Incurred pursuant to this clause (d) and all Refinancing Indebtedness (as defined below) Incurred to refund, refinance or replace any Indebtedness Incurred pursuant to this clause (d), does not exceed the greater of 7.5% of Total Assets at the time of Incurrence or $10.0 million;

          (e) Indebtedness Incurred by the Company or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation letters of credit in respect of workers' compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, or with respect to agreements to provide services, or other Indebtedness with respect to reimbursement type obligations regarding workers' compensation claims; provided, however, that upon the drawing of such letters of credit, such obligations are reimbursed within 30 days following such drawing;

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          (f) Indebtedness arising from agreements of the Company or a
     Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred in connection with the disposition of any business, assets or a Subsidiary of the Company in accordance with the terms of the Indenture, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

          (g) Indebtedness of the Company to a Restricted Subsidiary of the Company; provided that any such Indebtedness is subordinated in right of payment to the Notes; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary of the Company or any other subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary) shall be deemed, in each case to be an Incurrence of such Indebtedness;

          (h) shares of Preferred Stock of a Restricted Subsidiary issued to the Company or another Restricted Subsidiary of the Company; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Company or another Restricted Subsidiary of the Company) shall be deemed, in each case, to be an issuance of shares of Preferred Stock;

          (i) Indebtedness of a Restricted Subsidiary to the Company or another Restricted Subsidiary of the Company; provided that (i) any such Indebtedness is made pursuant to an intercompany note and (ii) if a Guarantor Incurs such Indebtedness to a Restricted Subsidiary that is not a Guarantor such Indebtedness is subordinated in right of payment to the Guarantee of such Guarantor; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary lending such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary of the Company) shall be deemed, in each case, to be an Incurrence of such Indebtedness;

          (j) Hedging Obligations that are incurred in the ordinary course of business (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of the Indenture to be outstanding, (2) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges or (3) for the purpose of fixing or hedging commodity price risk with respect to any commodity purchases;

          (k) obligations in respect of performance, bid and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business;

          (l) Indebtedness or Disqualified Stock of the Company and any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount, which when aggregated with the principal amount or liquidation preference of all other Indebtedness and Disqualified Stock then outstanding and Incurred pursuant to this clause (1), does not exceed $25.0 million at any one time outstanding; provided, however, that Indebtedness of Foreign Subsidiaries, which when aggregated with the principal amount of all other Indebtedness of Foreign Subsidiaries then outstanding and Incurred pursuant to this clause (l), does not exceed $10.0 million (or the equivalent thereof in any other currency) at any one time outstanding (it being understood that any Indebtedness Incurred under this clause (l) shall cease to be deemed Incurred or outstanding for purposes of this clause (l) but shall be deemed to be Incurred for purposes of the first paragraph of this covenant from and after the first date on which the Company could have Incurred such Indebtedness under the first paragraph of this covenant without reliance upon this clause (l));

          (m) any guarantee by the Company or a Guarantor of Indebtedness or other obligations of the Company or any of its Restricted Subsidiaries so long as the Incurrence of such Indebtedness Incurred by the Company or such Restricted Subsidiary is permitted under the terms of the Indenture; provided that if such Indebtedness is by its express terms subordinated in right of payment

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     to the Notes or the Guarantee of such Restricted Subsidiary, as applicable, any such guarantee of such Guarantor with respect to such Indebtedness shall be subordinated in right of payment to such Guarantor's Guarantee with respect to the Notes substantially to the same extent as such Indebtedness is subordinated to the Notes or the Guarantee of such Restricted Subsidiary, as applicable;

          (n) the Incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness which serves to refund or refinance any Indebtedness Incurred as permitted under the first paragraph of this covenant and clauses (b) and (c) above, or any Indebtedness issued to so refund or refinance such Indebtedness (subject to the following proviso, "Refinancing Indebtedness") prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

             (i) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness being refunded or refinanced;

             (ii) has a Stated Maturity which is no earlier than the Stated Maturity of the Indebtedness being refunded or refinanced;

             (iii) to the extent such Refinancing Indebtedness refinances Indebtedness pari passu with the Notes or the obligations of the Subsidiaries that are obligors under the intercompany note, as applicable, is pari passu with the Notes or the obligations of such Subsidiaries under the intercompany note, as applicable;

             (iv) is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced plus premium and fees Incurred in connection with such refinancing; and

             (v) shall not include (x) Indebtedness of a Restricted Subsidiary that is not a Guarantor that refinances Indebtedness of the Company or
        (y) Indebtedness of the Company or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary;

        and provided further that subclauses (i) and (ii) of this clause (n) will not apply to any refunding or refinancing of any Senior Indebtedness;

          (o) Indebtedness or Disqualified Stock of Persons that are acquired by the Company or any of its Restricted Subsidiaries or merged into a Restricted Subsidiary in accordance with the terms of the Indenture; provided, however, that such Indebtedness or Disqualified Stock is not Incurred in contemplation of such acquisition or merger or to provide all or a portion of the funds or credit support required to consummate such acquisition or merger; provided further, however, that after giving effect to such acquisition and the Incurrence of such Indebtedness either (i) the Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of this covenant or (ii) the Fixed Charge Coverage Ratio would be greater than immediately prior to such acquisition;

          (p) Contribution Indebtedness; and

          (q) Indebtedness represented by (i) the IDSs or outstanding upon the separation of any IDS into the securities represented thereby, (ii) the issuance of Additional Notes or other Pari Passu Indebtedness evidenced by a different series of notes in connection with the issuance of shares of common stock of the Company or (iii) the exchange of shares of our common stock for Additional Notes pursuant to the amended and restated stockholders agreement, provided that the ratio of the aggregate principal amount of such Additional Notes or other Pari Passu Indebtedness to the number of such additional shares shall not exceed the equivalent ratio with respect to the IDSs outstanding prior to such issuance, and, in each case the related Guarantees.

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     For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of permitted Indebtedness described in clauses (a) through (q) above or is entitled to be Incurred pursuant to the first paragraph of this covenant, the Company shall, in its sole discretion, classify or reclassify such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness will be treated as having been Incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof. Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant.

     Limitation on Restricted Payments. The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

          (i) declare or pay any dividend or make any distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests, including any payment made in connection with any merger or consolidation involving the Company (other than (A) dividends or distributions by the Company payable solely in Equity Interests (other than Disqualified Stock) of the Company or (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, the Company or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

          (ii) purchase or otherwise acquire or retire for value any Equity Interests of the Company or any Restricted Subsidiary; or

          (iii) make any Restricted Investment (all such payments and other actions set forth in this clause (iii) and in clauses (i) and (ii) above being collectively referred to as "Restricted Payments"), unless, at the time of such Restricted Payment:

             (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

             (b) immediately after giving effect to such transaction on a pro forma basis, the Company could Incur $1.00 of additional Indebtedness under the provisions of the first paragraph of "-- Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock"; and

             (c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (1), (4), (5) and (7) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the sum of, without duplication:

                (i) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the fiscal quarter that first begins after the Issue Date to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus

                (ii) 100% of the aggregate net proceeds, including cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash, received by the Company since the Issue Date from the issue or sale of Equity Interests of the Company (excluding Refunding Capital Stock (as defined below), Designated Preferred Stock, Excluded Contributions and Disqualified Stock), including Equity Interests issued upon conversion of Indebtedness or upon exercise of warrants or options (other than an issuance or sale to a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries), plus
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                (iii) 100% of the aggregate amount of contributions to the capital of the Company received in cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash since the Issue Date (other than Excluded Contributions, Refunding Capital Stock, Designated Preferred Stock and Disqualified Stock), plus

                (iv) 100% of the aggregate amount received in cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash received from (A) the sale or other disposition (other than to the Company or a Restricted Subsidiary) of Restricted Investments made by the Company and its Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from the Company and its Restricted Subsidiaries by any Person (other than the Company or any of its Subsidiaries) and from repayments of loans or advances which constituted Restricted Investments, (B) the sale (other than to the Company or a Subsidiary) of the Capital Stock of an Unrestricted Subsidiary or (C) a distribution or dividend from an Unrestricted Subsidiary, plus

                (v) in the event any Unrestricted Subsidiary has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Company or a Restricted Subsidiary, the Fair Market Value (as determined in good faith by the Board of Directors) of the Investment of the Company in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), after deducting any Indebtedness associated with the Unrestricted Subsidiary so designated or combined or any Indebtedness associated with the assets so transferred or conveyed, not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount was included in the calculation of the amount of Restricted Payments.

     The Fair Market Value of property other than cash covered by clauses (ii),
(iii) and (iv) above shall be determined in good faith by the Company and (A) in the event of property with a Fair Market Value in excess of $2.5 million, shall be set forth in an Officers' Certificate or (B) in the event of property with a Fair Market Value in excess of $10.0 million, shall be set forth in a resolution approved by at least a majority of the Board of Directors.

     The foregoing provisions will not prohibit:

          (1) the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture;

          (2) (a) the repurchase, retirement or other acquisition of any Equity Interests ("Retired Capital Stock") or Subordinated Indebtedness of the Company in exchange for, or out of the proceeds of the substantially concurrent sale of, Equity Interests of the Company or contributions to the equity capital of the Company (other than any Disqualified Stock or any Equity Interests sold to a Subsidiary of the Company or to an employee stock ownership plan or any trust established by the Company or any of its Subsidiaries) (collectively, including any such contributions, "Refunding Capital Stock") and (b) the declaration and payment of accrued dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company or to an employee stock ownership plan or any trust established by the Company or any of its Subsidiaries) of Refunding Capital Stock;

          (3) (a) the repurchase, retirement or other acquisition for value of Equity Interests of the Company held, directly or indirectly, by any future, present or former employee, director or consultant of the Company or any Subsidiary of the Company or any entity in which any of the foregoing has a beneficial or economic ownership interest pursuant to any management equity plan or stock option

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     plan or any other management or employee benefit or incentive plan or agreement or any other agreement pursuant to which stock is held for the benefit of such persons or (b) the payment of any dividend or distribution to VSI Management Direct L.P., VSI Management II L.P., BCP Volume L.P. or BCP Offshore Volume L.P. or any entity in which any of the foregoing has a beneficial or economic ownership interest pursuant to any management equity plan or stock option plan or any other management or employee benefit or incentive plan or agreement or any other agreement pursuant to which stock is held for the benefit of such persons to effect the repurchase, retirement or other acquisition for value of their Equity Interests held, directly or indirectly, by any future, present or former employee, director or consultant of the Company or any Subsidiary of the Company or any entity in which any of the foregoing has a beneficial or economic ownership interest; provided, however, that, in each case, the aggregate amounts paid under this clause (3) do not exceed $4.0 million in any calendar year (with unused amounts in any calendar year being permitted to be carried over for the two succeeding calendar years); provided further, however, that such amount in any calendar year may be increased by an amount not to exceed (I) the cash proceeds received by the Company or any of its Restricted Subsidiaries from the sale of Equity Interests of the Company (other than Disqualified Stock) to members of management, directors or consultants of the Company and its Restricted Subsidiaries or to VSI Management Direct L.P., BCP Volume L.P. and BCP Offshore Volume L.P. for the direct or indirect account of members of management, directors or consultants of the Company and its Restricted Subsidiaries that occurs after the Issue Date (provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under clause (iii)(c) of the first paragraph of this covenant) plus (II) the cash proceeds of key man life insurance policies received by the Company and its Restricted Subsidiaries after the Issue Date (provided that the Company may elect to apply all or any portion of the aggregate increase contemplated by clauses (I) and (II) above in any single calendar year);

          (4) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Company or any of its Restricted Subsidiaries issued or incurred in accordance with the covenant entitled "-- Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;"

          (5) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock issued after the Issue Date; provided, however, that (A) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis, the Company would have had a Fixed Charge Coverage Ratio of at least 2.25 to 1.00 and (B) the aggregate amount of dividends declared and paid pursuant to this clause (5) does not exceed the net cash proceeds received by the Company from the sale of Designated Preferred Stock issued after the Issue Date;

          (6) Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (6) that are at that time outstanding, not to exceed $35.0 million (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

          (7) the payment of dividends on the shares of the Company's common stock represented by outstanding IDSs or on shares of the Company's common stock outstanding upon separation of any IDS into the securities represented thereby or issued in connection with the issuance of Additional Notes or other Pari Passu Indebtedness evidenced by a different series of notes, the payment of dividends on the shares of the Company's common stock
     up to an aggregate amount equal to      % per year of the net proceeds
     received by the Company from the issuance of shares of its common

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     stock, provided, however, in the event the Company's Adjusted EBITDA per share for the 12 month period ended immediately prior to any dividend payment date:

          - increases above the fiscal 2002 level, the maximum aggregate amount of dividends per share the Company may pay in such month may not
            exceed $     by more than 1/12 of 90% of such difference per share;

          - decreases by more than 2%, but by a percentage less than or equal to 20%, of the fiscal 2002 level, the maximum aggregate amount of dividends per share the Company may pay in such month shall not
            exceed $     minus 1/12 of the amount of such decrease per share,
            excluding the initial 2%; and


          - decreases by more 20% of the fiscal 2002 level, no dividends will be payable in such month;



          (8) Investments that are made with Excluded Contributions;


          (9) other Restricted Payments in an aggregate amount not to exceed $20 million;

          (10) repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options; and

          (11) the exchange of the shares of our common stock for Additional Notes pursuant to the amended and restated stockholders agreement;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (4), (5), (6), (7) and (9), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; provided further, however, that for purposes of determining the aggregate amount expended for Restricted Payments in accordance with clause (iii)(c) of the first paragraph of this covenant, only the amounts expended under clauses (1), (4), (5) and (7) shall be included.

     As of the Issue Date, all of the Company's Subsidiaries will be Restricted Subsidiaries. The Company will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the definition of "Unrestricted Subsidiary." For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of "Investments." Such designation will only be permitted if a Restricted Payment in such amount would be permitted at such time (whether pursuant to the first paragraph of this covenant or under clause (6), (8) or (9)) and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

     Dividend and Other Payment Restrictions Affecting Subsidiaries. The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

          (a) (i) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (ii) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

          (b) make loans or advances to the Company or any of its Restricted Subsidiaries; or

          (c) sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries except in each case for such encumbrances or restrictions existing under or by reason of:

             (1) contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Credit Agreement and the other Senior Credit Documents;

             (2) the Indenture and the Notes;

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

             (3) applicable law or any applicable rule, regulation or order;

             (4) any agreement or other instrument relating to Indebtedness of a Person acquired by the Company or any Restricted Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof or to provide all or any portion of the funds or credit support utilized to consummate such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

             (5) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

             (6) Secured Indebtedness otherwise permitted to be Incurred pursuant to the covenants described under "-- Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock" and "-- Liens" that limit the right of the debtor to dispose of the assets securing such Indebtedness;

             (7) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

             (8) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

             (9) customary provisions contained in leases, agreements to provide services and other similar agreements entered into in the ordinary course of business that impose restrictions of the type described in clause (c) above;

             (10) other Indebtedness of Restricted Subsidiaries permitted to be Incurred subsequent to the Issue Date pursuant to clause (l) of the second paragraph of the covenant described under "-- Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;" or

             (11) any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (10) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Board of Directors, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

     Asset Sales. The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, cause or make an Asset Sale, unless (x) the Company, or its Restricted Subsidiaries, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by the Company) of the assets sold or otherwise disposed of and (y) except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Company, or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided that the amount of:

          (a) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet or in the notes thereto) of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets;

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          (b) any notes or other obligations or other securities received by the
     Company or such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days of the receipt thereof (to the extent of the cash received); and

          (c) any Designated Noncash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of 7.5% of Total Assets or $10.0 million (with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value)

shall be deemed to be Cash Equivalents for the purposes of this provision.

     Within 365 days after the Company's or any Restricted Subsidiary's receipt of the Net Proceeds of any Asset Sale, the Company or such Restricted Subsidiary may apply the Net Proceeds from such Asset Sale, at its option:

          (i) to permanently reduce Obligations under the Credit Agreement (and, in the case of revolving Obligations, to correspondingly reduce commitments with respect thereto) or other Senior Indebtedness or Pari Passu Indebtedness (provided that if the Company shall so reduce Obligations under Pari Passu Indebtedness, it will equally and ratably reduce Obligations under the Notes by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, the pro rata principal amount of Notes) or Indebtedness of a Restricted Subsidiary, in each case other than Indebtedness owed to the Company or an Affiliate of the Company;

          (ii) to an investment in any one or more businesses, capital expenditures or acquisitions of other assets in each case used or useful in a Similar Business; and/or

          (iii) to make an investment in properties or assets that replace the properties and assets that are the subject of such Asset Sale.

     Pending the final application of any such Net Proceeds, the Company or such Restricted Subsidiary may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Proceeds in Cash Equivalents or Investment Grade Securities. The Indenture will provide that any Net Proceeds from any Asset Sale that are not applied as provided and within the time period set forth in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds". When the aggregate amount of Excess Proceeds exceeds $15.0 million, the Company shall make an offer to all Holders of Notes (an "Asset Sale Offer") to purchase the maximum principal amount of Notes that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to but not including the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. The Company will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceed $15.0 million by mailing the notice required pursuant to the terms of the Indenture, with a copy to the Trustee. To the extent that the aggregate amount of Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Notes surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased in the manner described below. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

     The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and the applicable Canadian securities laws and any other securities laws and regulations to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the

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Indenture, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

     If more Notes are tendered pursuant to an Asset Sale Offer than the Company is required to purchase, selection of such Notes for purchase will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such Notes are listed, or if such Notes are not so listed, on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate (and in such manner as complies with applicable legal requirements).

     Notices of an Asset Sale Offer shall be mailed by first class mail, postage prepaid, at least 30 but not more than 60 days before the purchase date to each Holder of Notes at such Holder's registered address. If any Note is to be purchased in part only, any notice of purchase that relates to such Note shall state the portion of the principal amount thereof that has been or is to be purchased.

     A new Note in principal amount equal to the unpurchased portion of any Note purchased in part will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the purchase date unless the Company defaults in payment of the purchase price, interest shall cease to accrue on Notes or portions thereof purchased.

     Transactions with Affiliates. The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each of the foregoing, an "Affiliate Transaction") involving aggregate consideration in excess of $2.5 million, unless:

          (a) such Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

          (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, the Company delivers to the Trustee a resolution adopted by the majority of the Board of Directors of the Company, approving such Affiliate Transaction and set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (a) above.

     The foregoing provisions will not apply to the following:

          (i) transactions between or among the Company and/or any of its Restricted Subsidiaries;

          (ii) Permitted Investments and Restricted Payments permitted by the provisions of the Indenture described above under the covenant
     "-- Limitation on Restricted Payments;"

          (iii) the payment of reasonable and customary fees paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary;

          (iv) transactions in which the Company or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of the preceding paragraph;

          (v) payments or loans to employees or consultants in the ordinary course of business which are approved by a majority of the Board of Directors of the Company in good faith;

          (vi) any agreement as in effect as of the Issue Date or any amendment thereto (so long as any such amendment is not disadvantageous to the holders of the Notes in any material respect) or any transaction contemplated thereby;

          (vii) the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or
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

     purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause
     (vii) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Holders of the Notes in any material respect;

          (viii) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture, which are fair to the Company and its Restricted Subsidiaries in the reasonable determination of the Board of Directors or the senior management of the Company, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party; and

          (ix) the issuance of Capital Stock (other than Disqualified Stock) of the Company or IDSs in respect of the Company's securities (including such securities represented thereby) or Additional Notes or other Pari Passu Indebtedness evidenced by a different series of notes or shares of the Company's Capital Stock to any Permitted Holder.

     Liens. The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien on any asset or property of the Company or such Restricted Subsidiary, or any income or profits therefrom, or assign or convey any right to receive income therefrom, that secures any obligations of the Company or any of its Subsidiaries (other than Senior Indebtedness) unless the Notes are equally and ratably secured with (or on a senior basis to, in the case of obligations subordinated in right of payment to the Notes) the obligations so secured or until such time as such obligations are no longer secured by a Lien. The preceding sentence will not require the Company or any Restricted Subsidiary to secure the Notes if the Lien consists of a Permitted Lien.

     The Indenture will provide that no Guarantor will directly or indirectly create, Incur or suffer to exist any Lien on any asset or property of such Guarantor or any income or profits therefrom, or assign or convey any right to receive income therefrom, that secures any obligation of such Guarantor (other than Senior Indebtedness of such Guarantor) unless the Guarantee of such Guarantor is equally and ratably secured with (or on a senior basis to, in the case of obligations subordinated on right of payment to such Guarantor's Guarantee) the obligations so secured or until such time as such obligations are no longer secured by a Lien. The preceding sentence will not require any Guarantor to secure its Guarantee if the Lien consists of a Permitted Lien.

     Reports and Other Information. The Indenture will provide that notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the Commission, the Company will file with the Commission (and provide the Trustee and Holders with copies thereof, without cost to each Holder, within 15 days after it files them with the Commission), documents and reports that are specified in Sections 13 and 15(d) of the Exchange Act within the time periods specified therein; provided, however, the Company shall not be so obligated to file such documents and other reports with the Commission if the Commission does not permit such filing, in which event the Company will make available such information to prospective purchasers of Notes, in addition to providing such information to the Trustee and the Holders, in each case within 15 days after the time the Company would be required to file such information with the Commission if it were subject to Section 13 or 15(d) of the Exchange Act.

     Future Guarantors. The Indenture will provide that the Company will cause each Restricted Subsidiary organized under the laws of the United States of America or any state or territory thereof that Incurs Indebtedness or issues shares of Disqualified Stock or Preferred Stock to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary will guarantee payment of the Notes. Each Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Subsidiary without rendering the Guarantee, as it relates to such Subsidiary, voidable under
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applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

MERGER, CONSOLIDATION, OR SALE OF ALL OR SUBSTANTIALLY ALL ASSETS

     The Indenture will provide that the Company may not consolidate or merge with or into or wind up into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless (i) the Company is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (the Company or such Person, as the case may be, being herein called the "Successor Company"); (ii) the Successor Company (if other than the Company) expressly assumes all the obligations of the Company under the Indenture and the Notes pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee; (iii) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction) no Default or Event of Default shall have occurred and be continuing; (iv) immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period, either (A) the Successor Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of the covenant described under "-- Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock" or (B) the Fixed Charge Coverage Ratio for the Successor Company and its Restricted Subsidiaries would be greater than or equal to such ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction; (v) each Guarantor, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its Guarantee shall apply to the Successor Company's obligations under the Indenture and the Notes; and (vi) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture. The Successor Company will succeed to, and be substituted for, the Company under the Indenture and the Notes. Notwithstanding the foregoing clauses (iii) and (iv), (a) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company or to another Restricted Subsidiary and (b) the Company may merge with an Affiliate incorporated solely for the purpose of reincorporating the Company in another state of the United States so long as the amount of Indebtedness of the Company and its Restricted Subsidiaries is not increased thereby.

     The Indenture will further provide that, subject to certain limitations described in the Indenture governing release of a Guarantee upon the sale or disposition of a Guarantor, each Guarantor will not, and the Company will not permit a Guarantor to, consolidate or merge with or into or wind up into (whether or not such Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless
(i) such Guarantor is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Guarantor or such Person, as the case may be, being herein called the "Successor Guarantor"); (ii) the Successor Guarantor (if other than such Guarantor) expressly assumes all the obligations of such Guarantor under the Indenture and such Guarantor's Guarantee pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee; (iii) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Guarantor or any of its Subsidiaries as a result of such transaction
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as having been Incurred by the Successor Guarantor or such Subsidiary at the time of such transaction) no Default or Event of Default shall have occurred and be continuing; and (iv) the Guarantor shall have delivered or caused to be delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture. Subject to certain limitations described in the Indenture, the Successor Guarantor will succeed to, and be substituted for, such Guarantor under the Indenture and such Guarantor's Guarantee. Notwithstanding the foregoing clause (iii), a Guarantor may merge with an Affiliate incorporated solely for the purpose of reincorporating such Guarantor in another state of the United States so long as the amount of Indebtedness of the Guarantor is not increased thereby.

DEFAULTS


     An Event of Default will be defined in the Indenture as (i) a default in any payment of interest on any Note when due, whether or not prohibited by the provisions described under "-- Ranking" above, continued for 30 days, subject to the interest deferral provisions contained in the Indenture, (ii) a default in the payment of principal or premium, if any, of any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise, whether or not such payment is prohibited by the provisions described under "-- Ranking" above, (iii) the failure by the Company to comply with its obligations under the covenant described under "-- Merger, Consolidation or Sale of All or Substantially All Assets" above, (iv) the failure by the Company to comply for 30 days after notice with any of its obligations under the covenants described under "-- Change of Control" or "-- Certain Covenants" above (in each case, other than a failure to purchase Notes), (v) the failure by the Company to comply for 60 days after notice with its other agreements contained in the Notes or the Indenture, (vi) the failure by the Company or any Significant Subsidiary to pay any Indebtedness (other than Indebtedness owing to the Company or a Restricted Subsidiary) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default if the total amount of such Indebtedness unpaid or accelerated exceeds $15.0 million or its foreign currency equivalent (the "cross acceleration provision"), (vii) certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary (the "bankruptcy provisions"), (viii) the rendering of any judgment or decree for the payment of money (other than judgments which are covered by enforceable insurance policies issued by solvent carriers) in excess of $15.0 million or its foreign currency equivalent against the Company or a Significant Subsidiary if (A) an enforcement proceeding thereon is commenced and not discharged or stayed within 60 days thereafter or (B) such judgment or decree remains outstanding for a period of 60 days following such judgment and is not discharged, waived or stayed (the "judgment default provision") or (ix) any Guarantee ceases to be in full force and effect, except as contemplated by the terms thereof, or any Guarantor denies or disaffirms its obligations under the Indenture or any Guarantee and the Default continues for 10 days.


     The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

     However, a default under clause (iv) or (v) will not constitute an Event of Default until the Trustee or the Holders of 25% in principal amount of the outstanding Notes notify the Company of the default and the Company does not cure such default within the time specified in clauses (iv) and (v) hereof after receipt of such notice.

     Subject to the provisions regarding any Forebearance Period, if an Event of Default (other than a Default relating to certain events of bankruptcy, insolvency or reorganization of the Company) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes by notice to the Company may declare the principal of, premium, if any, and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal, premium and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs, the principal of, premium, if any, and interest on all the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or
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any Holders. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

     Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to the Indenture or the Notes unless (i) such Holder has previously given the Trustee notice that an Event of Default is continuing, (ii) Holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy, (iii) such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense,
(iv) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity, and (v) the Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

     The Indenture will provide that if a Default occurs and is continuing and is actually known to the Trustee, the Trustee must mail to each Holder notice of the Default within the earlier of 90 days after it occurs or 30 days after it is actually known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the Noteholders. In addition, the Company is required to deliver, to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

AMENDMENTS AND WAIVERS

     Subject to certain exceptions, the Indenture may be amended with the consent of the Holders of a majority in principal amount of the Notes then outstanding of all series affected by such amendment and any past default or compliance with any provisions may be waived with the consent of the Holders of a majority in principal amount of the Notes of all series affected by such amendment then outstanding. However, without the consent of each Holder of an outstanding Note affected, no amendment may, among other things, (i) reduce the amount of Notes whose Holders must consent to an amendment, (ii) reduce the rate of or extend the time for payment of interest on any Note, (iii) reduce the principal of or extend the Stated Maturity of any Note, (iv) reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under "Optional Redemption" above, (v) make any Note payable in money other than that stated in the Note, (vi) make any change to the subordination provisions of the Indenture that adversely affects the rights of any Holder, (vii) impair the right of any Holder to receive payment of principal of, premium, if any, and interest on such Holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder's Notes, (viii) make any change in the amendment provisions which require each Holder's consent or in the waiver provisions or
(ix) modify the Guarantees in any manner adverse to the Holders.

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     Without the consent of any Holder, the Company and Trustee may amend the
Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation, partnership or limited liability company of the obligations of the Company under the Indenture, to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of
Section 163(f) of the Internal Revenue Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Internal Revenue Code), to add Guarantees with respect to the Notes, to secure the Notes, to add to the covenants of the Company for the benefit of the Holders or to surrender any right or power conferred upon the Company, to make any change that does not adversely affect the rights of any Holder, to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act of 1939 or to make certain changes to the Indenture to provide for the issuance of Additional Notes. However, no amendment may be made to the subordination provisions of the Indenture that adversely affects the rights of any holder of Senior Indebtedness then outstanding unless the holders of such Senior Indebtedness (or any group or representative thereof authorized to give a consent) consent to such change.

     The consent of the Noteholders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

     After an amendment under the Indenture becomes effective, the Company is required to mail to Noteholders a notice briefly describing such amendment. However, the failure to give such notice to all Noteholders, or any defect therein, will not impair or affect the validity of the amendment.

DEFEASANCE

     The Company at any time may terminate all its obligations under the Notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Company at any time may terminate its obligations under the covenants described under "Certain Covenants," the operation of the cross acceleration provision, the bankruptcy provisions with respect to Subsidiaries and the judgment default provision described under "-- Defaults" above and the limitations contained in clause (iv) of the first paragraph under "Merger, Consolidation or Sale of All or Substantially All Assets" above ("covenant defeasance"). If the Company exercises its legal defeasance option or its covenant defeasance option, each Guarantor will be released from all of its obligations with respect to its Guarantee.

     The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (iv), (vi), (vii) with respect only to Significant Subsidiaries or (viii) with respect only to Significant Subsidiaries under "-- Defaults" above or because of the failure of the Company to comply with clause (iv) of the first paragraph under "-- Merger, Consolidation or Sale of All or Substantially All Assets" above.

     In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal, premium (if any) and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for U.S. federal or Canadian income tax purposes as a result of such deposit and defeasance and will be subject to U.S. federal or Canadian income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or the Canada Customs and Revenue Agency or other change in applicable U.S. federal or Canadian income tax law).

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CONCERNING THE TRUSTEE

     The Bank of New York is to be the Trustee under the Indenture.

GOVERNING LAW

     The Indenture will provide that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

CERTAIN DEFINITIONS

     "Acquired Indebtedness" means, with respect to any specified Person:

          (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person; and

          (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person,

in each case, other than Indebtedness Incurred as consideration in, in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by such Person, or such asset was acquired by such person, as applicable.

     "Adjusted EBITDA" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

          (i) provision for taxes based on income or profits of such Person for such period deducted in computing Consolidated Net Income, plus

          (ii) Consolidated Interest Expense of such Person for such period to the extent the same was deducted in computing Consolidated Net Income, plus

          (iii) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent such Consolidated Depreciation and Amortization Expense was deducted in computing Consolidated Net Income, plus

          (iv) any non-recurring fees, expenses or charges related to any Securities Offering, Permitted Investment, acquisition or Indebtedness permitted to be Incurred by the Indenture (in each case, whether or not successful), deducted in such period in computing Consolidated Net Income, plus

          (v) the amount of any nonrecurring charges related to client contract terminations or one-time severance costs incurred in connection with acquisitions deducted in such period in computing Consolidated Net Income, plus

          (vi) any other noncash charges reducing Consolidated Net Income for such period (excluding any such charge which requires an accrual of, or cash reserve for, anticipated cash charges for any future period), plus

          (vii) the amount of annual management, monitoring, consulting and advisory fees and related expenses paid to Blackstone and GE Capital deducted in such period in computing Consolidated Net Income in an amount not to exceed $1.5 million during any fiscal year, less, without duplication,

          (viii) noncash items increasing Consolidated Net Income of such Person for such period (excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period).

     Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization of, a Subsidiary of the Company shall be added to Consolidated Net Income to compute Adjusted EBITDA only to the extent (and in the same proportion) that the Net

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Income of such Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be paid as a dividend to the Company by such Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Subsidiary or its stockholders.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of the provisions described under "-- Certain Covenants -- Transactions with Affiliates" and "-- Certain Covenants -- Asset Sales" only, "Affiliate" shall also mean any beneficial owner of shares representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Voting Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

     "Asset Sale" means:

          (i) the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale/Leaseback Transaction) of the Company or any Restricted Subsidiary (each referred to in this definition as a "disposition"); or

          (ii) the issuance or sale of Equity Interests of any Restricted Subsidiary (other than to the Company or another Restricted
     Subsidiary)(whether in a single transaction or a series of related transactions),

     in each case other than:

             (a) a disposition of Cash Equivalents or Investment Grade Securities or obsolete or worn out equipment in the ordinary course of business;

             (b) the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to the provisions described above under "-- Merger, Consolidation or Sale of All or Substantially All Assets" or any disposition that constitutes a Change of Control;

             (c) any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under "-- Limitation on Restricted Payments;"

             (d) any disposition of assets with an aggregate Fair Market Value of less than $2.0 million;

             (e) any disposition of property or assets by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary;

             (f) any exchange of like property pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, for use in a Similar Business;

             (g) sales of assets received by the Company upon the foreclosure on a Lien;

             (h) any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary; and

             (i) sales of inventory in the ordinary course of business consistent with past practices and sales of equipment upon termination of a contract with a client entered into in the ordinary course of business pursuant to the terms of such contract.

     "Bank Indebtedness" means any and all amounts payable under or in respect of the Credit Agreement, the other Senior Credit Documents and any Refinancing Indebtedness with respect thereto, as amended from time to time, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or
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not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

     "Blackstone" means Blackstone Capital Partners II Merchant Banking Fund L.P. and its Affiliates.

     "Board of Directors" means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.

     "Business Day" means a day other than a Saturday, Sunday or other day on which banking institutions in New York State are authorized or required by law to close.

     "Capitalized Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

     "Capital Stock" means:

          (i) in the case of a corporation, corporate stock, including, without limitation, corporate stock represented by IDSs and corporate stock outstanding upon the separation of IDSs into the securities represented thereby;

          (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

          (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

          (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "Cash Equivalents" means:

          (i) U.S. dollars and foreign currency exchanged into U.S. dollars within 180 days;

          (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof;

          (iii) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $500.0 million and whose long-term debt is rated "A" or the equivalent thereof by Moody's or S&P;

          (iv) repurchase obligations for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above;

          (v) commercial paper issued by a corporation (other than an Affiliate of the Company) rated at least "A-2" or the equivalent thereof by Moody's or S&P and in each case maturing within one year after the date of acquisition;

          (vi) investment funds investing at least 95% of their assets in securities of the types described in clauses (i) through (v) above;

          (vii) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody's or S&P; and


          (viii) Indebtedness or preferred stock issued by Persons with a rating of "A" or higher from S&P or "A-2" or higher from Moody's.


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

     "Company" means Volume Services America Holdings, Inc. until a successor replaces it and, thereafter, means the successor and, for purposes of any provision contained in the Indenture and required by the Trust Indenture Act, each other obligor on the Notes.

     "Consolidated Depreciation and Amortization Expense" means with respect to any Person for any period, the total amount of depreciation and amortization expense of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

     "Consolidated Interest Expense" means, with respect to any Person for any period, the sum, without duplication, of: (i) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, the interest component of Capitalized Lease Obligations (or any financing lease which has substantially the same economic effect as a Capitalized Lease Obligation) and net payments and receipts (if any) pursuant to Hedging Obligations and excluding amortization of deferred financing fees), (ii) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and (iii) the earned discount or yield with respect to the sale of receivables.

     "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis; provided, however, that:

          (i) any net after-tax extraordinary gains or losses (less all fees and expenses relating thereto) shall be excluded;

          (ii) any increase in amortization or depreciation resulting from purchase accounting in relation to any acquisition that is consummated after the Issue Date, net of taxes, shall be excluded;

          (iii) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

          (iv) any net after-tax income or loss from discontinued operations and any net after-tax gains or losses on disposal of discontinued operations shall be excluded;

          (v) any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business (as determined in good faith by the Board of Directors) shall be excluded;

          (vi) the Net Income for such period of any Person that is not a Subsidiary of such Person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period; and

          (vii) the Net Income for such period of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restrictions with respect to the payment of dividends or in similar distributions have been legally waived; provided that the net loss of any such Restricted Subsidiary shall be included.

     Notwithstanding the foregoing, for the purpose of the covenant described under "-- Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the

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amount of Restricted Payments permitted under such covenant pursuant to clauses
(c)(iv) and (v) thereof.

     "Continuing Directors" means, as of any date of determination, any member of the Company's Board of Directors who:

          (i) was a member of the Company's Board of Directors on the date of the Indenture; or

          (ii) was nominated for election or elected to the Board of Directors with the affirmative vote of at least a majority of the Continuing Directors who were members of the Company's Board of Directors at the time of the nomination or election.

     "Contribution Indebtedness" means Indebtedness of the Company in an aggregate principal amount not greater than the amount of all Specified Cash Contributions, provided that such Contribution Indebtedness (i) has a Stated Maturity later than the Stated Maturity of the Notes, (ii) is Incurred substantially concurrently with such Specified Cash Contributions, and (iii) is so designated as Contribution Indebtedness pursuant to an Officers' Certificate on the Incurrence date thereof.


     "Credit Agreement" means the credit agreement dated as of           , as
amended, restated, supplemented, waived, replaced, restructured, repaid, increased, refunded, refinanced or otherwise modified from time to time, including any agreement extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness under such agreement (except to the extent that any such amendment, restatement, supplement, waiver, replacement, refunding, refinancing or other modification thereto would be prohibited by the terms of the Indenture, unless otherwise agreed to by the Holders of at least a majority in aggregate principal amount of Notes at the time outstanding), among the Company, the Subsidiaries of the Company named therein, the financial institutions named therein and The Canadian Imperial Bank of Commerce, as Administrative Agent.


     "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

     "Designated Noncash Consideration" means the Fair Market Value of noncash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officers' Certificate, setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Noncash Consideration.

     "Designated Preferred Stock" means Preferred Stock of the Company (other than Disqualified Stock) that is issued for cash (other than to a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officers' Certificate, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (c) of the covenant described under "-- Limitation on Restricted Payments."

     "Designated Senior Indebtedness" means (i) the Bank Indebtedness and (ii) any other Senior Indebtedness of the Company.

     "Disqualified Stock" means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event;

          (i) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise;

          (ii) is convertible or exchangeable for Indebtedness or Disqualified Stock; or

          (iii) is redeemable at the option of the holder thereof, in whole or in part, in each case prior to the first anniversary of the maturity date of the Notes;

provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such first
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

anniversary shall be deemed to be Disqualified Stock; provided further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company in order to satisfy applicable statutory or regulatory obligations or as a result of such employee's termination, death or disability. Notwithstanding anything contrary herein, the Company's common stock that is exchangeable into Additional Notes upon transfer pursuant to the amended and restated stockholders agreement shall not be Disqualified Stock.

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "Excluded Contributions" means the net cash proceeds received by the Company after the Issue Date from (i) contributions to its common equity capital and (ii) the sale (other than to a Subsidiary of the Company or to any Company or Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Company, in each case designated as Excluded Contributions pursuant to an Officers' Certificate executed by an Officer of the Company, the cash proceeds of which are excluded from the calculation set forth in clause (c) of the first paragraph of the "-- Limitation on Restricted Payments" covenant.

     "Fair Market Value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

     "Fixed Charge Coverage Ratio" means, with respect to any Person for any period, the ratio of Adjusted EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Company or any of its Restricted Subsidiaries Incurs or redeems any Indebtedness (other than in the case of revolving credit borrowings, in which case interest expense shall be computed based upon the average daily balance of such Indebtedness during the applicable period) or issues or redeems Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence or redemption of Indebtedness, or such issuance or redemption of Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

     For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, that have been made by the Company or any of its Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, discontinued operations, mergers and consolidations (and the reduction of any associated fixed charge obligations and the change in Adjusted EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, discontinued operation, merger or consolidation, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger or consolidation had occurred at the beginning of the applicable four-quarter period.

     For purposes of this definition, whenever pro forma effect is to be given to any transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

     For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate. Any such pro forma calculation may include adjustments appropriate, in the reasonable determination of the Company as set forth in an Officers' Certificate, to reflect operating expense reductions reasonably expected to result from any acquisition or merger.

     "Fixed Charges" means, with respect to any Person for any period, the sum of (i) Consolidated Interest Expense of such Person for such period and (ii) all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock or Disqualified Stock of such Person and its Subsidiaries.

     "Foreign Subsidiary" means a Restricted Subsidiary not organized or existing under the laws of the United States of America or any state or territory thereof.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date. For the purposes of the Indenture, the term "consolidated" with respect to any Person shall mean such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary will be accounted for as an Investment.

     "GE Capital" means General Electric Capital Corporation and its Affiliates.

     "guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

     "Guarantee" means any guarantee of the obligations of the Company under the Indenture and the Notes by any Person in accordance with the provisions of the Indenture.

     "Guarantor" means any Person that Incurs a Guarantee; provided that upon the release or discharge of such Person from its Guarantee in accordance with the Indenture, such Person ceases to be a Guarantor.

     "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

     "Holder" or "Noteholder" means the Person in whose name a Note is registered on the Registrar's books.

     "IDS" means the Company's Income Deposit Securities, whether currently outstanding or as may be issued from time to time.

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

     "Incur" means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be incurred by such person at the time it becomes a Subsidiary.

     "Indebtedness" means, with respect to any Person:

          (i) the principal and premium (if any) of any indebtedness of such Person, whether or not contingent:

             (a) in respect of borrowed money;

             (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers' acceptances (or, without duplication, reimbursement agreements in respect thereof);

             (c) representing the deferred and unpaid purchase price of any property, except any such balance that constitutes a trade payable or similar obligation to a trade creditor due within six months from the date on which it is Incurred, in each case Incurred in the ordinary course of business, which purchase price is due more than six months after the date of placing the property in service or taking delivery and title thereto;

             (d) in respect of Capitalized Lease Obligations; or

             (e) representing any Hedging Obligations,

     if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

          (ii) to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business); and

          (iii) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of (a) the Fair Market Value of such asset at such date of determination and (b) the amount of such Indebtedness of such other Person;

     provided, further, that any obligation of the Company or any Restricted Subsidiary in respect of (i) minimum guaranteed commissions, or other similar payments, to clients, minimum returns to clients or stop loss limits in favor of clients or (ii) indemnification obligations to clients, in each case pursuant to contracts to provide services to clients entered into in the ordinary course of business shall be deemed not to constitute Indebtedness.

     "Independent Financial Advisor" means an accounting, appraisal or investment banking firm or consultant to Persons engaged in a similar business of nationally recognized standing that is, in the good faith determination of the Company, qualified to perform the task for which it has been engaged.

     "Investment Grade Securities" means:

          (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

          (ii) debt securities or debt instruments with a rating of BBB- or higher by S&P or Baa3 or higher by Moody's or the equivalent of such rating by such rating organization, or if no rating of S&P or Moody's then exists, the equivalent of such rating by any other nationally recognized securities rating agency, but excluding any debt securities or instruments constituting loans or advances among the Company and its Subsidiaries; and

          (iii) investments in any fund that invests exclusively in investments of the type described in clauses (i) and (ii) which fund may also hold immaterial amounts of cash pending investment and/or distribution.

     "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration (including agreements providing for the adjustment of purchase price) of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of the Company in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property.

     For purposes of the definition of "Unrestricted Subsidiary" and the covenant described under "-- Limitation on Restricted Payments:"

          (i) "Investments" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary equal to an amount (if positive) equal to (x) the Company's "Investment" in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

          (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Board of Directors.


     "Issue Date" means the date on which the Notes are originally issued.


     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction); provided that in no event shall an operating lease be deemed to constitute a Lien.

     "Management Group" means the group consisting of the directors, executive officers and other personnel of the Company on the Issue Date.

     "Moody's" means Moody's Investors Service, Inc.


     "Net Debt" means, with respect to the Company, on a consolidated basis at any time, the actual outstanding amount of funded indebtedness (provided that with respect to the portion thereof represented by any revolving facility under the Bank Indebtedness, such amount shall be calculated at the weighted average principal balance of loans that were outstanding during the immediately preceding 12-month period), plus the principal component of all Capitalized Lease Obligations and, without duplication, other Indebtedness of the Company and its Restricted Subsidiaries at such time, excluding, for the purposes of calculating the ratio of Net Debt to Adjusted EBITDA, any early termination payments with respect to outstanding Hedging Obligations. For the purposes of calculating the ratio of Net Debt to Adjusted EBITDA, the term "Indebtedness" shall be net of the cash available on the balance sheet as of the date of determination to the extent exceeding $7.5 million.


     "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

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

     "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received in respect of or upon the sale or other disposition of any Designated Noncash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring person of Indebtedness relating to the disposed assets or other considerations received in any other noncash form), net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Noncash Consideration (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses Incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related thereto), amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than pursuant to clause (i) of the second paragraph of the covenant described under "-- Asset Sales") to be paid as a result of such transaction, and any deduction of appropriate amounts to be provided by the Company as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Company after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.


     "Notes" means the   % subordinated notes of the Company, including any
Additional Notes unless expressly provided otherwise.


     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers' acceptances), damages and other liabilities payable under the documentation governing any Indebtedness; provided that Obligations with respect to the Notes shall not include fees or indemnifications in favor of the Trustee and other third parties other than the Holders of the Notes.

     "Officer" means the Chairman of the Board, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Company.

     "Officers' Certificate" means a certificate signed on behalf of the Company by two Officers of the Company, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company that meets the requirements set forth in the Indenture.

     "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

     "Pari Passu Indebtedness" means (i) with respect to the Company, the Notes and any other Indebtedness of the Company, other than Senior Indebtedness or Secured Indebtedness of the Company and (ii) with respect to any Guarantor, its Guarantee and any other Indebtedness of such Guarantor, other than Senior Indebtedness or Secured Indebtedness of such Guarantor.

     "Permitted Asset Swap" means any one or more transactions in which the Company or any Restricted Subsidiary exchanges assets for consideration consisting of (i) assets used or useful in a Similar Business and (ii) any cash or Cash Equivalents, provided that such cash or Cash Equivalents will be considered Net Proceeds from an Asset Sale.

     "Permitted Holders" means Blackstone, GE Capital and the Management Group.

     "Permitted Investments" means:

          (i) any Investment in the Company or any Restricted Subsidiary;

          (ii) any Investment in Cash Equivalents or Investment Grade
     Securities;

          (iii) any Investment by the Company or any Restricted Subsidiary of the Company in a Person that is primarily engaged in a Similar Business if as a result of such Investment (a) such Person becomes a Restricted Subsidiary or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary;

          (iv) any Investment in securities or other assets not constituting Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of "-- Asset Sales" or any other disposition of assets not constituting an Asset Sale;

          (v) any Investment existing on the Issue Date;

          (vi) advances to employees not in excess of $5.0 million outstanding at any one time in the aggregate;

          (vii) any Investment acquired by the Company or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (b) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

          (viii) Hedging Obligations permitted under clause (j) of the "-- Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock" covenant;

          (ix) additional Investments having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (ix) that are at that time outstanding, not to exceed the greater of 7.5% of Total Assets or $10.0 million at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

          (x) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case Incurred in the ordinary course of business;

          (xi) Investments the payment for which consists of Equity Interests of the Company (other than Disqualified Stock); provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (c) of the "-- Limitation on Restricted Payments" covenant;

          (xii) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of the second paragraph of the covenant described under "-- Transactions with Affiliates" (except transactions described in clauses (ii), (iii) and (vi) of such paragraph);

          (xiii) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

          (xiv) Guarantees issued in accordance with "Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;"

          (xv) any Investment by Restricted Subsidiaries in other Restricted Subsidiaries and Investments by Subsidiaries that are not Restricted Subsidiaries in other Subsidiaries that are not Restricted Subsidiaries;

          (xvi) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;

          (xvii) loans and advances to VSI Management Direct LP, VSI Management II L.P., Recreational Services, LLC, current or former management personnel of the Company and/or any entity in which any current or former management personnel of the Company has a beneficial or economic interest pursuant to any management equity plan or stock option plan or any other management or employee benefit or incentive plan or agreement or any other agreement pursuant to
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     which stock is held for the benefit of such persons not to exceed $7.5 million in aggregate principal amount at any time outstanding, the proceeds of which will be used to purchase or redeem, directly or indirectly, shares of Capital Stock of the Company or to purchase limited partnership interests in VSI Management Direct LP, VSI Management II L.P. or Recreational Services, LLC; and

          (xviii) loans to clients made in connection with entering into, renegotiating, renewing or amending contracts to provide services not to exceed $15.0 million in any fiscal year or $30.0 million in aggregate amount at any time outstanding.

     "Permitted Junior Securities" shall mean debt or equity securities of the Company or any successor corporation issued pursuant to a plan of reorganization or readjustment of the Company that are subordinated to the payment of all then-outstanding Senior Indebtedness of the Company at least to the same extent that the Notes are subordinated to the payment of all Senior Indebtedness of the Company on the Issue Date, so long as to the extent that any Senior Indebtedness of the Company outstanding on the date of consummation of any such plan of reorganization or readjustment is not paid in full in cash on such date, either
(a) the holders of any such Senior Indebtedness not so paid in full in cash have consented to the terms of such plan of reorganization or readjustment or (b) such holders receive securities which constitute Senior Indebtedness and which have been determined by the relevant court to constitute satisfaction in full in cash of any Senior Indebtedness not paid in full in cash.

     "Permitted Liens" means, with respect to any Person:

          (a) pledges or deposits by such Person under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

          (b) Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

          (c) Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings;

          (d) Liens in favor of issuers of performance and surety bonds or bid bonds or completion guarantees or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

          (e) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

          (f) Liens securing Indebtedness permitted to be incurred pursuant to clause (d) of the second paragraph of the covenant described under "-- Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;"

          (g) Liens to secure Indebtedness permitted pursuant to clause (a) of the second paragraph of the covenant described under "-- Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;"

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          (h) Liens existing on the Issue Date;

          (i) Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;

          (j) Liens on property at the time the Company or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided further, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided further, however, that the Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;

          (k) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary permitted to be incurred in accordance with the covenant described under "-- Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;"

          (l) Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligations;

          (m) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances, issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

          (n) leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

          (o) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

          (p) Liens in favor of the Company;

          (q) Liens on equipment of the Company granted in the ordinary course of business to the Company's client at which such equipment is located;

          (r) Liens encumbering deposits made in the ordinary course of business to secure obligations arising from statutory, regulatory, contractual or warranty requirements, including rights of offset and set-off;

          (s) Liens on the Equity Interests of Unrestricted Subsidiaries securing obligations of Unrestricted Subsidiaries not otherwise prohibited by the Indenture;

          (t) Liens to secure Indebtedness permitted by clause (l) of the second paragraph of the covenant described under "-- Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;" and

          (u) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (f), (g), (h), (i), (j), (k), (l) and (t); provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property) and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of
     (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (f), (g), (h), (i), (j), (k), (l) or (t) at the time the original Lien became a Permitted Lien under the Indenture and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement.

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     "Person" means any individual, corporation, partnership, business trust, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     "Preferred Stock" means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution, or winding up.

     "Representative" means the trustee, agent or representative (if any) for an issue of Senior Indebtedness.

     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

     "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or such Restricted Subsidiary leases it from such Person, other than leases between the Company and a Wholly Owned Subsidiary or between Wholly Owned Subsidiaries.

     "Secured Indebtedness" means any Indebtedness of the Company or any Subsidiary secured by a Lien.

     "Securities Offering" means any public or private sale of IDSs or common stock or Preferred Stock of the Company or VSA (other than Disqualified Stock), other than (i) public offerings with respect to IDSs or the Company's Common Stock registered on Form S-8 (or the Canadian equivalent) and (ii) any such public or private sale that constitutes an Excluded Contribution.

     "S&P" means Standard and Poor's Ratings Group.

     "Senior Credit Documents" means the collective reference to the Credit Agreement, the notes issued pursuant thereto and the guarantees thereof, and the collateral documents relating thereto.

     "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

     "Similar Business" means a business, the majority of whose revenues are derived from the provision of food, beverage, catering, merchandise, management or other services at stadiums, convention centers, ball parks, concert halls, theaters, seaports, airports, golf courses, arenas, racetracks, parks, malls, zoos, bandstands, or other recreational venues, or the activities of the Company and its Subsidiaries as of the Issue Date or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto, including, without limitation, investing in sports teams.

     "Specified Cash Contributions" means the aggregate amount of cash contributions (other than Excluded Contributions) made to the capital of the Company which are designated as "Specified Cash Contributions" pursuant to an Officers' Certificate.

     "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

     "Subsidiary" means, with respect to any Person:

          (i) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or

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

     indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; and

          (ii) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise and (y) such Person or any Wholly Owned Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

     "Total Assets" means the total consolidated assets of the Company and its Restricted Subsidiaries, as shown on the most recent balance sheet of the Company.

     "Trustee" means the party named as such in the Indenture until a successor replaces it and, thereafter, means the successor, and if at any time there is more than one such party, "Trustee" as used with respect to the securities of any series shall mean the trustee with respect to securities of that series.

     "Trust Officer" means (i) any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person's knowledge of and familiarity with the particular subject and (ii) who shall have direct responsibility for the administration of the Indenture.

     "Unrestricted Subsidiary" means:

          (i) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and

          (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter Incur any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries; provided further, however, that either (a) the Subsidiary to be so designated has total consolidated assets of $1,000 or less or (b) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under the covenant entitled "-- Limitation on Restricted Payments."

     The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (x)(1) the Company could Incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described under "-- Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock" or (2) the Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries would be greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation and (y) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

     "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality

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

thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

     "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness or Disqualified Stock, as the case may be, at any date, the quotient obtained by dividing (i) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock multiplied by the amount of such payment, by (ii) the sum of all such payments.

     "Wholly Owned Restricted Subsidiary" is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

     "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person and one or more Wholly Owned Subsidiaries of such Person.

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

                        SHARES ELIGIBLE FOR FUTURE SALE

     Future sales or the availability for sale of substantial amounts of IDSs or shares of our common stock or a significant principal amount of our subordinated notes in the public market could adversely affect prevailing market prices and could impair our ability to raise capital through future sales of our
securities. Upon completion of this offering, we will have           IDSs
outstanding, in respect of in the aggregate           shares of our common stock
and $     million aggregate principal amount of our subordinated notes. All of these IDSs and securities represented thereby will be freely tradable without restriction or further registration under the Securities Act or securities legislation in all the provinces of Canada, unless the IDSs or securities represented thereby are purchased by "affiliates" as that term is defined in Rule 144 under the Securities Act of 1933. Upon completion of this offering, the existing equity investors will own shares of common stock representing an
aggregate   % ownership interest in us after the offering, or 0% if the underwriters' over-allotment option is exercised in full. If the underwriters do not exercise their over-allotment option in full, upon any subsequent sale of common stock by the existing equity investors, we will automatically exchange a portion of the common stock with the purchasers for subordinated notes at an exchange rate of $ for each share of common stock. The existing equity investors will have demand and piggyback registration rights for their shares of common stock (which include automatic exchange rights upon transfer into subordinated notes), which may be sold in the form of IDSs. In addition, certain members of management will have piggyback registration rights for their IDSs. See "Related Party Transactions -- Registration Rights." Collectively, they have
agreed to purchase        IDSs in this offering, or        IDSs if the
underwriters' over-allotment option is exercised in full. Registration rights may not be exercised during the lock-up period.

     We may issue shares of our common stock or subordinated notes, which may be in the form of IDSs, or other securities from time to time as consideration for future acquisitions and investments. In the event any such acquisition or investment is significant, the number of shares of our common stock or subordinated notes, which may be in the form of IDSs, or other securities that we may issue may in turn be significant. In addition, we may also grant registration rights covering those shares of our common stock or subordinated notes and IDSs, if applicable, or other securities in connection with any such acquisitions and investments.

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

                 MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

     In the opinion of Simpson Thacher & Bartlett LLP, the following summary is an accurate discussion of the material U.S. federal income tax consequences of the ownership of IDSs as of the date hereof by U.S. Holders (as defined below) and Non-U.S. Holders (as defined below). Except where noted, it deals only with IDSs held as capital assets by holders who acquired IDSs upon their original issuance at their initial offering price and does not deal with special situations, such as those of:

     - dealers in securities or currencies,

     - financial institutions,

     - regulated investment companies,

     - real estate investment trusts,

     - tax-exempt entities,

     - insurance companies,

     - persons holding IDSs, subordinated notes or common stock as a part of a hedging, integrated, conversion or constructive sale transaction or a straddle,

     - traders in securities that elect to use a mark-to-market method of accounting for their securities holdings,

     - persons liable for alternative minimum tax,

     - investors in pass-through entities or

     - U.S. Holders (as defined below) of IDSs whose "functional currency" is not the U.S. dollar.

Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof, and such authorities may be repealed, revoked, modified or subject to differing interpretations, possibly on a retroactive basis, so as to result in U.S. federal income tax consequences different from those discussed below.

     A "U.S. Holder" of an IDS means a holder that is for U.S. federal income tax purposes:

     - an individual citizen or resident of the United States,

     - a corporation created or organized in or under the laws of the United States or any political subdivision thereof,

     - an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

     - a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

     If a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes holds IDSs, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding IDSs, you should consult your own tax advisors.

     No statutory, administrative or judicial authority directly addresses the treatment of IDSs or instruments similar to IDSs for U.S. federal income tax purposes. As a result, we cannot assure you that the Internal Revenue Service ("IRS") or the courts will agree with the tax consequences described herein. A different treatment from that assumed below could adversely affect the amount, timing and character of income, gain or loss in respect of an investment in the IDSs, and, in the case of foreign holders, could subject such holders to U.S. federal withholding or estate taxes with regard to the subordinated notes in the same manner as they will be with regard to the common stock. Payments to foreign holders would not
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

be grossed-up for any such taxes. In addition, a different treatment could result in the loss by us of all or part of the deduction for interest paid on the subordinated notes. IF YOU ARE CONSIDERING THE PURCHASE OF IDSS, YOU SHOULD CONSULT YOUR OWN TAX ADVISORS CONCERNING THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO YOU OF THE OWNERSHIP OF IDSS, AS WELL AS ANY CONSEQUENCES TO YOU ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

CONSEQUENCES TO U.S. HOLDERS

  IDSS

  ALLOCATION OF PURCHASE PRICE

     We believe that your acquisition of IDSs should be treated as an acquisition of the shares of our common stock and the subordinated notes represented by the IDSs and, by purchasing IDSs, you will agree to such treatment. If such treatment is not respected, the acquisition of IDSs may be treated as an acquisition of only our stock, in which case the subordinated notes would be treated as equity rather than debt for U.S. federal income tax purposes. See "-- Subordinated Notes -- Characterization of Subordinated Notes." The remainder of this discussion assumes that the acquisition of IDSs will be treated as an acquisition of shares of our common stock and subordinated notes.

     The purchase price of each IDS will be allocated between the shares of common stock and subordinated notes in proportion to their respective fair market values at the time of purchase. Such allocation will establish your initial tax basis in the shares of common stock and the subordinated notes. We will report the initial fair market value of each share of common stock as
$     and the initial fair market value of each subordinated note as $     , and
by purchasing IDSs, you will agree to such allocation. If this allocation is not respected, it is possible that the subordinated note will be treated as having been issued with original issue discount or amortizable bond premium. You generally would have to include original issue discount in income in advance of the receipt of cash attributable to that income, and would be able to elect to amortize bond premium over the remaining term of the subordinated note. The remainder of this discussion assumes that this allocation of the purchase price will be respected.

  SEPARATION AND RECOMBINATION

     If you separate your IDSs into the shares of common stock and subordinated notes represented thereby or recombine the applicable number of shares of common stock and principal amount of subordinated notes to form IDSs, you generally will not recognize gain or loss upon the separation or recombination into IDSs. You will continue to take into account items of income or deduction otherwise includible or deductible, respectively, with respect to the shares of common stock and the subordinated notes, and your tax basis in the shares of common stock and the subordinated notes will not be affected by the separation or recombination.

  SUBORDINATED NOTES

  CHARACTERIZATION OF SUBORDINATED NOTES

     Our counsel, Simpson Thacher & Bartlett LLP, is of the opinion that the subordinated notes should be treated as debt for U.S. federal income tax purposes, and based upon that opinion, we believe that the subordinated notes should be so treated. The lead underwriters have also received an opinion from their counsel, Skadden, Arps, Slate, Meagher & Flom LLP, that the subordinated notes should be treated as debt for U.S. federal income tax purposes. Such opinions are subject to various assumptions, representations and determinations, and as discussed in more detail in the following paragraphs, such opinions are not binding on the IRS or the courts, which could disagree. We and, by acquiring subordinated notes, directly or in the form of an IDS, each holder agrees to treat the subordinated notes as our indebtedness for all tax purposes. Assuming such treatment is respected, stated interest on the subordinated notes will generally be taxable to you as ordinary income at the time it is paid or accrued in accordance with your method of accounting for U.S. federal income tax purposes.

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

     The determination of whether an instrument is treated as debt or equity for U.S. federal income tax purposes is based on the facts and circumstances. There is no clear statutory definition of debt and its characterization is governed by principles developed in case law, which analyzes numerous factors that are intended to identify the economic substance of the investor's interest in the corporation. Accordingly, neither we nor the counsel referred to above can conclude with certainty that the subordinated notes will be treated as debt for U.S. federal income tax purposes. Our determination that the subordinated notes should be treated as debt for U.S. federal income tax purposes, and the opinions of counsel to this effect referred to above, rely upon certain representations and determinations by us, the lead underwriters and an independent appraisal firm relating to, among other things, the economic, creditor rights and other terms of the subordinated notes, our overall capital structure, including our debt to equity ratio after giving effect to the offering, and our ability to meet our debt obligations based on our projected financial performance.

     The consequences to U.S. Holders and Non-U.S. Holders described below assumes the subordinated notes will be respected as debt. However, no ruling on this issue has been requested from the IRS and thus, there can be no assurance that such a position would be sustained if challenged by the IRS.

     If the subordinated notes were treated as equity rather than debt for U.S. federal income tax purposes, then the stated interest on the subordinated notes would be treated as a dividend to the extent paid out of current or accumulated earnings and profits (as determined under U.S. federal income tax principles), and interest on the subordinated notes would not be deductible by us for U.S. federal income tax purposes. In addition, as discussed below under "-- Consequences to Non-U.S. Holders -- Common Stock," Non-U.S. Holders could be subject to withholding or estate taxes with regard to the subordinated notes in the same manner as they will be with regard to the common stock. Our inability to deduct interest on the subordinated notes could materially increase our taxable income and, thus, our U.S. federal income tax liability. This would reduce our after-tax income available for interest and dividend payments and could significantly reduce our future cash flow, thereby affecting our ability to make payments on the subordinated notes and the common stock.

     Additionally, there can be no assurance that the IRS will not challenge the determination that the interest rate on the subordinated notes represents an arm's length rate and, if successful, any excess amount over arm's length would not be deductible and could be recharacterized as a dividend payment instead of an interest payment for U.S. federal income tax purposes to the extent paid out of current or accumulated earnings and profits (as determined under U.S. federal income tax principles). In such case, our taxable income and, thus, our U.S. federal income tax liability could be materially increased. In addition, as discussed below under "-- Consequences to Non-U.S. Holders -- Common Stock," Non-U.S. Holders could be subject to withholding or estate taxes with regard to the subordinated notes in the same manner as they will be with regard to the common stock. If the interest rate were determined to be less than the arm's length rate, the subordinated notes could be treated as issued with original issue discount, which you would be required to include in income over the term of the subordinated notes.

  SALE, EXCHANGE OR RETIREMENT OF SUBORDINATED NOTES

     Upon the sale, exchange, retirement or other disposition of an IDS, you will be treated as having sold, exchanged, retired or disposed of the subordinated note constituting the IDS. Upon the sale, exchange, retirement or other disposition of a subordinated note, you will recognize gain or loss equal to the difference between the portion of the proceeds allocable to your subordinated note (less an amount equal to any accrued and unpaid interest which will be treated as a payment of interest for U.S. federal income tax purposes) and your adjusted tax basis in the subordinated note. As described above under "-- Consequences to U.S. Holders -- IDSs -- Allocation of Purchase Price," your tax basis in a subordinated note generally will be the portion of the purchase price of your IDSs allocable to the subordinated note. Such gain or loss will generally be capital gain or loss. Capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

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

  DEFERRAL OF INTEREST

     Under applicable Treasury regulations, a "remote" contingency that stated interest will not be timely paid will be ignored in determining whether a debt instrument is issued with original issue discount, referred to as OID. Although there is no authority directly on point, based on our detailed financial forecasts, we believe that the likelihood of deferral of interest payments on the subordinated notes is remote within the meaning of the Treasury regulations. Based on the foregoing, we believe that, although the matter is not free from doubt because of the lack of direct authority, the subordinated notes will not be considered to be issued with OID at the time of their original issuance. Accordingly, stated interest on the subordinated notes will generally be included in the gross income of a U.S. Holder as ordinary interest income at the time accrued or received, in accordance with such U.S. Holder's method of accounting for U.S. federal income tax purposes.

     Under the Treasury regulations, if deferral of any payment of interest were determined not to be "remote," or if the interest payment deferral actually occurred, the subordinated notes would be treated as issued with OID at the time of issuance or at the time of such occurrence, as the case may be. Then, all stated interest on the subordinated notes would thereafter be treated as OID as long as the subordinated notes remained outstanding. In such event:

     - all of a U.S. Holder's taxable interest income relating to the subordinated notes would constitute OID that would have to be included in income on an economic accrual basis, possibly before the receipt of the cash attributable to the interest, regardless of such U.S. Holder's method of tax accounting;

     - actual payments of stated interest would not be reported as taxable income;

     - any amount of OID included in your gross income (whether or not during a deferral period) with respect to the subordinated notes would increase your tax basis in such notes; and

     - the amount of payments in respect of such accrued OID would reduce your tax basis in such subordinated notes.

Consequently, during a deferral period, a U.S. Holder would be required to include OID in gross income even though we would not make any actual cash payments on the subordinated notes.

     No rulings or other interpretations have been issued by the IRS which have addressed the meaning of the term "remote" as used in the Treasury regulations, and it is possible that the IRS could take a position contrary to the interpretation in this prospectus.

  ADDITIONAL ISSUANCES


     As described under "Description of IDSs -- Voluntary Separation and Recombination," you may separate your IDSs into the shares of common stock and subordinated notes represented thereby or combine the applicable number of shares of common stock and principal amount of subordinated notes to form IDSs. Additionally, shares of our common stock and subordinated notes we subsequently issue can be combined to form IDSs. Such subsequently issued subordinated notes may be issued with OID. The U.S. federal income tax consequences to you of the subsequent issuance of subordinated notes with OID upon a subsequent offering by us of IDSs or upon the issuance of subordinated notes following an automatic exchange with purchasers of our common stock from the existing equity investors are unclear. The indenture governing the subordinated notes will provide that, in the event there is a subsequent issuance of subordinated notes with OID that are otherwise identical (other than issuance date) in all material respects to the subordinated notes represented by the IDSs, each holder of subordinated notes or IDSs, as the case may be, agrees that a portion of such holder's notes will be exchanged for a portion of the subordinated notes acquired by the holders of such subsequently issued subordinated notes. Consequently, immediately following such subsequent issuance, each holder of subsequently issued notes, held either as part of IDSs or separately, and each holder of existing subordinated notes, held either as part of IDSs or separately, will own an inseparable unit composed of a proportionate percentage of both the old subordinated notes and the newly issued subordinated notes with OID. Because a subsequent issuance will affect the subordinated notes in the same manner, regardless of whether these subordinated notes are held as part of IDSs or separately, the combination of subordinated notes and shares of common stock to form IDSs, or the separation of IDSs, should not affect your tax treatment. We intend to take the position that any subsequent issuance of subordinated notes with OID will not result in a taxable exchange of your subordinated notes for U.S. federal income tax purposes, but there can be no assurance that the IRS will not assert that such issuance of subordinated notes with OID should be treated as a taxable exchange of a portion of your subordinated notes, whether held separately or in the form of IDSs, for a portion of the subordinated notes subsequently issued. In such case, however, you would not be expected to realize any gain on the deemed exchange, and any loss realized would be disallowed. Your initial tax basis in the subordinated notes deemed to have been received in the exchange would be the fair market value of such subordinated notes on the date of the deemed exchange (adjusted to reflect any disallowed loss), and your holding period for such subordinated notes would begin on the day after the deemed exchange.



     Regardless of whether a subsequent issuance of subordinated notes with OID results in a taxable exchange, such issuance may increase the OID, if any, that you were previously accruing with respect to the subordinated notes. Following any subsequent issuance of subordinated notes with OID, we (and our agents) will report any OID on the subsequently issued notes ratably among all holders of subordinated notes and IDSs, and each holder of subordinated notes and IDSs will, by purchasing IDSs, agree to report OID in a manner consistent with this approach. This will generally result in such holders reporting more interest income over the term of the subordinated notes than they would have reported had no such subsequent issuance occurred, and any such additional interest income will be reflected as an increase in the tax basis of the subordinated notes, which will generally result in a capital loss (or reduced capital gain) upon a sale, exchange or retirement of the subordinated notes. However, there can be no assurance that the IRS will not assert that any OID should be reported only to the persons that initially acquired such subsequently issued notes (and their transferees). In such case, the IRS might further assert that, unless a holder can establish that it is not such a person (or a transferee thereof), all of the subordinated notes held by such holder have OID. Any of these assertions by the IRS could create significant uncertainties in the pricing of IDSs and subordinated notes and could adversely affect the market for IDSs and subordinated notes. You would be required to include any OID in income as ordinary income as it accrues, in advance of the receipt of cash attributable to such income.


     Due to the complexity and uncertainty surrounding the U.S. federal income tax treatment of subsequent issuances and exchanges of subordinated notes, prospective investors are urged to consult their tax advisors regarding the applicable tax consequences to them in light of their particular circumstances.

  COMMON STOCK

  DIVIDENDS

     The gross amount of dividends paid to you will be treated as dividend income to you to the extent paid out of current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Such income will be includable in your gross income as ordinary income on the day received by you. To the extent, if any, that the amounts of dividends paid to you exceed our current and accumulated earnings and profits, it will be treated as a tax-free return of your tax basis in the shares of common stock and thereafter as capital gain. Pursuant to recently enacted legislation, if you are an individual, dividends that we pay to you through 2008 will be subject to tax at long-term capital gain rates, provided certain holding period and other requirements are satisfied.

  TAXATION OF CAPITAL GAINS

     Upon the sale, exchange, retirement or other disposition of IDSs, you will be treated as having sold, exchanged, retired or disposed of the shares of common stock constituting the IDSs. Upon the sale, exchange, retirement or other disposition of shares of our common stock, you will recognize capital gain or loss in an amount equal to the difference between the portion of the proceeds allocable to your shares of common stock and your tax basis in the shares of common stock. As described above under "-- Consequences to U.S.
Holders -- IDSs -- Allocation of Purchase Price," your tax basis in the shares of common stock generally will be the portion of the purchase price of your IDSs allocable to the shares of common stock. As discussed above, capital gains of individuals derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

  INFORMATION REPORTING AND BACKUP WITHHOLDING

     In general, information reporting requirements will apply to payments of principal, interest and dividends paid on an IDS and to the proceeds of sale of an IDS paid to a U.S. Holder other than certain exempt recipients (such as corporations). A backup withholding tax will apply to such payments if you fail to provide a taxpayer identification number or certification of other exempt status or fail to report in full dividend and interest income.

     Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the IRS.

CONSEQUENCES TO NON-U.S. HOLDERS

     The following discussion applies only to Non-U.S. Holders. A "Non-U.S. Holder" is a holder, other than an entity or arrangement classified as a partnership for U.S. federal income tax purposes, that is not a U.S. Holder. Special rules may apply to certain Non-U.S. Holders, such as:

     - U.S. expatriates,

     - "controlled foreign corporations,"

     - "passive foreign investment companies,"

     - "foreign personal holding companies,"

     - corporations that accumulate earnings to avoid U.S. federal income tax, and

     - investors in pass-through entities that are subject to special treatment under the Code.

Such Non-U.S. Holders should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

  SUBORDINATED NOTES

  CHARACTERIZATION OF SUBORDINATED NOTES

     As discussed above under "-- Consequences to U.S. Holders -- Subordinated Notes -- Characterization of Subordinated Notes," we believe the subordinated notes should be treated as debt for U.S. federal income tax purposes. However, no ruling on this issue has been requested from the IRS and thus there can be no assurance that such a position would be sustained if challenged by the IRS. If the subordinated notes were treated as equity rather than debt for U.S. federal income tax purposes, then the subordinated notes would be treated in the same manner as shares of common stock as described below under "-- Consequences to Non-U.S. Holders -- Common Stock -- Dividends," and payments on the subordinated notes would be subject to U.S. federal withholding taxes. Payments to Non-U.S. Holders would not be grossed-up on account of any such taxes. The remainder of this discussion assumes the characterization of the subordinated notes as debt for U.S. federal income tax purposes will be respected.

  U.S. FEDERAL WITHHOLDING TAX

     Subject to the discussion below concerning backup withholding, no withholding of U.S. federal income tax should be required with respect to the payment of principal or interest on a subordinated note owned by you under the "portfolio interest rule," provided that:

     - interest paid on the subordinated note is not effectively connected with your conduct of a trade or business in the United States,

     - you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Code and the regulations thereunder,

     - you are not a controlled foreign corporation that is related to us through stock ownership,

     - you are not a bank whose receipt of interest on a subordinated note is described in section 881(c)(3)(A) of the Code, and

     - you satisfy the statement requirement (described generally below) set forth in section 871(h) and section 881(c) of the Code and the regulations thereunder.

     To satisfy the requirement referred to in the final bullet above, you, or a financial institution holding the subordinated note on your behalf, must provide, in accordance with specified procedures, our paying agent with a statement to the effect that you are not a U.S. person. Currently, these requirements will be met if (1) you provide your name and address, and certify, under penalties of perjury, that you are not a U.S. person (which certification may be made on an IRS Form W-8BEN), or (2) a financial institution holding the subordinated note on your behalf certifies, under penalties of perjury, that such statement has been received by it and furnishes a paying agent with a copy thereof. The statement requirement referred to in the final bullet above may also be satisfied with other documentary evidence with respect to a subordinated note held in an offshore account or through certain foreign intermediaries.

     If you cannot satisfy the requirements of the "portfolio interest rule" described in the bullets above, payments of interest (including OID) made to you will be subject to a 30% withholding tax unless you provide us or our paying agent, as the case may be, with a properly executed:

     - IRS Form W-8BEN claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty, or

     - IRS Form W-8ECI stating that interest paid on the subordinated note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

Alternative documentation may be applicable in certain situations.

  U.S. FEDERAL INCOME TAX

     If you are engaged in a trade or business in the United States and interest on the subordinated note is effectively connected with the conduct of such trade or business (and, where a tax treaty applies, is attributable to your U.S. permanent establishment), you, although exempt from the withholding tax discussed above (provided the certification requirements described above are satisfied), will be subject to U.S. federal income tax on such interest on a net income basis in the same manner as if you were a U.S. Holder. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty) of such amount, subject to adjustments.

  SALE, EXCHANGE OR RETIREMENT OF SUBORDINATED NOTES

     Upon the sale, exchange, retirement or other disposition of an IDS, you will be treated as having sold, exchanged, retired or disposed of the subordinated note constituting the IDS. Any gain realized upon the sale, exchange, retirement or other disposition of a subordinated note generally will not be subject to U.S. federal income tax unless:

     - such gain is effectively connected with your conduct of a trade or business in the United States, or

     - you are an individual, you are present in the United States for 183 days or more in the taxable year of such sale, exchange, retirement or other disposition, and certain other conditions are met.

  U.S. FEDERAL ESTATE TAX

     A subordinated note beneficially owned by an individual who at the time of death is a Non-U.S. Holder should not be subject to U.S. federal estate tax, provided that any payment to such individual on the notes would be eligible for exemption from the 30% U.S. federal withholding tax under the rules described above under "-- Consequences to Non-U.S. Holders -- Subordinated Notes -- U.S. Federal Withholding Tax" without regard to the statement requirement described therein.

  COMMON STOCK

  DIVIDENDS

     Dividends paid to you generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty (which, in the case of Canada, would generally be 15%). However, dividends that are effectively connected with your conduct of a trade or business within the United States and, where a tax treaty applies, are attributable to your U.S. permanent establishment, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification and disclosure requirements must be satisfied for effectively connected income to be exempt from withholding. If you are a foreign corporation, any such effectively connected dividends received by you may be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty (which, in the case of Canada, would be 5%).

     If you wish to claim the benefit of an applicable treaty rate (and avoid backup withholding as discussed below) for dividends, you will be required to:

     - complete IRS Form W-8BEN (or other applicable form) and certify, under penalties of perjury, that you are not a U.S. person, or

     - if the shares of our common stock are held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable U.S. Treasury regulations.

Special certification and other requirements apply to certain Non-U.S. Holders that are entities rather than individuals.

     If you are eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

  GAIN ON DISPOSITION OF COMMON STOCK

     Upon the sale, exchange, retirement or other disposition of an IDS, you will be treated as having sold, exchanged, retired or disposed of the shares of common stock constituting the IDS. You generally will not be subject to U.S. federal income tax with respect to gain recognized on a sale or other disposition of shares of our common stock unless:

     - the gain is effectively connected with your conduct of a trade or business in the United States, and, where a tax treaty applies, is attributable to your U.S. permanent establishment,

     - if you are an individual and hold shares of our common stock as a capital asset, you are present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met, or

     - we are or have been a "U.S. real property holding corporation" for U.S. federal income tax purposes.

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

     If you are an individual and are described in the first bullet above, you will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. If you are an individual and are described in the second bullet above, you will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by U.S. source capital losses (even though you are not considered a resident of the United States). If you are a foreign corporation and are described in the first bullet above, you will be subject to tax on your gain under regular graduated U.S. federal income tax rates and, in addition, may be subject to the branch profits tax equal to 30% of your effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty (which, in the case of Canada, would be 5%).

     We believe we are not and do not anticipate becoming a "U.S. real property holding corporation" for U.S. federal income tax purposes.

  U.S. FEDERAL ESTATE TAX

     Shares of our common stock held by an individual Non-U.S. Holder at the time of death will be included in such holder's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

  INFORMATION REPORTING AND BACKUP WITHHOLDING

     The amount of interest payments and dividends paid to you and the amount of tax, if any, withheld with respect to such payments will be reported annually to the IRS. Copies of the information returns reporting such interest payments, dividends and withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

     In general, backup withholding will be required with respect to payments made by us or any paying agent to you, unless a statement described in the fifth bullet under "Consequences to Non-U.S. Holders -- Subordinated Notes -- U.S. Federal Withholding Tax" has been received (and we or the paying agent do not have actual knowledge or reason to know that you are a U.S. person).

     Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of IDSs within the United States or conducted through U.S.-related financial intermediaries unless a statement described in the fifth bullet under "Consequences to Non-U.S.
Holders -- Subordinated Notes -- U.S. Federal Withholding Tax" has been received (and we or the paying agent do not have actual knowledge or reason to know that you are a U.S. person) or you otherwise establish an exemption.

     Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the IRS.

                          CERTAIN ERISA CONSIDERATIONS

     The following is a summary of certain considerations associated with the purchase of the IDSs by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended ("ERISA"), plans, individual retirement accounts and other arrangements that are subject to
Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, "Similar Laws"), and entities whose underlying assets are considered to include "plan assets" of such plans, accounts and arrangements (each, a "Plan").

  GENERAL FIDUCIARY MATTERS

     ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an "ERISA Plan") and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such a Plan, is generally considered to be a fiduciary of the ERISA Plan.

     In considering an investment in the IDSs of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary's duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

  PROHIBITED TRANSACTION ISSUES

     Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are "parties in interest," within the meaning of ERISA, or "disqualified persons," within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

     Whether or not our underlying assets are deemed to include "plan assets," as described below, the acquisition and/or holding of the IDSs by an ERISA Plan with respect to which we, the underwriter, the trustee or the guarantor is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or
Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor (the "DOL") has issued prohibited transaction class exemptions, or "PTCEs," that may apply to the acquisition and holding of the IDSs. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied.

  PLAN ASSET ISSUES

     ERISA and the Code do not define "plan assets." However, regulations (the "Plan Asset Regulations") promulgated under ERISA by the DOL generally provide that when an ERISA Plan acquires an equity interest in an entity that is an "operating company", or the equity interest is a "publicly-offered security" (in each case as defined in the Plan Asset Regulations), such equity interest
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

will not be deemed a "plan asset." The Plan Asset Regulations define an "equity interest" as any interest in an entity, other than an instrument that is treated as indebtedness under applicable local law and which has no substantial equity features. Therefore, we anticipate that shares of our Common Stock would be considered an equity interest and our notes should be treated as indebtedness. Under the Plan Asset Regulations, an "operating company" is defined as "an entity that is primarily engaged, directly or through a majority owned subsidiary or subsidiaries, in the production or sale of a produce or service other than the investment of capital." We believe that we are an "operating company" for purposes of the Plan Asset Regulations, although no assurance can be given in this regard.

     Alternatively, under the Plan Asset Regulations, a "publicly offered security" is a security that is (a) "freely transferable", (b) part of a class of securities that is "widely held," and (c)(i) sold to the Plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act of 1933 and the class of securities to which such security is a part is registered under the Securities Exchange Act of 1934 within 120 days after the end of the fiscal year of the issuer during which the offering of such securities to the public has occurred, or (ii) is part of a class of securities that is registered under Section 12 of the Exchange Act. We intend to effect such a registration under the Securities Act and Securities Exchange Act. The Plan Asset Regulations provide that a security is "widely held" only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and one another. A security will not fail to be "widely held" because the number of independent investors falls below 100 subsequent to the initial offering thereof as a result of events beyond the control of the issuer. It is anticipated that the IDSs will be "widely held" within the meaning of the Plan Asset Regulations, although no assurance can be given in this regard. The Plan Asset Regulations provide that whether a security is "freely transferable" is a factual question to be determined on the basis of all the relevant facts and circumstances. It is anticipated that the IDSs will be "freely transferable" within the meaning of the Plan Asset Regulations, although no assurance can be given in this regard.

  PLAN ASSET CONSEQUENCES

     If VSAH ceases to be an operating company for purposes of the Plan Asset Regulations and the IDSs cease to be publicly-offered securities within the meaning of the Plan Asset Regulations, our assets could be deemed to be "plan assets" under ERISA, unless, at such time, another exemption is available under the Plan Asset Regulations. This would result, among other things, in (i) the application of the prudence and other fiduciary responsibility standards of ERISA to investments made by us, and (ii) the possibility that certain transactions in which we might seek to engage could constitute "prohibited transactions" under ERISA and the Code.

     Because of the foregoing, the IDSs should not be purchased or held by any person investing "plan assets" of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

  REPRESENTATION

     Accordingly, by acceptance of the IDSs, each purchaser and subsequent transferee of the IDSs will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold the IDSs constitutes assets of any Plan or (ii) the purchase and holding of the IDSs by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

     The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the IDSs on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the IDSs.

                                  UNDERWRITING

     We have entered into an underwriting agreement dated,           , 2003 with
the underwriters named below. CIBC World Markets Corp. is acting as the representative of the underwriters.

     The underwriting agreement provides for the purchase of a specified number of IDSs by each of the underwriters. The underwriters' obligations are several, which means that each underwriter is required to purchase a specified number of IDSs but is not responsible for the commitment of any other underwriter to purchase the IDSs. Subject to the terms and conditions of the underwriting agreement, each underwriter has severally agreed to purchase the number of IDSs set forth opposite its name below:

                                                               NUMBER OF
UNDERWRITER                                                      IDSS
-----------                                                    ---------
CIBC World Markets Corp. ...................................
                                                               --------
          Total.............................................
                                                               ========

     Under the underwriting agreement, we have agreed to sell and the underwriters have agreed to purchase the IDSs offered under this offering at a
price of $     , payable in cash to us against delivery. However, the
underwriters have agreed to purchase all of the IDSs offered in this offering (other than those covered by the over-allotment option described below) if any are purchased. Under the underwriting agreement, if an underwriter defaults in its commitment to purchase the IDSs, the commitments of non-defaulting underwriters may be increased or the underwriting agreement may be terminated, depending on the circumstances.

     This offering is being made concurrently in the United States and in all of the provinces of Canada. The IDSs will be offered in the United States and Canada through the underwriters either directly or through their respective U.S. or Canadian registered broker-dealer affiliates. Subject to applicable law, the underwriters may offer the IDSs outside of the United States and Canada.

     The IDSs should be ready for delivery on or about           , 2003, but in
any event no later than           , 2003 against payment in immediately
available funds. The underwriters are offering the IDSs subject to various conditions and may reject all or part of any order. The representative has advised us that the underwriters propose to offer the IDSs directly to the public at the public offering price that appears on the cover page of this prospectus. In addition, the representative may offer some of the IDSs to other
securities dealers at such price less a concession of $     per IDS. The
underwriters may also allow, and such dealers may reallow, a concession not in
excess of $     per IDS to other dealers. After the IDSs are released for sale to the public, the representative may change the offering price and other selling terms at various times. The IDSs are being offered in the United States in U.S. dollars and in Canada in Canadian dollars, at the same offering price and underwriting discounts and commissions per IDS, calculated based on the noon buying rate on the date of this prospectus as quoted by the Federal Reserve Bank of New York.

     We have granted the underwriters an over-allotment option. This option, which is exercisable for up to 30 days after the date of this prospectus,
permits the underwriters to purchase a maximum of           additional IDSs from
us to cover all over-allotments. If the underwriters exercise all or part of this option, they will purchase the IDSs covered by the option at the public offering price that appears on the cover page of this prospectus, less the underwriting discount. If this option is exercised in full, the total price to
the public will be $     , and the total proceeds to us will be $     . The
underwriters have severally agreed that, to the extent the over-allotment option is exercised, they will each purchase a number of additional IDSs proportionate to the underwriter's initial amount reflected in the foregoing table.

     The following table provides information regarding the amount of the underwriting discount to be paid to the underwriters by us:

                                                              TOTAL WITH        TOTAL WITH
                                                            NO EXERCISE OF   FULL EXERCISE OF
                                                            OVER-ALLOTMENT    OVER-ALLOTMENT
      UNDERWRITING DISCOUNT TO BE PAID BY        PER IDS        OPTION            OPTION
-----------------------------------------------  --------   --------------   ----------------
Volume Services America Holdings, Inc.           $             $                 $

     We estimate that our total expenses of this offering, excluding the
underwriting discount, will be approximately $     .

     We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

     We, our executive officers and directors and the existing equity investors have agreed to a 180-day "lock up," subject to certain exceptions, with respect to all IDSs and shares of our common stock, including securities that are convertible into such securities and securities that are exchangeable or exercisable for such securities, which we may issue or they own prior to this offering or purchase in or after this offering, as the case may be. This means that for a period of 180 days following the date of this prospectus, we and such persons may not offer, sell, pledge or otherwise dispose of any of these securities or request or demand that we file a registration statement related to any of these securities without the prior written consent of the representative, subject to specified exceptions.

     The representative has informed us that they do not expect discretionary sales by the underwriters to exceed 5% of the IDSs offered by this offering.

     There is no established trading market for the IDSs, the shares of our common stock or the subordinated notes. The offering price for the IDSs will be determined by us and the representative based on the following factors:

     - prevailing market and general economic conditions,

     - our financial information,

     - our history and prospects,

     - the history of and prospects for the industry in which we compete,

     - an assessment of our management, our past and present operations, and the prospects for, and timing of, our future revenues, and

     - the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

     We have applied to list the IDSs on the American Stock Exchange under the
symbol "CVP" and on the Toronto Stock Exchange under the symbol "     ." We have
also applied to list the shares of our common stock on the Toronto Stock Exchange under the symbol "CVP."

     Rules of the Commission may limit the ability of the underwriters to bid for or purchase IDSs before the distribution of the IDSs is completed. However, the underwriters may engage in the following activities in accordance with the rules:

     - Stabilizing transactions -- The representative may make bids or purchases for the purpose of pegging, fixing or maintaining the price of the IDSs, so long as stabilizing bids do not exceed a specified maximum.

     - Over-allotment and syndicate covering transactions -- The underwriters may sell more IDSs in connection with this offering than the number of IDSs that they have committed to purchase. This over-allotment creates a short position for the underwriters. This short sales position may involve either "covered" short sales or "naked" short sales. Covered short sales are short sales made in an amount not greater than the underwriters' over-allotment option to purchase additional IDSs in this offering described above. The underwriters may close out any covered short position either by exercising their over-allotment option or by purchasing IDSs in the open market. To determine how they will close the covered short position, the underwriters will consider, among other things, the price of IDSs available for purchase in the open market as compared to the price at which they may purchase IDSs through the over-allotment option. Naked short sales are short sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing IDSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that, in the open market after pricing, there may be downward pressure on the price of the IDSs that could adversely affect investors who purchase IDSs in this offering.

     - Penalty bids -- If the representative purchases IDSs in the open market in a stabilizing transaction or syndicate covering transaction, it may reclaim a selling concession from the underwriters and selling group members who sold those IDSs as part of this offering.

     In accordance with policy statements of the Commission des valeurs mobilieres du Quebec and the Ontario Securities Commission, the underwriters in Canada may not, throughout the period of distribution, bid for or purchase the IDSs. Such restriction is subject to certain exceptions, provided that the bid or purchase was not engaged in for the purpose of creating actual or apparent active trading in, or raising the price of the IDSs, including: (1) a bid or purchase permitted under the by-laws and rules of the Toronto Stock Exchange relating to market stabilization and passive market making activities; and (2) a bid or purchase made for and on behalf of a customer where the order was not solicited during the period of the distribution. Under the first mentioned exemption, in connection with this offering, the underwriters may over-allot or effect transactions which stabilize or maintain the market price of the IDSs at a level other than that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.

     The underwriters' purchases to cover the syndicate short sales or to stabilize the market price of the IDSs or the imposition of penalty bids may have the effect of raising or maintaining the market price of the IDSs or preventing or mitigating a decline in the market price of the IDSs. As a result, the price of the IDSs may be higher than the price that might otherwise exist in the open market. The imposition of a penalty bid might also have an effect on the price of the IDSs if it discourages resales of the IDSs.

     Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of the IDSs. These transactions may occur on the American Stock Exchange, the Toronto Stock Exchange or otherwise. If such transactions are commenced, they may be discontinued without notice at any time.

     A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters. The representative may agree to allocate a number of IDSs to underwriters for sale to their online brokerage account holders. The representative will allocate IDSs to underwriters that may make Internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on any of these websites and any other information contained on a website maintained by an underwriter or syndicate member is not part of this prospectus.

     We and the underwriters expect that the IDSs will be ready for delivery on
the   th business day following the date of this prospectus. Under Commission regulations, secondary market trades are required to settle in three business days following the trade date (commonly referred to as "T+3"), unless the parties to the trade agree to a different settlement cycle. As noted above, the IDSs will settle in T+ . Therefore, purchasers who wish to trade on the date of this prospectus or during the next succeeding business day(s) must specify an alternate settlement cycle at the time of the trade to prevent a failed settlement. Purchasers of the IDSs who wish to trade IDSs on the date of this
prospectus or during the next      succeeding business day(s) should consult
their own advisors.

     CIBC World Markets Corp. is the lead arranger and sole bookrunner of the new credit facility. The underwriters have provided, and may continue to provide, from time to time investment banking, commercial banking, advisory and other services to us and the existing equity investors for customary fees and expenses in the ordinary course of their business.

                                 LEGAL MATTERS


     The validity of the issuance of the IDSs offered hereby and the shares of our common stock and subordinated notes represented thereby will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York. The validity of the issuance of the subsidiary guarantees by the Kansas subsidiary guarantors will be passed upon for us by Blackwell Sanders Peper Martin LLP, Springfield, Missouri; the validity of the issuance of the subsidiary guarantee by the Maryland subsidiary guarantor will be passed upon for us by Venable LLP, Baltimore, Maryland; the validity of the issuance of the subsidiary guarantees by the Texas subsidiary guarantors will be passed upon for us by Jones, Walker, Waechter, Poitevent, Carrere & Denegre, LLP, Woodlands, Texas; the validity of the issuance of the subsidiary guarantee by the Wisconsin subsidiary guarantor will be passed upon for us by Wille, Gregory & Lundeen LLP, Milwaukee, Wisconsin; and the validity of the issuance of the subsidiary guarantee by the Wyoming subsidiary guarantor will be passed upon for us by Holland & Hart LLP, Cheyenne, Wyoming. Certain legal matters relating to this offering will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.


                                    EXPERTS

     The consolidated financial statements as of January 1, 2002 and December 31, 2002 and for each of the three years in the period ended December 31, 2002 included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of the provisions of Statement of Financial Standards No. 142, "Goodwill and Other Intangible Assets" as of January 2, 2002) and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed a Registration Statement on Form S-1 with the Commission regarding this offering. This prospectus, which is part of the registration statement, does not contain all of the information included in the registration statement, and you should refer to the registration statement and its exhibits to read that information. As a result of the effectiveness of the registration statement, we are subject to the informational reporting requirements of the Exchange Act of 1934 and, under that Act, we will file reports, proxy statements and other information with the Commission. You may read and copy the registration statement, the related exhibits and the reports, proxy statements and other information we file with the SEC at the SEC's public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You can also request copies of those documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file with the SEC. The site's Internet address is www.sec.gov.

     You may also request a copy of these filings, at no cost, by writing or telephoning us at:

                     Volume Services America Holdings, Inc.
                             201 East Broad Street
                       Spartanburg, South Carolina 29306
                                 (864) 598-8600

                     VOLUME SERVICES AMERICA HOLDINGS, INC.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
INDEPENDENT AUDITORS' REPORT................................   F-2
CONSOLIDATED FINANCIAL STATEMENTS AS OF JANUARY 1, 2002 AND
  DECEMBER 31, 2002 AND FOR EACH OF THE THREE YEARS IN THE
  PERIOD ENDED DECEMBER 31, 2002:
  Consolidated Balance Sheets...............................   F-3
  Consolidated Statements of Operations and Comprehensive
     Income (Loss)..........................................   F-5
  Consolidated Statements of Stockholders' Deficiency.......   F-6
  Consolidated Statements of Cash Flows.....................   F-7
  Notes to Consolidated Financial Statements................   F-9

UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS FOR THE
  TWENTY-SIX WEEK PERIODS ENDED JULY 1, 2003 AND JULY 2,
  2002
  Consolidated Balance Sheets...............................  F-32
  Consolidated Statements of Operations and Comprehensive
     Loss...................................................  F-34
  Consolidated Statements of Stockholders' Deficiency.......  F-35
  Consolidated Statements of Cash Flows.....................  F-36
  Notes to Consolidated Financial Statements................  F-38

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of Volume Services America Holdings, Inc.:

     We have audited the accompanying consolidated balance sheets of Volume Services America Holdings, Inc. and subsidiaries (collectively, the "Company") as of January 1, 2002 and December 31, 2002, and the related consolidated statements of operations and comprehensive income (loss), stockholders' deficiency, and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Volume Services America Holdings, Inc. and subsidiaries at January 1, 2002 and December 31, 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

     As discussed in Note 2 to the consolidated financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets as of January 2, 2002.

/s/ Deloitte & Touche LLP
Charlotte, North Carolina
March 5, 2003

                     VOLUME SERVICES AMERICA HOLDINGS, INC.

                          CONSOLIDATED BALANCE SHEETS
                     JANUARY 1, 2002 AND DECEMBER 31, 2002
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                              JANUARY 1,       DECEMBER 31,
                                                                 2002              2002
                                                              ----------       ------------
                                          ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................   $ 15,142          $ 10,374
  Accounts receivable, less allowance for doubtful accounts
     of $984 and $810 at January 1, 2002 and December 31,
     2002, respectively.....................................     18,386            16,488
  Merchandise inventories...................................     13,221            13,682
  Prepaid expenses and other................................      2,469             2,354
  Deferred tax asset........................................        701             2,764
                                                               --------          --------
     Total current assets...................................     49,919            45,662
                                                               --------          --------
PROPERTY AND EQUIPMENT:
  Leasehold improvements....................................     47,548            49,452
  Merchandising equipment...................................     46,410            51,185
  Vehicles and other equipment..............................      8,426             8,625
  Construction in process...................................        176               295
                                                               --------          --------
     Total..................................................    102,560           109,557
  Less accumulated depreciation and amortization............    (44,772)          (53,498)
                                                               --------          --------
     Property and equipment, net............................     57,788            56,059
                                                               --------          --------
OTHER ASSETS:
  Contract rights, net......................................     80,680           101,702
  Cost in excess of net assets acquired, net................     46,457            46,457
  Deferred financing costs, net.............................      8,517             7,086
  Trademarks, net...........................................     17,049            17,049
  Deferred tax asset........................................         32                --
  Other.....................................................      5,458             6,177
                                                               --------          --------
     Total other assets.....................................    158,193           178,471
                                                               --------          --------

TOTAL ASSETS................................................   $265,900          $280,192
                                                               ========          ========

                See notes to consolidated financial statements.

                     VOLUME SERVICES AMERICA HOLDINGS, INC.

                     JANUARY 1, 2002 AND DECEMBER 31, 2002
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                              JANUARY 1,   DECEMBER 31,
                                                                 2002          2002
                                                              ----------   ------------
                       LIABILITIES AND STOCKHOLDERS' DEFICIENCY
CURRENT LIABILITIES:
  Short-term note payable...................................   $  4,750      $     --
  Current maturities of long-term debt......................      1,150         1,150
  Current maturities of capital lease obligation............        267            --
  Accounts payable..........................................     14,977        14,798
  Accrued salaries and vacations............................      8,546         8,683
  Liability for insurance...................................      2,934         4,441
  Accrued taxes, including income taxes.....................      3,235         3,890
  Accrued commissions and royalties.........................     11,901        13,627
  Accrued interest..........................................      3,847         3,832
  Other.....................................................      4,439         6,057
                                                               --------      --------
     Total current liabilities..............................     56,046        56,478
                                                               --------      --------
LONG-TERM LIABILITIES:
  Long-term debt............................................    218,400       224,250
  Deferred income taxes.....................................         --         2,031
  Liability for insurance...................................        838         2,001
  Other liabilities.........................................        876           700
                                                               --------      --------
     Total long-term liabilities............................    220,114       228,982
                                                               --------      --------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' DEFICIENCY:
  Common stock, $0.01 par value -- authorized: 1,000 shares;
     issued: 526 shares; outstanding: 332 shares............         --            --
  Additional paid-in capital................................     66,852        67,417
  Accumulated deficit.......................................    (26,062)      (21,566)
  Accumulated other comprehensive loss......................       (471)         (444)
  Treasury stock -- at cost (194 shares)....................    (49,500)      (49,500)
  Loans to related parties..................................     (1,079)       (1,175)
                                                               --------      --------
     Total stockholders' deficiency.........................    (10,260)       (5,268)
                                                               --------      --------
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIENCY..............   $265,900      $280,192
                                                               ========      ========

                See notes to consolidated financial statements.

                     VOLUME SERVICES AMERICA HOLDINGS, INC.

     CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
       YEARS ENDED JANUARY 2, 2001, JANUARY 1, 2002 AND DECEMBER 31, 2002

                                                        JANUARY 2,    JANUARY 1,     DECEMBER 31,
                                                           2001          2002            2002
                                                        -----------   -----------   ---------------
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales.............................................  $   522,533   $   543,113     $  577,162
Cost of sales.........................................      424,160       446,596        470,929
Selling, general and administrative...................       47,860        48,108         55,257
Depreciation and amortization.........................       26,300        24,492         26,185
Transaction related expenses..........................        1,105            --            597
Contract related losses...............................        2,524         4,762            699
                                                        -----------   -----------     ----------
Operating income......................................       20,584        19,155         23,495
Interest expense......................................       26,577        23,429         20,742
Other income, net.....................................         (486)         (242)        (1,556)
                                                        -----------   -----------     ----------
Income (loss) before income taxes.....................       (5,507)       (4,032)         4,309
Income tax benefit....................................       (1,288)         (432)          (187)
                                                        -----------   -----------     ----------
Net income (loss).....................................       (4,219)       (3,600)         4,496
Other comprehensive income (loss) -- foreign currency
  translation adjustment..............................          (64)         (209)            27
                                                        -----------   -----------     ----------
Comprehensive income (loss)...........................  $    (4,283)  $    (3,809)    $    4,523
                                                        ===========   ===========     ==========
Basic Net Income (Loss) per share.....................  $(12,708.54)  $(10,844.55)    $13,541.17
                                                        ===========   ===========     ==========
Diluted Net Income (Loss) per share...................  $(12,708.54)  $(10,844.55)    $13,541.17
                                                        ===========   ===========     ==========

                See notes to consolidated financial statements.

                     VOLUME SERVICES AMERICA HOLDINGS, INC.

              CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIENCY
       YEARS ENDED JANUARY 2, 2001, JANUARY 1, 2002 AND DECEMBER 31, 2002

                                                                                    ACCUMULATED
                                                        ADDITIONAL                     OTHER                  LOANS TO
                                      COMMON   COMMON    PAID-IN     ACCUMULATED   COMPREHENSIVE   TREASURY   RELATED
                                      SHARES   STOCK     CAPITAL       DEFICIT         LOSS         STOCK     PARTIES     TOTAL
                                      ------   ------   ----------   -----------   -------------   --------   --------   -------
                                                                  (IN THOUSANDS, EXCEPT SHARE DATA)
BALANCE, DECEMBER 28, 1999..........   332     $  --     $66,474      $(18,243)        $(198)      $(49,500)  $  (919)   $(2,386)
  Noncash compensation..............    --        --         280            --            --             --        --        280
  Loans to related parties..........    --        --          --            --            --             --      (120)      (120)
  Foreign currency translation......    --        --          --            --           (64)            --        --        (64)
  Net loss..........................    --        --          --        (4,219)           --             --        --     (4,219)
                                       ---     -----     -------      --------         -----       --------   -------    -------
BALANCE, JANUARY 2, 2001............   332        --      66,754       (22,462)         (262)       (49,500)   (1,039)    (6,509)
  Noncash compensation..............    --        --          98            --            --             --        --         98
  Loans to related parties..........    --        --          --            --            --             --       (40)       (40)
  Foreign currency translation......    --        --          --            --          (209)            --        --       (209)
  Net loss..........................    --        --          --        (3,600)           --             --        --     (3,600)
                                       ---     -----     -------      --------         -----       --------   -------    -------
BALANCE, JANUARY 1, 2002............   332        --      66,852       (26,062)         (471)       (49,500)   (1,079)   (10,260)
  Noncash compensation..............    --        --         565            --            --             --        --        565
  Loans to related parties..........    --        --          --            --            --             --       (96)       (96)
  Foreign currency translation......    --        --          --            --            27             --        --         27
  Net income........................    --        --          --         4,496            --             --        --      4,496
                                       ---     -----     -------      --------         -----       --------   -------    -------
BALANCE, DECEMBER 31, 2002..........   332     $         $67,417      $(21,566)        $(444)      $(49,500)  $(1,175)   $(5,268)
                                       ===     =====     =======      ========         =====       ========   =======    =======

                See notes to consolidated financial statements.

                     VOLUME SERVICES AMERICA HOLDINGS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
       YEARS ENDED JANUARY 2, 2001, JANUARY 1, 2002 AND DECEMBER 31, 2002

                                                                           YEARS ENDED
                                                              --------------------------------------
                                                              JANUARY 2,   JANUARY 1,   DECEMBER 31,
                                                                 2001         2002          2002
                                                              ----------   ----------   ------------
                                                                          (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).........................................   $(4,219)     $(3,600)      $  4,496
  Adjustments to reconcile net income (loss) to net cash
     provided by operating activities:
     Depreciation and amortization..........................    26,300       24,492         26,185
     Amortization of deferred financing costs...............     1,511        1,431          1,431
     Contract related losses................................     2,220        4,762            699
     Noncash compensation...................................       280           98            565
     Deferred tax change....................................    (1,158)        (911)            --
     (Gain) loss on disposition of assets...................      (256)         (37)            70
     Other..................................................       (64)        (209)            27
     Changes in assets and liabilities:
       Decrease (increase) in assets:
          Accounts receivable...............................    (3,218)         767          1,898
          Merchandise inventories...........................      (577)      (1,697)          (461)
          Prepaid expenses..................................     2,407           55            115
          Other assets......................................    (1,798)      (1,612)        (1,920)
       Increase (decrease) in liabilities:
          Accounts payable..................................        74          593         (1,147)
          Accrued salaries and vacations....................       657         (161)           137
          Liability for insurance...........................       574         (358)         2,670
          Accrued commissions and royalties.................     2,074         (431)         1,726
          Other liabilities.................................    (2,123)       1,557          2,082
                                                               -------      -------       --------
            Net cash provided by operating activities.......    22,684       24,739         38,573
                                                               -------      -------       --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment........................    (6,399)      (8,052)        (9,901)
  Proceeds from sale of property and equipment..............       965          139          2,515
  Purchase of contract rights...............................    (7,477)     (21,367)       (37,660)
                                                               -------      -------       --------
            Net cash used in investing activities...........   (12,911)     (29,280)       (45,046)
                                                               -------      -------       --------

                See notes to consolidated financial statements.

                     VOLUME SERVICES AMERICA HOLDINGS, INC.

       YEARS ENDED JANUARY 2, 2001, JANUARY 1, 2002 AND DECEMBER 31, 2002

                                                                             YEARS ENDED
                                                              -----------------------------------------
                                                              JANUARY 2,   JANUARY 1,    DECEMBER 31,
                                                                 2001         2002           2002
                                                              ----------   ----------   ---------------
                                                                           (IN THOUSANDS)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings (repayments) -- revolving loans............   $(3,500)     $ 6,750         $ 2,250
  Principal payments on long-term debt......................    (1,150)      (1,150)         (1,150)
  Principal payments on capital lease obligations...........      (206)        (149)           (267)
  Increase (decrease) in bank overdrafts....................    (2,352)        (454)            968
  Net increase in loans to related parties..................      (120)         (40)            (96)
                                                               -------      -------         -------
     Net cash (used in) provided by financing activities....    (7,328)       4,957           1,705
                                                               -------      -------         -------
INCREASE (DECREASE) IN CASH.................................     2,445          416          (4,768)
CASH AND CASH EQUIVALENTS:
  Beginning of year.........................................    12,281       14,726          15,142
                                                               -------      -------         -------
  End of year...............................................   $14,726      $15,142         $10,374
                                                               =======      =======         =======
SUPPLEMENTAL CASH FLOW INFORMATION:
  Interest paid.............................................   $24,934      $22,155         $18,493
                                                               =======      =======         =======
  Income taxes paid.........................................   $   391      $   696         $   188
                                                               =======      =======         =======

                See notes to consolidated financial statements.

                     VOLUME SERVICES AMERICA HOLDINGS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       YEARS ENDED JANUARY 2, 2001, JANUARY 1, 2002 AND DECEMBER 31, 2002

1.  GENERAL

     Volume Services America Holdings, Inc. ("Volume Holdings," and together with its subsidiaries, the "Company") is a holding company, the principal assets of which are the capital stock of its subsidiary, Volume Services America, Inc. ("Volume Services America"). Volume Holdings' financial information is therefore substantially the same as that of Volume Services America. Volume Services America is also a holding company, the principal assets of which are the capital stock of its subsidiaries, Volume Services, Inc. ("Volume Services") and Service America Corporation ("Service America"). The Company is beneficially owned by its senior management, entities affiliated with Blackstone Management Associates II L.L.C. ("Blackstone"), and General Electric Capital Corporation ("GE Capital"). GE Capital controlled 36.3 percent of the Company at December 31, 2002. As of December 31, 2002, the remainder of the Company's capital stock was beneficially owned by Blackstone through its limited partnerships, BCP Volume L.P. and BCP Offshore Volume L.P. (59.4 percent) and by current and former management employees of the Company (4.2 percent).

     At December 31, 2002, the Company had approximately 129 contracts to provide specified concession services, including catering and novelty merchandise items at stadiums, sports arenas, convention centers and other entertainment facilities at various locations in the United States and Canada. Contracts to provide these services were generally obtained through competitive bids. In most instances, the Company has the right to provide these services in a particular location for a period of several years, with the duration of time often a function of the required investment in facilities or other financial considerations. The contracts vary in length generally from 1 to 20 years. Certain of the contracts contain renewal clauses.

     On February 11, 2003, the Company announced that it changed its tradename for its operating subsidiaries, Volume Services and Service America, from Volume Services America to Centerplate.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Principles of Consolidation -- The consolidated financial statements include the accounts of Volume Holdings, and its wholly owned subsidiary, Volume Services America, and its wholly owned subsidiaries, Volume Services and Service America. All significant intercompany transactions have been eliminated.

     Fiscal Year -- The Company has adopted a 52-53 week period ending on the Tuesday closest to December 31 as its fiscal year end. The 2001 and 2002 fiscal years consisted of 52 weeks and fiscal year 2000 contained 53 weeks.

     Cash and Cash Equivalents -- The Company considers temporary cash investments purchased with an original maturity of three months or less to be cash.

     Revenue Recognition -- The Company typically enters into one of three types of contracts: 1) profit and loss contracts, 2) profit sharing contracts, and 3) management fee contracts. Under profit and loss and profit-sharing contracts, revenue from food and beverage concessions and catering contract food services is recognized as net sales when the services are provided. Management fee contracts provide the Company with a fixed fee or a fixed fee plus an incentive fee and the Company bears no profit or loss risk. Fees received for management fee contracts are included in net sales when earned.

     Merchandise Inventories -- Merchandise inventories consist of food, beverage, team and other merchandise. Inventory is valued at the lower of cost or market, determined on the first-in, first-out basis.

     Depreciation -- Property and equipment is stated at cost and is depreciated on the straight-line method over the lesser of the estimated useful life of the asset and the term of the contract at the site

                     VOLUME SERVICES AMERICA HOLDINGS, INC.

where such property and equipment is located. Following are the estimated useful lives of the property and equipment:

     - Leasehold improvements -- 10 years subject to limitation by the lease term or contract term, if applicable

     - Merchandising equipment -- 5 to 10 years subject to limitation by the contract term, if applicable

     - Vehicles and other equipment -- 2 to 10 years subject to limitation by the contract term, if applicable

     Contract Rights -- Contract rights, net of accumulated amortization, consist primarily of certain directly attributable costs incurred by the Company in obtaining or renewing contracts with clients and the adjustment to fair value of contract rights acquired in the acquisitions of Volume Services in 1995 and Service America in 1998. These costs for the Company are amortized over the contract life of each such contract, including optional renewal periods where the option to renew rests solely with the Company. Accumulated amortization was approximately $35,321,000 at January 1, 2002 and $34,396,000 at December 31, 2002. Amortization expense for fiscal 2003-2007 is estimated to be approximately $13,700,000, $12,500,000, $11,600,000, $10,000,000 and $9,200,000, respectively.

     Cost in Excess of Net Assets Acquired and Trademarks -- At the beginning of fiscal 2002, the Company adopted SFAS No. 142, Goodwill and Other Intangible Assets. With the adoption of SFAS No. 142, cost in excess of net assets acquired (goodwill) and trademarks were no longer subject to amortization. On an annual basis, we test our indefinite-lived intangible assets (goodwill and trademarks) for impairment. Additionally, these assets are tested between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. We have determined that the reporting unit is the Company. In performing these assessments, we compare the fair value of the Company to its carrying amount, including the indefinite-lived assets. If the fair value of the Company exceeds the carrying amount, then it is determined that goodwill is not impaired. Should the carrying amount exceed the fair value, then we would need to perform the second step in the impairment test. Fair value for these tests is determined based upon a discounted cash flow model. In performing the annual trademark assessment, management compares the fair value of the intangible assets to their carrying values. Fair value is determined based on a discounted cash flow model. If the carrying amount of the intangible asset exceeds its fair value, an impairment loss will be recognized for the excess amount. If the fair value is greater than the carrying amount, no further assessment is performed. The Company has completed the impairment tests required by SFAS No. 142, which did not result in an impairment charge. Accumulated amortization for goodwill and trademarks were approximately $6,748,000 and $3,551,000, respectively at December 31, 2002. Goodwill and trademark amortization (pre-tax) was approximately $2,458,000 in each of fiscal years 2000 and 2001. Had SFAS No. 142 been in effect for those fiscal years, the adjusted net income (loss) would have been as follows:

                                                                   FISCAL YEAR ENDED
                                                        ----------------------------------------
                                                        JANUARY 2,    JANUARY 1,    DECEMBER 31,
                                                           2001          2002           2002
                                                        -----------   -----------   ------------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
Reported net income (loss)............................  $    (4,219)  $    (3,600)   $    4,496
  Goodwill amortization...............................        1,771         1,771            --
  Trademark amortization..............................          687           687            --
                                                        -----------   -----------    ----------
Adjusted net income (loss)............................  $    (1,761)  $    (1,142)   $    4,496
                                                        ===========   ===========    ==========

                     VOLUME SERVICES AMERICA HOLDINGS, INC.

                                                                   FISCAL YEAR ENDED
                                                        ----------------------------------------
                                                        JANUARY 2,    JANUARY 1,    DECEMBER 31,
                                                           2001          2002           2002
                                                        -----------   -----------   ------------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
BASIC NET LOSS PER SHARE:
  Reported net income (loss)..........................  $(12,708.54)  $(10,844.55)   $13,541.17
  Goodwill amortization...............................     5,334.95      5,334.95            --
  Trademark amortization..............................     2,067.98      2,067.98            --
                                                        -----------   -----------    ----------
Adjusted net income (loss)............................  $ (5,305.60)  $ (3,441.61)   $13,541.17
                                                        ===========   ===========    ==========
DILUTED NET LOSS PER SHARE:
  Reported net income (loss)..........................  $(12,708.54)  $(10,844.55)   $13,541.17
  Goodwill amortization...............................     5,334.95      5,334.95            --
  Trademark amortization..............................     2,067.98      2,067.98            --
                                                        -----------   -----------    ----------
Adjusted net income (loss)............................  $ (5,305.60)  $ (3,441.61)   $13,541.17
                                                        ===========   ===========    ==========

     Deferred Financing Costs -- Deferred financing costs are being amortized as interest expense over the life of the respective debt using the effective interest method. Accumulated amortization was approximately $4,492,000 at January 1, 2002 and $5,923,000 at December 31, 2002.

     Impairment of Long-Lived Assets and Contract Losses -- In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the Company reviews long-lived assets and contract assets for impairment whenever events or changes in circumstances indicate that the book value of the asset group may not be recoverable. Accordingly, the Company estimates the future undiscounted cash flows expected to result from the use of the asset group and their eventual disposition. If the sum of the expected future undiscounted cash flows is less than the carrying amount of the asset group, an impairment loss is recognized. Measurement of an impairment loss for long-lived assets, such as property, and certain identifiable intangibles, is based on the estimated fair value of the asset determined by future discounted net cash flows.

     Derivative Financial Instruments -- The Company accounts for derivative financial instruments in accordance with Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of the Financial Accounting Standards Board ("FASB") Statement No. 133, and SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities. SFAS No. 133 requires that an entity recognize all derivatives as either assets or liabilities measured at fair value. In addition, all derivatives used in hedging relationships must be designated, reassessed and documented pursuant to the provisions of SFAS No. 133.

     The Company is exposed to fluctuations in the fair value of certain liabilities. The Company uses derivative financial instruments such as interest rate swap agreements to manage exposure to fluctuations in the fair value of its fixed-rate debt instruments.

     The Company does not hold or issue any derivative financial instruments for trading purposes and is not a party to leveraged instruments. The credit risks associated with the Company's derivative financial instruments are controlled through the evaluation and monitoring of the creditworthiness of the counterparties. Although the Company may be exposed to losses in the event of nonperformance by the counterparties, the Company does not expect such losses, if any, to be significant.


     Insurance -- At the beginning of fiscal 2002, the Company adopted a high deductible insurance program for general liability, auto liability, and workers' compensation risk. During the fiscal years 1999

                     VOLUME SERVICES AMERICA HOLDINGS, INC.

through 2001, the Company had a premium-based insurance program for general liability, automobile liability and workers' compensation risk. Prior to fiscal 1999, the Company was primarily self-insured for general liability, automobile liability and workers' compensation risks, supplemented by stop-loss type insurance policies. Management determines the estimate of the reserve for the deductible and self-insurance considering a number of factors, including historical experience and actuarial assessment of the liabilities for reported claims and claims incurred but not reported. The self-insurance liabilities for estimated incurred losses were discounted (using rates between 2.17 percent and 5.07 percent at January 1, 2002 and 1.32 percent and 3.83 percent at December 31, 2002), to their present value based on expected loss payment patterns determined by experience. The total discounted self-insurance liabilities recorded by the Company at January 1, 2002 and December 31, 2002 were $2,061,000 and $4,654,000, respectively. The related undiscounted amounts were $2,184,000 and $4,955,000, respectively.

     The Company became self-insured for employee health insurance in December 1999. Prior to December 1999, the Company had a premium-based insurance program. The employee health self-insurance liability is based on claims filed and estimates for claims incurred but not reported. The total liability recorded by the Company at January 1, 2002 and December 31, 2002 was $951,000 and $1,222,000, respectively.

     Cash Overdrafts -- The Company has included in accounts payable on the accompanying consolidated balance sheets cash overdrafts totaling $6,614,000 and $7,582,000 at January 1, 2002 and December 31, 2002, respectively.

     Foreign Currency -- The balance sheet and results of operations of the Company's Canadian subsidiary (a subsidiary of Service America) are measured using the local currency as the functional currency. Assets and liabilities have been translated into United States dollars at the rates of exchange at the balance sheet date. Revenues and expenses are translated into United States dollars at the average rate during the period. The exchange gains and losses arising on transactions are charged to income as incurred. Translation gains and losses arising from the use of differing exchange rates from year to year are included in accumulated other comprehensive loss. These amounts were not significant for any period reported.

     Transaction Related Expenses -- Transaction related expenses in fiscal year 2000 consist primarily of expenses incurred in connection with the analysis of a potential recapitalization and strategic investment opportunities. Transaction related expenses in fiscal year 2002 consist primarily of expenses incurred in connection with the structuring and evaluation of financing and recapitalization strategies, including proposals for securities offerings that preceded the proposed initial public offering of Income Deposit Securities (IDSs) and the related refinancing of the existing credit facility and senior subordinated notes.

     Income Taxes -- The provision for income taxes includes federal, state and foreign taxes currently payable, and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities. A valuation allowance is established for deferred tax assets when it is more likely than not that the benefits of such assets will not be realized.

     Segment Reporting -- The combined operations of the Company, consisting of contracts to provide concession services, including catering and novelty merchandise items at stadiums, sports arenas, convention centers and other entertainment facilities, comprise one reportable segment.

     Reclassifications -- Certain amounts in 2000 and 2001 have been reclassified, where applicable, to conform to the financial statement presentation used in 2002.

                     VOLUME SERVICES AMERICA HOLDINGS, INC.

     Noncash Compensation -- The Company has elected to follow the accounting provisions of Accounting Principles Board Opinion ("APBO") No. 25, Accounting for Stock Issued to Employees for Stock-Based Compensation. The Company will continue to account for existing stock-based compensation on the non-recourse loans using the fair value method and will apply the disclosure provisions of SFAS No. 148, Accounting for Stock-Based Compensation -- Transition and Disclosure (see new Accounting Standards).

     New Accounting Standards -- In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Correction. First, SFAS No. 145 rescinds SFAS No. 4, Reporting Gains and Losses from Extinguishment of Debt, and an amendment of that statement, SFAS No. 64, Extinguishment of Debt Made to Satisfy Sinking-Fund Requirements. Because of the rescission of SFAS No. 4, the gains and losses from the extinguishments of debt are no longer required to be classified as extraordinary items. SFAS No. 64 amended SFAS No. 4 and is no longer needed because SFAS No. 4 is rescinded. Second, SFAS No. 145 rescinds SFAS No. 44, Accounting for Intangible Assets of Motor Carriers. This statement was originally issued to establish accounting requirements for the effects of transition to the provisions of the Motor Carrier Act of 1980. As those transitions are complete, SFAS No. 44 is no longer needed. Third, SFAS No. 145 amends SFAS No. 13, Accounting for Leases, to require sale-leaseback accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. The amendment of SFAS No. 13 is effective for transactions occurring after May 15, 2002. There has been no impact to the Company due to the Amendment of SFAS No. 13. Lastly, SFAS No. 145 makes various technical corrections to existing pronouncements that are not substantive in nature. The Company does not believe the impact on our financial position and results of operations of the rescission of SFAS Nos. 4, 44, and 64 and the other technical corrections prescribed by this statement, all of which become effective for the Company in fiscal 2003, will be material.

     In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. This statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue 94-3, Liability Recognition for Certain Employees Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring). The Company does not believe the impact of the statement on our financial position or results of operations will be material.

     On November 25, 2002, the FASB issued Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, which elaborates on the disclosures to be made by a guarantor about its obligations under certain guarantees issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The interpretation expands on the accounting guidance of SFAS No. 5 Accounting for Contingencies, SFAS No. 57, Related Party Disclosures, and SFAS No. 107, Disclosures about Fair Value of Financial Instruments. The interpretation also incorporates, without change, the provisions of FASB Interpretation No. 34, Disclosure of Indirect Guarantees of Indebtedness of Others, which it supersedes. The interpretation does identify several situations where the recognition of a liability at inception for a guarantor's obligation is not required. The initial recognition and measurement provisions of Interpretation No. 45 apply on a prospective basis to guarantees issued or modified after December 31, 2002, regardless of the guarantor's fiscal year-end. The disclosures are effective for financial statements of interim or annual periods ending after December 15, 2002. The Company does not believe the impact of this Interpretation on its financial position or results of operations will be material or that additional disclosure is required.

     On December 31, 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation -- Transition and Disclosure. SFAS No. 148 amends SFAS No. 123, Accounting for Stock-Based

                     VOLUME SERVICES AMERICA HOLDINGS, INC.

Compensation, to provide alternative methods of transition to SFAS No. 123's fair value method of accounting for stock-based employee compensation. SFAS No. 148 also amends the disclosure provisions of SFAS No. 123 and APB Opinion No. 28, Interim Financial Reporting, to require disclosure in the summary of significant policies of the effects of an entity's accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim financial statements. While SFAS No. 148 does not amend SFAS No. 123 to require companies to account for employee stock options using the fair value method, the disclosure provisions of SFAS No. 148 are applicable to all companies with stock-based compensation, regardless of whether they account for that compensation using the fair value method of SFAS No. 123 or the intrinsic value method of APB Opinion No. 25, Accounting for Stock Issued to Employees. SFAS No. 148's amendment of the transition and annual disclosure requirements of SFAS No. 123 are effective for fiscal years ending after December 15, 2002. The implementation of this Statement will not materially affect the Company's financial position or results of operations.

     In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51, Consolidated Financial Statements. This interpretation applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. It applies in the first fiscal year or interim period beginning after June 15, 2003, to variable interest entities in which an enterprise holds a variable interest it acquired before February 1, 2003. This interpretation may be applied prospectively with a cumulative-effect adjustment as of the date on which it is first applied or by restating previously issued financial statements for one or more years with a cumulative-effect adjustment as of the beginning of the first year restated. The implementation of this interpretation will not materially affect the Company's financial position or results of operations.

3.  SIGNIFICANT RISKS AND UNCERTAINTIES

     Use of Estimates -- The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company's most significant financial statement estimates include the estimate of the recoverability of contract rights and related assets, potential litigation claims and settlements, the liability for self-insured claims, the valuation allowance for deferred tax assets and the allowance for doubtful accounts. Actual results could differ from those estimates.

     Certain Risk Concentrations -- Financial instruments that potentially subject the Company to a concentration of credit risk principally consist of cash equivalents, short-term investments and accounts receivable. The Company places its cash equivalents and short-term investments with high-credit qualified financial institutions and, by practice, limits the amount of credit exposure to any one financial institution.

     Concentrations of credit risk with respect to accounts receivable are limited due to many customers comprising the Company's customer base and their dispersion across different geographic areas. For the fiscal years ended January 2, 2001, January 1, 2002 and December 31, 2002, the Company had one customer that accounted for approximately 9.8 percent, 10.0 percent and 8.6 percent of net sales, respectively.

     The Company's revenues and earnings are dependent on various factors such as attendance levels and the number of games played by the professional sports teams which are tenants at facilities serviced by the Company, which can be favorably impacted if the teams qualify for post-season play, or adversely affected if there are stoppages such as strikes by players of the teams.

                     VOLUME SERVICES AMERICA HOLDINGS, INC.

4.  DEBT

     Long-term debt consists of the following (in thousands):

                                                                2001       2002
                                                              --------   --------
Term B borrowings...........................................  $111,550   $110,400
Revolving loans.............................................     8,000     15,000
Senior subordinated notes...................................   100,000    100,000
                                                              --------   --------
                                                               219,550    225,400
Less -- current portion of long-term debt...................    (1,150)    (1,150)
                                                              --------   --------
Total long-term debt........................................  $218,400   $224,250
                                                              ========   ========

     Credit Agreement -- On December 3, 1998, Volume Services America (the "Borrower") entered into a credit agreement, which provided for $160,000,000 in term loans, consisting of $40,000,000 of Tranche A term loans ("Term Loan A") and $120,000,000 of Tranche B term loans ("Term Loan B" and together with Term Loan A, the "Term Loans") and a $75,000,000 revolving credit facility (the "Revolving Credit Facility"). Borrowings under the Term Loans were used to repay in full all outstanding indebtedness of Volume Services and Service America under their then existing credit facilities and to pay fees and expenses incurred in connection with the acquisition of Service America and the credit agreement. All borrowings under the credit facility are secured by substantially all the assets of Volume Holdings and the majority of its subsidiaries, including Volume Services and Service America. The commitments under the Revolving Credit Facility are available to fund capital investment requirements, working capital and general corporate needs of the Company. On March 4, 1999, the $40,000,000 of Term A borrowings and $5,000,000 of Term B borrowings were repaid with the proceeds from the Senior Subordinated Notes discussed below.

     Installments of Term Loan B are due in consecutive quarterly installments on the last day of each fiscal quarter with 25 percent of the following annual amounts being paid on each installment date: $1,150,000 in each year from 2003 through 2005, and $106,950,000 in 2006.

     The Revolving Credit Facility allows the Company to borrow up to $75,000,000 and includes a sub-limit of $35,000,000 for letters of credit which reduce availability under the Revolving Credit Facility and a sub-limit of $5,000,000 for Swingline Loans. Revolving Loans must be repaid at the Revolving Credit Facility maturity date and Swingline Loans must be either repaid within one month or converted to Revolving Loans. The Revolving Credit Facility will mature on December 3, 2004. At December 31, 2002, $15,000,000 in Revolving Loans were outstanding under the Revolving Credit Facility, and approximately $16,277,000 of letters of credit were outstanding but undrawn.

     Borrowings under the credit agreement bear interest at floating rates based upon the interest rate option elected by the Company and the Company's leverage ratio. The weighted average interest rates at January 1, 2002 were 6.38 percent for Term Loan B and 5.61 percent for the Revolving Credit Facility. The weighted average interest rates at December 31, 2002 were 5.19 percent for Term Loan B and 4.80 percent for the Revolving Credit Facility.

     The credit agreement calls for mandatory prepayment of the loans under certain circumstances and optional prepayment without penalty. The credit agreement contains covenants that require the Company to comply with certain financial covenants, including a maximum net leverage ratio, an interest coverage ratio and a minimum consolidated cash net worth test, as defined. At December 31, 2002, the Company was in compliance with all covenants. In addition, Volume Services America is restricted in its ability to pay dividends and other restricted payments in an amount greater than approximately $49,500,000 at December 31, 2002.

                     VOLUME SERVICES AMERICA HOLDINGS, INC.

     Senior Subordinated Notes -- On March 4, 1999, Volume Services America completed a private placement of 11 1/4% Senior Subordinated Notes in the aggregate principal amount of $100,000,000. On September 30, 1999, the Company exchanged the Senior Subordinated Notes for notes which have been registered under the Securities Act of 1933. The notes mature on March 1, 2009 and interest is payable on March 1 and September 1 of each year, beginning on September 1, 1999. Such notes are unsecured, are subordinated to all the existing senior debt and any future senior debt of Volume Services America, rank equally with all of the other senior subordinated debt of Volume Services America, and rank senior to all of Volume Services America's existing subordinated debt and any future subordinated debt. Furthermore, the debt is guaranteed by Volume Holdings and all of the subsidiaries of Volume Services America, except for certain non-wholly owned U.S. subsidiaries and one non-U.S. subsidiary. The proceeds of the notes were used to (i) repay $40,000,000 of Term A Borrowings and $5,000,000 of Term B Borrowings, (ii) fund the repurchase by Volume Holdings of 194 shares of Volume Holdings common stock for $49,500,000 and the repayment by Volume Holdings of a $500,000 note in favor of GE Capital and (iii) pay fees and expenses incurred in connection with the notes and the consent from lenders to an amendment to the Revolving Credit Facility.

     Aggregate annual maturities of long-term debt at December 31, 2002 are as follows (in thousands):

2003........................................................  $  1,150
2004........................................................     1,150
2005........................................................    16,150
2006........................................................   106,950
2007........................................................        --
Thereafter..................................................   100,000
                                                              --------
Total.......................................................  $225,400
                                                              ========

                     VOLUME SERVICES AMERICA HOLDINGS, INC.

5.  INCOME TAXES

     The components of deferred taxes are (in thousands):

                                                               2001      2002
                                                              -------   -------
Deferred tax liabilities:
  Intangibles (goodwill, contract rights and trademarks)....  $(6,509)  $(5,853)
  Differences between book and tax basis of property........       --      (858)
  Other.....................................................   (1,130)   (1,115)
                                                              -------   -------
                                                               (7,639)   (7,826)
                                                              -------   -------
Deferred tax assets:
  Difference between book and tax basis of property.........        2        --
  Bad debt reserves.........................................      291       158
  Inventory reserves........................................      144        91
  Other reserves and accrued liabilities....................    4,692     4,441
  General business and AMT credit carryforwards.............    3,499     3,020
  Accrued compensation and vacation.........................      980     1,205
  Net operating loss carryforward...........................    1,021       586
                                                              -------   -------
                                                               10,629     9,501
Valuation allowance.........................................   (2,257)     (942)
                                                              -------   -------
                                                                8,372     8,559
                                                              -------   -------
Net deferred tax asset......................................  $   733   $   733
                                                              =======   =======
Net deferred tax asset is recognized as follows in the
  accompanying 2001 and 2002 consolidated balance sheets:
  Current deferred tax asset................................  $   701   $ 2,764
  Noncurrent deferred tax asset (liability).................       32    (2,031)
                                                              -------   -------
Net deferred tax asset......................................  $   733   $   733
                                                              =======   =======

     At December 31, 2002, the Company had approximately $13,423,000 of federal net operating loss carryforwards, $6,597,000 of which are from the acquisition of Service America. These carryforwards expire in varying periods ending on or before 2020. The Company's future ability to utilize the acquired Service America net operating loss carryforward is limited to some extent by Section 382 of the Internal Revenue Code of 1986, as amended. At December 31, 2002, the Company has approximately $4,732,000 of federal general business tax credit carryforwards. These carryforwards expire in various periods ending on or before 2021. In addition, the Company has approximately $637,000 of Canadian net operating loss carryforwards. These carryforwards expire in various periods ending on or before 2008.

     At December 31, 2002, the Company had a valuation allowance of approximately $942,000 related to the deferred tax assets associated with certain net operating loss and credit carryforwards. Management believes that, based on a number of factors, the available objective evidence creates sufficient uncertainty regarding the realizability of certain of these net operating losses and credit carryovers. These carryovers are dependent upon future income. Management has reduced the valuation allowance in fiscal year 2002 by approximately $1,315,000.

                     VOLUME SERVICES AMERICA HOLDINGS, INC.

     Although realization of the net deferred tax assets is not assured, management believes that it is more likely than not that all of the net deferred tax assets will be realized. The amount of net deferred tax assets considered realizable, however, could be reduced in the near term based on changing conditions.

     The components of the benefit for income taxes on income (loss) are as follows (in thousands):

                                                                FISCAL YEAR ENDED
                                                      --------------------------------------
                                                      JANUARY 2,   JANUARY 1,   DECEMBER 31,
                                                         2001         2002          2002
                                                      ----------   ----------   ------------
Current provision (benefit).........................   $  (130)      $ 478         $(187)
Deferred benefit....................................    (1,158)       (910)           --
                                                       -------       -----         -----
Total benefit for income taxes......................   $(1,288)      $(432)        $(187)
                                                       =======       =====         =====

     A reconciliation of the provision for income taxes on continuing operations to the federal statutory rate follows:

                                                                FISCAL YEAR ENDED
                                                      --------------------------------------
                                                      JANUARY 2,   JANUARY 1,   DECEMBER 31,
                                                         2001         2002          2002
                                                      ----------   ----------   ------------
Statutory rate......................................     (34)%        (34)%          34%
Differences:
  State income taxes................................      (1)          11             2
  Nondeductible expenses (meals and
     entertainment).................................       4            2             2
  Adjustment to valuation allowance.................      --           56           (31)
  Goodwill..........................................       9           13            --
  Federal tax credits...............................      (1)         (56)           (5)
  Reserve for tax audit.............................      --           --            (9)
  Nondeductible compensation........................       2            1             4
  Other.............................................      (2)          (4)           (1)
                                                         ---          ---           ---
Total benefit for income taxes......................     (23)%        (11)%          (4)%
                                                         ===          ===           ===

6.  EQUITY TRANSACTIONS

     Loans to Related Parties -- At January 1, 2002 and December 31, 2002, the Company had outstanding loans to VSI Management Direct L.P. and another partnership which hold a direct and an indirect ownership, respectively, in the Company. The loans were used to fund the repurchase of partnership interests from former members of management. Accordingly, these amounts have been included as a reduction to stockholders' equity.

     Noncash Compensation -- During fiscal 2000, certain management employees purchased units in the two partnerships described above. These purchases were financed with nonrecourse loans. The terms of the purchase agreements are such that the issuance of these units is a variable plan, which requires the Company to revalue the units at each measurement date for changes in the fair value of the units. The related compensation expense is recorded in selling, general, and administrative expenses in the statement of operations and comprehensive income
(loss) for fiscal years 2000, 2001 and 2002. Had compensation costs been determined as prescribed by SFAS No. 123, Accounting for Stock-Based Compensation, the effect on the Company's net earnings would not have been significant.

                     VOLUME SERVICES AMERICA HOLDINGS, INC.

7.  INTEREST RATE HEDGING ARRANGEMENTS

     Effective April 15, 1999, the Company entered into an interest cap transaction with the Union Bank of California ("UBOC") for a $10,000,000 notional amount for $4,200. The interest rate cap protected the Company if the three-month LIBOR exceeded 7.5 percent through January 16, 2001.

     The Company entered into an interest rate swap transaction on April 16, 1999 with UBOC for a $30,000,000 notional amount with no up front cost. This swap provided that the Company pay UBOC one-month LIBOR and that UBOC pay the Company 5.375 percent each month until April 20, 2001. On October 20, 1999, the Company sold an interest rate floor on this swap to UBOC and received $34,000. The interest rate floor was marked-to-market. Consequently, in the event that one-month LIBOR was less than 5.375 percent the Company would pay 5.375 percent.

     All interest rate hedging arrangements expired in fiscal 2001 and no arrangements were entered into during fiscal 2002.

8.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The estimated fair value of financial instruments and related underlying assumptions are as follows:

     Long-Term Debt -- The Company estimates that the carrying value at January 1, 2002 and December 31, 2002 approximates the fair value of the Term Loans and Revolving Credit Facility based upon the variable rate of interest and frequent repricing. The Company estimates the fair value of the Senior Subordinated Notes to be approximately $97,000,000 (book value $100,000,000) at January 1, 2002 and $95,000,000 (book value $100,000,000) at December 31, 2002 based on third-party quotations for the same or similar issues.

     Interest Rate Hedging Arrangements -- At January 2, 2001, the Company estimated the fair values of the interest rate swap, cap and floor as a loss of $114,389, $0 and a loss of $620, respectively. These figures represent the estimated amounts the Company would have paid or received to terminate these financial instrument agreements, as quoted by the financial institution. As of January 1, 2002 all arrangements the Company had been party to had matured and no additional arrangements were entered into during fiscal 2002.

     Current Assets and Current Liabilities -- The Company estimates the carrying value of these assets and liabilities to approximate their fair value based upon the nature of the financial instruments and their relatively short duration.

9.  COMMITMENTS AND CONTINGENCIES

     Leases and Client Contracts -- The Company operates primarily at its clients' premises pursuant to written contracts. The length of a contract generally ranges from 1 to 20 years. Certain of these client contracts provide for payment by the Company to the client for both fixed and variable commissions and royalties. Aggregate commission and royalty expense under these agreements was $168,782,000, $183,324,000 and $192,499,000 for fiscal years 2000, 2001 and
2002, respectively. Minimum guaranteed commission and royalty expense was approximately $10,223,000, $7,016,000 and $7,625,000 for fiscal years 2000, 2001 and 2002, respectively.

     The Company leases a number of real properties and other equipment under varying lease terms which are noncancelable. In addition, the Company has numerous month-to-month leases. Rent expense was approximately $1,080,000, $961,000 and $1,112,000 in fiscal 2000, fiscal 2001 and fiscal 2002, respectively.

                     VOLUME SERVICES AMERICA HOLDINGS, INC.

     Future minimum commitments for all operating leases and minimum commissions and royalties due under client contracts are as follows (in thousands):

                                                                          COMMISSIONS
                                                              OPERATING       AND
YEAR                                                           LEASES      ROYALTIES
----                                                          ---------   -----------
2003........................................................   $  532       $ 7,598
2004........................................................      377         7,331
2005........................................................      186         6,958
2006........................................................      113         4,876
2007........................................................       20         3,066
Thereafter..................................................       --        10,359
                                                               ------       -------
Total.......................................................   $1,228       $40,188
                                                               ======       =======

     Employment Contracts -- The Company has employment agreements and arrangements with its executive officers and certain management personnel. The agreements generally continue until terminated by the executive or the Company, and provide for severance payments under certain circumstances. The agreements include a covenant against competition with the Company, which extends for a period of time after termination for any reason. As of December 31, 2002, if all of the employees under contract were to be terminated by the Company without good cause (as defined) under these contracts, the Company's liability would be approximately $6.5 million.

     Commitments -- Pursuant to its contracts with various clients, the Company is committed to spend approximately $18.8 million during 2003 and $1.8 million during 2004 for equipment improvements and location contract rights.

     At December 31, 2002, the Company has $8,502,000 of letters of credit collateralizing the Company's performance and other bonds, and $6,344,000 in letters of credit collateralizing the self-insurance reserves of the Company, and $1,431,000 in other letters of credit.

     Contingencies -- On April 20, 2001 one of the Company's customers filed for Chapter 11 bankruptcy. The Company had approximately $3.2 million of receivables and leasehold improvements recorded at the time of the filings relating to this customer. In fiscal 2001, the Company wrote-off $2.5 million of other assets primarily representing long term receivables. In 2002, the Company filed a bankruptcy claim in the amount of $3.2 million. Subsequently, the Company has negotiated a settlement agreement with the customer the terms of which have been agreed upon but not yet finalized.

     In July 2000, the Company entered into an agreement to manage an arena in the City of Bridgeport, Connecticut once the City completed its construction. In 2001, the City asserted a claim against the Company of approximately $2.1 million for certain construction charges the City incurred on building the arena. The Company settled the claim with the City for less than $100,000 in the third quarter of fiscal 2002.

     Litigation -- There are various claims and pending legal actions against or indirectly involving the Company. It is the opinion of management, after considering a number of factors, including, but not limited to, the current status of the litigation (including any settlement discussions), views of retained counsel, the nature of the litigation, the prior experience of the Company, and the amounts which the Company has accrued for known contingencies, that the ultimate disposition of these matters will not materially affect the financial position or future results of operations of the Company.

                     VOLUME SERVICES AMERICA HOLDINGS, INC.

10.  RELATED PARTY TRANSACTIONS

     Management Fees -- Certain administrative and management functions are provided to the Company by Blackstone and GE Capital through monitoring agreements. The Company paid Blackstone Management Partners II L.P., an affiliate of Blackstone, a fee of $250,000 in fiscal years 2000, 2001 and 2002. GE Capital was paid management fees of $167,000 in fiscal years 2000, 2001 and 2002. Such amounts are included in selling, general and administrative expenses.

     Leasing Services -- GE Capital and its affiliates provide leasing and financing services to the Company. Payments to GE Capital and its affiliates for fiscal years 2000, 2001 and 2002 for such services, net of discounts earned, were approximately $165,000, $95,000 and $75,000, respectively, and are included in selling, general and administrative expenses.

     Management Incentive Agreement -- The Company maintains a discretionary incentive plan whereby general managers and senior management personnel qualify for incentive payments in the event that the Company has exceeded certain financial performance targets determined on an annual basis. The Company has accrued approximately $1,096,000 and $951,000 in accrued salaries and vacations in the accompanying balance sheets at January 1, 2002 and December 31, 2002, respectively, for such incentives payable to certain general managers and senior management personnel. These amounts are included in selling, general, and administrative expenses. Under the plan, the payment of the executive officers' bonuses for 2002 was contingent on the Company's financial performance in 2002. The bonus amounts paid to each executive officer do not reflect the full amount of the annual bonus that each executive officer would have received as a 2002 bonus payment. At the Company's board of directors' request, the named executive officers agreed to forfeit the balance of their 2002 bonus in exchange for a commitment that the Company will pay bonuses (the sum of which, in the aggregate, will not exceed $1,000,000) upon a successful refinancing or other similar transaction by the Company, currently anticipated to occur pursuant to the offering of IDSs, but not limited to the offering of IDSs. If such refinancing or other similar transaction is not completed, these contingent bonuses will not be paid.

11.  RETIREMENT PLAN

     Effective February 15, 2000, the Volume Service 401(k) plan was merged into the Service America 40l(k) plan, forming the Volume Services America 401(k) defined contribution plan. This plan covers substantially all Volume Services America employees. Employees may contribute up to 16 percent of their eligible earnings and the Company will match 25 percent of employee contributions up to the first 6 percent of employee compensation, with an additional discretionary match up to 50 percent. The Company's contributions to the previous individual plans and the combined plan were approximately $319,000 for fiscal 2000, $397,000 in fiscal 2001 and $313,000 in fiscal 2002.

     Multi-Employer Pension Plans -- Certain of the Company's union employees are covered by multi-employer defined benefit pension plans administered by unions. Under the Employee Retirement Income Security Act ("ERISA"), as amended, an employer upon withdrawal from a multi-employer pension plan is required to continue funding its proportionate share of the plan's unfunded vested benefits. Amounts charged to expense and contributed to the plans were not material for the periods presented.

12.  CONTRACT RELATED LOSSES

     During fiscal years 2000, 2001 and 2002, several contracts which the Company intends to continue operating were identified as impaired, as the future undiscounted cash flows of each of these contracts was estimated to be insufficient to recover the related carrying value of the property and equipment and contract rights associated with each contract. As such, the carrying values of these contracts were written down to the Company's estimate of fair value based on the present value of the discounted future cash

                     VOLUME SERVICES AMERICA HOLDINGS, INC.

flows. The Company wrote down approximately $976,000 of property and equipment, $221,000 of contract rights and $269,000 of other assets in fiscal 2000. In fiscal 2001, the Company wrote down approximately $2.3 million of property and equipment and contract rights. In addition, the Company recorded an impairment charge of approximately $2.5 million for the write down of other assets. In fiscal 2002, the Company wrote down approximately $699,000 in contract rights related to a certain contract.

     On June 12, 1998, Service America commenced arbitration proceedings through the American Arbitration Association in New York, New York against Silver Huntington Realty LLC and Silver Huntington LLC. In May 2000, the arbitrator reached a decision in this matter. The decision provided for no payment from either party to the other. As a result, in fiscal 2000, the Company wrote off related assets in the amount of $754,000 and recorded approximately $305,000 in related legal fees.

13.  OTHER INCOME

     During fiscal 2002, Service America received approximately $1.4 million from funds previously set aside to satisfy creditors pursuant to a plan of reorganization approved in 1993. Under the plan of reorganization, Service America was required to deposit funds with a disbursing agent for the benefit of its creditors. Any funds which remained unclaimed by its creditors after a period of two years from the date of distribution were forfeited and all interest in those funds reverted back to Service America. Counsel has advised that Service America has no obligation to escheat such funds. These funds were recorded in Other income, net.

14.  EXECUTIVE EMPLOYMENT AGREEMENTS

     Effective April 15, 2002, the Company entered into an Executive Employment Agreement (the "Agreement") with its Chief Executive Officer, Lawrence E. Honig. The Agreement provides for the grant of stock options equal to three percent of the total outstanding number of shares of Volume Holdings on the option issuance date, pursuant to a stock option plan that was to be adopted within 180 days of the effective date of the Agreement. As of the date hereof, the Company and the Chief Executive Officer are working to develop the stock option plan, or the equivalent, which they anticipate will be completed in the near future. In addition, if a sale of all or substantially all of our stock and/or assets takes place before April 15, 2004 and the total amounts received by or distributed to our stockholders per share in such sale exceed the exercise price per share for the shares subject to these options, and such excess value, multiplied by the number of shares as to which Mr. Honig has options (the "aggregate excess value"), is less than $1 million, Mr. Honig will be paid the difference between the aggregate excess value and $1 million at the time such sale is consummated. The exercise price per share is to be equivalent to the value of our company as determined by the board of directors for purposes of restructuring management's equity in our company, divided by the number of outstanding shares at the time of such restructuring and the stock options will vest 20% per year during a period of five years. The stock options will terminate ten years from the grant date. The Company plans to measure compensation cost, if any, associated with the stock options based upon the intrinsic value of the stock options measured at the grant date, in accordance with the provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees.

15.  SUBSEQUENT EVENTS

     On February 13, 2003, Volume Services America Holdings, Inc. filed a registration statement on Form S-1 with the Securities and Exchange Commission for the proposed offering of IDSs. The Company has also filed a preliminary prospectus with the Canadian provincial securities regulatory authorities. In connection with this offering, Volume Services America would commence a tender offer and consent solicitation for its outstanding 11 1/4% senior subordinated notes due 2009 and would refinance its existing credit facility. Under the proposed offering of IDSs, Volume Holdings would be the proposed issuer of the new subordinated notes but the non-guarantor subsidiaries (see Note 17) would remain the same. There is

                     VOLUME SERVICES AMERICA HOLDINGS, INC.

no guarantee that the offering of IDSs will occur and the Company may elect not to proceed with the offering or any or all of the related transactions due to changes in the Company's business or strategic plans, general economic and market conditions or any other factors.

16.  QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

     Quarterly operating results for the years ended January 1, 2002 and December 31, 2002 are as follows (in thousands, except per share data):

                                     FIRST        SECOND       THIRD        FOURTH
YEAR ENDED                          QUARTER      QUARTER      QUARTER       QUARTER        TOTAL
JANUARY 1, 2002                   -----------   ----------   ----------   -----------   -----------
Net sales.......................  $    83,194   $  157,646   $  177,559   $   124,714   $   543,113
Cost of sales...................       70,972      127,972      143,533       104,119       446,596
Selling, general, and
  administrative................       10,321       12,281       13,155        12,351        48,108
Depreciation and amortization...        6,008        6,077        6,076         6,331        24,492
Contract related losses.........           --        3,199          933           630         4,762
                                  -----------   ----------   ----------   -----------   -----------
Operating income (loss).........       (4,107)       8,117       13,862         1,283        19,155
Interest expense, net...........        6,545        6,006        5,554         5,324        23,429
Other income, net...............          (21)         (44)         (91)          (86)         (242)
                                  -----------   ----------   ----------   -----------   -----------
Income (loss) before income
  taxes.........................      (10,631)       2,155        8,399        (3,955)       (4,032)
Income tax benefit..............           --           --           --          (432)         (432)
                                  -----------   ----------   ----------   -----------   -----------
Net income (loss)...............  $   (10,631)  $    2,155   $    8,399   $    (3,523)  $    (3,600)
                                  ===========   ==========   ==========   ===========   ===========
Basic net income (loss) per
  share.........................  $(32,021.07)  $ 6,487.58   $25,298.59   $(10,609.65)  $(10,844.55)
Diluted net income (loss) per
  share.........................  $(32,021.07)  $ 6,487.58   $25,298.59   $(10,609.65)  $(10,844.55)

                                      FIRST        SECOND       THIRD        FOURTH
YEAR ENDED                           QUARTER      QUARTER      QUARTER      QUARTER        TOTAL
DECEMBER 31, 2002                  -----------   ----------   ----------   ----------   -----------
Net sales........................  $    87,840   $  166,421   $  195,100   $  127,801   $   577,162
Cost of sales....................       74,799      134,279      156,459      105,392       470,929
Selling, general, and
  administrative.................       11,633       14,951       16,015       12,658        55,257
Depreciation and amortization....        5,593        6,679        6,734        7,179        26,185
Transaction related expenses.....           --           --           --          597           597
Contract related losses..........           --          699           --           --           699
                                   -----------   ----------   ----------   ----------   -----------
Operating income (loss)..........       (4,185)       9,813       15,892        1,975        23,495
Interest expense, net............        5,357        5,175        5,129        5,081        20,742
Other income, net................       (1,384)         (34)         (28)        (110)       (1,556)
                                   -----------   ----------   ----------   ----------   -----------
Income (loss) before income
  taxes..........................       (8,158)       4,672       10,791       (2,996)        4,309
Income tax provision (benefit)...       (1,288)         831        1,008         (738)         (187)
                                   -----------   ----------   ----------   ----------   -----------
Net income (loss)................  $    (6,870)  $    3,841   $    9,783   $   (2,258)  $     4,496
                                   ===========   ==========   ==========   ==========   ===========
Basic net income (loss) per
  share..........................  $(20,691.49)  $11,569.60   $29,466.29   $(6,803.23)  $(13,541.17)
Diluted net income (loss) per
  share..........................  $(20,691.49)  $11,569.60   $29,466.29   $(6,803.23)  $(13,541.17)

     Certain amounts in the second quarter of the quarterly results of operations for fiscal 2001 and 2002 have been reclassified from the presentation as filed in the Company's report on Form 10-Q for the quarterly period ended July 2, 2002 to conform to the financial statement presentation used for the year ended December 31, 2002. The reclassification from cost of sales to selling, general and administrative expenses in the second quarter of fiscal 2001 and 2002 was $524,000 and $417,000, respectively.

                     VOLUME SERVICES AMERICA HOLDINGS, INC.

17.  NON-GUARANTOR SUBSIDIARIES FINANCIAL STATEMENTS

     The senior subordinated notes are jointly and severally guaranteed by Volume Holdings and all of the subsidiaries of Volume Services America, except for certain non-wholly owned U.S. subsidiaries and one non-U.S. subsidiary. The following table sets forth the condensed consolidating financial statements of the Parent Company, Guarantor Subsidiaries (includes Volume Services America, the issuer) and Non-Guarantor Subsidiaries as of January 1, 2002 and December 31, 2002 (in the case of the balance sheet) and for the years ended January 2, 2001, January 1, 2002 and December 31, 2002 (in the case of the statement of operations and comprehensive income (loss) and the statement of cash flows):

CONSOLIDATING CONDENSED STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS, YEAR ENDED JANUARY 2, 2001

                                        ISSUER AND
                                         COMBINED       COMBINED
                             VOLUME     GUARANTOR     NON-GUARANTOR
                            HOLDINGS   SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                            --------   ------------   -------------   ------------   ------------
                                                       (IN THOUSANDS)
Net sales.................  $     --     $491,232        $31,301         $   --        $522,533
Cost of sales.............        --      398,063         26,097             --         424,160
Selling, general, and
  administrative..........        --       44,491          3,369             --          47,860
Depreciation and
  amortization............        --       23,870          2,430             --          26,300
Transaction related
  expenses................        --        1,105             --             --           1,105
Contract related losses...        --        2,524             --             --           2,524
                            --------     --------        -------         ------        --------
Operating income (loss)...        --       21,179           (595)            --          20,584
Interest expense..........        --       26,577             --             --          26,577
Other income, net.........        --         (450)           (36)            --            (486)
                            --------     --------        -------         ------        --------
Loss before income
  taxes...................        --       (4,948)          (559)            --          (5,507)
Income tax benefit........        --       (1,288)            --             --          (1,288)
Loss in earnings of
  subsidiaries............    (4,219)          --             --          4,219              --
                            --------     --------        -------         ------        --------
Net loss..................    (4,219)      (3,660)          (559)         4,219          (4,219)
Other comprehensive loss
  foreign currency........        --           --            (64)            --             (64)
                            --------     --------        -------         ------        --------
Comprehensive loss........  $ (4,219)    $ (3,660)       $  (623)        $4,219        $ (4,283)
                            ========     ========        =======         ======        ========

                     VOLUME SERVICES AMERICA HOLDINGS, INC.

CONSOLIDATING CONDENSED STATEMENT OF CASH FLOWS, YEAR ENDED JANUARY 2, 2001

                                                     ISSUER AND
                                                      COMBINED       COMBINED
                                          VOLUME     GUARANTOR     NON-GUARANTOR
                                         HOLDINGS   SUBSIDIARIES   SUBSIDIARIES    CONSOLIDATED
                                         --------   ------------   -------------   ------------
                                                             (IN THOUSANDS)
Cash flows from operating activities...   $  --       $ 22,159        $   525        $ 22,684
                                          -----       --------        -------        --------
Cash flows from investing activities:
  Purchase of property and equipment...      --         (5,877)          (522)         (6,399)
  Proceeds from sale of property, plant
     and equipment.....................      --            965             --             965
  Purchase of contract rights..........      --         (6,677)          (800)         (7,477)
                                          -----       --------        -------        --------
     Net cash used in investing
       activities......................      --        (11,589)        (1,322)        (12,911)
                                          -----       --------        -------        --------
Cash flows from financing activities:
  Net borrowings -- revolving loans....      --         (3,500)            --          (3,500)
  Principal payments on long-term
     debt..............................      --         (1,150)            --          (1,150)
  Principal payments on capital lease
     obligations.......................      --           (206)            --            (206)
  Decrease in bank overdrafts..........      --           (828)        (1,524)         (2,352)
  Increase in loans to related
     parties...........................      --           (120)            --            (120)
                                          -----       --------        -------        --------
     Net cash provided by financing
       activities......................      --         (5,804)        (1,524)         (7,328)
Increase (decrease) in cash............      --          4,766         (2,321)          2,445
Cash and cash equivalents:
  Beginning of year....................      --          9,392          2,889          12,281
                                          -----       --------        -------        --------
  End of year..........................   $  --       $ 14,158        $   568        $ 14,726
                                          =====       ========        =======        ========

                     VOLUME SERVICES AMERICA HOLDINGS, INC.

CONSOLIDATING CONDENSED BALANCE SHEET, JANUARY 1, 2002

                                        ISSUER AND
                                         COMBINED       COMBINED
                             VOLUME     GUARANTOR     NON-GUARANTOR
                            HOLDINGS   SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                            --------   ------------   -------------   ------------   ------------
                                                       (IN THOUSANDS)
                                             ASSETS
Current assets:
  Cash and cash
     equivalents..........  $     --     $ 14,976        $   166        $     --       $ 15,142
  Accounts receivable.....        --       16,471          1,915              --         18,386
  Other current assets....        --       23,667          1,028          (8,304)        16,391
                            --------     --------        -------        --------       --------
     Total current
       assets.............        --       55,114          3,109          (8,304)        49,919
Property and equipment....        --       54,607          3,181              --         57,788
Contract rights, net......        --       79,890            790              --         80,680
Cost in excess of net
  assets acquired, net....        --       46,457             --              --         46,457
Investment in
  subsidiaries............   (10,260)          --             --          10,260             --
Other assets..............        --       31,050              6              --         31,056
                            --------     --------        -------        --------       --------
Total assets..............  $(10,260)    $267,118        $ 7,086        $  1,956       $265,900
                            ========     ========        =======        ========       ========

                            LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current liabilities:
  Intercompany
     liabilities..........  $     --     $     --        $ 8,304        $ (8,304)      $     --
  Other current
     liabilities..........        --       54,901          1,145              --         56,046
                            --------     --------        -------        --------       --------
     Total current
       liabilities........        --       54,901          9,449          (8,304)        56,046
Long-term debt............        --      218,400             --              --        218,400
Other liabilities.........        --        1,714             --              --          1,714
                            --------     --------        -------        --------       --------
     Total liabilities....        --      275,015          9,449          (8,304)       276,160
                            --------     --------        -------        --------       --------
Stockholders' deficiency:
  Common stock............        --           --             --              --             --
  Additional paid-in
     capital..............    66,852       66,852             --         (66,852)        66,852
  Accumulated deficit.....   (26,062)     (24,170)        (1,892)         26,062        (26,062)
  Treasury stock and
     other................   (51,050)     (50,579)          (471)         51,050        (51,050)
                            --------     --------        -------        --------       --------
     Total stockholders'
       deficiency.........   (10,260)      (7,897)        (2,363)         10,260        (10,260)
                            --------     --------        -------        --------       --------
Total liabilities and
  stockholders'
  deficiency..............  $(10,260)    $267,118        $ 7,086        $  1,956       $265,900
                            ========     ========        =======        ========       ========

                     VOLUME SERVICES AMERICA HOLDINGS, INC.

CONSOLIDATING CONDENSED STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS, YEAR ENDED JANUARY 1, 2002

                                        ISSUER AND
                                         COMBINED       COMBINED
                             VOLUME     GUARANTOR     NON-GUARANTOR
                            HOLDINGS   SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                            --------   ------------   -------------   ------------   ------------
                                                       (IN THOUSANDS)
Net sales.................  $     --     $518,714        $24,399         $   --        $543,113
Cost of sales.............        --      424,623         21,973             --         446,596
Selling, general, and
  administrative..........        --       46,503          1,605             --          48,108
Depreciation and
  amortization............        --       23,678            814             --          24,492
Transaction related
  expenses................        --           --             --             --              --
Contract related losses...        --        4,762             --             --           4,762
                            --------     --------        -------         ------        --------
Operating income (loss)...        --       19,148              7             --          19,155
Interest expense..........        --       23,429             --             --          23,429
Other income, net.........        --         (213)           (29)            --            (242)
                            --------     --------        -------         ------        --------
Income (loss) before
  income taxes............        --       (4,068)            36             --          (4,032)
Income tax benefit........        --         (432)            --             --            (432)
Loss in earnings of
  subsidiaries............    (3,600)          --             --          3,600              --
                            --------     --------        -------         ------        --------
Net income (loss).........    (3,600)      (3,636)            36          3,600          (3,600)
Other comprehensive loss
  foreign currency........        --           --           (209)            --            (209)
                            --------     --------        -------         ------        --------
Comprehensive loss........  $ (3,600)    $ (3,636)       $  (173)        $3,600        $ (3,809)
                            ========     ========        =======         ======        ========

                     VOLUME SERVICES AMERICA HOLDINGS, INC.

CONSOLIDATING CONDENSED STATEMENT OF CASH FLOWS, YEAR ENDED JANUARY 1, 2002

                                                     ISSUER AND
                                                      COMBINED       COMBINED
                                          VOLUME     GUARANTOR     NON-GUARANTOR
                                         HOLDINGS   SUBSIDIARIES   SUBSIDIARIES    CONSOLIDATED
                                         --------   ------------   -------------   ------------
                                                             (IN THOUSANDS)
Cash flows from operating activities...   $  --       $ 24,874         $(135)        $ 24,739
                                          -----       --------         -----         --------
Cash flows from investing activities:
  Purchase of property and equipment...      --         (7,785)         (267)          (8,052)
  Proceeds from sale of property, plant
     and equipment.....................      --            139            --              139
  Purchase of contract rights..........      --        (21,367)           --          (21,367)
                                          -----       --------         -----         --------
     Net cash used in investing
       activities......................      --        (29,013)         (267)         (29,280)
                                          -----       --------         -----         --------
Cash flows from financing activities:
  Net borrowings -- revolving loans....      --          6,750            --            6,750
  Principal payments on long-term
     debt..............................      --         (1,150)           --           (1,150)
  Principal payments on capital lease
     obligations.......................      --           (149)           --             (149)
  Decrease in bank overdrafts..........      --           (454)           --             (454)
  Increase in loans to related
     parties...........................      --            (40)           --              (40)
                                          -----       --------         -----         --------
     Net cash provided by financing
       activities......................      --          4,957            --            4,957
                                          -----       --------         -----         --------
Increase (decrease) in cash............      --            818          (402)             416
Cash and cash equivalents:
  Beginning of year....................      --         14,158           568           14,726
                                          -----       --------         -----         --------
  End of year..........................   $  --       $ 14,976         $ 166         $ 15,142
                                          =====       ========         =====         ========

                     VOLUME SERVICES AMERICA HOLDINGS, INC.

CONSOLIDATING CONDENSED BALANCE SHEET, DECEMBER 31, 2002

                                        ISSUER AND
                                         COMBINED       COMBINED
                             VOLUME     GUARANTOR     NON-GUARANTOR
                            HOLDINGS   SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                            --------   ------------   -------------   ------------   ------------
                                                       (IN THOUSANDS)
                                             ASSETS
Current assets:
  Cash and cash
     equivalents..........  $     --     $ 10,150        $   224        $     --       $ 10,374
  Accounts receivable.....        --       15,309          1,179              --         16,488
  Other current assets....        --       24,948          1,147          (7,295)        18,800
                            --------     --------        -------        --------       --------
     Total current
       assets.............        --       50,407          2,550          (7,295)        45,662
Property and equipment....        --       52,951          3,108              --         56,059
Contract rights, net......        --      101,017            685              --        101,702
Cost in excess of net
  assets acquired, net....        --       46,457             --              --         46,457
Investment in
  subsidiaries............    (5,268)                                      5,268
Other assets..............        --       30,290             22                         30,312
                            --------     --------        -------        --------       --------
Total assets..............  $ (5,268)    $281,122        $ 6,365        $ (2,027)      $280,192
                            ========     ========        =======        ========       ========

                            LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current liabilities:
  Intercompany
     liabilities..........  $     --     $     --        $ 7,295        $ (7,295)      $     --
  Other current
     liabilities..........        --       55,047          1,431              --         56,478
                            --------     --------        -------        --------       --------
     Total current
       liabilities........        --       55,047          8,726          (7,295)        56,478
Long-term debt............        --      224,250             --              --        224,250
Other liabilities.........        --        4,732             --              --          4,732
                            --------     --------        -------        --------       --------
     Total liabilities....        --      284,029          8,726          (7,295)       285,460
                            --------     --------        -------        --------       --------
Stockholders' deficiency:
  Common stock
  Additional paid-in
     capital..............    67,417       67,417             --         (67,417)        67,417
  Accumulated deficit.....   (21,566)     (19,649)        (1,917)         21,566        (21,566)
  Treasury stock and
     other................   (51,119)     (50,675)          (444)         51,119        (51,119)
                            --------     --------        -------        --------       --------
     Total stockholders'
       deficiency.........    (5,268)      (2,907)        (2,361)          5,268         (5,268)
                            --------     --------        -------        --------       --------
Total liabilities and
  stockholders'
  deficiency..............  $ (5,268)    $281,122        $ 6,365        $ (2,027)      $280,192
                            ========     ========        =======        ========       ========

                     VOLUME SERVICES AMERICA HOLDINGS, INC.

CONSOLIDATING CONDENSED STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME, YEAR ENDED DECEMBER 31, 2002

                                         ISSUER AND
                                          COMBINED       COMBINED
                              VOLUME     GUARANTOR     NON-GUARANTOR
                             HOLDINGS   SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                             --------   ------------   -------------   ------------   ------------
                                                 (IN THOUSANDS)
Net sales..................   $   --      $547,188        $29,974        $    --        $577,162
Cost of sales..............       --       444,767         26,162             --         470,929
Selling, general, and
  administrative...........       --        52,369          2,888             --          55,257
Depreciation and
  amortization.............                 25,209            976             --          26,185
Transaction related
  expenses.................       --           597             --             --             597
Contract related losses....       --           699             --             --             699
                              ------      --------        -------        -------        --------
Operating income (loss)....       --        23,547            (52)            --          23,495
Interest expense...........       --        20,727             15             --          20,742
Other income, net..........       --        (1,553)            (3)            --          (1,556)
                              ------      --------        -------        -------        --------
Income (loss) before income
  taxes....................       --         4,373            (64)            --           4,309
Income tax benefit.........       --          (148)           (39)            --            (187)
Equity in earnings of
  subsidiaries.............    4,496            --             --         (4,496)             --
                              ------      --------        -------        -------        --------
Net income (loss)..........    4,496         4,521            (25)        (4,496)          4,496
Other comprehensive income
  foreign currency.........       --            --             27             --              27
                              ------      --------        -------        -------        --------
Comprehensive income.......   $4,496      $  4,521        $     2        $(4,496)       $  4,523
                              ======      ========        =======        =======        ========

                     VOLUME SERVICES AMERICA HOLDINGS, INC.

CONSOLIDATING CONDENSED STATEMENT OF CASH FLOWS, YEAR ENDED DECEMBER 31, 2002

                                                     ISSUER AND
                                                      COMBINED       COMBINED
                                          VOLUME     GUARANTOR     NON-GUARANTOR
                                         HOLDINGS   SUBSIDIARIES   SUBSIDIARIES    CONSOLIDATED
                                         --------   ------------   -------------   ------------
                                                             (IN THOUSANDS)
Cash flows from operating activities...   $   --      $ 37,906         $ 667         $ 38,573
Cash flows from investing activities:
  Purchase of property and equipment...       --        (9,292)         (609)          (9,901)
  Proceeds from sale of property, plant
     and equipment.....................       --         2,515            --            2,515
  Purchase of contract rights..........       --       (37,660)           --          (37,660)
                                          ------      --------         -----         --------
     Net cash used in investing
       activities......................       --       (44,437)         (609)         (45,046)
                                          ------      --------         -----         --------
Cash flows from financing activities:
  Net borrowings -- revolving loans....       --         2,250            --            2,250
  Principal payments on long-term
     debt..............................       --        (1,150)           --           (1,150)
  Principal payments on capital lease
     obligations.......................       --          (267)           --             (267)
  Increase in bank overdrafts..........       --           968            --              968
  Increase in loans to related
     parties...........................       --           (96)           --              (96)
                                          ------      --------         -----         --------
     Net cash provided by financing
       activities......................       --         1,705            --            1,705
                                          ------      --------         -----         --------
Increase (decrease) in cash............       --        (4,826)           58           (4,768)
Cash and cash equivalents:
  Beginning of year....................       --        14,976           166           15,142
                                          ------      --------         -----         --------
  End of year..........................   $   --      $ 10,150         $ 224         $ 10,374
                                          ======      ========         =====         ========

                     VOLUME SERVICES AMERICA HOLDINGS, INC.



                    CONSOLIDATED BALANCE SHEETS (UNAUDITED)


                       JULY 1, 2003 AND DECEMBER 31, 2002


                                 (IN THOUSANDS)



                                                              JULY 1,        DECEMBER 31,
                                                                2003             2002
                                                              --------       ------------
                                         ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $ 15,165         $ 10,374
  Accounts receivable, less allowance for doubtful accounts
     of $413 and $810 at July 1, 2003 and December 31, 2002,
     respectively...........................................    21,463           16,488
  Merchandise inventories...................................    18,381           13,682
  Prepaid expenses and other................................     3,899            2,354
  Deferred tax asset........................................     2,837            2,764
                                                              --------         --------
     Total current assets...................................    61,745           45,662
                                                              --------         --------
PROPERTY AND EQUIPMENT:
  Leasehold improvements....................................    49,481           49,452
  Merchandising equipment...................................    51,997           51,185
  Vehicles and other equipment..............................     9,291            8,625
  Construction in process...................................       310              295
                                                              --------         --------
     Total..................................................   111,079          109,557
  Less accumulated depreciation and amortization............   (56,307)         (53,498)
                                                              --------         --------
     Property and equipment, net............................    54,772           56,059
                                                              --------         --------
OTHER ASSETS:
  Contract rights, net......................................   104,742          101,702
  Cost in excess of net assets acquired.....................    46,457           46,457
  Deferred financing costs, net.............................     6,371            7,086
  Trademarks................................................    17,049           17,049
  Other.....................................................     7,124            6,177
                                                              --------         --------
     Total other assets.....................................   181,743          178,471
                                                              --------         --------
TOTAL ASSETS................................................  $298,260         $280,192
                                                              ========         ========

                     VOLUME SERVICES AMERICA HOLDINGS, INC.



             CONSOLIDATED BALANCE SHEETS (UNAUDITED) -- (CONTINUED)


                       JULY 1, 2003 AND DECEMBER 31, 2002


                       (IN THOUSANDS, EXCEPT SHARE DATA)



                                                              JULY 1,    DECEMBER 31,
                                                                2003         2002
                                                              --------   ------------
                      LIABILITIES AND STOCKHOLDERS' DEFICIENCY
CURRENT LIABILITIES:
  Current maturities of long-term debt......................     1,150        1,150
  Accounts payable..........................................    20,593       14,798
  Accrued salaries and vacations............................    11,851        8,683
  Liability for insurance...................................     2,984        4,441
  Accrued taxes, including income taxes.....................     5,800        3,890
  Accrued commissions and royalties.........................    24,021       13,627
  Accrued interest..........................................     3,838        3,832
  Other.....................................................     6,381        6,057
                                                              --------     --------
     Total current liabilities..............................    76,618       56,478
                                                              --------     --------
LONG TERM LIABILITIES:
  Long-term debt............................................   224,175      224,250
  Liability for insurance...................................     3,898        2,001
  Deferred income taxes.....................................     1,342        2,031
  Other liabilities.........................................       700          700
                                                              --------     --------
     Total long-term liabilities............................   230,115      228,982
                                                              --------     --------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' DEFICIENCY:
  Common stock, $0.01 par value -- authorized: 1,000 shares;
     issued: 526 shares; outstanding: 332 shares............        --           --
  Additional paid-in capital................................    67,321       67,417
  Accumulated deficit.......................................   (25,235)     (21,566)
  Accumulated other comprehensive gain (loss)...............       116         (444)
  Treasury stock -- at cost (194 shares)....................   (49,500)     (49,500)
  Loans to related parties..................................    (1,175)      (1,175)
                                                              --------     --------
     Total stockholders' deficiency.........................    (8,473)      (5,268)
                                                              --------     --------
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIENCY..............  $298,260     $280,192
                                                              ========     ========



                See notes to consolidated financial statements.

                     VOLUME SERVICES AMERICA HOLDINGS, INC.



     CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
                                  (UNAUDITED)


    THIRTEEN AND TWENTY-SIX WEEK PERIODS ENDED JULY 1, 2003 AND JULY 2, 2002



                                                THIRTEEN WEEKS ENDED     TWENTY-SIX WEEKS ENDED
                                               ----------------------   ------------------------
                                                JULY 1,     JULY 2,       JULY 1,      JULY 2,
                                                 2003         2002         2003          2002
                                               ---------   ----------   -----------   ----------
                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales....................................  $ 172,733   $  166,421   $   269,633   $  254,261
Cost of sales................................    140,664      134,279       222,319      209,078
Selling, general, and administrative.........     14,177       14,951        27,552       26,584
Depreciation and amortization................      6,895        6,679        13,370       12,272
Contract related losses......................        537          699           647          699
                                               ---------   ----------   -----------   ----------
Operating income.............................     10,460        9,813         5,745        5,628
Interest expense.............................      5,124        5,175        10,195       10,532
Other income, net............................        (14)         (34)          (19)      (1,418)
                                               ---------   ----------   -----------   ----------
Income (loss) before income taxes............      5,350        4,672        (4,431)      (3,486)
Income tax provision (benefit)...............      2,474          831          (762)        (457)
                                               ---------   ----------   -----------   ----------
Net income (loss)............................      2,876        3,841        (3,669)      (3,029)
Other comprehensive gain -- foreign currency
  translation adjustment.....................        313          173           560          159
                                               ---------   ----------   -----------   ----------
Comprehensive income (loss)..................  $   3,189   $    4,014   $    (3,109)  $   (2,870)
                                               =========   ==========   ===========   ==========
Basic Net Income (Loss) per share............  $8,658.57   $11,569.60   $(11,055.21)  $(9,121.89)
                                               =========   ==========   ===========   ==========
Diluted Net Income (Loss) per share..........  $8,658.57   $11,569.60   $(11,055.21)  $(9,121.89)
                                               =========   ==========   ===========   ==========



                See notes to consolidated financial statements.

                     VOLUME SERVICES AMERICA HOLDINGS, INC.



        CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIENCY (UNAUDITED)


             FOR THE PERIOD FROM DECEMBER 31, 2002 TO JULY 1, 2003



                                                                                   ACCUMULATED
                                                       ADDITIONAL                     OTHER                  LOANS TO
                                     COMMON   COMMON    PAID-IN     ACCUMULATED   COMPREHENSIVE   TREASURY   RELATED
                                     SHARES   STOCK     CAPITAL       DEFICIT      GAIN (LOSS)     STOCK     PARTIES     TOTAL
                                     ------   ------   ----------   -----------   -------------   --------   --------   -------
                                                                 (IN THOUSANDS, EXCEPT SHARE DATA)
BALANCE, DECEMBER 31, 2002.........   332     $  --     $67,417      $(21,566)        $(444)      $(49,500)  $(1,175)   $(5,268)
  Noncash compensation.............    --        --         (96)           --            --             --        --        (96)
  Foreign currency translation.....    --        --          --            --           560                       --        560
  Net loss.........................    --        --          --        (3,669)           --             --        --     (3,669)
                                      ---     -----     -------      --------         -----       --------   -------    -------
BALANCE, JULY 1, 2003..............   332     $  --     $67,321      $(25,235)        $ 116       $(49,500)  $(1,175)   $(8,473)
                                      ===     =====     =======      ========         =====       ========   =======    =======



                See notes to consolidated financial statements.

                     VOLUME SERVICES AMERICA HOLDINGS, INC.



               CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)


          TWENTY-SIX WEEK PERIODS ENDED JULY 1, 2003 AND JULY 2, 2002



                                                              TWENTY-SIX WEEKS ENDED
                                                              -----------------------
                                                               JULY 1,      JULY 2,
                                                                 2003         2002
                                                              ----------   ----------
                                                                  (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................   $ (3,669)    $ (3,029)
  Adjustments to reconcile net loss to net cash provided by
     operating activities:
     Depreciation and amortization..........................     13,370       12,272
     Amortization of deferred financing costs...............        715          716
     Contract related losses................................        647          699
     Noncash compensation...................................        (96)         206
     Deferred tax change....................................       (762)        (457)
     Gain on disposition of assets..........................        (65)         (10)
     Other..................................................        560          159
     Changes in assets and liabilities:
       Increase in assets:
          Accounts receivable...............................     (4,806)      (1,979)
          Merchandise inventories...........................     (4,699)      (3,289)
          Prepaid expenses..................................     (1,547)         (56)
          Other assets......................................     (1,628)        (232)
       Increase in liabilities:
          Accounts payable..................................      3,576        2,116
          Accrued salaries and vacations....................      3,168        3,504
          Liability for insurance...........................        440        2,006
          Accrued commissions and royalties.................     10,394       24,381
          Other liabilities.................................      2,240        3,093
                                                               --------     --------
            Net cash provided by operating activities.......     17,838       40,100
                                                               --------     --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment, net...................     (4,710)      (4,800)
  Proceeds from sale of property and equipment..............         --           10
  Contract rights acquired, net.............................    (10,481)     (22,797)
                                                               --------     --------
            Net cash used in investing activities...........    (15,191)     (27,587)
                                                               --------     --------

                     VOLUME SERVICES AMERICA HOLDINGS, INC.



        CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED) -- (CONTINUED)


          TWENTY-SIX WEEK PERIODS ENDED JULY 1, 2003 AND JULY 2, 2002



                                                              TWENTY-SIX WEEKS ENDED
                                                              -----------------------
                                                               JULY 1,       JULY 2,
                                                                2003          2002
                                                              ---------     ---------
                                                                  (IN THOUSANDS)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings (repayments) -- revolving loans............   $   500      $(12,750)
  Principal payments on long-term debt......................      (575)         (575)
  Principal payments on capital lease obligations...........        --          (267)
  Increase in bank overdrafts...............................     2,219         4,111
                                                               -------      --------
     Net cash provided by (used in) financing activities....     2,144        (9,481)
                                                               -------      --------
INCREASE IN CASH............................................     4,791         3,032
CASH AND CASH EQUIVALENTS:
  Beginning of period.......................................    10,374        15,142
                                                               -------      --------
  End of period.............................................   $15,165      $ 18,174
                                                               =======      ========



                See notes to consolidated financial statements.

                     VOLUME SERVICES AMERICA HOLDINGS, INC.



             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)


          TWENTY-SIX WEEK PERIODS ENDED JULY 1, 2003 AND JULY 2, 2002



1.  GENERAL



     Volume Services America Holdings, Inc. ("Volume Holdings," and together with its subsidiaries, the "Company") is a holding company, the principal assets of which are the capital stock of its subsidiary, Volume Services America, Inc. ("Volume Services America"). Volume Holdings' financial information is therefore substantially the same as that of Volume Services America. Volume Services America is also a holding company, the principal assets of which are the capital stock of its subsidiaries, Volume Services, Inc. ("Volume Services") and Service America Corporation ("Service America"). The Company is beneficially owned by its senior management and entities affiliated with Blackstone Management Associates II L.L.C. ("Blackstone") and General Electric Capital Corporation ("GE Capital").



     The accompanying financial statements of Volume Holdings have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission for interim financial reporting. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. However, such information reflects all adjustments (consisting solely of normal recurring adjustments) which are, in the opinion of management, necessary for a fair statement of results for the interim periods.



     The results of operations for the twenty-six week period ended July 1, 2003 are not necessarily indicative of the results to be expected for the fifty-two week fiscal year ending December 30, 2003 due to the seasonal aspects of the business. The accompanying consolidated financial statements and notes thereto should be read in conjunction with the audited financial statements and notes thereto for the year ended December 31, 2002 included in the Company's annual report on Form 10-K.



     On February 11, 2003, the Company announced that it changed its tradename for its operating subsidiaries, Volume Services and Service America, from Volume Services America to Centerplate.



     On February 13, 2003, Volume Holdings filed a registration statement on Form S-1 (last amended July 16, 2003) in respect of a proposed initial public offering of Income Deposit Securities ("IDSs"). The registration statement is currently under review by the Securities and Exchange Commission. We cannot assure you that the offering of IDSs will occur and we may elect not to proceed with the offerings of IDSs due to changes in our business or strategic plans, general economic and market conditions or any other factors.



2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES



     Cost in Excess of Net Assets Acquired and Trademarks -- The Company has performed its annual impairment tests of goodwill and trademarks as of April 1, 2003 in accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, and determined that no impairment exists.



     Insurance -- At the beginning of fiscal 2002, the Company adopted a high deductible insurance program for general liability, auto liability, and workers' compensation risk. During the fiscal years 1999 through 2001, the Company had a premium-based insurance program for general liability, automobile liability and workers' compensation risk. Prior to fiscal 1999, the Company was primarily self-insured for general liability, automobile liability and workers' compensation risks, supplemented by stop-loss type insurance policies. Management determines the estimate of the reserve for the deductible and self-insurance considering a number of factors, including historical experience and actuarial assessment of the liabilities for reported claims and claims incurred but not reported. The self-insurance liabilities for estimated incurred losses were discounted (using rates between 1.17 percent and 3.87 percent at July 1, 2003 and 1.32 percent and 3.83 percent at December 31, 2002), to their present value based on expected loss payment patterns determined by experience. The total discounted self-insurance liabilities recorded by

                     VOLUME SERVICES AMERICA HOLDINGS, INC.

the Company at July 1, 2003 and December 31, 2002 were $5,837,000 and $4,654,000, respectively. The related undiscounted amounts were $6,209,000 and $4,955,000, respectively.



     The Company became self-insured for employee health insurance in December 1999. Prior to December 1999, the Company had a premium-based insurance program. The employee health self-insurance liability is based on claims filed and estimates for claims incurred but not reported. The total liability recorded by the Company at July 1, 2003 and December 31, 2002 was $1,476,000 and $1,222,000,
respectively.



     Income Taxes -- The provision for income taxes includes federal, state and foreign taxes currently payable, and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities. A valuation allowance is established for deferred tax assets when it is more likely than not that the benefits of such assets will not be realized.



     Income taxes for the twenty-six weeks ended July 1, 2003 resulted in the recognition of a tax benefit of approximately $0.8 million, in comparison to the recognition of a tax benefit of $0.5 million in the prior year period. Income taxes for the twenty-six weeks ended July 1, 2003 and July 2, 2002 are calculated using the projected effective tax rate for fiscal 2003 and 2002, respectively, which includes the reversal of approximately $0.9 million and $0.8 million, respectively, of valuation allowances on deferred tax assets.



     Reclassifications -- Certain amounts in 2002 have been reclassified, where applicable, to conform to the financial statement presentation used in 2003.



     New Accounting Standards -- In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. This statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force ("EITF") Issue No. 94-3, Liability Recognition for Certain Employees Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring) and is effective for exit or disposal activities after December 31, 2002. The implementation of this standard did not have a material effect on our financial position or results of operations.



     On November 25, 2002, the FASB issued Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, which elaborates on the disclosures to be made by a guarantor about its obligations under certain guarantees issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The Interpretation expands on the accounting guidance of SFAS No. 5 Accounting for Contingencies, SFAS No. 57, Related Party Disclosures, and SFAS No. 107, Disclosures about Fair Value of Financial Instruments. The Interpretation also incorporates, without change, the provisions of FASB Interpretation No. 34, Disclosure of Indirect Guarantees of Indebtedness of Others, which it supersedes. The Interpretation does identify several situations where the recognition of a liability at inception for a guarantor's obligation is not required. The initial recognition and measurement provisions of Interpretation 45 apply on a prospective basis to guarantees issued or modified after December 31, 2002, regardless of the guarantor's fiscal year-end. The disclosure requirements, initial recognition and initial measurement provisions are currently effective and did not have a material effect on our financial position or results of operations.



     On December 31, 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation -- Transition and Disclosure. SFAS No. 148 amends SFAS No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition to SFAS No. 123's fair value method of accounting for stock-based employee compensation. SFAS No. 148 also amends the disclosure provisions of SFAS No. 123 and APB Opinion No. 28, Interim Financial Reporting, to require disclosure in the of significant accounting policies of the effects of an entity's accounting policy with respect to stock-based

                     VOLUME SERVICES AMERICA HOLDINGS, INC.

employee compensation on reported net income and earnings per share in annual and interim financial statements. SFAS No. 148 does not amend SFAS No. 123 to require companies to account for employee stock options using the fair value method SFAS No. 148's amendment of the transition and annual disclosure requirements of SFAS No. 123 are effective for fiscal years ending after December 15, 2002. The implementation of this standard did not have a material effect on our financial position or results of operations.



     In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51, Consolidated Financial Statements. This Interpretation applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. It applies in the first fiscal year or interim period beginning after June 15, 2003, to variable interest entities in which an enterprise holds a variable interest it acquired before February 1, 2003. This Interpretation may be applied prospectively with a cumulative-effect adjustment as of the date on which it is first applied or by restating previously issued financial statements for one or more years with a cumulative-effect adjustment as of the beginning of the first year restated. The interpretation did not have a material effect on our financial position or results of operations.



     In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. This statement amends and clarifies financial accounting and reporting for derivative instruments including certain derivatives embedded in other contracts. This statement is effective for contracts entered into or modified after June 30, 2003. The implementation of this standard on July 1, 2003 did not have a material effect on our financial position or results of operations.



     In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS No. 150 establishes standards for classification and measurement of certain financial instruments with characteristics of both liabilities and equity. This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period after June 15, 2003. The implementation of this standard is not expected to have a material effect on our financial position or results of operations.



3.  SELLING, GENERAL, AND ADMINISTRATIVE



     Selling, general and administrative expenses for the twenty-six week period ended July 1, 2003 include a payment of approximately $0.8 million received as reimbursement for assets that were previously written-off in connection with one of our clients that filed for Chapter 11 Bankruptcy during 2001.



4.  CONTRACT RELATED LOSSES



     Contract related losses for the twenty-six weeks ended July 1, 2003 reflect an impairment charge of approximately $0.2 million for the write-down of property and equipment for a contract which has been assigned to a third-party, and $0.4 million for the write-down of contract rights and other assets for certain terminated contracts. For the twenty-six weeks ended July 2, 2002, contract related losses of $0.7 million reflect an impairment charge for the write-down of contract rights related to a terminated contract.



5.  COMMITMENTS AND CONTINGENCIES



     We are from time to time involved in various legal proceedings incidental to the conduct of our business. In May 2003, a purported class action was filed against us in the Superior Court of California for the County of Orange by a former employee at one of the California stadiums we serve alleging violations of local overtime wage, rest and meal period and related laws with respect to this employee and others purportedly similarly situated at any and all of the facilities we serve in California. The purported class

                     VOLUME SERVICES AMERICA HOLDINGS, INC.

action seeks compensatory, special and punitive damages in unspecified amounts, penalties under the applicable local laws and injunctions against the alleged illegal acts. We are in the process of evaluating this case and, while our review is preliminary, we believe that our business practices are, and were during the period alleged, in compliance with the law. We intend to vigorously defend this case and we have filed an answer to the complaint with the California state court and have filed to seek removal of the case to the United States District Court for the Central District of California. However, due to the early stage of this case and our evaluation, we cannot predict the outcome of this case and, if an ultimate ruling is made against us, whether such ruling would have a material effect on us.



     Except for the case described above, in our opinion, after considering a number of factors, including, but not limited to, the current status of any currently pending proceeding (including any settlement discussions), views of retained counsel, the nature of the litigation, our prior experience and the amounts that we have accrued for known contingencies, the ultimate disposition of any currently pending proceeding will not have a material adverse effect on our financial condition or results of operations.



6.  NON-GUARANTOR SUBSIDIARIES FINANCIAL STATEMENTS



     The senior subordinated notes are jointly and severally guaranteed by Volume Holdings and all of the subsidiaries of Volume Service America, except for certain non-wholly owned U.S. subsidiaries and one non-U.S. subsidiary. The following table sets forth the condensed consolidating financial statements of the Parent Company, Guarantor Subsidiaries (including Volume Services America, the issuer) and Non-Guarantor Subsidiaries as of July 1, 2003 and December 31, 2002 (in the case of the balance sheets) and for the thirteen and twenty-six week periods ended July 1, 2003 and July 2, 2002 (in the case of the statements of operations and comprehensive income (loss)) and for the twenty-six week periods ended July 1, 2003 and July 2, 2002 in the case of the statement of cash flows.

                     VOLUME SERVICES AMERICA HOLDINGS, INC.

  CONSOLIDATING CONDENSED BALANCE SHEET, JULY 1, 2003 (IN THOUSANDS)



                                                ISSUER AND
                                                 COMBINED       COMBINED
                                     VOLUME     GUARANTOR     NON-GUARANTOR
                                    HOLDINGS   SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                    --------   ------------   -------------   ------------   ------------
                                                 ASSETS
Current assets:
Cash and cash equivalents.........  $     --     $ 15,009        $   156        $     --       $ 15,165
Accounts receivable...............        --       18,601          2,862              --         21,463
Other current assets..............        --       30,882          1,996          (7,761)        25,117
                                    --------     --------        -------        --------       --------
     Total current assets.........        --       64,492          5,014          (7,761)        61,745
Property and equipment............        --       51,578          3,194              --         54,772
Contract rights, net..............        --      104,067            675              --        104,742
Cost in excess of net assets
  acquired........................        --       46,457             --              --         46,457
Investment in subsidiaries........    (8,473)          --             --           8,473             --
Other assets......................        --       30,533             11              --         30,544
                                    --------     --------        -------        --------       --------
Total assets......................  $ (8,473)    $297,127        $ 8,894        $    712       $298,260
                                    ========     ========        =======        ========       ========

                                LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current liabilities:
  Intercompany liabilities........  $     --     $     --        $ 7,761        $ (7,761)      $     --
  Other current liabilities.......        --       73,716          2,902              --         76,618
                                    --------     --------        -------        --------       --------
     Total current liabilities....        --       73,716         10,663          (7,761)        76,618
Long-term debt....................        --      224,175             --              --        224,175
Other liabilities.................        --        5,940             --              --          5,940
                                    --------     --------        -------        --------       --------
     Total liabilities............        --      303,831         10,663          (7,761)       306,733
                                    --------     --------        -------        --------       --------
Stockholders' deficiency:
  Common stock....................        --           --             --              --             --
  Additional paid-in capital......    67,321       67,321             --         (67,321)        67,321
  Accumulated deficit.............   (25,235)     (23,350)        (1,885)         25,235        (25,235)
  Treasury stock and other........   (50,559)     (50,675)           116          50,559        (50,559)
                                    --------     --------        -------        --------       --------
     Total stockholders'
       deficiency.................    (8,473)      (6,704)        (1,769)          8,473         (8,473)
                                    --------     --------        -------        --------       --------
Total liabilities and
  stockholders' deficiency........  $ (8,473)    $297,127        $ 8,894        $    712       $298,260
                                    ========     ========        =======        ========       ========

                     VOLUME SERVICES AMERICA HOLDINGS, INC.

CONSOLIDATING CONDENSED STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME


THIRTEEN WEEK PERIOD ENDED JULY 1, 2003



                                         ISSUER AND
                                          COMBINED       COMBINED
                              VOLUME     GUARANTOR     NON-GUARANTOR
                             HOLDINGS   SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                             --------   ------------   -------------   ------------   ------------
                                                        (IN THOUSANDS)
Net sales..................  $    --      $162,048        $10,685        $    --        $172,733
Cost of sales..............       --       131,687          8,977             --         140,664
Selling, general, and
  administrative...........       --        12,985          1,192             --          14,177
Depreciation and
  amortization.............       --         6,714            181             --           6,895
Contract related losses....       --           537             --             --             537
                             -------      --------        -------        -------        --------
Operating income...........       --        10,125            335             --          10,460
Interest expense...........       --         5,124                            --           5,124
Other income, net..........       --           (12)            (2)            --             (14)
                             -------      --------        -------        -------        --------
Income before income
  taxes....................       --         5,013            337             --           5,350
Income tax provision.......       --         2,474             --             --           2,474
                             -------      --------        -------        -------        --------
Equity in loss of
  subsidiaries.............    2,876            --             --         (2,876)             --
                             -------      --------        -------        -------        --------
Net income.................    2,876         2,539            337         (2,876)          2,876
Other comprehensive gain --
  foreign currency
  translation adjustment...       --            --            313             --             313
                             -------      --------        -------        -------        --------
Comprehensive income.......  $ 2,876      $  2,539        $   650        $(2,876)       $  3,189
                             =======      ========        =======        =======        ========

                     VOLUME SERVICES AMERICA HOLDINGS, INC.

CONSOLIDATING CONDENSED STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)


TWENTY-SIX WEEK PERIOD ENDED JULY 1, 2003



                                         ISSUER AND
                                          COMBINED       COMBINED
                              VOLUME     GUARANTOR     NON-GUARANTOR
                             HOLDINGS   SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                             --------   ------------   -------------   ------------   ------------
                                                        (IN THOUSANDS)
Net sales..................  $    --      $252,704        $16,929         $   --        $269,633
Cost of sales..............       --       207,735         14,584             --         222,319
Selling, general, and
  administrative...........       --        25,604          1,948             --          27,552
Depreciation and
  amortization.............       --        13,000            370             --          13,370
Contract related losses....       --           647             --             --             647
                             -------      --------        -------         ------        --------
Operating income...........       --         5,718             27             --           5,745
Interest expense...........       --        10,195                            --          10,195
Other income, net..........       --           (14)            (5)            --             (19)
                             -------      --------        -------         ------        --------
Income (loss) before income
  taxes....................       --        (4,463)            32             --          (4,431)
Income tax benefit.........       --          (762)            --             --            (762)
                             -------      --------        -------         ------        --------
Equity in loss of
  subsidiaries.............   (3,669)           --             --          3,669              --
                             -------      --------        -------         ------        --------
Net income (loss)..........   (3,669)       (3,701)            32          3,669          (3,669)
Other comprehensive gain --
  foreign currency
  translation adjustment...       --            --            560             --             560
                             -------      --------        -------         ------        --------
Comprehensive income
  (loss)...................  $(3,669)     $ (3,701)       $   592         $3,669        $ (3,109)
                             =======      ========        =======         ======        ========

                     VOLUME SERVICES AMERICA HOLDINGS, INC.

CONSOLIDATING CONDENSED STATEMENT OF CASH FLOWS


TWENTY-SIX WEEK PERIOD ENDED JULY 1, 2003



                                                       ISSUER AND      COMBINED
                                                        COMBINED         NON-
                                            VOLUME     GUARANTOR      GUARANTOR
                                           HOLDINGS   SUBSIDIARIES   SUBSIDIARIES   CONSOLIDATED
                                           --------   ------------   ------------   ------------
                                                              (IN THOUSANDS)
Cash Flows Provided by Operating
  Activities.............................   $  --       $ 17,707        $ 131         $ 17,838
                                            -----       --------        -----         --------
Cash Flows from Investing Activities:
  Purchase of property and equipment,
     net.................................      --         (4,511)        (199)          (4,710)
  Contract rights acquired, net..........      --        (10,481)          --          (10,481)
                                            -----       --------        -----         --------
     Net cash used in investing
       activities........................      --        (14,992)        (199)         (15,191)
                                            -----       --------        -----         --------
Cash Flows from Financing Activities:
  Net borrowings -- revolving loans......      --            500           --              500
  Principal payments on long-term debt...      --           (575)          --             (575)
  Increase in bank overdrafts............      --          2,219                         2,219
                                            -----       --------        -----         --------
     Net cash provided by financing
       activities........................      --          2,144                         2,144
                                            -----       --------        -----         --------
Increase (decrease) in cash..............      --          4,859          (68)           4,791
Cash and cash equivalents -- beginning of
  period.................................      --         10,150          224           10,374
                                            -----       --------        -----         --------
Cash and cash equivalents -- end of
  period.................................   $  --       $ 15,009        $ 156         $ 15,165
                                            =====       ========        =====         ========

                     VOLUME SERVICES AMERICA HOLDINGS, INC.

CONSOLIDATED CONDENSED BALANCE SHEET, DECEMBER 31, 2002 (IN THOUSANDS)



                                                ISSUER AND
                                                 COMBINED       COMBINED
                                     VOLUME     GUARANTOR     NON-GUARANTOR
                                    HOLDINGS   SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                    --------   ------------   -------------   ------------   ------------
                                                 ASSETS
Current assets:
  Cash and cash equivalents.......  $            $ 10,150        $   224        $              $ 10,374
  Accounts receivable.............                 15,309          1,179                         16,488
  Other current assets............                 24,948          1,147          (7,295)        18,800
                                    --------     --------        -------        --------       --------
     Total current assets.........                 50,407          2,550          (7,295)        45,662
Property and equipment............                 52,951          3,108                         56,059
Contract rights, net..............                101,017            685                        101,702
Cost in excess of net assets
  acquired........................                 46,457                                        46,457
Investment in subsidiaries........    (5,268)                                      5,268
Other assets......................                 30,290             22                         30,312
                                    --------     --------        -------        --------       --------
Total assets......................  $ (5,268)    $281,122        $ 6,365        $ (2,027)      $280,192
                                    ========     ========        =======        ========       ========

                                LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current liabilities:
  Intercompany liabilities........  $            $               $ 7,295        $ (7,295)      $
  Other current liabilities.......                 55,047          1,431                         56,478
                                    --------     --------        -------        --------       --------
     Total current liabilities....                 55,047          8,726          (7,295)        56,478
Long-term debt....................                224,250                                       224,250
Other liabilities.................                  4,732                                         4,732
                                    --------     --------        -------        --------       --------
     Total liabilities............                284,029          8,726          (7,295)       285,460
                                    --------     --------        -------        --------       --------
Stockholders' deficiency:
  Common stock....................
  Additional paid-in capital......    67,417       67,417                        (67,417)        67,417
  Accumulated deficit.............   (21,566)     (19,649)        (1,917)         21,566        (21,566)
  Treasury stock and other........   (51,119)     (50,675)          (444)         51,119        (51,119)
                                    --------     --------        -------        --------       --------
     Total stockholders'
       deficiency.................    (5,268)      (2,907)        (2,361)          5,268         (5,268)
                                    --------     --------        -------        --------       --------
Total liabilities and
  stockholders' deficiency........  $ (5,268)    $281,122        $ 6,365        $ (2,027)      $280,192
                                    ========     ========        =======        ========       ========

                     VOLUME SERVICES AMERICA HOLDINGS, INC.

CONSOLIDATING CONDENSED STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME


THIRTEEN WEEK PERIOD ENDED JULY 2, 2002



                                           ISSUER
                                          COMBINED       COMBINED
                              VOLUME     GUARANTOR     NON-GUARANTOR
                             HOLDINGS   SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                             --------   ------------   -------------   ------------   ------------
                                                        (IN THOUSANDS)
Net sales..................   $           $157,568        $8,853         $              $166,421
Cost of sales..............                126,756         7,523                         134,279
Selling, general, and
  administrative...........                 14,102           849                          14,951
Depreciation and
  amortization.............                  6,437           242                           6,679
Contract related losses....                    699            --                             699
                                          --------        ------                        --------
Operating income...........                  9,574           239                           9,813
Interest expense...........                  5,160            15                           5,175
Other income, net..........                    (33)           (1)                            (34)
                                          --------        ------                        --------
Income before income
  taxes....................                  4,447           225                           4,672
Income tax provision.......                    831            --                             831
Equity in earnings of
  subsidiaries.............    3,841            --            --          (3,841)             --
                              ------      --------        ------         -------        --------
Net income.................    3,841         3,616           225          (3,841)          3,841
Other comprehensive gain --
  foreign currency
  translation adjustment...       --            --           173              --             173
                              ------      --------        ------         -------        --------
Comprehensive income.......   $3,841      $  3,616        $  398         $(3,841)       $  4,014
                              ======      ========        ======         =======        ========

                     VOLUME SERVICES AMERICA HOLDINGS, INC.

CONSOLIDATING CONDENSED STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)


TWENTY-SIX WEEK PERIOD ENDED JULY 2, 2002



                                           ISSUER
                                          COMBINED       COMBINED
                              VOLUME     GUARANTOR     NON-GUARANTOR
                             HOLDINGS   SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                             --------   ------------   -------------   ------------   ------------
                                                        (IN THOUSANDS)
Net sales..................  $            $239,626        $14,635         $             $254,261
Cost of sales..............                196,435         12,643                        209,078
Selling, general, and
  administrative...........                 25,187          1,397                         26,584
Depreciation and
  amortization.............                 11,808            464                         12,272
Contract related losses....                    699             --                            699
                                          --------        -------                       --------
Operating income...........                  5,497            131                          5,628
Interest expense...........                 10,517             15                         10,532
Other income, net..........                 (1,417)            (1)                        (1,418)
                                          --------        -------                       --------
Income (loss) before income
  taxes....................                 (3,603)           117                         (3,486)
Income tax benefit.........                   (457)            --                           (457)
Equity in loss of
  subsidiaries.............   (3,029)           --             --          3,029              --
                             -------      --------        -------         ------        --------
Net income (loss)..........   (3,029)       (3,146)           117          3,029          (3,029)
Other comprehensive gain --
  foreign currency
  translation adjustment...       --            --            159             --             159
                             -------      --------        -------         ------        --------
Comprehensive income
  (loss)...................  $(3,029)     $ (3,146)       $   276         $3,029        $ (2,870)
                             =======      ========        =======         ======        ========

                     VOLUME SERVICES AMERICA HOLDINGS, INC.

CONSOLIDATING CONDENSED STATEMENT OF CASH FLOWS


TWENTY-SIX WEEK PERIOD ENDED JULY 2, 2002



                                                       ISSUER
                                                      COMBINED       COMBINED
                                          VOLUME     GUARANTOR     NON-GUARANTOR
                                         HOLDINGS   SUBSIDIARIES   SUBSIDIARIES    CONSOLIDATED
                                         --------   ------------   -------------   ------------
                                                             (IN THOUSANDS)
Cash Flows Provided by Operating
  Activities...........................   $  --       $ 39,590         $ 510         $ 40,100
                                          -----       --------         -----         --------
Cash Flows from Investing Activities:
  Purchase of property and equipment,
     net...............................      --         (4,327)         (473)          (4,800)
  Proceeds from sale of property, plant
     and equipment.....................                     10                             10
  Contract rights acquired, net........      --        (22,797)           --          (22,797)
                                          -----       --------         -----         --------
     Net cash used in investing
       activities......................      --        (27,114)         (473)         (27,587)
                                          -----       --------         -----         --------
Cash Flows from Financing Activities:
  Net repayments -- revolving loans....      --        (12,750)           --          (12,750)
  Principal payments on long-term
     debt..............................      --           (575)           --             (575)
  Principal payments on capital lease
     obligations.......................      --           (267)           --             (267)
  Increase in bank overdrafts..........      --          4,111                          4,111
                                          -----       --------         -----         --------
     Net cash used in financing
       activities......................      --         (9,481)                        (9,481)
                                          -----       --------         -----         --------
Increase in cash.......................      --          2,995            37            3,032
Cash and cash equivalents -- beginning
  of period............................      --         14,976           166           15,142
                                          -----       --------         -----         --------
Cash and cash equivalents -- end of
  period...............................   $  --       $ 17,971         $ 203         $ 18,174
                                          =====       ========         =====         ========

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                            INCOME DEPOSIT SECURITIES (IDSS)

                     VOLUME SERVICES AMERICA HOLDINGS, INC.

                           -------------------------

                                   PROSPECTUS
                           -------------------------

                                           , 2003

     UNTIL           , 2003 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS THAT BUY, SELL OR TRADE OUR IDSS, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS REQUIREMENT IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by Volume Services America Holdings, Inc. in connection with the offer and sale of the securities being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee.

SEC registration fee........................................  $25,300
NASD filing fee.............................................  $28,000
American Stock Exchange listing fee*........................
Toronto Stock Exchange listing fee (IDSs)*..................
Toronto Stock Exchange listing fee (Common stock)*..........
Transfer agent's fee*.......................................
Trustee's fee*..............................................
Printing and engraving expenses*............................
Legal fees and expenses*....................................
Accounting fees and expenses*...............................
Miscellaneous*..............................................
                                                              -------
  Total.....................................................  $
                                                              =======

---------------

* To be completed by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     DELAWARE. The General Corporation Law of the State of Delaware ("DGCL") authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors' fiduciary duties. The certificates of incorporation of the Delaware registrants include a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director, except for liability for breach of duty of loyalty; for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law; under Section 174 of the DGCL (unlawful dividends and stock repurchases); or for transactions from which the director derived improper personal benefit.

     The certificates of incorporation of the Delaware registrants provide that these registrants must indemnify their directors and officers to the fullest extent authorized by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this section or otherwise.

     The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our certificate of incorporation, our by laws, agreement, vote of stockholders or disinterested directors or otherwise.

     Volume Services America Holdings, Inc. maintains insurance to protect itself and its directors and, officers and those of its subsidiaries against any such expense, liability or loss, whether or not it would have the power to indemnify them against such expense, liability or loss under applicable law.

     KANSAS. Under Section 17-6305 of the Kansas General Corporation Code, a corporation may indemnify a director, officer, employee, or agent of the corporation (or other entity if such person is serving in such capacity at the corporation's request) against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee, or agent of the corporation (or other entity if such person is serving in such capacity at the corporation's request) against expenses (including attorneys' fees) actually and reasonably incurred by him if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless a court determines that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses as the court shall deem proper. Expenses (including attorneys' fees) incurred by an officer or director in defending any civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation.

     Section 17-6002(b)(8) of the Kansas General Corporation Code provides that directors shall not be personally liable for monetary damages for breaches of their fiduciary duty as directors, except for (i) breaches of their duty of loyalty to their corporations or their stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, (iii) certain transactions under Section 17-6424 of the Kansas General Corporation Code (unlawful payment of dividends), or (iv) transactions from which a director derives an improper personal benefit.

     Consistent with Section 17-6305 of the Kansas General Corporation Code, the bylaws of the Kansas registrants provide that they will indemnify their directors and voting trustees against costs and expenses actually and necessary incurred by or empowered upon them in connection with the defense of any action, suit, or proceeding, except in relation to any matters as to which they shall have been adjudged liable (without such judgment being reversed) for gross misconduct in the performance of their duties as such directors or such voting trustees.

     MARYLAND. The certificate of incorporation of the Maryland registrant provides that the Maryland registrant shall, to the fullest extent permitted by the Maryland General Corporation Law and in accordance with Section 2-418 of the Maryland General Corporation Law, indemnify any and all persons whom it shall have power to indemnify from and against any and all of the expenses, liabilities or other matters referred to in or covered by the Maryland General Corporation Law.

     Section 2-418 of the Maryland General Corporation Law (the "MGCL") generally permits indemnification of any director made a party to any proceedings by reason of service as a director unless it is established that:
(i) the act or omission of such person was material to the matter giving rise to the proceedings and was committed in bad faith or was the result of active and deliberate dishonesty; (ii) such person actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceedings, such person had reasonable cause to believe that the act or omission was unlawful. The indemnity may include judgments, penalties, fines, settlements and reasonable expenses (including attorneys' fees) actually incurred by the director in connection with the proceeding; but, if the proceeding is one by or in the right of the corporation, indemnification is not permitted with respect to any proceeding in which the director has been adjudged to be liable to the corporation, or if the proceeding is one charging improper personal benefit to the director, whether or not involving action in the director's official capacity, indemnification of the director is not permitted if the director was adjudged to be liable on the basis that personal benefit was improperly received.

     In addition, under Maryland law and unless limited by the charter, the Maryland registrant is required to indemnify a current or former director or officer in any proceeding arising out of such individual's official capacity if a court of appropriate jurisdiction determines such individual is entitled to indemnification. However, indemnification with respect to any proceeding by or in the right of the corporation or in which a director was adjudged liable on the basis that personal benefit was improperly received shall be limited to expenses.

     Under Maryland law, the Maryland registrant may pay or reimburse, in advance of final disposition of a proceeding, reasonable expenses incurred by a current or former director of officer, if such individual affirms in good faith that he or she has satisfied the applicable standard of conduct necessary for indemnification and agrees to repay amounts paid to such individual if it is determined that such standard is not met.

     Indemnification under the provision of Maryland law is not deemed exclusive of any other rights, by indemnification or otherwise, to which a director may be entitled under the charter, bylaws, any resolution of stockholders or directors, any agreement or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office.

     The statute permits a Maryland corporation to indemnify its officers, employees and agents to the same extent as its directors.

     WYOMING. Section 17-16-851 of the Wyoming Business Corporation Act ("WBCA") provides that a corporation may indemnify an individual who is a party to a proceeding because he is a director against liability incurred in the proceeding if, among other factors: (i) he conducted himself in good faith; and
(ii) he reasonably believed that his conduct was in or at least not opposed to the corporation's best interests; and (iii) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Such indemnification must be authorized by directors, legal counsel or shareholders as provided in Section 17-16-855.

     Unless ordered by a court under WBCA Section 17-16-854(a)(iii), a corporation may not indemnify a director under Section 17-16-851: (i) in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the standard of conduct as set forth in the preceding paragraph; or (ii) in connection with any proceeding with respect to conduct for which he was adjudged liable on the basis that he received a financial benefit to which he was not entitled.

     Pursuant to Section 17-16-852 of the WBCA, a corporation is required to indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

     Pursuant to Section 17-16-853 of the WBCA, a corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse reasonable expenses incurred by a director who is a party to a proceeding because he is a director, if he delivers to the corporation: (i) a written affirmation of his good faith belief that he has met the standard of conduct described in WBCA
Section 17-16-851; and (ii) his written undertaking to repay any funds advanced if he is not entitled to mandatory indemnification under Section 17-16-852 (above) and it is determined that he has not met the standard of conduct described in WBCA Section 17-16-851.

     Section 17-16-856 of the WBCA provides that a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he is an officer of the corporation: (i) to the same extent as a director; and (ii) if he is an officer but not a director, to such further extent as may be provided by the articles of incorporation, the by-laws, a resolution of the board of directors or contract, except for: (A) liability in connection with a proceeding by or in the right of the corporation other than for reasonable expenses incurred in connection with the proceeding; or (B) liability arising out of conduct that constitutes: receipt by him of a financial benefit to which he is not entitled; an intentional infliction of harm on the corporation or the shareholders; or an intentional violation of criminal law. An officer of a corporation who is not a director is entitled to mandatory indemnification under Section 17-16-852 of the WBCA, and may apply to a court under Section 17-16-854 of the WBCA for indemnification or an advance for expenses, in each case to the same extent to which a director may be entitled to indemnification or advance for expenses under those provisions.

     WISCONSIN. The Wisconsin registrant is incorporated under the Wisconsin Business Corporation Law (the "WBCL"). Under Section 180.0851(1) of the WBCL, the Wisconsin registrant is required to indemnify a director or officer, to the extent such person is successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding if such person was a party because he or she was a director or officer of the corporation. In all other cases, the Wisconsin registrant is required by Section 180.0851(2) to indemnify a director or officer against liability incurred in a proceeding to which such person was a party because he or she was a director or officer of the corporation, unless it is determined that he or she breached or failed to perform a duty owed to the corporation and the breach or failure to perform constitutes:

     - a willful failure to deal fairly with the Wisconsin registrant or its shareholders in connection with a matter in which the director or officer has a material conflict of interest;

     - a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful;

     - a transaction from which the director or officer derived an improper personal profit; or

     - willful misconduct.

     Section 180.0858(1) provides that, subject to certain limitations, the mandatory indemnification provisions do not preclude any additional right to indemnification or allowance of expenses that a director or officer may have under the Wisconsin registrant's articles of incorporation, bylaws, any written agreement or a resolution of the board of directors or shareholders.

     Section 180.0859 of the WBCL provides that it is the public policy of the State of Wisconsin to require or permit indemnification, allowance of expenses and insurance to the extent required or permitted under Sections 180.0850 to
180.0858 of the WBCL, for any liability incurred in connection with a proceeding involving a federal or state statute, rule or regulation regulating the offer, sale or purchase of securities.

     Section 180.0828 of the WBCL provides that, with certain exceptions, a director is not liable to a corporation, its shareholders, or any person asserting rights on behalf of the corporation or its shareholders, for damages, settlements, fees, fines, penalties or other monetary liabilities arising from a breach of, or failure to perform, any duty resulting solely from his or her status as a director, unless the person asserting liability proves that the breach or failure to perform constitutes any of the four exceptions to mandatory indemnification under Section 180.0851(2) referred to above. Under Section
180.0833 of the WBCL, directors of the Wisconsin registrant against whom claims are asserted with respect to the declaration of improper dividends or distributions to shareholders or certain other improper acts which they approved are entitled to contribution from other directors who approved such actions and from shareholders who knowingly accepted an improper dividend or distribution, as provided therein.

     Bylaws. The Wisconsin registrant's bylaws contains provisions that generally parallel the indemnification provisions of the WBCL and cover certain procedural matters not dealt with in the WBCL.

     TEXAS. Article 2.02-1 of the Texas Business Corporation Act (the "TBCA") provides that a director of a Texas corporation may be indemnified against judgments, penalties, fines, settlements and reasonable expenses actually incurred by him in connection with any action, suit or proceeding in which he was, is, or is threatened to be made a named defendant by reason of his position as director or officer, provided that he conducted himself in good faith and reasonably believed that, in the case of conduct in his official capacity as a director or officer of the corporation, such conduct was in the corporation's best interests; and, in all other cases, that such conduct was at least not opposed to the corporation's best interests. If a director is found liable to the corporation or is found liable on the basis that personal benefit was improperly received by the person, the indemnification is limited to reasonable expenses actually incurred by the person in connection with the proceeding and shall not be made in respect of any proceeding in which the person shall have been found liable for willful or intentional misconduct in the performance of his duty to the corporation. In the case of a criminal proceeding, a director or officer may be indemnified only if he had no reasonable cause to believe his conduct was unlawful. If a director or officer is wholly successful, on the merits or otherwise, in connection with such a proceeding, such indemnification is mandatory.

     The TBCA further provides that a corporation may indemnify and advance expenses to an officer, employee or agent of the corporation, and to those who are not or were not officers, employees or agents but who are or were serving at the request of the corporation, to the same extent that it my indemnify and advance expenses to directors.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     None.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits. The following exhibits are filed as part of this Registration Statement, or incorporated herein by reference:


EXHIBIT
NUMBER                       DESCRIPTION OF EXHIBIT
-------                      ----------------------
 1.1*     Form of Underwriting Agreement.
 3.1**    Form of Restated Certificate of Incorporation of Volume
          Services America Holdings, Inc.
 3.2**    Form of Amended and Restated By-laws of Volume Services
          America Holdings, Inc.
 3.3**    Form of Restated Certificate of Incorporation of Volume
          Services America, Inc.
 3.4**    Form of Amended and Restated By-laws of Volume Services
          America, Inc.
 3.5**    Form of Restated Certificate of Incorporation of Volume
          Services, Inc. (a Delaware corporation).
 3.6**    Form of Amended and Restated By-laws of Volume Services,
          Inc. (a Delaware corporation).
 3.7**    Form of Restated Certificate of Incorporation of Service
          America Corporation.
 3.8**    Form of Amended and Restated By-laws of Service America
          Corporation.
 3.9**    Form of Restated Articles of Incorporation of Events Center
          Catering, Inc.
 3.10**   Form of Amended and Restated By-laws of Events Center
          Catering, Inc.
 3.11     Form of Articles of Amendment and Restatement of the Charter
          of Service America Concessions Corporation.
 3.12**   Form of Amended and Restated By-laws of Service America
          Concessions Corporation.
 3.13**   Form of Restated and Amended Articles of Incorporation of
          Service America Corporation of Wisconsin.
 3.14**   Form of Amended and Restated By-laws of Service America
          Corporation of Wisconsin.
 3.15**   Form of Restated Articles of Incorporation of Servo-Kansas,
          Inc.
 3.16**   Form of Amended and Restated By-laws of Servo-Kansas, Inc.
 3.17     Form of Amended and Restated Articles of Incorporation of
          SVM of Texas, Inc.
 3.18**   Form of Amended and Restated By-laws of SVM of Texas, Inc.
 3.19**   Form of Restated Articles of Incorporation of Volume
          Services, Inc. (a Kansas corporation).
 3.20**   Form of Amended and Restated By-laws of Volume Services,
          Inc. (a Kansas corporation).
 3.21     Form of Amended and Restated Articles of Incorporation of
          Service America of Texas, Inc.
 3.22     Form of Amended and Restated By-laws of Service America of
          Texas, Inc.
 4.1**    Indenture, dated as of March 4, 1999, among Volume Services
          America, Inc., the guarantors thereto and Norwest Bank
          Minnesota, National Association (including Form of Senior
          Subordinated Note).
 4.2*     Form of Supplemental Indenture, dated as of         , 2003,
          among Volume Services America, Inc., the guarantors thereto and Norwest Bank Minnesota, National Association.
 4.3*     Indenture, dated as of            , 2003, among Volume
          Services America Holdings, Inc., the guarantors thereto and
          The Bank of New York, as Trustee.
 4.4*     Form of Subordinated Note (included in Exhibit 4.2).

EXHIBIT
NUMBER                       DESCRIPTION OF EXHIBIT
-------                      ----------------------
 4.5*     Form of Registration Rights Agreement.
 4.6*     Form of Amended and Restated Stockholders Agreement.
 4.7*     Form of stock certificate for common stock.
 4.8      Form of global IDS.
 5.1*     Opinion of Simpson Thacher & Bartlett LLP.
 5.2*     Opinion of Blackwell Sanders Peper Martin LLP.
 5.3*     Opinion of Venable LLP.
 5.4*     Opinion of Jones, Walker, Waechter, Poitevent, Carrere &
          Denegre, LLP.
 5.5*     Opinion of Wille, Gregory & Lundeen LLP.
 5.6*     Opinion of Holland & Hart LLP.
 8.1*     Opinion of Simpson Thacher & Bartlett LLP.
10.1*     Credit Agreement, dated as of         , 2003, among Volume
          Services America, Inc., the guarantors thereto and certain financial institutions as the Lenders.
10.2      Volume Services America Deferred Compensation Plan,
          effective as of June 1, 2000.
10.3**    Employment Agreement, dated as of August 24, 1998, by and
          between VSI Acquisition II Corporation and John T. Dee.
10.4**    Letter Agreement, dated May 1, 2002, amending the terms of the Employment Agreement by and between Volume Services
          America Holdings, Inc. (formerly VSI Acquisition II
          Corporation) and John T. Dee.
10.5**    Employment Agreement dated as of November 17, 1995, by and between Volume Services, Inc. (a Delaware corporation) and
          Kenneth R. Frick.
10.6**    Employment Agreement dated as of September 29, 1998, by and between VSI Acquisition II Corporation and Janet L.
          Steinmayer.
10.7**    Employment Agreement, dated April 15, 2002 by and between
          Volume Services America Holdings, Inc. and Lawrence E.
          Honig.
10.8      Amendment and Waiver Agreement, dated as of July 1, 2003, by and between Volume Services America Holdings, Inc. and
          Lawrence E. Honig.
10.9**    Form of Volume Services America Holdings, Inc. Long-Term
          Incentive Plan.
12.1*     Computation of Ratio of Earnings to Fixed Charges.
21.1*     Subsidiaries of Volume Services America Holdings, Inc.
23.1      Consent of Deloitte & Touche LLP.
23.2*     Consent of Simpson Thacher & Bartlett LLP (included in
          Exhibit 5.1).
23.3*     Consent of Simpson Thacher & Bartlett LLP (included in
          Exhibit 8.1).
23.4*     Consent of Blackwell Sanders Peper Martin LLP (included in
          Exhibit 5.2).
23.5*     Consent of Venable LLP (included in Exhibit 5.3).
23.6*     Consent of Jones, Walker, Waechter, Poitevent, Carrere &
          Denegre, LLP (included in Exhibit 5.4).
23.7*     Consent of Wille, Gregory & Lundeen LLP (included in Exhibit
          5.5).
23.8*     Consent of Holland & Hart LLP (included in Exhibit 5.6).
23.9      Consent of Felix P. Chee to be named as a director nominee.
23.10     Consent of Paul Hornung to be named as a director nominee.
23.11     Consent of Michael A. Wadsworth to be named as a director
          nominee.
23.12     Consent of David M. Williams to be named as a director
          nominee.

EXHIBIT
NUMBER                       DESCRIPTION OF EXHIBIT
-------                      ----------------------
24.1**    Powers of Attorney (included on signature page).
25.1*     Form T-1 Statement of Eligibility under Trust Indenture Act
          of 1939, as amended, of          as Trustee.

---------------

 * To be filed by amendment.

** Previously filed.

     (b) Financial Statement Schedules

ITEM 17.  UNDERTAKINGS

     1. The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     2. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event that a claim for indemnification by the registrant against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     3. The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Spartanburg, South Carolina on August 26, 2003.


                                          VOLUME SERVICES AMERICA HOLDINGS, INC.

                                          VOLUME SERVICES AMERICA, INC.


                                          VOLUME SERVICES, INC.


                                              (A DELAWARE CORPORATION)


                                          SERVICES AMERICA CORPORATION


                                          By:     /s/ LAWRENCE E. HONIG
                                            ------------------------------------
                                              Name: Lawrence E. Honig
                                              Title:   Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in their capacities on the 26th day of August, 2003.


              SIGNATURE                                        TITLE
              ---------                                        -----
                  *                                           Director
--------------------------------------
            David Blitzer

                  *                                    Chairman of the Board
--------------------------------------
             John T. Dee

        /s/ LAWRENCE E. HONIG                   Chief Executive Officer and Director
--------------------------------------             (Principal Executive Officer)
          Lawrence E. Honig

                  *                         Executive Vice President and Chief Financial
--------------------------------------      Officer (Principal Financial and Accounting
           Kenneth R. Frick                                   Officer)

                  *                                           Director
--------------------------------------
           Howard A. Lipson

                  *                                           Director
--------------------------------------
            Peter Wallace

     *By:  /s/ LAWRENCE E. HONIG
--------------------------------------
           Attorney-in-fact

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Spartanburg, South Carolina on August 26, 2003.


                                          EVENTS CENTER CATERING, INC.

                                          SERVICE AMERICA CONCESSIONS
                                          CORPORATION


                                          SERVICE AMERICA CORPORATION OF
                                          WISCONSIN


                                          SERVO-KANSAS, INC.


                                          SVM OF TEXAS, INC.


                                          VOLUME SERVICES, INC.


                                              (A KANSAS CORPORATION)


                                          By:     /s/ LAWRENCE E. HONIG
                                            ------------------------------------
                                              Name: Lawrence E. Honig
                                              Title:   Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in their capacities on the 26th day of August, 2003.


              SIGNATURE                                        TITLE
              ---------                                        -----

                  *                                    Chairman of the Board
--------------------------------------
             John T. Dee

        /s/ LAWRENCE E. HONIG                   Chief Executive Officer and Director
--------------------------------------             (Principal Executive Officer)
          Lawrence E. Honig

                  *                         Vice President, Chief Financial Officer and
--------------------------------------                        Director
           Kenneth R. Frick                 (Principal Financial and Accounting Officer)

                  *                                           Director
--------------------------------------
         Janet L. Steinmayer

     *By:  /s/ LAWRENCE E. HONIG
--------------------------------------
           Attorney-in-fact

                                   SIGNATURES



     Pursuant to requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Spartanburg, South Carolina on August 26th, 2003



                                          SERVICE AMERICA OF TEXAS, INC.



                                          By:     /s/ LAWRENCE E. HONIG

                                            ------------------------------------

                                                  Name: Lawrence E. Honig


                                               Title: Chief Executive Officer



                               POWER OF ATTORNEY



     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Lawrence E. Honig, Kenneth R. Frick and Janet L. Steinmayer, or any one of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all statements to the Registration Statement, including post-effective amendments, and registration statements filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits hereto, and other documents in connection therewith, with the Securities and Exchange Commission, and does hereby grant unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.



     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following person in the capacities on the 26th day of August, 2003.



              SIGNATURE                                        TITLE
              ---------                                        -----

           /s/ JOHN T. DEE                             Chairman of the Board
--------------------------------------
             John T. Dee

        /s/ LAWRENCE E. HONIG                   Chief Executive Office and Director
--------------------------------------
          Lawrence E. Honig

         /s/ KENNETH R. FRICK               Vice President, Chief Financial Officer and
--------------------------------------                        Director
           Kenneth R. Frick

       /s/ JANET L. STEINMAYER                                Director
--------------------------------------
         Janet L. Steinmayer

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                       DESCRIPTION OF EXHIBIT
-------                      ----------------------
 1.1*     Form of Underwriting Agreement.
 3.1**    Form of Restated Certificate of Incorporation of Volume
          Services America Holdings, Inc.
 3.2**    Form of Amended and Restated Bylaws of Volume Services
          America Holdings, Inc.
 3.3**    Form of Restated Certificate of Incorporation of Volume
          Services America, Inc.
 3.4**    Form of Amended and Restated By-laws of Volume Services
          America, Inc.
 3.5**    Form of Restated Certificate of Incorporation of Volume
          Services, Inc. (a Delaware corporation).
 3.6**    Form of Amended and Restated By-laws of Volume Services,
          Inc. (a Delaware corporation).
 3.7**    Form of Restated Certificate of Incorporation of Service
          America Corporation.
 3.8**    Form of Amended and Restated By-laws of Service America
          Corporation.
 3.9**    Form of Restated Articles of Incorporation of Events Center
          Catering, Inc.
 3.10**   Form of Amended and Restated By-laws of Events Center
          Catering, Inc.
 3.11     Form of Articles of Amendment and Restatement of the Charter
          of Service America Concessions Corporation.
 3.12**   Form of Amended and Restated By-laws of Service America
          Concessions Corporation.
 3.13**   Form of Restated and Amended Articles of Incorporation of
          Service America Corporation of Wisconsin.
 3.14**   Form of Amended and Restated By-laws of Service America
          Corporation of Wisconsin.
 3.15**   Form of Restated Articles of Incorporation of Servo-Kansas,
          Inc.
 3.16**   Form of Amended and Restated By-laws of Servo-Kansas, Inc.
 3.17     Form of Amended and Restated Articles of Incorporation of
          SVM of Texas, Inc.
 3.18**   Form of Amended and Restated By-laws of SVM of Texas, Inc.
 3.19**   Form of Restated Articles of Incorporation of Volume
          Services, Inc. (a Kansas corporation).
 3.20**   Form of Amended and Restated By-laws of Volume Services,
          Inc. (a Kansas corporation).
 3.21     Form of Amended and Restated Articles of Incorporation of
          Service America of Texas, Inc.
 3.22     Form of Amended and Restated By-laws of Service America of
          Texas, Inc.
 4.1**    Indenture, dated as of March 4, 1999, among Volume Services
          America, Inc., the guarantors thereto and Norwest Bank
          Minnesota, National Association (including Form of Senior
          Subordinated Note).
 4.2*     Form of Supplemental Indenture, dated as of         , 2003,
          among Volume Services America, Inc., the guarantors thereto and Norwest Bank Minnesota, National Association.
 4.3*     Indenture, dated as of         , 2003, among Volume Services
          America Holdings, Inc., the guarantors thereto and The Bank of New York, as Trustee.
 4.4*     Form of Subordinated Note (included in Exhibit 4.2).
 4.5*     Form of Registration Rights Agreement.
 4.6*     Form of Amended and Restated Stockholders Agreement.
 4.7*     Form of stock certificate for common stock.
 4.8      Form of global IDS.
 5.1*     Opinion of Simpson Thacher & Bartlett LLP.
 5.2*     Opinion of Blackwell Sanders Peper Martin LLP.

EXHIBIT
NUMBER                       DESCRIPTION OF EXHIBIT
-------                      ----------------------
 5.3*     Opinion of Venable LLP.
 5.4*     Opinion of Jones, Walker, Waechter, Poitevent, Carrere &
          Denegre, LLP.
 5.5*     Opinion of Wille, Gregory & Lundeen LLP.
 5.6*     Opinion of Holland & Hart LLP.
 8.1*     Opinion of Simpson Thacher & Bartlett LLP.
10.1*     Credit Agreement, dated as of         , 2003, among Volume
          Services America, Inc., the guarantors thereto and certain financial institutions as the Lenders.
10.2      Volume Services American Deffered Compensation Plan,
          effective as of June 1, 2000.
10.3**    Employment Agreement, dated as of August 24, 1998, by and
          between VSI Acquisition II Corporation and John T. Dee.
10.4**    Letter Agreement, dated May 1, 2002, amending the terms of the Employment Agreement by and between Volume Services
          America Holdings, Inc. (formerly VSI Acquisition II
          Corporation) and John T. Dee.
10.5**    Employment Agreement dated as of November 17, 1995, by and between Volume Services, Inc. (a Delaware corporation) and
          Kenneth R. Frick.
10.6**    Employment Agreement dated as of September 29, 1998, by and between VSI Acquisition II Corporation and Janet L.
          Steinmayer.
10.7**    Employment Agreement dated April 15, 2002 by and between
          Volume Services America Holdings, Inc. and Lawrence E.
          Honig.
10.8      Amendment and Waiver Agreement, dated as of July 1, 2003, by and between Volume Services America Holdings, Inc. and
          Lawrence E. Honig.
10.9**    Form of Volume Services America Holdings, Inc. Long-Term
          Incentive Plan.
12.1*     Computation of Ratio of Earnings to Fixed Charges.
21.1*     Subsidiaries of Volume Services America Holdings, Inc.
23.1      Consent of Deloitte & Touche LLP.
23.2*     Consent of Simpson Thacher & Bartlett LLP (included in
          Exhibit 5.1).
23.3*     Consent of Simpson Thacher & Bartlett LLP (included in
          Exhibit 8.1).
23.4*     Consent of Blackwell Sanders Peper Martin LLP (included in
          Exhibit 5.2).
23.5*     Consent of Venable LLP (included in Exhibit 5.3).
23.6*     Consent of Jones, Walker, Waechter, Poitevent, Carrere &
          Denegre, LLP (included in Exhibit 5.4).
23.7*     Consent of Wille, Gregory & Lundeen LLP (included in Exhibit
          5.5).
23.8*     Consent of Holland & Hart LLP (included in Exhibit 5.6).
23.9      Consent of Felix P. Chee to be named as a director nominee.
23.10     Consent of Paul Hornung to be named as a director nominee.
23.11     Consent of Michael A. Wadsworth to be named as a director
          nominee.
23.12     Consent of David M. Williams to be named as a director
          nominee.
24.1**    Powers of Attorney (included on signature page).
25.1*     Form T-1 Statement of Eligibility under Trust Indenture Act
          of 1939, as amended, of          as Trustee.


---------------

 * To be filed by amendment.

** Previously filed.